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As filed with the Securities and Exchange Commission on         , 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Magellan Health Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8060	58-1076937
(State or other jurisdiction of incorporation organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

6950 Columbia Gateway Drive
Columbia, MD 21046
(410) 953-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark S. Demilio
Executive Vice President,
Finance and Legal
Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, MD 21046
(410) 953-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of correspondence to:
Stephen H. Shalen
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum offering price(1)	Amount of registration fee

9 3/8% Senior Notes due 2007	$250,000,000	100%	$250,000,000	$62,500

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable State securities commission and becomes effective. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED  •  , 2001

Prospectus

Magellan Health Services, Inc.

Offer to Exchange

$250,000,000

9 3/8% Senior Notes due 2007

Terms of the Exchange Offer

•	We are offering to exchange the notes that we sold in private and offshore offerings for new registered exchange notes.
•	The exchange offer expires at 5:00 p.m., New York City time on [ ] unless extended.
•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.
•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.
•	We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
•	The terms of the notes to be issued are identical to the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of the lesser of 180 days after the Expiration Date (as defined herein) and the date on which all exchanging dealers have sold all exchange notes held by them, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Investing in the notes issued in the exchange offer involves risks. See "Risk Factors" beginning on page 17.

    We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted. Neither the Securities and Exchange Commission nor any State securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2001.

TABLE OF CONTENTS

Summary	1
Risk Factors	17
The Exchange Offer	31
Use of Proceeds	41
Capitalization	42
Selected Historical Financial Information	43
Management's Discussion and Analysis of Financial Condition and Results of Operations	47
Industry	62
Business	65
Management	78
Certain Relationships and Related Transactions	86
Principal Shareholders	88
Description of Other Indebtedness	91
Description of the Exchange Notes	95
Exchange and Registration Rights Agreement	128
U.S. Federal Income Tax Considerations	131
Plan of Distribution	134
Legal Matters	135
Independent Public Accountants	135
Index to Financial Statements	F-1

    Magellan Health Services, Inc. is a Delaware corporation incorporated in 1969. Our principal executive offices are located at 6950 Columbia Gateway Drive, Columbia, Maryland 21046 and our telephone number at that address is (410) 953-1000. Our website is located at www.magellanhealth.com. The information on our website is not part of this prospectus.

    In this prospectus, the "Company" refers to Magellan Health Services, Inc. and not to any of its subsidiaries; "we", "us" and "our" refer to Magellan Health Services, Inc. and its subsidiaries.

NOTICE TO NEW HAMPSHIRE RESIDENTS

    Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under Chapter 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You can identify certain forward looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors." All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

INDUSTRY DATA

    In this prospectus, we rely on and refer to information regarding the behavioral managed healthcare industry and our competitors that has been obtained from industry publications, including "Open Minds Yearbook of Managed Behavioral Health Market Share in the United States, 2000-2001" published by Open Minds, Gettysburg, Pennsylvania ("Open Minds") and "The 2000 Healthcare Market Research Handbook and Strategic Planning Handbook" (the "Healthcare Handbook"), and reports by the United States federal government such as "Mental Health: A Report of the Surgeon General" issued by the U.S. Department of Health and Human Services in 1999 (the "Surgeon General Report"). Industry publications and reports by the United States federal government generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified industry data provided by third parties or industry or United States government publications. Although industry and competitive position data are inherently imprecise, based on our understanding of the markets in which we compete, we believe that such data set forth in this prospectus are generally indicative of our relative market share and competitive position.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission (the "Commission"), a registration statement under the Securities Act, covering the Exchange Notes. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

    We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information we file with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street,

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Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Our common stock is traded on the New York Stock Exchange under the symbol "MGL." Our reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York.

    You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information.

    We are not making the Exchange Offer anywhere that it is not permitted.

    The information in this prospectus is accurate as of the date on the cover page. You should not assume that the information contained in this prospectus is accurate as of any other date.

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SUMMARY

    This summary highlights some of the information described in greater detail in other parts of this prospectus. This summary may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus before you make an investment decision, including "Risk Factors" and the financial data and the related notes. All references to a fiscal year in this prospectus refer to the fiscal year ended on September 30 of that year. As used herein, "risk-related products" means products in which we are responsible for at least some of the cost of providing behavioral healthcare services and include risk-based, EAP (as defined below) and integrated products. Information presented herein on a pro forma basis gives effect to the offering of the Initial Notes and the application of the proceeds from the offering of the Initial Notes as if the offering had occurred at the beginning of the period presented for income statement purposes and on the balance sheet date for balance sheet purposes.

Overview

    We are the nation's largest provider of behavioral managed healthcare services according to enrollment data reported in Open Minds. As of March 31, 2001, we had approximately 69.7 million covered lives under behavioral managed healthcare contracts and managed behavioral healthcare programs for approximately 3,300 customers. Through our current network of approximately 40,000 providers and 5,000 treatment facilities, we manage behavioral healthcare programs for health maintenance organizations ("HMOs"), Blue Cross/Blue Shield organizations and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs. We believe we have the largest and most comprehensive behavioral healthcare provider network in the United States. Our common stock is publicly traded on the New York Stock Exchange under the symbol "MGL."

    Our professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through our network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by our behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and crisis intervention services. We provide these services under the following products: (i) risk-based products; (ii) employee assistance programs ("EAPs"); (iii) administrative services-only products ("ASO products") and (iv) products that combine features of some or all of these products. Under risk-based products, we arrange for the provision of a full range of behavioral healthcare services for beneficiaries of our customers' healthcare benefit plans through fee arrangements under which we assume all or a portion of the responsibility for the cost of providing such services (excluding at present the cost of medication) in exchange for a fixed per member per month fee. Under EAPs, we provide assessment services to employees and dependents of our customers and, if required, referral services to the appropriate behavioral healthcare service provider. For EAP customers, we typically provide limited outpatient therapy (usually limited to eight or fewer sessions) to patients requiring such services. Under ASO products, we provide services such as utilization review, claims administration and provider network management. We do not assume the responsibility for the cost of providing behavioral healthcare services pursuant to our ASO products. We believe, based on data reported in Open Minds, that we are the industry leader with respect to risk-based, ASO, EAP and integrated products. For our fiscal year ended September 30, 2000, risk-related products and ASO products accounted for 87.7% and 12.3%, respectively, of our net revenues. For the six-month period ended March 31, 2001, risk-related products and ASO products accounted for 88.0% and 12.0%, respectively, of our net revenues.

    Over the past two years, we have undertaken a strategy to reduce debt, improve our financial flexibility and, most recently, to focus on our core behavioral managed healthcare business. To implement this strategy, we have successfully sold non-core assets and exited non-core businesses. Since April 1999, we have:

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  generated net cash proceeds of approximately $170.0 million from asset sales, including the sale of our European hospitals and National Mentor, Inc. ("Mentor"), our human services business;

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  substantially completed our exit from the healthcare provider and franchising business (which included the operation of psychiatric hospitals and our joint venture, Charter Behavioral Health Systems, LLC ("CBHS")) and sold our human services business (home-based behavioral healthcare services and alternative care services such as residential treatment, home and community-based programs and rehabilitative and support services);

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  received an investment of $59.1 million from affiliates of the investment firm Texas Pacific Group ("TPG") in December 1999;

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  adopted a plan to exit our specialty managed healthcare business through a sale or winding up of the operations, which plan we expect to be substantially complete by September 30, 2001; and

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  repaid approximately $223.5 million in debt and improved our liquidity position and financial flexibility.

    In addition, we have continued to enjoy strong growth in our core behavioral managed healthcare operations, growing net revenue and EBITDA by a compound annual growth rate of 27.0% and 28.5%, respectively, from fiscal year 1998 to fiscal year 2000. Management believes that these restructuring actions position us well to take advantage of positive industry trends and to continue to grow our net revenue and EBITDA.

Industry Overview

    According to the Healthcare Handbook, in the United States during 1996, approximately $69 billion, or more than 7% of total health spending, was spent on mental health services. In addition, according to the Healthcare Handbook, direct costs associated with substance abuse were nearly $13 billion in 1996. In response to increasing healthcare costs, payors of behavioral healthcare services have increasingly turned to managed care in an effort to control costs. As a result, the managed behavioral healthcare industry has experienced significant growth over the past several years. According to Open Minds, the total number of covered beneficiaries has grown from approximately 86.3 million beneficiaries as of July 1993 to approximately 209.2 million as of July 2000, representing an approximate 13% compound annual growth rate since July 1993 and an approximate 15% growth rate in the year ended July 2000. In an effort to control costs, payors are increasingly utilizing risk-based products, and according to Open Minds, the number of risk-based covered lives has increased from approximately 13.6 million as of July 1993 to approximately 62.9 million as of July 2000, representing a compound annual growth rate of approximately 24% since July 1993 and growth of approximately 27% in the year ended July 2000. We believe that risk-based products typically generate higher revenues per member per month than other managed behavioral healthcare products. According to Open Minds, only approximately 29% of total managed behavioral healthcare covered lives were enrolled in risk-based products as of July 2000. In addition to the trend toward the increased use of risk-based products, we believe that payors are increasingly seeking to contract with larger managed behavioral healthcare providers that are able to: (i) provide a consistent quality of service on a nationwide basis, (ii) control costs through economies of scale in administrative operations and (iii) enter into cost-effective provider contracts. As a result, the industry has consolidated, and the three largest providers, including us, as of July 2000 accounted for approximately 53% of all covered lives according to Open Minds.

Competitive Strengths

    Industry Leadership.  We are the largest provider of behavioral managed healthcare services in the United States, according to enrollment data reported in Open Minds. We believe, based on data reported in Open Minds, that we also now have the number one market position in each of the risk-based, EAP, ASO and integrated product markets. We believe our position will enhance our ability to: (i) provide a consistent level of high quality service on a nationwide basis; (ii) enter into agreements with behavioral healthcare providers that allow us to control healthcare costs for our customers and (iii) market our behavioral managed care products to large corporate, HMO and health insurance customers which, we believe, prefer to be serviced by a single-source provider on a nationwide basis.

    Broad Product Offering And Nationwide Provider Network.  We offer behavioral managed healthcare products that can be designed to meet specific customer needs, including risk-based and partial risk-based products, integrated EAPs, stand-alone EAPs and ASO products. Our provider network encompasses approximately 40,000 providers and 5,000 treatment facilities in all 50 states. We believe that the combination of our product offerings and our provider network allows us to meet our customers' needs for behavioral managed healthcare on a nationwide basis and positions us to capture incremental revenue opportunities resulting from the continued growth of the behavioral managed healthcare industry and the continued migration of our customers from ASO and EAP products to higher revenue risk-based products.

    Broad Base Of Customer Relationships.  We believe that the breadth of our customer relationships is attributable to our broad product offerings, nationwide provider network, commitment to quality care and ability to manage behavioral healthcare costs effectively. We enjoy strong customer relationships across all our products, as evidenced by a contract renewal rate of over 90% during the last three fiscal years. Our customers include: (i) Blue Cross/Blue Shield organizations, including Blue Cross/Blue Shield licensees such as Anthem Inc. and Horizon Blue Cross/Blue Shield of New Jersey, Inc.; (ii) national HMOs and other large insurers, such as Aetna Inc. ("Aetna") and Humana Inc. ("Humana"); (iii) large corporations, such as IBM, Federal Express and AT&T; (iv) state and local governmental agencies through commercial, Medicaid and other programs; and (v) the federal government through contracts with TRICARE (successor to the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS")) and the U.S. Postal Service. This broad base of customer relationships provides us with stable and diverse sources of revenue, earnings and cash flows and an established base from which to continue to increase covered lives and revenue.

    Proven Risk Management Experience.  We had approximately 37.1 million covered lives under risk-related contracts at March 31, 2001. Based on data reported in Open Minds, we are the nation's industry leader in at-risk behavioral managed healthcare products. Our experience with risk-related products covering a large number of lives has given us a broad database from which to analyze utilization rates. We believe that this broad database permits us to estimate utilization trends and costs more accurately than many of our competitors, which allows us to bid effectively. We believe that our experience has also allowed us to develop effective measures for controlling the cost of providing a unit of care to our covered lives. Among other cost control measures, we have developed or acquired clinical protocols, which permit us to assist our network providers to administer effective treatment in a cost efficient manner, and claims management technology, which permits us to reduce the cost of processing claims.

    Strong Free Cash Flow.  As a result of the continued growth in EBITDA in our behavioral managed healthcare business and our successful restructuring actions, we believe we are positioned to generate strong free cash flow. Our EBITDA has increased from approximately $132.1 million in fiscal year 1998 to approximately $218.1 million in fiscal year 2000, while our capital expenditures (including capital expenditures for operations that are now discontinued) have averaged $43.1 million over the last three fiscal years. In addition, in March 2001, we used the proceeds of the sale of our human services business to repay approximately $50 million of the term loan facility (the "Term Loan Facility") and approximately $50 million under the revolving credit facility (the "Revolving Facility," and together with the Term Loan Facility, the "Senior Credit Facilities") in our senior secured bank credit agreement (the "Credit Agreement"). We believe that continued growth in EBITDA will allow us to continue to reduce our indebtedness, as well as make various contingent payments associated with prior acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Business Strategy

    With our exit from non-core businesses substantially complete, our strategy is now focused on the following:

    Utilizing our leadership position to continue to grow revenue and earnings.  As demand for behavioral managed healthcare services continues to grow, we believe we are well positioned to continue to grow our membership and revenues as a result of our economies of scale, our proven experience in risk management, and increased focus within the industry on the more complex products we provide. Furthermore, as the industry leader, we believe we are also well positioned to benefit from the proposed changes in federal and state parity legislation, legislation that reduces and in some cases eliminates the difference in coverage limits for mental health coverage as compared to medical health coverage.

    Continuing to focus on improving operating efficiency and margins.  In the past two years, we consolidated our behavioral managed healthcare businesses, eliminating duplicate staffing and facilities. We are now focusing on the next level of integration that includes reduction in computer system platforms, best practices analysis, standardization of provider contracting and utilization of the Internet to reduce the administrative burden on providers, customers and beneficiaries. Although these initiatives are at an early stage, we believe that they will help us reduce administrative costs and improve customer service. We expect to fund the costs for this next level of integration with internally generated funds.

    Continuing to reduce debt and improve financial flexibility.  Although we have successfully reduced our indebtedness by approximately $223.5 million since April 1999, we intend to continue to reduce our indebtedness, primarily through the application of free cash flow. In addition, as a result of the application of proceeds from the offering of the Initial Notes (as defined) and our asset sales, we reduced to $17.0 million the total remaining scheduled amortization payments under the Term Loan Facility through 2003 compared to $128.2 million as of March 31, 2001.

Strategic Repositioning

    We have strategically repositioned ourselves by focusing on our core behavioral health business and divesting of non-core healthcare businesses.

    During fiscal year 1996, we initiated our first significant involvement in the behavioral managed healthcare business through the acquisition of a 61% ownership interest in Green Spring Health Services, Inc. ("Green Spring"), a behavioral managed healthcare company specializing in mental health and substance abuse/dependence services. Prior to the Green Spring acquisition, our primary business was the operation of psychiatric hospitals. Subsequent to our acquisition of Green Spring, the growth of the behavioral managed healthcare industry accelerated substantially and the industry also began to consolidate. We concluded that the behavioral managed healthcare industry offered growth and earnings prospects superior to those of the psychiatric hospital industry. As a result, we decided to exit the provider and franchising business to obtain capital for further expansion into the managed behavioral healthcare business.

    In June 1997, we took a significant step toward implementing this strategy by divesting a substantial portion of our psychiatric hospital business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview". This transaction provided us with approximately $200 million of net cash proceeds after debt repayment to use in implementing our strategy. We used these net cash proceeds to finance the acquisitions in December 1997 of Human Affairs International, Incorporated ("HAI") and Allied Health Group, Inc. ("Allied"). In addition, in February 1998 we completed the acquisition of Merit Behavioral Care Corporation ("Merit") with (i) the proceeds of the issuance of our 9% Series A Senior Subordinated Notes due 2008 (the "Subordinated Notes"), (ii) borrowings under the Senior Credit Facilities and (iii) cash on hand. Through the acquisition of Merit, we believe we became the leading provider of behavioral managed healthcare services. Following the acquisition of Merit, in fiscal year 1998 we adopted a two year plan (the "Managed Integration Plan") to combine and integrate the behavioral managed healthcare companies we had acquired.

    In April 1999, we disposed of our European psychiatric provider operations, and in September 1999 we disposed of our healthcare provider and franchising interest. On October 4, 2000, our Board of Directors adopted a formal plan for the disposal of our specialty managed healthcare business. We have exited or given notice of termination for all contracts related to our specialty managed healthcare business, have terminated a substantial part of the employees in that business and have sold, divested or entered into agreements for the sale or divestiture of all remaining interests associated with that business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

    On March 9, 2001, we completed the sale of Mentor. We received net proceeds of approximately $103 million at closing and a $10 million interest bearing promissory note. We also assumed liabilities of approximately $3 million. The proceeds from the sale were used to reduce our Term Loan Facility by approximately $50 million (as required) and to repay all amounts outstanding under the Revolving Facility. The sale of Mentor substantially completed our strategy of divesting our non-core healthcare businesses.

Texas Pacific Group

    On December 14, 1999, the Company entered into an agreement with TPG Magellan, LLC ("TPG Magellan"), an affiliate of TPG, pursuant to which TPG Magellan agreed to purchase approximately $59.1 million of our Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and acquired an option (the "Option") to purchase an additional approximately $21.0 million of Series A Preferred Stock. TPG Magellan assigned its rights to purchase the $59.1 million of our Series A Preferred Stock to TPG Partners II, L.P. ("TPG Partners II"), one of the limited partnerships managed by TPG, and its affiliates, which purchased the Series A Preferred Stock on December 15, 1999. Net cash proceeds from issuance of the Series A Preferred Stock were $54.0 million. The Series A Preferred Stock is convertible at any time into our common stock at a conversion price of $9.375 per share (which would result in the issuance of approximately 6.3 million shares of common stock if all of the currently issued Series A Preferred Stock were to convert) and carries "as converted" voting rights. See "Description of Other Indebtedness—Redeemable Preferred Stock" and Note 7 to the audited consolidated financial statements and Note K to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. TPG has three representatives on our twelve-member Board of Directors.

    TPG was founded by David Bonderman, James G. Coulter and William S. Price, III in 1993 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, recapitalizations, joint ventures, restructurings and strategic public securities investments. The principals of TPG manage TPG Partners, L.P., TPG Partners II, TPG Partners III, L.P. and T3 Partners, L.P., all Delaware limited partnerships, which, with affiliated partnerships, have aggregate committed capital of more than $7.0 billion. TPG has significant historical investment expertise in healthcare, insurance and other regulated industries. Certain notable healthcare investments, in addition to us, include: (i) Oxford Health Plans, Inc., a managed care company with over $4 billion in revenues; (ii) Preferred Provider Organization of Michigan, an 800,000 member PPO sold to Blue Cross Blue Shield of Michigan in 1997; and (iii) Genesis ElderCare (formerly Multicare), a 160 home eldercare chain in the Northeast acquired in a joint venture with Genesis Health Ventures. TPG's portfolio companies also include America West Airlines Inc., Belden & Blake Corporation, Del Monte Foods Company, Denbury Resources, Inc., Ducati Motorcycle Holding S.p.A., Favorite Brands International, Inc., J. Crew Group, Inc. and Virgin Entertainment. In addition, TPG principals led the $9 billion reorganization of Continental Airlines in 1993.

The Exchange Offer

    On May 31, 2001, we issued to J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation and UBS Warburg LLC (the "Initial Purchasers") in a private offering $250,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2007 (the "Initial Notes"). The Initial Purchasers placed the Initial Notes with institutional investors and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act") pursuant to Section 4(2) of, and Regulation S under, the Securities Act.

Exchange and Registration Rights Agreement

    When we issued the Initial Notes, we entered into an Exchange and Registration Rights Agreement in which we agreed, among other things, to use our best efforts to complete the registered exchange offer for the Initial Notes (the "Exchange Offer") on or prior to January 25, 2002. Under the terms of the Exchange Offer, you are entitled to exchange the Initial Notes for registered Exchange Notes with substantially identical terms. You should read the discussion under the heading "Description of the Exchange Notes" for further information regarding the Exchange Notes.

The Exchange Offer

    We are offering Exchange Notes in exchange for an equal principal amount of Initial Notes. As of this date, there are $250,000,000 aggregate principal amount of Initial Notes outstanding. Initial Notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes

    We believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

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  you are acquiring the Exchange Notes in the ordinary course of your business;

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  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

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  you are not an "affiliate" of ours.

    If any of the foregoing is not true and you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act and without an exemption of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

    Each broker-dealer that is issued Exchange Notes for its own account in exchange for Initial Notes that it acquired in market making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes. See "Plan of Distribution." Subject to certain limitations, we will take steps to ensure that the issuance of the Exchange Notes will comply with state securities or "blue sky" laws.

Consequences of Failure to Exchange Initial Notes

    If you do not exchange your Initial Notes for Exchange Notes, you will no longer be able to force us to register the Initial Notes under the Securities Act. In addition, you will not be able to offer or sell the Initial Notes, unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions) or unless you offer or sell them in a manner that does not require registration under the Securities Act. See "Risk Factors—Transfer Restrictions" and "The Exchange Offer—Terms of the Exchange Offer."

Expiration Date

    The Exchange Offer will expire at 5:00 p.m., New York City time, on      , 2001 (the "Expiration Date") unless we decide to extend the Exchange Offer.

Interest on the Exchange Notes

    The Exchange Notes will accrue interest at 9 3/8% per year, from either May 31, 2001 or the last date we paid interest on the Initial Notes you exchanged. We will pay interest on the Exchange Notes on May 15 and November 15 of each year.

Conditions to the Exchange Offer

    The Exchange Offer is subject only to certain customary conditions, including that:

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  the Exchange Offer does not violate applicable law or an interpretation of law of the staff of the Commission;

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  no change in our business has occurred which might materially impair our ability to proceed with the Exchange Offer;

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  no litigation materially impairs our ability to proceed with the Exchange Offer; and

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  we obtain all the governmental approvals we deem necessary for the Exchange Offer. See "The Exchange Offer—Conditions."

Procedures for Tendering Initial Notes

    If you wish to accept the Exchange Offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the Initial Notes to be exchanged) to the exchange agent at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your Initial Notes by following the procedures for book-entry transfer, as described in this document. For more information on accepting the Exchange Offer and tendering your Initial Notes, see "The Exchange Offer—Procedures for Tendering."

Guaranteed Delivery Procedures

    If you wish to tender your Initial Notes and you cannot get your required documents to the exchange agent by the Expiration Date, you may tender your Initial Notes according to the guaranteed delivery procedures under the heading "The Exchange Offer—Guaranteed Delivery Procedures."

Withdrawal Rights

    You may withdraw the tender of your Initial Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address under "The Exchange Offer—Exchange Agent" by 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Initial Notes and Delivery of Exchange Notes

    Subject to certain conditions, we will accept any and all Initial Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. We will deliver the

Exchange Notes promptly after the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Tax Considerations

    The exchange of notes will not be a taxable exchange for Federal income tax purposes, but you should consult your tax advisor about the tax consequences of this exchange. See "U. S. Federal Income Tax Considerations."

Exchange Agent

    HSBC Bank USA is serving as exchange agent in connection with the Exchange Offer.

Fees and Expenses

    We will bear all expenses related to consummating the Exchange Offer and complying with the Exchange and Registration Rights Agreement. See "The Exchange Offer—Fees and Expenses."

Use of Proceeds

    We will not receive any cash proceeds from the issuance of the Exchange Notes. We used the proceeds from the sale of the Initial Notes to repay certain amounts outstanding under our Senior Credit Facilities. See "Use of Proceeds."

Summary Description of the Exchange Notes

    The form and terms of the Exchange Notes are identical to the form and terms of the Initial Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture. The following summary contains basic information about the Exchange Notes. It does not contain all the information that is important to you. For a more complete understanding of the Exchange Notes, please refer to the section of this prospectus entitled "Description of the Exchange Notes."

Maturity Date	November 15, 2007.
Interest	Annual rate: 9 3/8%. Payment frequency: every six months on May 15 and November 15.
Optional Redemption
On and after November 15, 2005, we may redeem some or all of the Exchange Notes at the redemption prices listed in the section entitled "Description of the Exchange Notes—Optional Redemption." Prior to that date, we may not redeem the Exchange Notes, except as described in the following sentence.

At any time and from time to time prior to November 15, 2004, we may redeem Exchange Notes in an aggregate principal amount up to 35% of the original aggregate principal amount of the Initial Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date so long as, after giving effect to any such redemption, (1) Initial Notes and/or Exchange Notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of the Initial Notes remain outstanding and (2) any such redemption by us is made within 60 days of such equity offering. See "Description of the Exchange Notes—Optional Redemption."
Change of Control
Upon the occurrence of a change of control, you will have the right to require us to repurchase all or a portion of your Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of repurchase; provided, however, that notwithstanding the occurrence of a change of control, we will not be obligated to repurchase the Exchange Notes pursuant to a change of control offer in the event that we have exercised our right to redeem all the notes, as described under "Optional Redemption" above. See "Description of the Exchange Notes—Change of Control."
Security and Ranking	The Exchange Notes will be unsecured and:
• will be senior obligations ranking equally with all of our existing and future senior indebtedness, including all of our borrowings under the Senior Credit Facilities;

• will rank senior to all of our existing and future subordinated obligations, including the Subordinated Notes;

• will be effectively subordinated to all of our existing and future secured indebtedness, including indebtedness under the Senior Credit Facilities, to the extent of the value of the assets securing such indebtedness; and

• will be structurally subordinated to indebtedness and other liabilities (including trade payables) and preferred stock of our subsidiaries, including the guarantees by such subsidiaries of indebtedness under the Senior Credit Facilities.
See "Description of the Exchange Notes—Ranking."
As of March 31, 2001, on a pro forma basis after eliminating intercompany activity:

• the Company would have had approximately $373.0 million of senior indebtedness (including the Initial Notes and indebtedness under the Senior Credit Facilities, but excluding unused commitments and $34.3 million of outstanding but undrawn letters of credit);
• the Company would have had approximately $625.0 million of subordinated indebtedness (consisting of the Subordinated Notes);
• the Company's subsidiaries would have had approximately $6.4 million of indebtedness (excluding guarantees of indebtedness under the Senior Credit Facilities);

• the Company and its subsidiaries would have had approximately $129.4 million of secured indebtedness (including indebtedness under the Senior Credit Facilities, but excluding unused commitments, $34.3 million of outstanding but undrawn letters of credit and guarantees of indebtedness under the Senior Credit Facilities);
• the Company's subsidiaries would have had approximately $386.3 million of total liabilities (excluding guarantees of indebtedness under the Senior Credit Facilities); and
• the Company's subsidiaries would have had no preferred stock outstanding.
Indebtedness under the Senior Credit Facilities is secured by substantially all of our assets and the assets of our subsidiaries.
No Guarantees for the Exchange Notes	The Exchange Notes will not be guaranteed by any of our existing or future subsidiaries. On a pro forma basis and after eliminating intercompany activity, our subsidiaries would have had:
• assets of $1,468.8 million, or 91.0% of our total assets, as of March 31, 2001;

• liabilities (excluding guarantees of amounts outstanding under the Senior Credit Facilities) of $386.3 million as of March 31, 2001;
• revenue of $1,640.9 million and $890.1 million, or 100% and 100% of our consolidated revenue, for fiscal year 2000 and the six months ended March 31, 2001, respectively;
• EBITDA of $228.7 million and $153.5 million, or 104.9% and 108.2% of our consolidated EBITDA, for fiscal year 2000 and the six months ended March 31, 2001, respectively.
Certain Covenants
We will issue the Exchange Notes under an indenture (the "Indenture") with HSBC Bank USA, as trustee (the "Trustee"). The Indenture will, among other things, restrict our ability and the ability of our subsidiaries to:
• borrow money;
• pay dividends on stock, redeem stock or redeem subordinated debt;
• make certain other payments, including for investments;
• enter into agreements that restrict dividends from subsidiaries;
• sell assets and use the proceeds from asset sales;
• enter into affiliate transactions;
• create liens on assets;
• enter into sale/leaseback transactions; and
• merge or consolidate.
These covenants will be subject to a number of important exceptions and qualifications. For more details, see "Description of the Exchange Notes—Certain Covenants."

Risk Factors

    You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus in determining whether to participate in the Exchange Offer.

Summary Historical Financial Information

    The following table sets forth summary historical financial information for the Company and its subsidiaries as of and for each of the fiscal years ended September 30, 1998, 1999 and 2000, and as of and for the six-month periods ended March 31, 2000 and 2001.

    Information presented herein on a pro forma basis gives effect to the offering of the Initial Notes and the application of the proceeds from the offering of the Initial Notes as if the offering had occurred at the beginning of the period presented for income statement purposes and on the balance sheet date for balance sheet purposes.

    The summary historical financial information for the fiscal years ended September 30, 1998, 1999 and 2000 and as of September 30, 1999 and 2000 presented below has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary historical financial information as of and for the six-month periods ended March 31, 2000 and 2001 presented below has been derived from, and should be read in conjunction with, the unaudited condensed consolidated interim financial statements and the notes thereto included elsewhere in this prospectus, which in our opinion include all adjustments, consisting of normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended March 31, 2001 are not necessarily indicative of results that may be expected for the entire fiscal year or any future period. The summary financial data set forth below also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    On September 2, 1999, our Board of Directors approved a formal plan to dispose of the businesses included in our healthcare provider and franchising interests and, on September 10, 1999, we substantially completed such disposal. On October 4, 2000, we adopted a formal plan to dispose of our specialty managed healthcare segment. On January 18, 2001, we adopted a formal plan to dispose of the business included in our human services segment and, on March 9, 2001, we completed such disposal. Accordingly, the statement of operations data reflect the healthcare provider and franchising, specialty managed healthcare and human services segments as discontinued operations.

Fiscal Year Ended September 30,	Six Months Ended March 31,
1998	1999	2000	2000	2001
(unaudited)
(dollars in thousands)
Statement of Operations:
Net revenue(1)	$1,017,002	$1,465,918	$1,640,933	$789,881	$890,075
Costs and expenses:
Salaries, cost of care and other operating expenses(2)	908,471	1,282,046	1,442,082	695,409	783,120
Equity in earnings of unconsolidated subsidiaries(3)	(12,795)	(20,442)	(9,792)	(6,382)	(28,223)
Depreciation and amortization	42,413	62,408	68,261	33,503	33,188
Interest, net(4)	76,505	93,752	97,286	48,245	48,897
Stock option expense (credit)	(5,623)	18	—	—	—
Managed care integration costs(5)	16,962	6,238	—	—	—
Special charges(6)	—	4,441	25,398	—	3,340
Income (loss) from continuing operations before income taxes, minority interest and extraordinary items	(8,931)	37,457	17,698	19,106	49,753
Provision for income taxes(7)	339	21,674	8,994	12,285	24,377
Income (loss) from continuing operations before minority interest and extraordinary items	(9,270)	15,783	8,704	6,821	25,376
Minority interest	4,094	630	114	31	52
Income (loss) from continuing operations before extraordinary items(8)	(13,364)	15,153	8,590	6,790	25,324
Discontinued operations:
Income (loss) from discontinued operations, net of income tax	27,096	36,958	(56,736)	(49,660)	5,167
Loss on disposal of discontinued operations, net of income tax benefit (provision) of $31,616 in 1999, $9,224 in 2000, ($9,303) for the six months ended March 31, 2001	—	(47,423)	(17,662)	—	(12,103)
Income (loss) before extraordinary items	13,732	4,688	(65,808)	(42,870)	18,388
Extraordinary items—net losses on early extinguishments of debt (net of income tax benefit of $22,010 in 1998)	(33,015)	—	—	—	—
Net income (loss)	$(19,283)	$4,688	$(65,808)	$(42,870)	$18,388

Other Financial Data:
EBITDA(9)	$132,111	$214,718	$218,068	$104,882	$141,813
Capital expenditures	44,213	48,119	36,924	15,303	11,116
Ratio of total debt to EBITDA	9.3	x	5.3	x	5.0	x	N/A	N/A

	As of September 30,			As of March 31,
	1998	1999	2000	2000	2001
				(unaudited)
	(dollars in thousands)
Balance Sheet Data:(10)
Cash and cash equivalents	$92,050	$37,440	$41,628	$36,357	$31,081
Total assets	1,917,088	1,881,615	1,803,787	1,805,232	1,621,125
Total debt (including capital lease obligations)(11)	1,225,646	1,144,308	1,098,047	1,138,938	1,004,407
Redeemable preferred stock	—	—	57,834	55,321	60,315
Total stockholders' equity	188,433	196,696	128,464	153,480	145,806

(1)
Net revenue for the six months ended March 31, 2001 includes revenue of approximately $30.3 million in connection with the settlement of certain issues related to two contracts with TRICARE. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

(2)
Salaries, cost of care and other operating expenses for the six months ended March 31, 2001 include an adjustment of approximately $15 million to the estimate of claims incurred in prior years based on the results of our reduction in claims inventory and other claims processing improvements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six months ended March 31, 2001 compared to the six months ended March 31, 2000."

(3)
Equity in earnings of unconsolidated subsidiaries for the six months ended March 31, 2001 includes positive adjustments of approximately $20.7 million in connection with Choice's settlement of certain issues related to its contract with TRICARE. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Overview." For a discussion of cash distributions from unconsolidated subsidiaries, see the audited and unaudited consolidated statements of cash flows included elsewhere in this prospectus.

(4)
Net of interest income of $10,785, $10,404, $9,425, $4,028 and $6,635 in fiscal year 1998, 1999, 2000, the six months ended March 31, 2000 and 2001, respectively. Interest, net, on a pro forma basis (unaudited) for fiscal year 2000 and the six months ended March 31, 2001 was $98,213 and $47,865, respectively. To compute pro forma interest, we used our average actual quarterly borrowing rates under the Credit Agreement for the respective period and a 9.375% borrowing rate for the notes. The average actual quarterly borrowing rates under the Credit Agreement varied between 8.4% and 10.8%.

(5)
For a description of the managed care integration costs, see Note 10 to the audited consolidated financial statements included elsewhere in this prospectus.

(6)
For a description of the special charges, see Note 10 to the audited consolidated financial statements and Note I to the unaudited condensed consolidated interim financial statements included elsewhere herein.

(7)
Provision for income taxes includes a $9.1 million benefit which was recorded as a change in estimate during the fiscal year ended September 30, 2000 pursuant to an agreement with the Internal Revenue Service. See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus.

(8)
On a pro forma basis (unaudited), the repayment of $250 million of amounts outstanding under the Senior Credit Facilities with the proceeds of the Initial Notes offering results in a decrease to income from continuing operations (before extraordinary items) of approximately $556 or $0.02 per common share dilutive and an increase to income from continuing operations (before extraordinary items) of approximately $619 or $0.02 per common share dilutive for the year ended September 30, 2000 and the six months ended March 31, 2001, respectively.

(9)
EBITDA is defined as net revenue less salaries, cost of care and other operating expenses plus interest income and equity in (earnings) loss of unconsolidated subsidiaries. EBITDA is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of our profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures or other discretionary uses. We understand that while a similar term is frequently used by security analysts, lenders and others in the evaluation of companies, our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation. EBITDA as defined above differs from EBITDA for purposes of our debt obligations.

(10)
Balance sheet data include assets and liabilities of discontinued operations. See Note 3 to the audited consolidated financial statements and Note G to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

(11)
In April 2001, we incurred a new capital lease obligation which had a balance of $519 as of July 1, 2001.

Risk Factors

    You should carefully consider the risks described below in evaluating the Exchange Offer. The risks outlined below are not the only ones facing our company. Additional risks not currently known to us or that we currently consider immaterial may also impair our business operations. The Initial Notes and the Exchange Notes are collectively referred to herein as the "Notes" or "notes".

Substantial Leverage—Our substantial leverage results in significant debt service obligations that could adversely affect our ability to fulfill our obligations under the notes and operate our business.

    We are currently highly leveraged, with indebtedness that is substantial in relation to our stockholders' equity. As of March 31, 2001, on a pro forma basis (unaudited) and after eliminating intercompany activity, our aggregate outstanding indebtedness would have been approximately $1.0 billion and our stockholders' equity would have been approximately $141.8 million. For fiscal year 2000 and the six months ended March 31, 2001, on a pro forma basis, our interest expense would have been $107.6 million and $54.5 million, respectively, and our ratio of earnings to fixed charges would have been 1.11 to 1 and 1.42 to 1, respectively. The Credit Agreement, the indenture for the Subordinated Notes (the "Subordinated Notes Indenture") and the Indenture permit us to incur or guarantee certain additional indebtedness, subject to certain limitations.

    Our high level of indebtedness could have important consequences to you, including the risks that:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

  •
  a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness;

  •
  we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage;

  •
  we may be hindered in our ability to adjust rapidly to changing market conditions;

  •
  our indebtedness may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts and strategic acquisitions;

  •
  our high degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or our business or in the event of adverse changes in the regulatory environment or other adverse circumstances applicable to us;

  •
  our interest expense could increase if interest rates in general increase because a portion of our indebtedness bears interest at a floating rate;

  •
  our level of indebtedness may prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes; and

  •
  our failure to comply with the financial and other restrictive covenants in our indebtedness, which, among other things, require us to maintain certain financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.

    See "Description of Other Indebtedness," "Description of the Exchange Notes—Change of Control," "—Events of Default and Remedies" and "—Certain Covenants."

Ability to Service Debt—To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

    Our ability to repay or to refinance our indebtedness and to pay interest on our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing strategic projects. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. There can be no assurance that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized. See "Summary—Business Strategy."

    If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to restructure our debt. There can be no assurance that our cash flows and capital resources will be sufficient for payment of principal of and interest on our indebtedness in the future, or that any of these alternative measures would be successful or would permit us to meet our scheduled debt service obligations.

    In addition, because our obligations under the Senior Credit Facilities bear interest at floating rates, an increase in interest rates could adversely affect, among other things, our ability to meet our debt service obligations.

Additional Borrowing Capacity—Despite our substantial leverage at present, we will be able to incur more debt.

    The Credit Agreement, the Subordinated Notes Indenture and the Indenture allow us to incur additional indebtedness under certain circumstances, including up to $115.7 million of additional debt under the Revolving Facility, giving effect to the reduction of availability due to $34.3 million of outstanding stand-by letters of credit. See "Description of Other Indebtedness" and "Description of the Exchange Notes—Certain Covenants—Limitation on Additional Indebtedness." If we incur additional debt above the levels in effect upon the consummation of the offering of the Initial Notes, the risks associated with these levels of debt could intensify. See "—Substantial Leverage" and "—Ability to Service Debt."

Structural Subordination—Claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over your claims.

    Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness, preferred stock or guarantees issued by those subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of the Company's creditors, including holders of the notes, even if the obligations of those subsidiaries do not constitute senior indebtedness.

    The indebtedness outstanding under the Senior Credit Facilities is fully guaranteed by substantially all of our direct and indirect domestic wholly-owned subsidiaries and substantially all of our future direct and indirect domestic wholly-owned subsidiaries (collectively, the "Bank Guarantors"). The obligations of the Bank Guarantors are secured by security interests in, or liens on, substantially all tangible and intangible assets of the Bank Guarantors (excluding real property). The notes will not be guaranteed by any of our subsidiaries. Therefore, the lenders under the Senior Credit Facilities will have a direct claim against the assets of the Bank Guarantors, but the holders of the notes will not.

    We conduct substantially all of our operations through our subsidiaries. As a result, we are required to rely upon payments from our subsidiaries for the funds necessary to meet our obligations, including the payment of interest on and principal of the notes. The ability of our subsidiaries to pay dividends and make other payments to us is contingent upon the earnings of those subsidiaries and may be restricted by, among other things, agreements of the subsidiaries with their customers and applicable corporate and other laws and regulations, including regulations that may require our subsidiaries to maintain minimum levels of deposits, net worth, capital, surplus or reserves, or limit their ability to pay dividends, make investments or repay indebtedness. Although, in general, the Indenture limits the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations are subject to a number of significant qualifications and exceptions. See "Description of the Exchange Notes—Certain Covenants—Limitation on Payment Restrictions Affecting Restricted Subsidiaries."

    Our subsidiaries had:

  •
  assets of $1,468.8 million, or 90.6% of our total assets, as of March 31, 2001;

  •
  liabilities (excluding guarantees of amounts outstanding under the Senior Credit Facilities) of $386.3 million as of March 31, 2001;

  •
  revenue of $1,640.9 million and $890.1 million, or 100% and 100% of our consolidated net revenue, for fiscal year 2000 and the six months ended March 31, 2001, respectively; and

  •
  EBITDA (excluding discontinued operations) of $228.7 million and $153.5 million, or 104.9% and 108.2% of our consolidated EBITDA, for fiscal year 2000 and the six months ended March 31, 2001, respectively.

    See "Description of the Exchange Notes—Ranking," "Description of the Exchange Notes—Certain Covenants—Limitation on Additional Indebtedness," "Description of the Exchange Notes—Change of Control" and "Description of the Exchange Notes—Certain Covenants—Limitation on Use of Proceeds from Asset Sales."

Unsecured Status of the Notes—The notes are effectively subordinated to the loans under the Credit Agreement because those loans are secured.

    The notes and loans under the Credit Agreement will rank equally in right of payment and both will be senior in right of payment to the Subordinated Notes and other subordinated indebtedness. The notes, however, will be unsecured, while loans outstanding under the Credit Agreement are secured by substantially all of our assets and those of the Bank Guarantors. In addition, subject to certain limitations in the Indenture, we may incur other senior indebtedness, including secured indebtedness. In the event of a bankruptcy, liquidation, reorganization or other winding-up of us or the Bank Guarantors or upon a default in payment on, or the acceleration of, any indebtedness under the Credit Agreement or other secured indebtedness, our assets and those of the Bank Guarantors that secure secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the Credit Agreement and other secured indebtedness have been paid in full from those assets, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As of March 31, 2001, on a pro forma basis, we had approximately $120.0 million of indebtedness outstanding under the Term Loan Facility and had the ability to borrow up to an additional $115.7 million under the Revolving Facility (giving effect to the reduction of availability due to $34.3 million of outstanding stand-by letters of credit). In addition to the Senior Credit Facilities, on a pro forma basis (unaudited), as of March 31, 2001, we had $884.4 million of indebtedness, $9.4 million of which was secured indebtedness.

Inability to Repurchase the Notes Prior to Maturity—We may be unable to repurchase notes tendered pursuant to an offer to repurchase, which the Indenture requires us to make if a change of control occurs, because we may not have, or be able to raise, sufficient funds.

    If we experience certain changes of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest. The Credit Agreement provides that certain change of control events with respect to us constitute a default thereunder. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions.

    In addition, if we experience certain changes of control, holders of the Subordinated Notes will also have the right to require us to repurchase their Subordinated Notes. However, we are prohibited by the Credit Agreement from repurchasing any Subordinated Notes, except under very limited circumstances. If we experience certain changes of control when we are prohibited from repurchasing Subordinated Notes, we could seek the consent of our lenders to purchase the Subordinated Notes or could attempt to refinance the borrowings that contain such a prohibition. In the event that we do not obtain this consent and do not refinance such borrowings, we would remain prohibited from purchasing the Subordinated Notes. In such case, our failure to purchase tendered Subordinated Notes would constitute a default under the Subordinated Notes Indenture, which, in turn, could result in amounts outstanding under the Senior Credit Facilities and other senior indebtedness, including the notes, being declared due and payable. Any such declaration could have adverse consequences to both you as well as us.

    In the event we experience certain changes of control, there can be no assurance that we would have sufficient assets to satisfy all of our obligations under the Senior Credit Facilities, the Subordinated Notes and the notes. The provisions relating to a change of control included in the Credit Agreement, the Subordinated Notes Indenture and the Indenture as well as provisions of the Delaware General Corporation Law, our certificate of incorporation and our by-laws, may increase the difficulty of a potential acquiror obtaining control over us. See "Description of Other Indebtedness," "Description of the Exchange Notes—Change of Control" and "Description of the Exchange Notes—Certain Covenants—Limitation on Use of Proceeds from Asset Sales."

Restrictive Covenants in Our Debt Instruments—Restrictions imposed by the Credit Agreement, the Subordinated Notes Indenture and the Indenture may limit our ability to take certain actions.

    The Subordinated Notes Indenture and the Indenture contain, a number of covenants that limit our management's discretion in the operation of our business by restricting our ability to:

  •
  incur additional indebtedness or issue preferred or redeemable stock;

  •
  pay dividends and make other distributions;

  •
  repurchase equity interests;

  •
  prepay subordinated debt;

  •
  make restricted payments;

  •
  enter into certain mergers or consolidations;

  •
  enter into sale and leaseback transactions;

  •
  create liens;

  •
  sell and otherwise dispose of assets; and

  •
  enter into certain transactions with affiliates.

    We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. In addition, the Credit Agreement, as amended, includes other and more restrictive covenants and prohibits us from prepaying certain of our other indebtedness. The Credit Agreement also requires us to comply with specified financial ratios and tests, including a minimum interest coverage ratio, a maximum leverage ratio and a maximum senior debt ratio. There can be no assurance that we will be able to comply with such covenants, ratios and tests in the future. Our ability to comply with such covenants, ratios and tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants, ratios or tests could result in a default under one or more of the Credit Agreement, the Subordinated Notes Indenture or the Indenture, which would permit the lenders under the Credit Agreement, and in certain circumstances the holders of the Subordinated Notes or the notes, to declare all amounts outstanding under those agreements to be immediately due and payable, together with accrued and unpaid interest.

    Furthermore, the commitments of the lenders under the Credit Agreement to make further extensions of credit thereunder could be terminated. If we were unable to repay all amounts accelerated, the lenders could proceed against us and the Bank Guarantors and the collateral securing the Company's and the Bank Guarantors' obligations pursuant to the Credit Agreement. If the indebtedness outstanding pursuant to the Credit Agreement were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness and our other indebtedness, including the notes. If not cured or waived, such default could have a material adverse effect on our business or our prospects.

    See "Description of the Exchange Notes—Certain Covenants" and "Description of Other Indebtedness."

Risk-Related Products—The profitability of our risk-related contracts depends on our ability to predict and control behavioral healthcare costs, and we may not be able to accurately predict these costs.

    Revenues under contracts for risk-related products (which include contracts for risk-based products, EAPs and integrated products) are the primary source of our revenue. Such revenues accounted for approximately 87.7% of our net revenue in fiscal year 2000 and approximately 88.0% of our net revenue for the six months ended March 31, 2001. Under a risk-based contract, we assume all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services (excluding at present the cost of medication) to a specified beneficiary population in exchange, generally, for a fixed fee per member per month. Under EAPs and integrated contracts we also assume the responsibility for providing certain behavioral healthcare treatment services, although such products generally require us to assume less risk than under a risk-based product. In order for such contracts to be profitable, we must accurately estimate the rate of service utilization by beneficiaries enrolled in programs managed by us and control the unit cost of such services. The most significant factor affecting the profitability of risk-related contracts is the ability to control direct service costs in relation to contract pricing. If the aggregate cost of behavioral healthcare treatment services provided to a given beneficiary population in a given period exceeds the aggregate of the per member per month fees received by us with respect to the beneficiary population in such period, we will incur a loss with respect to such beneficiary population during such period. There can be no assurance that our assumptions as to service utilization rates and costs will accurately and adequately reflect actual utilization rates and costs, nor can there be any assurance that increases in behavioral healthcare costs or higher-than-anticipated utilization rates, significant aspects of which are outside our control, will not cause expenses associated with such contracts to exceed our revenue from such contracts.

    In addition, there can be no assurance that adjustments will not be required to the estimates, particularly those regarding cost of care, made in reporting historical financial results. Medical claims payable in our financial statements includes reserves for incurred but not reported ("IBNR") claims which are estimated by us. We determine the amount of such reserves based on past claim payment experience for member groups, including the average interval between the date services are rendered and the date claims are paid and between the date services are rendered and the date we receive the claims, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required. However, there can be no assurances as to the ultimate accuracy of such estimates. During the three months ended March 31, 2001, we recorded an adjustment (and corresponding income statement charge) of $15.0 million to our estimate of claims incurred in prior years based on the results of our reduction in claims inventory and other claims processing improvements. We currently believe that our reserves for IBNR claims are adequate in order to satisfy ultimate claim liability. Any adjustments to such estimates could adversely affect our results of operations in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" and Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

    We expect to attempt to increase membership in our risk-related products. If we are successful in this regard, our exposure to potential losses from our risk-related products will also be increased. Furthermore, certain of these contracts and certain state regulations limit the profits that we may earn on risk-related business and may require refunds if the loss experience is more favorable than that originally anticipated. We frequently record retroactive customer settlements which may be unfavorable. These contracts and regulations may also require us or certain of our subsidiaries to reserve a specified amount of cash as financial assurance that we can meet our obligations under such contracts. As of March 31, 2001, we had restricted cash and investments of $88.3 million pursuant to such contracts and regulations. Such amounts will not be available to us for general corporate purposes. Furthermore, certain state regulations restrict the ability of subsidiaries that offer risk-related products to pay dividends to us. Certain state regulations relating to the licensing of insurance companies may also adversely affect our risk-related business. See "Business—Regulation." Although experience varies on a contract-by-contract basis, historically, our risk-related contracts have been profitable in the aggregate. However, the degree of profitability varies significantly from contract to contract. For example, our Medicaid contracts with governmental entities generally tend to have direct profit margins that are lower than our other contracts. The most significant factor affecting the profitability of risk-related contracts is the ability to control direct service costs in relation to contract pricing. See "Business—Regulation" included elsewhere in this prospectus.

Integration of Operations—Our efforts to integrate our operations may not result in the level of cost savings and improved services that we are anticipating.

    In the past two years, we consolidated our behavioral managed healthcare businesses, eliminating duplicate staffing and facilities. We are now focusing on the next level of integration that includes reduction in computer system platforms, best practices analysis, standardization of provider contracting and utilization of the Internet to reduce the administrative burden to providers, customers and beneficiaries. We believe that we will reduce administrative costs and improve customer service through these measures. However, there can be no assurance that we will be able to implement these initiatives or realize the anticipated savings. Also, certain costs may increase during the transition period even if savings are ultimately realized.

    In addition, if we experience significant disruptions in our computer systems and related claims payment problems during the integration process, these developments would adversely affect our relationships with many of our contracted providers and our business and results of operations.

Reliance on Customer Contracts—Our inability to renegotiate customer contracts could adversely affect us.

    All of our net revenue in fiscal year 2000 and in the six-month period ended March 31, 2001 was derived from contracts with payors of behavioral healthcare benefits. Our behavioral managed healthcare contracts typically have terms of one to three years, and in certain cases contain renewal provisions (at the customer's option) providing for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts are immediately terminable with cause and many, including some of the Company's most significant contracts, are terminable without cause by the customer upon the provision of requisite notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest behavioral managed healthcare customers accounted for approximately 56.3% of our net revenue for fiscal year 2000 and 59.7% of our net revenue for the six-month period ended March 31, 2001. Both we and Premier Behavioral Systems of Tennessee, LLC ("Premier"), in which we have a fifty percent interest, separately contract with the State of Tennessee to manage the behavioral healthcare benefits for the State's TennCare program. Our direct TennCare contract (exclusive of Premier) represented approximately 13.8% and 13.6% of our net revenue in fiscal year 2000 and the six-month period ended March 31, 2001, respectively. Our managed behavioral contracts with Aetna, including NYLCare Health Plans and Prudential HealthCare, which were acquired by Aetna in July 1998 and August 1999, respectively, represented approximately 17.2% and 17.8% of our net revenue in fiscal year 2000 and the six-month period ended March 31, 2001, respectively. The current TennCare and Aetna contracts extend through June 30, 2002 and December 31, 2003, respectively. There can be no assurance that such contracts will be extended or successfully renegotiated or that the terms of any new contracts will be comparable to those of existing contracts. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, have a material adverse effect on us. In addition, price competition in bidding for contracts can significantly affect the financial terms of any new or renegotiated contract.

Fluctuation in Operating Results—Our operating results have been and may in the future be subject to significant fluctuations on a quarterly basis.

    Our quarterly operating results have varied in the past and may fluctuate significantly in the future due to a combination of factors, including:

  •
  changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns;

  •
  performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures;

  •
  retroactive contractual adjustments under commercial contracts and TRICARE contracts;

  •
  retrospective membership adjustments;

  •
  the timing of implementation of new contracts and enrollment changes;

  •
  pricing adjustments upon long-term contract renewals; and

  •
  changes in estimates regarding medical costs and incurred but not yet reported medical claims.

    These factors may affect our quarterly revenues, expenses and results of operations in the future. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below the expectations of the public market, analysts and investors.

Dependence On Government Spending For Managed Healthcare; Possible Impact of Healthcare Reform—We could be adversely affected by changes in federal, state and local healthcare policies.

    A significant portion of our revenue is derived, directly or indirectly, from federal, state and local governmental agencies, including state Medicaid programs. Reimbursement rates vary from state to state, are subject to periodic negotiation and may limit our ability to maintain or increase rates. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid or Medicare programs, or the healthcare industry in general, and there can be no assurance that future regulations or legislation will not have a material adverse effect on us. Moreover, any reduction in government spending for such programs could also have a material adverse effect on us. In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially with respect to state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower reimbursement rates and to renegotiate reduced contract rates with service providers in a trend toward cost control. See "Industry" and "Summary—Business Strategy."

    The U.S. Congress is considering legislation which, among other things, would place limits on healthcare plans and methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether we could recoup, through higher premiums or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, there can be no assurance that any increase in revenue we derive following such legislation will be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. We cannot predict the effect of this legislation, nor other legislation that may be adopted by Congress, and no assurance can be given that such legislation will not have an adverse effect on us.

Regulation—Regulatory matters could adversely affect our ability to conduct our business.

    The healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving state and federal regulation. We are subject to certain state laws and regulations, including those governing: (i) the licensing of insurance companies, HMOs, preferred provider organizations ("PPOs"), third party administrators ("TPAs") and companies engaged in utilization review and (ii) the licensing of healthcare professionals, including restrictions on business corporations from providing, controlling or exercising excessive influence over behavioral healthcare services through the direct employment of psychiatrists or, in a few states, psychologists and other behavioral healthcare professionals. In addition, we are subject to certain federal laws as a result of the role we assume in connection with managing our customers' employee benefit plans.

    In many states, entities that assume risk under contracts with licensed insurance companies or HMOs have not been considered by state regulators to be conducting an insurance or HMO business. As a result, we have not sought licenses as either an insurer or HMO in certain states. Regulators in some states, however, have determined that risk-assuming activity by entities that are not themselves providers of care is an activity that requires some form of license. There can be no assurance that other states in which we operate will not adopt a similar view, thus requiring us to obtain additional licenses. These additional licenses might require us or certain of our subsidiaries to maintain minimum levels of deposits, net worth, capital, surplus or reserves, or limit our ability or the ability of certain of our subsidiaries to pay dividends, make investments or repay indebtedness. The imposition of these additional license requirements could increase our cost of doing business or delay our conduct or expansion of our business.

    Regulators may impose operational restrictions on entities granted licenses to operate as insurance companies or HMOs. For example, the California Department of Corporations ("DOC") imposed certain restrictions on us in connection with the issuance of an approval of our acquisitions of HAI and Merit, including restrictions on the ability of the California subsidiaries of HAI and Merit to fund our operations in other states and on our ability to make certain operational changes with respect to the subsidiaries of HAI and Merit in California.

    In addition, utilization review and TPA activities that we conduct are regulated by many states which impose requirements upon us that increase our business costs. We believe that our TPA activities performed for our self-insured employee benefit plan customers are exempt from otherwise applicable state licensing or registration requirements based upon federal preemption under the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and we have relied on this general principle in determining not to seek licenses for certain of our activities in many states. Existing case law is not uniform on the applicability of ERISA preemption with respect to state regulation of utilization review or TPA activities. There can be no assurance that additional licenses will not be required with respect to utilization review or TPA activities in certain states. See "Business—Regulation—Insurance, HMO and PPO Activities" and "—Utilization Review and Third-Party Administrator Activities."

    State regulatory agencies responsible for the administration and enforcement of the laws and regulations to which our operations are subject have broad discretionary powers. A regulatory agency or a court in a state in which we operate could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect to such laws and regulations, that such laws or regulations apply to us in a manner different from the manner in which we believe such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licenses and governmental approvals could result in significant alteration to our business operations, delays in the expansion of our business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on us.

    The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists, or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or entities. These laws and their interpretations vary from state to state and enforcement by the courts and regulatory authorities may vary from state to state and may change over time. Although we believe that our operations as currently conducted are in material compliance with applicable laws, there can be no assurance that our existing operations and our contractual arrangements with psychiatrists, psychologists and other healthcare professionals will not be successfully challenged under state laws prohibiting fee splitting or the practice of a profession by an unlicensed entity, or that the enforceability of such contractual arrangements will not be limited.

    Several states in which we do business have adopted, or are expected to adopt, "any willing provider" laws. Such laws typically impose upon insurance companies, PPOs, HMOs or other types of third-party payors an obligation to contract with, or pay for the services of, any healthcare provider willing to meet the terms of the payor's contracts with similar providers. Compliance with any willing provider laws could increase our costs of assembling and administering provider networks and could, therefore, have a material adverse effect on our operations.

    Confidentiality and patient privacy requirements are particularly strict in the field of behavioral healthcare services, and additional legislative initiatives relating to confidentiality and privacy are expected. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") requires the Secretary of the Department of Health and Human Services ("HHS") to adopt standards relating to the transmission, privacy and security of health information by healthcare providers and healthcare plans. HIPAA calls for HHS to create regulations to address the following areas: electronic transactions and code sets, privacy, security, provider IDs, employer IDs, health plan IDs and individual IDs. At present, only the regulation relating to electronic transactions and code sets and the regulation relating to privacy have been released in final form. In addition, the Gramm-Leach-Bliley Act of 1999 calls on departments of insurance in various states to enact regulations relating to, among other things, the privacy of health information, with an implementation date of July 1, 2001. See "Business—Regulation."

    We are currently assessing and acting on the wide reaching implications of these laws and regulations to ensure our compliance by the implementation dates. We believe that significant resources will be required over the next 3 to 5 years to ensure compliance with the new requirements.

Highly Competitive Industry—Our industry is very competitive and increased competition could adversely affect us.

    The industry in which we conduct our managed care business is highly competitive. We compete with large insurance companies, HMOs, PPOs, TPAs, independent practitioner associations ("IPAs"), multi-disciplinary medical groups and other managed care companies. Many of our competitors are significantly larger and have greater financial, marketing and other resources than us, and some of our competitors provide a broader range of services. We may also encounter substantial competition in the future from new market entrants. Many of our customers that are managed care companies may, in the future, seek to provide behavioral managed healthcare services to their employees or subscribers directly, rather than contracting with us for such services. Because of competition, we do not expect to be able to rely solely on price increases to achieve revenue growth and expect to continue experiencing pressure on direct operating margins. See "Business—Competition."

Risks Related To Amortization Of Intangible Assets—We could be adversely affected if the value of intangible assets is not fully realized.

    Our total assets at March 31, 2001 reflect goodwill of approximately $1.0 billion, which is being amortized over 25 to 40 years, and other identifiable intangible assets (primarily customer lists, provider networks and treatment protocols) of approximately $143.9 million, which are being amortized over 4 to 30 years. At March 31, 2001, net intangible assets were 70.6% of total assets of approximately $1.6 billion. The amortization periods used by us may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on the prospects of acquired companies. There can be no assurance that we will ever realize the value of such assets. We evaluate, on a regular basis, whether events and circumstances have occurred that indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case a charge to earnings for impairment losses could become necessary. During fiscal year 2000, we recorded a $91.0 million impairment charge associated with now discontinued business operations. This charge related to the write-down of certain long-lived assets of our specialty managed healthcare segment and our Group Practice Affiliates ("GPA") subsidiary. See Note 3 and Note 10 to the audited consolidated financial statements included elsewhere in this prospectus. Any determination requiring additional write-offs of a significant portion of unamortized intangible assets would adversely affect our results of operations. A write-off of intangible assets could become necessary if the anticipated undiscounted cash flows of an acquired company do not support the carrying value of long-lived assets, including intangible assets.

    In June 2001, the Financial Accounting Standards Board ("FASB") finalized Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." The adoption of SFAS No. 141 and SFAS No. 142 could potentially impact the carrying value of and related amortization of these intangible assets. (See "Recent Accounting Pronouncements" contained elsewhere in this prospectus for further details.)

Professional Liability; Insurance—We may be adversely affected by claims of professional liability.

    The management and administration of the delivery of behavioral managed healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. From time to time, we are subject to various actions and claims of professional liability for alleged negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or other parties. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. To the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by us, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. As the number of lives covered by us grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories can be expected to increase. We are also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to our defense. There can be no assurance that pending or future actions or claims for professional liability (including any judgments, settlements or costs associated therewith) will not have a material adverse effect on us. See "Business—Insurance" and "—Legal Proceedings."

    Recently, certain managed healthcare companies, including us, have been targeted as defendants in several national class action lawsuits regarding their business practices. The class action complaints against us allege misrepresentations with respect to, and failure to disclose, our claims practices, the extent of the benefits coverage and other matters that cause the value of the benefits to be less than the amount of premium paid. We believe that these national class action lawsuits are part of a trend targeting the healthcare industry, particularly managed care companies. There can be no assurance that such lawsuits will not have a material adverse effect on us. See "Business—Legal Proceedings."

    We carry professional liability insurance, subject to certain deductibles. There can be no assurance that such insurance will be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints or that, upon expiration thereof, sufficient insurance will be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, there can be no assurance that any such judgments, settlements or costs would not have a material adverse effect on us. See "Business—Insurance" and "—Legal Proceedings."

    From time to time, we receive notifications from and engage in discussions with various government agencies concerning our respective managed care businesses and operations. As a result of these contacts with regulators, we in many instances implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. We also have certain potential liabilities relating to the self-insurance program we maintained with respect to our provider business prior to the Crescent Transactions. In addition, we continue to be subject to governmental investigations and inquiries, civil suits and other claims and assessments with respect to the provider business. We are also subject to or party to other litigation, claims and civil suits, relating to our operations and business practices. Certain of our managed care litigation matters involve class action lawsuits, which allege that (i) we inappropriately denied and/or failed to authorize benefits for mental health treatment under insurance policies with one of our customers and (ii) a provider at one of our facilities violated privacy rights of certain patients. See "Business—Legal Proceedings" and Note 12 to the audited consolidated financial statements included elsewhere in this prospectus.

Inability to Implement Our Business Strategy—We may be adversely affected if we are unable to implement our business strategy.

    Our future financial performance and success are largely dependent on our ability to implement successfully our business strategy. We cannot assure you that we will successfully implement the business strategy described in this prospectus or that implementing our strategy will sustain or improve our results of operations.

    Any failure to implement our business strategy or to revise our business strategy in a timely and effective manner may adversely affect our ability to service our indebtedness, including our ability to make principal and interest payments on the notes. See "Summary—Business Strategy."

Fraudulent Conveyance Issues—The notes may be subject to federal and state fraudulent transfer statutes.

    Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if we, at the time we issued the Initial Notes:

(1)
incurred such indebtedness with the intent to hinder, delay or defraud creditors; or

(2)
received less than reasonably equivalent value or fair consideration for incurring such indebtedness, and

•
were insolvent at the time of incurrence;

•
were rendered insolvent by reason of such incurrence (and the application of the proceeds thereof);

•
were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our businesses; or

•
intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured or became due;

then, in each case, a court of competent jurisdiction could (1) void, in whole or in part, the notes and direct the repayment of any amounts paid thereunder to our other creditors, (2) subordinate the notes to our obligations to our existing and future creditors or (3) take other actions detrimental to the holders of the notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in the case. Generally, however, we would be considered insolvent if the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation or if the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and matured.

    We cannot predict:

  •
  what standard a court would apply in order to determine whether we were insolvent as of the date we issued the notes, or that regardless of the method of valuation, a court would determine that we were insolvent on that date; or

  •
  whether a court would determine that the payments constituted fraudulent transfers or conveyances on other grounds.

    In addition, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us within 90 days after the payment by us with respect to the notes, or if we anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

    Based upon financial and other information currently available to us, we believe that we are issuing the notes for proper purposes in good faith and that at the time we issue the notes we will not be insolvent or be rendered insolvent thereby, will have sufficient capital to carry on our business and will be able to pay our debts as they mature or become due. In reaching these conclusions, we have relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies we have chosen or concur with our conclusion as to our solvency.

No Prior Market for the Notes—You cannot be sure that an active trading market will develop for the notes.

    The Initial Notes are currently owned by a relatively small number of institutional investors. We believe that none of such holders is our affiliate (as defined in Rule 405 under the Securities Act). Prior to the Exchange Offer, no public market for the Initial Notes will exist, although the Initial Notes are eligible for trading in the PORTAL Market among "qualified institutional buyers." The Exchange Notes will not be listed on any securities exchange. There can be no assurance that an active trading market for the Exchange Notes will develop.

    The Exchange Notes will generally be permitted to be resold or otherwise transferred (subject to the restrictions described under "Exchange and Registration Rights Agreement") by each holder without further registration. However, the Exchange Notes will also constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned on any minimum or maximum aggregate principal amount of the notes being tendered for exchange. See "Exchange and Registration Rights Agreement." We cannot assure you as to the development or liquidity of any market for the Exchange Notes, or, in the case of non-tendering holders of Initial Notes, the trading of the Initial Notes following the Exchange Offer.

    The market for "high yield" securities, such as the notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Initial Notes and the Exchange Notes could trade at prices that may be lower than the initial offering price of the notes as a result of many factors, including prevailing interest rates and our operating results. The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for similar securities. Such decline may adversely affect such liquidity and trading markets independent of our prospects or financial performance.

Transfer Restrictions—If you do not participate in the Exchange Offer, you will continue to be subject to transfer restrictions.

    If you do not exchange your Initial Notes for Exchange Notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Initial Notes. We do not intend to register the Initial Notes under the Securities Act. To the extent Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes would be adversely affected. See "The Exchange Offer."

Exchange Offer Procedures—You must follow the procedures of the Exchange Offer in order to receive the Exchange Notes.

    Issuance of the Exchange Notes in exchange for the Initial Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Initial Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Initial Notes desiring to tender such Initial Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to tenders of Initial Notes for exchange. Initial Notes that are not tendered or that are tendered but not accepted by us for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate. In addition, any holder of Initial Notes who tenders in the Exchange Offer for the purpose of participating in a public distribution of the Exchange Notes may be deemed to be an "underwriter" (within the meaning of Section 2(11) of the Securities Act) of the Exchange Notes and, if so, will be required to comply with the registration and prospectus delivery requirements in the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that accompanies this Prospectus that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Initial Notes could be adversely affected. See "The Exchange Offer."

The Exchange Offer

    The Exchange Offer is being made pursuant to the Exchange and Registration Rights Agreement dated as of May 31, 2001 among the Company and Initial Purchasers. A copy of the Exchange and Registration Rights Agreement is available as set forth under the heading "Where You Can Find More Information."

Purpose and Effect of the Exchange Offer

    We sold the Initial Notes to the Initial Purchasers on May 31, 2001 pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Initial Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act or pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. As a condition to the Purchase Agreement, we entered into the Exchange and Registration Rights Agreement, pursuant to which we agreed, for the benefit of all holders of the Initial Notes, that we would, at our expense, (i) as soon as practicable after the initial issuance of the Initial Notes, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Initial Notes for the Exchange Notes and (ii) use our best efforts to cause such Exchange Offer Registration Statement to be declared effective under the Securities Act by December 26, 2001. We also agreed that upon effectiveness of the Exchange Offer Registration Statement, we would offer to all holders of the Initial Notes an opportunity to exchange their securities for an equal principal amount of the Exchange Notes. Further, we agreed that we would keep the Exchange Offer open for acceptance for not less than 30 business days (subject to any extensions required by applicable law) after the date such Exchange Offer Registration Statement was declared effective and would comply with Regulation 14E and Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the filing requirements of Rule 13e-4). A copy of the Exchange and Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement of which this prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Initial Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

    Based on existing interpretations of the staff of the Commission with respect to similar transactions, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Notes. Each broker or dealer registered as such under Section 15 of the Exchange Act receiving Exchange Notes in the Exchange Offer ("Participating Broker-Dealers") will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. Each Participating Broker-Dealer must acknowledge that it will deliver a resale prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal which accompanies this prospectus states that by so acknowledging and by delivering a resale prospectus, a Participating Broker-Dealer will not be deemed to admit to be acting in the capacity of an "underwriter" (within the meaning of Section 2(11) of the Securities Act). This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by the Participating Broker-Dealer as result of market-making or other trading activities. Pursuant to the Exchange and Registration Rights Agreement, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Notes for a period of 180 days from the date on which the Exchange Offer Registration Statement of which this prospectus is a part is first declared effective.

    Each holder of the Initial Notes who wishes to exchange its Initial Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to us in the accompanying Letter of Transmittal, including that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not participating in, does not intend to participate in and has no arrangement with any person to participate in a public distribution (within the meaning of the Securities Act) of the Exchange Notes, and (iii) it is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it. In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the Exchange Notes. Each Participating Broker-Dealer who receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by it as a result of market-making or other trading activities will be required to acknowledge that it will deliver this prospectus in connection with any resale by it of such Exchange Notes.

    Accordingly, subject to the aforementioned interpretations of the Commission staff with respect to the free transferability of the Exchange Notes received by holders in exchange for their Initial Notes pursuant to the Exchange Offer and, as set forth in such interpretations, the ability of certain holders to participate in the Exchange Offer, holders of Initial Notes who would otherwise be eligible to participate in the Exchange Offer and receive freely tradeable Exchange Notes but who elect not to tender their Initial Notes for exchange, will not have any further registration rights under the Exchange and Registration Rights Agreement and the Initial Notes not so exchanged will remain "restricted securities" (within the meaning of the Securities Act) and subject to restrictions on transfer under the Securities Act.

Terms of the Exchange Offer

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (together, the "Exchange Offer"), we will accept for exchange and exchange any and all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Initial Notes accepted in the Exchange Offer. Holders may tender some or all of their Initial Notes pursuant to the Exchange Offer. However, Initial Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes except that (i) the Exchange Notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof, (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Exchange and Registration Rights Agreement, which rights will terminate when the Exchange Offer is terminated and (iii) the Exchange Notes have been given a series designation to distinguish the Exchange Notes from the Initial Notes. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture.

    As of the date of this prospectus, all $250,000,000 outstanding principal amount of the Initial Notes were evidenced by global securities, registered in the name of CEDE & Co., as nominee for The Depository Trust Company ("DTC"), and held by HSBC Bank USA as securities custodian for CEDE & Co. As indicated elsewhere in this prospectus, the Initial Notes have been included in the PORTAL Market for trading among "qualified institutional buyers" pursuant to Rule 144A under the Securities Act.

    For purposes of administration, we have fixed the close of business on      , 2001 as the record date for the Exchange Offer for purposes of determining the persons to whom this prospectus and the accompanying Letter of Transmittal will be mailed initially. There will be no fixed record date for determining generally registered holders of Initial Notes entitled to participate in the Exchange Offer.

    Holders of Initial Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with Regulation 14E and Rule 13e-4 under the Exchange Act (other than the filing requirements of Rule 13e-4).

    We shall be deemed to have accepted validly tendered Initial Notes when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

    If any tendered Initial Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein under "—Conditions" or otherwise, the certificates for any such unaccepted Initial Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. See "—Procedures for Tendering."

    Holders who tender Initial Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on            , 2001, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension by oral or written notice and will notify the registered holders as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion, (i) to delay accepting any Initial Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "—Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the Exchange Offer, in accordance with applicable rules of the Commission and published interpretations of the staff of the Commission, for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

    Each Exchange Note will bear interest from its date of original issuance. Holders of Initial Notes that are accepted for exchange and exchanged for Exchange Notes will receive, in cash, accrued interest thereon to, but not including, the original issuance date of the Exchange Notes. The Initial Notes will bear interest at a rate per annum of 9 3/8% through the date next preceding the date of the original issuance of the Exchange Notes. Such interest will be paid on the first interest payment date for the Exchange Notes. Interest on the Initial Notes accepted for exchange and exchanged in the Exchange Offer will cease to accrue on the date next preceding the date of original issuance of the Exchange Notes. The Exchange Notes will bear interest (as do the Initial Notes) at a rate per annum of 9 3/8%, which interest will be payable semi-annually on each May 15 and November 15, commencing on      .

Procedures for Tendering

    Only a holder of Initial Notes may participate in the Exchange Offer. The tender to the Exchange Agent of Initial Notes by a holder thereof as set forth below and the acceptance thereof by us will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Initial Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) a timely Book-Entry Confirmation (as hereinafter defined) of such Initial Notes into the Exchange Agent's account at the Depositary (the "Book Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below.

    By executing the accompanying Letter of Transmittal, each holder will thereby make to us the representations set forth above in the third paragraph under the heading "—Purpose and Effect of the Exchange Offer."

    The tender by a holder and the acceptance thereof by us will constitute an agreement between us and such holder in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

    THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Initial Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special

Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-lS under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Initial Notes listed therein, such person must submit a properly completed bond power, signed by that registered holder as that registered holder's name appears on such Initial Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and DTC have confirmed to us that any financial institution that maintains a direct account with DTC (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Initial Notes for exchange in the Exchange Offer. The Exchange Agent will request that DTC establish an account with respect to the Initial Notes for purposes of the Exchange Offer within two business days after the date of this prospectus. Any Participant may effect book-entry delivery of Initial Notes by causing DTC to record the transfer of the tendering Participant's beneficial interests in the global Initial Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for such transfer. However, the exchange of Exchange Notes for Initial Notes so tendered only will be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Initial Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined below) and any other documents required by the Letter of Transmittal. The term "Agent's Message" as used herein means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Initial Notes for exchange which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms and conditions of the Letter of Transmittal, and that we may enforce such agreement against such Participant.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Initial Notes and withdrawal of tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Initial Notes, neither we, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Guaranteed Delivery Procedures

    Holders who wish to tender their Initial Notes and (i) who cannot deliver the Letter of Transmittal or any other required documents to the Exchange Agent or (ii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

      (a) the tender is made through an Eligible Institution;

      (b) prior to the Expiration Date, the Exchange Agent receives from such holder and such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder and the principal amount of Initial Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

      (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Initial Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

    Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Initial Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the certificate number(s) and principal amount of such Initial Notes, or, in the case of Initial Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Initial Notes register the transfer of such Initial Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Initial Notes so withdrawn are validly retendered. Any Initial Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the Expiration Date.

Conditions

    Notwithstanding any other term of the Exchange Offer, we shall not be required to accept for exchange, or exchange Exchange Notes for, any Initial Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Initial Notes, if:

      (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in our sole judgment, might materially impair our ability to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

      (b) any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our sole judgment, might materially impair our ability to proceed with the Exchange Offer; or

      (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us; or

      (d) any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If we determine in our sole discretion that any of the conditions is not satisfied, we may (i) refuse to accept any Initial Notes and return all tendered Initial Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Initial Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Initial Notes (see "—Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Initial Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the Exchange Offer, in accordance with applicable rules of the Commission and published interpretation of the staff of the Commission, for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Exchange Agent

    HSBC Bank USA has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    HSBC Bank USA
    One Hanson Place
    Brooklyn, NY 11243
    Attn: Paulette Shaw

    By Facsimile: (718) 488-4488
    Confirm by Telephone: (718) 488-4475 or 1-800-662-9844

Fees and Expenses

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

    We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will reimburse the holders of the Initial Notes for the reasonable fees and expenses of not more than one firm of counsel designated by the holders of a majority in principal amount of the Initial Notes outstanding within the meaning of the Indenture to act as counsel for all holders of Initial Notes in connection therewith.

    We will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

    The Exchange Notes will be recorded at the same carrying value as the Initial Notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

Termination of Certain Rights

    Holders of the Exchange Notes will not be entitled to the benefits of the Exchange and Registration Rights Agreement, pursuant to which we agreed, for the benefit of holders of the Initial Notes, that we would, at our expense, (i) as soon as practicable after the initial issuance of the Initial

Notes, file the Exchange Offer Registration Statement with the Commission with respect to a registered offer to exchange the Initial Notes for the Exchange Notes and (ii) use our best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by December 26, 2001.

    In addition, pursuant to the Exchange and Registration Rights Agreement, if (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, we are not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Initial Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes by January 25, 2002, (iii) any Initial Purchaser so requests with respect to Initial Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Initial Notes to participate in the Exchange Offer, (v) any holder of Initial Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Initial Notes, or (vi) we so elect, then we will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Initial Note until (i) the date on which such Initial Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which such Initial Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Initial Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act. We will use our reasonable best efforts to have the Shelf Registration Statement declared effective by the Commission as promptly as practicable after the filing thereof and to keep the Shelf Registration Statement continuously effective until the earlier of (i) May 31, 2003 and (ii) the date on which the Initial Notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act. At our expense, we will provide to each holder of the Initial Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Initial Notes from time to time. A holder of Initial Notes who sells such Initial Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    Pursuant to the Exchange and Registration Rights Agreement, we agreed that, in the event that the Exchange Offer is not consummated on or prior to January 25, 2002, we will be obligated to pay liquidated damages to each holder of the Initial Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Initial Notes held by such holder until the Exchange Offer is consummated. See "—Purpose and Effect of the Exchange Offer" and "—The Exchange and Registration Rights Agreement."

Consequences of Failure to Exchange

    The Initial Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" (within the meaning of the Securities Act). Accordingly, prior to the date that is two years after the later of the date of the original issue thereof and the last date on which we or any of our affiliates was the owner of such Initial Notes (the "Resale Restriction Termination Date"), such Initial Notes may be resold only (i) to us, (ii) to a person whom the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A, (iii) to an

"accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that is an institution (an "Institutional Accredited Investor") that, prior to such transfer, furnishes to the Trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the Initial Notes (the form of which letter can be obtained from the Trustee), (iv) pursuant to the limitations on resale provided by Rule 144 under the Securities Act (if available), (v) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (vi) pursuant to an effective registration statement under the Securities Act or (vii) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such account be at all times within its control and to compliance with applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.

Use of Proceeds

    We will not receive any cash proceeds from the issuance of the Exchange Notes under the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive Initial Notes in like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness. The gross proceeds of $250 million from the issuance and sale of the Initial Notes, together with cash on hand, was used to pay the Initial Purchasers' discount and other expenses related to the offering and to repay indebtedness outstanding under the Senior Credit Facilities as follows: $99.6 million under the Tranche A Term Loan, $75.2 million under the Tranche B Term Loan and $75.2 million under the Tranche C Term Loan. Each of these loans bears interest at a floating per annum rate based, at our election, on LIBOR or an alternate base rate. There are no amounts outstanding under the Tranche A Term Loan. The interest rates applicable to the Tranche B Term Loan and the Tranche C Term Loan are 7.5625% and 7.8125%, respectively, as of July 30, 2001 and through August 29, 2001. See "Description of Other Indebtedness—Senior Credit Facilities."

Capitalization

    The following table sets forth our unaudited historical capitalization as of March 31, 2001 on an actual basis and on a pro forma basis. This table should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the March 31, 2001 unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. For information relating to pro forma adjustments, see "Summary—Summary Historical Financial Information."

	As of March 31, 2001
	Actual	Pro Forma
	(unaudited)
	(dollars in millions)
Cash and cash equivalents	$31.1	$23.6

Senior Credit Facilities:
Revolving Credit Facility(1)	$—	$—
Tranche A Term Loan(2)	99.6	—
Tranche B Term Loan(2)	135.2	60.0
Tranche C Term Loan(2)	135.2	60.0
Initial Notes	—	250.0
Senior Subordinated Notes due 2008	625.0	625.0
Other(3)	9.4	9.4

Total debt	1,004.4	1,004.4
Redeemable Preferred Stock	60.3	60.3
Total stockholders' equity(4)	145.8	141.8

Total capitalization	$1,210.5	$1,206.5

(1)
The Senior Credit Facilities contain the senior secured $150 million Revolving Facility maturing in February 2004, with a sublimit of $100 million for letters of credit. As of March 31, 2001, we had approximately $34.3 million of letters of credit outstanding which reduces availability to approximately $115.7 million. For more information regarding the Revolving Facility, see "Description of Other Indebtedness—Senior Credit Facilities".

(2)
As of March 31, 2001, the Term Loan Facility under the Senior Credit Facilities consisted of a senior secured $99.6 million Tranche A Term Loan with a final maturity of February 2004, a senior secured $135.2 million Tranche B Term Loan with a final maturity of February 2005 and a senior secured $135.2 million Tranche C Term Loan with a final maturity of February 2006. After issuance of the Initial Notes, there were no amounts outstanding under the Tranche A Term Loan, $60.0 million outstanding under the Tranche B Term Loan and $60.0 million outstanding under the Tranche C Term Loan. For more information regarding these facilities, see "Description of Other Indebtedness—Senior Credit Facilities".

(3)
Represents capital lease obligations and $6.4 million of industrial revenue bonds. In April 2001, we incurred a new capital lease obligation which had a balance of approximately $0.5 million as of July 1, 2001.

(4)
Represents the book value of the Company's stockholders' equity. The Company's common stock is publicly traded on the New York Stock Exchange. As of July 26, 2001, the market value of the Company's issued and outstanding common stock was approximately $446.0 million.

Selected Historical Financial Information

    The following table sets forth selected historical financial information for the Company and its subsidiaries as of and for each of the fiscal years ended September 30, 1996, 1997, 1998, 1999 and 2000 and as of and for the six-month periods ended March 31, 2000 and 2001.

    The selected historical financial information for the fiscal years ended September 30, 1998, 1999, and 2000 and as of September 30, 1999 and 2000 has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The selected financial information for each of the fiscal years ended September 30, 1996 and September 30, 1997 and as of September 30, 1996, 1997 and 1998 has been derived from our audited consolidated financial statements which are not included in this prospectus. The unaudited selected historical financial information as of and for the six-month periods ended March 31, 2000 and 2001 presented below has been derived from, and should be read in conjunction with, our unaudited condensed consolidated interim financial statements and the notes thereto included elsewhere in this prospectus, which in our opinion include all adjustments, consisting of normal recurring adjustments, which we consider necessary for the fair presentation of the financial position and results of operations of the Company and its subsidiaries for these periods. Operating results for the six-month periods ended March 31, 2001 are not necessarily indicative of results that may be expected for the entire fiscal year or any future period. The selected financial data set forth below also should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

    For information relating to the pro forma adjustments, see "Summary—Summary Historical Financial Information."

    On September 2, 1999, our Board of Directors approved a formal plan to dispose of the businesses included in our healthcare provider and franchising segment, and on September 10, 1999, we substantially completed such disposal. On October 4, 2000, we adopted a formal plan to dispose of the business included in our specialty managed healthcare segment, which plan we expect to be substantially completed by September 30, 2001. On January 18, 2001, we adopted a formal plan to dispose of the business included in our human services segment, and on March 9, 2001, we completed such disposal. Accordingly, the statement of operations information has been restated to reflect the healthcare provider, healthcare franchising, specialty managed healthcare and human services segments as discontinued operations.

Fiscal Year Ended September 30,	Six Months Ended March 31,
1996	1997	1998	1999	2000	2000	2001
(unaudited)
(dollars in thousands, except per share data)
Statement of Operations:
Net revenue(1)	$232,760	$375,541	$1,017,002	$1,465,918	$1,640,933	$789,881	$890,075
Costs and expenses
Salaries, cost of care and other operating expenses(2)	239,952	358,533	908,471	1,282,046	1,442,082	695,409	783,120
Equity in (earnings) loss of unconsolidated subsidiaries(3)	2,005	5,567	(12,795)	(20,442)	(9,792)	(6,382)	(28,223)
Depreciation and amortization	11,729	16,874	42,413	62,408	68,261	33,503	33,188
Interest, net(4)	48,584	46,438	76,505	93,752	97,286	48,245	48,897
Stock option expense (credit)	914	4,292	(5,623)	18	—	—	—
Managed care integration costs(5)	—	—	16,962	6,238	—	—	—
Special charges(6)	1,221	—	—	4,441	25,398	—	3,340
Income (loss) from continuing operations before income taxes, minority interest and extraordinary items	(71,645)	(56,163)	(8,931)	37,457	17,698	19,106	49,753
Provision for (benefit from) income taxes(7)	(29,155)	(22,961)	339	21,674	8,994	12,285	24,377
Income (loss) from continuing operations before minority interest and extraordinary items	(42,490)	(33,202)	(9,270)	15,783	8,704	6,821	25,376
Minority interest	4,531	6,856	4,094	630	114	31	52
Income (loss) from continuing operations before extraordinary items(8)	(47,021)	(40,058)	(13,364)	15,153	8,590	6,790	25,324
Discontinued operations:
Income (loss) from discontinued operations, net of income tax	79,404	44,813	27,096	36,958	(56,736)	(49,660)	5,167
Loss on disposal of discontinued operations, net of income tax benefit (provision) of $31,616 in 1999, $9,224 in 2000 and $(9,303) for the six months ended March 31, 2001	—	—	—	(47,423)	(17,662)	—	(12,103)
Income (loss) before extraordinary items	32,383	4,755	13,732	4,688	(65,808)	(42,870)	18,388
Extraordinary items—losses on early extinguishments of debt (net of income tax benefit of $3,503 in 1997 and $22,010 in 1998)	—	(5,253)	(33,015)	—	—	—	—
Net income (loss)	$32,383	$(498)	$(19,283)	$4,688	$(65,808)	$(42,870)	$18,388

Net income (loss) from continuing operations per common share available to common stockholders — Basic	$(1.52)	$(1.39)	$(0.44)	$0.48	$0.15	$0.17	$0.70

Net income (loss) from continuing operations per common share available to common stockholders — Diluted	$(1.52)	$(1.39)	$(0.44)	$0.48	$0.15	$0.17	$0.62

Other Financial Data:
EBITDA(9)	$767	$20,485	$132,111	$214,718	$218,068	$104,882	$141,813
Capital expenditures	38,801	33,348	44,213	48,119	36,924	15,303	11,116
Ratio of total debt to EBITDA	745.8	x	19.3	x	9.3	x	5.3	x	5.0	x	N/A	N/A
Ratio of earnings to fixed charges(10)	$(69,640)	$(50,596)	$(10,798)	1.3	x	1.1	x	1.3	x	1.4	x

	As of September 30,					As of March 31,
	1996	1997	1998	1999	2000	2000	2001
						(unaudited)
	(dollars in thousands)
Balance Sheet Data(11):
Cash and cash equivalents	$120,945	$372,878	$92,050	$37,440	$41,628	$36,357	$31,081
Current assets	338,150	507,038	399,724	374,927	319,653	337,912	247,221
Current liabilities	274,316	219,376	454,766	474,268	469,879	448,528	422,790
Property and equipment, net	495,390	109,214	177,169	120,667	112,612	117,222	91,474
Total assets	1,140,137	895,620	1,917,088	1,881,615	1,803,787	1,805,232	1,621,125
Total liabilities	1,018,320	737,370	1,728,655	1,684,919	1,617,489	1,596,431	1,415,004
Total long term debt (including
capital lease obligations)	566,307	391,693	1,202,613	1,114,189	1,063,928	1,107,394	972,231
Total debt (including capital lease
obligations)(12)	572,058	395,294	1,225,646	1,144,308	1,098,047	1,138,938	1,004,407
Redeemable preferred stock	—	—	—	—	57,834	55,321	60,315
Total stockholders' equity	121,817	158,250	188,433	196,696	128,464	153,480	145,806

(1)
Net revenue for the six months ended March 31, 2001 includes revenue of approximately $30.3 million in connection with the settlement of certain issues related to two contracts with TRICARE. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

(2)
Salaries, cost of care and other operating expenses for the six months ended March 31, 2001 include an adjustment of approximately $15 million to the estimate of claims incurred in prior years based on the results of our reduction in claims inventory. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six months ended March 31, 2001 compared to the six months ended March 31, 2000."

(3)
Equity in earnings of unconsolidated subsidiaries for the six months ended March 31, 2001 includes positive adjustments of approximately $20.7 million in connection with Choice's settlement of certain issues related to its contract with TRICARE. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview." For a discussion of cash distributions from unconsolidated subsidiaries, see the audited and unaudited consolidated statements of cash flows included elsewhere in this prospectus.

(4)
Net of interest income of $9,964, $9,044, $10,785, $10,404, $9,425, $4,028 and $6,635 in fiscal years 1996, 1997, 1998, 1999 and 2000 and the six months ended March 31, 2000 and 2001, respectively. Interest, net, on a pro forma basis (unaudited) for fiscal year 2000 and the six months ended March 31, 2001 was $98,213 and $47,865, respectively.

(5)
For a description of the managed care integration costs, see Note 10 to the audited consolidated financial statements included elsewhere in this prospectus.

(6)
For a description of the special charges, see Note 10 to the audited consolidated financial statements and Note I to the unaudited condensed consolidated financial statements included elsewhere herein.

(7)
Provision for income taxes includes a $9.1 million benefit which was recorded as a change in estimate during the fiscal year ended September 30, 2000 pursuant to an agreement with the Internal Revenue Service. See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus.

(8)
On a pro forma basis (unaudited), the repayment of $250 million of amounts outstanding under the Senior Credit Facilities with the proceeds of the Initial Notes offering results in a decrease to net income from continuing operations (before extraordinary items) of approximately $556 or $0.02 per common share dilutive and an increase to net income from continuing operations (before extraordinary items) of approximately $619 or $0.02 per common share dilutive for the year ended September 30, 2000 and the six months ended March 31, 2001, respectively.

(9)
EBITDA is defined as net revenue less salaries, cost of care and other operating expenses plus interest income and equity in (earnings) loss of unconsolidated subsidiaries. EBITDA is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for cash flow from operations, net income or other measures of performance as defined by accounting principles generally accepted in the United States or as a measure of our profitability or liquidity. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures or other discretionary uses. We understand that while a similar term is frequently used by security analysts, lenders and others in the evaluation of companies, our presentation of EBITDA may not be comparable to other similarity titled captions of other companies due to differences in the method of calculation. EBITDA as defined above differs from EBITDA for purposes of our debt obligations.

(10)
For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest and pretax earnings required to pay preferred stock dividends. In fiscal years 1996, 1997 and 1998, we had a deficiency of earnings to fixed charges.

(11)
Balance sheet data include assets and liabilities of discontinued operations. See Note 3 to the audited consolidated financial statements and Note G to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

(12)
In April 2001, we incurred a new capital lease obligation which had a balance of approximately $519 as of July 1, 2001.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

    You should read the following discussion of our financial condition and results of operations together with the financial statements and the notes to such statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

    Prior to June 1997, we derived the majority of our revenue from operating psychiatric hospitals that provided behavioral healthcare services in an inpatient setting. During the first quarter of fiscal year 1996, we acquired a 61% ownership interest in Green Spring, a managed care company specializing in mental health and substance abuse/dependence services. At that time, we intended to become a fully integrated behavioral healthcare provider by combining the behavioral managed healthcare products offered by Green Spring with the direct treatment services offered by our psychiatric hospitals. During the second quarter of fiscal year 1998, the minority stockholders of Green Spring converted their 39% ownership interest in Green Spring into an aggregate of 2,831,516 shares of our common stock and Green Spring became our wholly owned subsidiary.

    Subsequent to our acquisition of Green Spring, the growth of the behavioral managed healthcare industry accelerated. We concluded that the behavioral managed healthcare industry offered growth and earnings prospects superior to those of the psychiatric hospital industry. Therefore, we decided to sell our domestic psychiatric facilities to obtain capital for expansion of our behavioral managed healthcare business.

    In June 1997, we sold substantially all of our domestic acute-care psychiatric hospitals and residential treatment facilities (collectively, the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities Company ("Crescent") for approximately $400 million, net of approximately $16 million in costs (the "Crescent Transactions") and used approximately $200 million of the proceeds to reduce our long-term debt, including borrowings under our then-existing credit agreement. Simultaneously with the sale of the Psychiatric Hospital Facilities, we and Crescent Operating, Inc. ("COI"), an affiliate of Crescent, formed CBHS to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities we transferred to CBHS. We retained a 50% ownership interest in CBHS; the other 50% of the ownership interest in CBHS was owned by COI.

    During fiscal year 1999, we substantially completed our exit from the healthcare provider and franchising businesses. In April 1999, we sold our European psychiatric provider operations to Investment AB Bure of Sweden for approximately $57.0 million. On September 10, 1999, we consummated the transfer of certain assets and other interests pursuant to a Letter Agreement dated August 10, 1999 with Crescent, COI and CBHS. Under the Letter Agreement, we redeemed 80% of our common interest and all of our preferred interest in CBHS, agreed to transfer to CBHS our interests in five of our six hospital-based joint ventures ("Provider JVs") and related real estate as soon as practicable, transferred certain assets to CBHS, agreed to pay $2.0 million to CBHS in 12 equal monthly installments beginning on the first anniversary of the closing date, transferred our healthcare franchising interest to CBHS and forgave unpaid franchise fees of approximately $115 million (the "CBHS Transaction"). In addition, CBHS became obligated to indemnify us for 20% of up to the first $50 million (i.e., $10 million) of expenses, liabilities, and settlements, if any, related to government investigations for events that occurred prior to June 17, 1997. CBHS would be required to pay us a maximum of $500,000 per year under such indemnification. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

    The CBHS Transaction, together with the formal plan of disposal authorized by our Board of Directors on September 2, 1999, represents the disposal of our healthcare provider and healthcare franchising business segments for the purposes of APB 30.

    On February 16, 2000, CBHS filed a voluntary petition for relief of indebtedness under Chapter 11 of the United States Bankruptcy Code. In connection with the bankruptcy proceedings, CBHS indicated that it believed that it had certain claims against us regarding certain previous transactions. During April of 2001, we entered into an agreement with CBHS that would provide us with a full release of all claims. The agreement was approved by the bankruptcy court in April 2001. Under the agreement, (i) we are released from all obligations to CBHS; (ii) we obtained the economic value of the five Provider JVs that were previously conveyed to CBHS; and (iii) we are to pay CBHS approximately $26 million over a period of 270 days from the date the agreement was approved by the bankruptcy court. The amounts due under the agreement are anticipated to be funded primarily through proceeds from the sale of our interest in the Provider JVs and from amounts previously withheld from CBHS for services provided.

    Our original plan of disposal contemplated that the disposition of all Provider JV interests would take place within twelve months of September 2, 1999. We, with the cooperation of our joint venture partners and CBHS, have closed two of the five hospital-based joint ventures, sold the assets and operations of one of the joint ventures during the second quarter of fiscal 2001 and are currently negotiating to sell our interest in the remaining joint ventures.

    The Crescent Transactions provided us with approximately $200 million of net cash proceeds, after debt repayment, for use in implementing our business strategy of expanding our managed care operations. We used the proceeds to finance the acquisition of Allied (which became part of our specialty managed healthcare segment) as well as two important acquisitions in managed behavioral healthcare (collectively, the "Managed Care Acquisitions"). We summarize below the Managed Care Acquisitions and related transactions:

    Human Affairs International, Incorporated Acquisition.  On December 4, 1997, we consummated the purchase of Human Affairs International, Incorporated ("HAI"), formerly a unit of Aetna, for approximately $122.1 million, which we funded from cash on hand. HAI managed behavioral healthcare programs primarily through EAPs and other behavioral managed healthcare plans. We may be required to make two additional contingent payments of up to $60.0 million annually to Aetna through 2003. We have made additional purchase price payments totaling $120 million through September 30, 2000 and paid an additional $60.0 million in the second quarter of fiscal 2001. The amount and timing of the payments will be contingent upon the number of HAI's covered lives in specified products. The amount of these additional payments has been included in goodwill and future payments, if any, will be recorded as goodwill and identifiable intangible assets. See "—Liquidity and Capital Resources."

    Merit Acquisition.  On February 12, 1998, we consummated the acquisition of Merit Behavioral Care Corporation ("Merit") for cash consideration of approximately $450 million plus the repayment of Merit's debt for total consideration of approximately $770 million. Merit managed behavioral healthcare programs across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies and various state Medicaid programs. In connection with the consummation of the Merit acquisition, we entered into the Credit Agreement, providing for the Revolving Facility and the Term Loan Facility which provided for borrowings of up to $700 million and we issued the Subordinated Notes pursuant to the Subordinated Notes Indenture. See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

    In connection with the Managed Care Acquisitions, we implemented the Managed Integration Plan starting in fiscal year 1998 to combine and integrate our behavioral managed healthcare organizations and our specialty managed care organizations. The plan included the elimination of duplicate staffing and facilities and the standardization of business practices and information technology platforms. We recorded certain liabilities and charges in fiscal 1998 and 1999 related to the Managed Integration Plan. See Note 10 to the audited consolidated financial statements included elsewhere in this prospectus.

    On October 4, 2000, we adopted a formal plan to exit from the businesses included in our specialty managed healthcare segment through the sale and/or abandonment of these businesses and related assets. The specialty managed healthcare segment includes the businesses acquired in conjunction with the purchase of Vivra, Inc. ("Vivra") which was consummated February 29, 2000 and Allied which was consummated on December 5, 1997. The purchase price for Vivra was $10.25 million. We paid approximately $54.5 million for Allied. We have exited or given notice of termination of all contracts related to our specialty managed healthcare business, have terminated a substantial part of the employees in that business and have sold, divested or entered into agreements for the sale or divestiture of all remaining interests associated with that business. We expect to substantially complete the planned exit from this business by September 30, 2001.

    On January 18, 2001, our Board of Directors approved, and we entered into a definitive agreement for, the sale of the stock of Mentor, which represents the business and interests that comprised our human services segment. The sale of Mentor was completed on March 9, 2001 and represents the disposal of our human services segment. We received approximately $113 million in consideration, net of approximately $2 million in transaction costs. Our consideration consisted of approximately $103 million in cash and $10 million in the form of an interest-bearing note. We also assumed liabilities of approximately $3.0 million. Approximately $50 million of the proceeds were used to retire loans under the Term Loan Facility as required by the Credit Agreement, with the remainder used to reduce amounts outstanding under the Revolving Facility. The human services we provided through Mentor included specialty home-based healthcare services provided through "mentor" homes, as well as residential and day treatment services for individuals with acquired brain injuries and for individuals with mental retardation and developmental disabilities.

    APB 30 requires that the results of continuing operations be reported separately from those of discontinued operations for all periods presented and that any gain or loss from disposal of a segment of a business be reported in conjunction with the related results of discontinued operations. Accordingly, we have restated our results of operations for all prior periods related to the healthcare provider and franchising, specialty managed healthcare and human services business segments. We recorded an after-tax loss on disposal of our healthcare provider and franchising business segments of approximately $47.4 million (primarily non-cash) in fiscal year 1999, an after-tax loss of $17.7 million on the disposal of our specialty managed healthcare segment in the fourth quarter of fiscal year 2000 and an after-tax loss on the discontinuance of our human services segment of approximately $12.0 million in the three months ended December 31, 2000.

    As described above, we have undertaken a strategy of disposing of or shutting down the assets and operations that previously constituted our healthcare provider and franchising segments, our human services segment and our specialty managed healthcare segment. As of March 31, 2001 we have disposed of our human services segment in its entirety, and have taken the majority of the actions necessary to complete the disposal of or shutting down of our healthcare provider and franchising segments and our specialty managed healthcare segment but still have certain assets and liabilities of these two segments on our balance sheet. These remaining assets and liabilities are described in Note 3 to the audited consolidated financial statements and Note G to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. As of March 31, 2001, we have recorded reserves on our balance sheet for our estimates of all future losses and expenses of disposal or shutdown of these remaining operations, as well as for all operational losses we expect to incur prior to the completion of disposal or shutdown. However, there can be no assurance that the reserves we have established will prove to be adequate. In the event that any future losses or expenses exceed the amount we have currently reserved for them on our balance sheet, we will be required to record additional losses on disposal of discontinued operations or losses from discontinued operations in our income statement.

    We are currently engaged in the behavioral managed healthcare business. We coordinate and manage the delivery of behavioral healthcare treatment services through our network of providers, which includes psychiatrists, psychologists and other medical professionals. The treatment services provided through these provider networks include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services) inpatient treatment and crisis intervention services. We provide these services primarily through: (i) risk-based products, where we assume all or a portion of the responsibility for the cost of providing treatment services in exchange for a fixed per member per month fee, (ii) ASO products, where we provide services such as utilization review, claims administration or provider network management, (iii) EAPs and (iv) products which combine features of some or all of our risk-based, ASO, or EAP products.

    At March 31, 2001, we managed the behavioral healthcare benefits of approximately 69.7 million individuals.

    Both we and Premier Behavioral Health Systems of Tennessee, LLC (Premier) in which we own a 50% interest separately contract with the State of Tennessee to manage the behavioral healthcare benefits for the State's TennCare program ("TennCare Contracts"). Our direct contract (exclusive of Premier) represented approximately 13.8% and 13.6% of our net revenue in fiscal 2000 and the six-month period ended March 31, 2001, respectively. Prior to July 2000 the TennCare Contracts contained provisions that limit our profits in a particular period, but allow us to exceed these profit limits to recoup any losses accumulated from prior periods. An amendment to the contracts in July 2000 eliminated the ability to recoup prior period losses. Our profit under the TennCare Contracts benefited during fiscal 1999 and, to a lesser extent, during fiscal 2000 from the ability to recoup prior period losses. Our earnings under the TennCare Contracts was lower in fiscal 2000 than in fiscal 1999 as a result of these contract provisions and accruals for potential losses related to litigation involving Premier. See Note 12 to the audited consolidated financial statements and Note H to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

    We currently provide mental health and substance abuse services, as a subcontractor, for beneficiaries of TRICARE. The fixed monthly amounts that we receive for medical costs under TRICARE contracts are subject to retroactive adjustment ("TRICARE Adjustments") based upon actual healthcare utilization during the period known as the "data collection period". We recorded reserves of approximately $51.8 million, $22.6 million and $2.7 million as of September 30, 1999 and 2000 and March 31, 2001, respectively, for TRICARE Adjustments. During the first quarter of fiscal year 2000, we reached a settlement agreement with a contractor under one of our TRICARE contracts whereby we agreed to pay approximately $38.1 million to the contractor during the quarter ended December 31, 1999. During the first two quarters of fiscal year 2001, we and the contractors under our TRICARE contracts agreed to favorable settlements of our joint appeals of the Department of Defense's retroactive adjustments and other contractual issues, resulting in us receiving $30.3 million. While management believes that the present reserve for TRICARE Adjustments is reasonable, ultimate settlement resulting from the adjustment and available appeal process may vary from the amounts provided. Choice Behavioral Health Partnership ("Choice"), one of our 50% joint ventures, also participates as a subcontractor to TRICARE. During the second quarter of fiscal year 2001, Choice and its contractor also agreed to a favorable settlement of a joint appeal to the Department of Defense's retroactive adjustment, resulting in Choice receiving approximately $50 million, of which $8.6 million relates to periods subsequent to March 31, 2001.

Results of Operations

    Our operating results for behavioral managed healthcare are subject to significant fluctuations on a quarterly basis. These fluctuations may result from: (i) changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns; (ii) performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures; (iii) retroactive contractual adjustments under commercial contracts and TRICARE contracts; (iv) retrospective membership adjustments; (v) timing of implementation of new contracts and enrollment changes; (vi) pricing adjustments upon long-term contract renewals; and (vii) changes in estimates regarding medical costs and incurred but not yet reported medical claims.

  Six months ended March 31, 2001 compared to the six months ended March 31, 2000

    Net Revenue.  Net revenue increased 12.7%, or $100.2 million, to $890.1 million for the six-month period ended March 31, 2001. The increase in net revenue was primarily due to increased membership from existing and new contracts, revenue of approximately $30.3 million in connection with the settlement of certain issues related to two contracts with TRICARE and increases in rates. Total covered lives increased 5.0%, or 3.3 million, to 69.7 million at March 31, 2001. The increase in total covered lives excludes 2.2 million lives which were transferred in conjunction with the sale of our Canadian and provider businesses.

    Salaries, Cost of Care and Other Operating Expenses.  Salaries, cost of care and other operating expenses increased 12.6%, or $87.7 million, to $783.1 million for the six-month period ended March 31, 2001. The six-month period ended March 31, 2001 was impacted by an adjustment of approximately $15.0 million to our estimate of the estimated claims incurred in prior years based on the results of our reduction in claims inventory and other claims processing improvements. The increase was also due to increased care costs resulting from shifts in membership between benefit products in certain select contracts, membership growth, new contracts and an increase in employee incentive compensation accruals resulting from increased earnings as compared to the six-month period ended March 31, 2000.

    Equity in Earning of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries increased 342.2%, or $21.8 million, to $28.2 million in the six-month period ended March 31, 2001. During the six-month period ended March 31, 2001, we recorded approximately $20.7 million in connection with the settlement of certain issues related to Choice's contract with TRICARE. The remaining increase is primarily attributable to increased earnings of Choice offset by decreased earnings of Premier, which resulted primarily from an increase in legal accruals related to certain litigation in the six-month period ended March 31, 2001.

    Depreciation and Amortization.  Depreciation and amortization decreased 0.9%, or $0.3 million, to $33.2 million for the six-month period ended March 31, 2001 from $33.5 million in the six-month period ended March 31, 2000. The decrease is primarily attributable to assets fully depreciated during the current year period and the write-off and sale of certain assets subsequent to the six-month period ended March 31, 2000.

    Interest, net.  Interest expense, net, increased 1.5%, or $0.7 million, to $48.9 million for the six-month period ended March 31, 2001, from $48.2 million in the six-month period ended March 31, 2000, primarily due to higher borrowing rates (effective with our Credit Agreement amendment in August, 2000) in the six-month period ended March 31, 2001 offset by lower average borrowings.

    Other Items.  We recorded special charges of $3.3 million in the six-month period ended March 31, 2001 related to the loss on the sale of our Canadian subsidiary. See Note I to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

    Our effective income tax rate decreased to 49.0% for the six-month period ended March 31, 2001, from 64.3% for the six-month period ended March 31, 2000. The decrease is primarily attributable to our increased level of earnings in the six-month period ended March 31, 2001 relative to the amount of non-deductible goodwill amortization expense associated with certain acquisitions.

    Discontinued Operations.  The following table summarizes income (loss) from discontinued operations, net of tax for the six months ended March 31, 2000 and 2001 (in thousands):

	2000	2001
Healthcare provider segment	$—	$256
Specialty managed healthcare segment	(54,347)	3,160
Human services segment	4,687	1,751

	$(49,660)	$5,167

    Income from the healthcare provider segment for the six-month period ended March 31, 2001 is a result of positive settlement of outstanding Medicare and Medicaid cost reports and collection of certain receivables previously written off offset by the cost of collections and settlement of other liabilities.

    The income from the specialty managed healthcare segment for the six-month period ended March 31, 2001 represents the settlement of obligations for less than the amounts previously estimated. During the six-month period ended March 31, 2000, we recorded a $58.2 million impairment of long-lived assets which adversely affected the segment's profitability. See Note G to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. We are currently continuing our planned exit from the specialty managed healthcare segment and anticipate substantial completion of this effort no later than September 30, 2001.

    Income from the human services segment was $1.8 million for the six-month period ended March 31, 2001 compared to $4.7 million in the six-month period ended March 31, 2000. The decrease is primarily a result of accrual of operating results in conjunction with the recording of the loss on disposal and approval of the plan of disposal. In addition, we recorded an estimated loss on disposal of the human service segment of approximately $12.1 million during the six-month period ended March 31, 2001. This loss is comprised of an estimated pre-tax loss of $2.8 million and tax provision of $9.3 million. The tax provision results from a lower tax basis, primarily due to approximately $26.1 million of goodwill that has no tax basis. The loss may change based upon a potential adjustment to the purchase price based on working capital as provided for in the sale agreement to be determined during our third or fourth quarters. See Note G to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

  Fiscal 2000 compared to Fiscal 1999

    Net Revenue.  Net revenue increased 11.9%, or $175.0 million, to $1.64 billion for fiscal 2000. The increase in net revenue was impacted by the 1999 period benefiting from net favorable adjustments of approximately $9.8 million in connection with settlements of certain retroactive issues related to customer contracts, as opposed to a net $1.4 million in similar favorable adjustments in fiscal 2000. Excluding the retroactive adjustments, net revenue increased approximately 12.6% which is primarily attributable to (i) increased membership growth, (ii) positive rate changes and (iii) new contracts. The revenue increases generated from new contracts were primarily driven by new public sector contracts initiated in Pennsylvania and Texas. Total covered lives increased 6.9%, or 4.6 million, to 71.0 million at September 30, 2000.

    Salaries, Cost of Care and Other Operating Expenses.  Salaries, cost of care and other operating expenses increased 12.5%, or $160.0 million, to $1.44 billion for fiscal 2000. The increase in operating expenses is a direct result of increased membership growth and new contracts, along with losses and reduced profitability on certain public sector contracts.

    Equity in Earnings of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries decreased 52.1%, or $10.7 million, to $9.8 million in fiscal 2000. This decrease was a result of the decreased earnings of Premier, in which the Company maintains a 50% interest. The decrease in Premier's profitability was primarily a result of the 1999 period benefiting from positive contractual rate adjustments and an increase in accruals for potential losses from certain legal actions in the 2000 period.

    Depreciation and Amortization.  Depreciation and amortization increased 9.5%, or $5.9 million, to $68.3 million for fiscal 2000, from $62.4 million in fiscal 1999. The increase was primarily attributed to depreciation related to recent capital expenditures and amortization related to the additional purchase price payment of $60 million with respect to the HAI acquisition made in fiscal 2000. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus

    Interest, Net.  Interest expense, net, increased 3.7%, or $3.5 million, to $97.3 million for fiscal 2000, from $93.8 million in fiscal 1999. The increase was primarily the result of higher borrowing rates during fiscal 2000.

    Other Items.  We recorded special charges of $25.4 million during fiscal 2000 which included: (i) $4.5 million of severance and lease termination costs and $15.8 million of impairment of certain long lived assets related to the closure of offices in connection with the psychiatric practice management business and (ii) $7.0 million of severance and lease termination costs related to the restructuring of the corporate function and certain behavioral managed healthcare sites, which were offset in part by a $1.9 million non-recurring gain on the sale of the corporate aircraft.

    Our effective tax rate was 50.8% for fiscal 2000. The effective tax rate exceeds statutory rates due primarily to non-deductible goodwill amortization resulting primarily from acquisitions, offset by reductions in reserve estimates of approximately $9.1 million related to settlements with the Internal Revenue Service (the "IRS") during the fourth quarter of fiscal 2000.

    Discontinued Operations.  The following tables summarize, for the periods indicated, income (loss) from discontinued operations, net of tax (in thousands):

Segment	1999	2000
Healthcare provider segment	$32,883	$—
Healthcare franchising segment	(3,238)	—
Specialty managed healthcare segment	(1,320)	(65,221)
Human services segment	8,633	8,485

	$36,958	$(56,736)

    Income from the healthcare provider segment decreased 100%, or $32.9 million, to $0 for fiscal 2000 compared to $32.9 million for fiscal 1999. The decrease is primarily attributable to (i) the net effect of our sale of European hospital operations in April 1999, which included a gain on sale of $14.4 million, net of tax, (ii) income of $8.8 million, net of tax, from cost report settlements related primarily to the resolution of Medicare cost report matters in the fourth quarter of fiscal 1999 associated with our sale of the Psychiatric Hospital Facilities, and (iii) discontinuance of all significant activities related to this segment in fiscal 2000. We ceased all activities related to our healthcare franchising segments during fiscal 1999.

    The loss from the specialty managed healthcare segment increased $63.9 million, to a loss of $65.2 million, net of tax, for fiscal 2000 compared to a loss of $1.3 million, net of tax, for fiscal 1999.

During fiscal 2000 we recorded: (i) a pre-tax charge of $58.2 million in the second quarter related to the impairment of long-lived assets; (ii) pre-tax operating losses of approximately $41.1 million prior to the discontinued operations measurement date; and (iii) a federal tax benefit of $34.1 million. The operating losses were attributable to: (i) performance of certain risk-based contracts; (ii) cost to exit risk-based contracts including provision for uncollectible receivables and additional contractual liabilities; and (iii) severance and shut down costs incurred in conjunction with the wind down of operations.

    Income from the human services segment decreased 1.2%, or $0.1 million, to $8.5 million for fiscal 2000, compared to $8.6 million for fiscal 1999. The decrease is primarily attributable to increased operating expenses related to (i) an increase in placements, (ii) decreased profitability and exit costs related to certain contracts and operations, and (iii) increased spending on conversion of computer systems. The increase in expenses was partially offset by a corresponding increase in revenues from increased placements and business acquisitions.

    We recorded a loss on disposal of discontinued operations of approximately $17.7 million, net of tax benefit of $9.2 million, at the end of fiscal 2000. This loss represents the additional cost incurred as a result of the plan adopted on October 4, 2000 to fully exit the specialty managed healthcare segment. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus. The pre-tax loss is comprised of a $17.1 million impairment of the remaining long-lived assets and $9.8 million in lease terminations and other exit costs as defined by Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB 30).

  Fiscal 1999 compared to Fiscal 1998

    Net Revenue.  Net revenue increased 44.1%, or $448.9 million, to $1.47 billion for fiscal 1999. Net revenue in fiscal 1999 benefited from net favorable adjustments of approximately $9.8 million in connection with settlements of certain retroactive issues related to customer contracts. Excluding the retroactive adjustments, net revenue increased approximately 43.2%, which is primarily from (i) the acquisition of HAI and Merit in fiscal 1998, (ii) increased enrollment related to existing customers, (iii) expanded services and lives under management with certain public sector customers, and (iv) new business development. Total covered lives increased 7.8%, or 4.8 million, to 66.4 million at September 30, 1999.

    Salaries, Cost of Care and Other Operating Expenses.  Salaries, cost of care and other operating expenses increased 41.1%, or $373.6 million, to $1.28 billion for fiscal 1999. This increase is directly related to the revenue increases noted above.

    Equity in Earnings of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries increased 59.4%, or $7.6 million, to $20.4 million in fiscal 1999. The 1999 period benefited from positive contractual rate adjustments for Premier and improved performance of Choice.

    Depreciation and Amortization.  Depreciation and amortization increased 47.2%, or $20.0 million, to $62.4 million for fiscal 1999, from $42.4 million in fiscal 1998. The increase was primarily attributed to (i) the acquisition of HAI and Merit in fiscal 1998, (ii) depreciation related to capital expenditures and (iii) amortization related to the additional purchase price payment of $60.0 million to Aetna with respect to the HAI acquisition made in fiscal 1999.

    Interest, Net.  Interest expense, net, increased 22.6%, or $17.3 million, to $93.8 million for fiscal 1999, from $76.5 million in fiscal 1998. The increase was primarily the result of interest expense incurred on borrowings used to fund the Merit acquisition and related transactions in fiscal 1998.

    Other Items.  Stock option expense for fiscal 1999 was not material compared to a credit of $5.6 million in fiscal 1998 primarily due to fluctuations in the market price of our stock in fiscal 1998.

    We recorded managed care integration costs of $6.2 million for fiscal 1999 in connection with the Managed Integration Plan, compared to $17.0 million in fiscal 1998. For a more complete discussion of managed care integration costs, see "—Overview" and Note 10 to the audited consolidated financial statements included elsewhere in this prospectus.

    We recorded special charges of $4.4 million during fiscal 1999 related primarily to the loss on disposal of an office building, executive severance and costs associated with moving our corporate headquarters from Atlanta, Georgia to Columbia, Maryland.

    Our effective income tax rate was 57.9% for fiscal 1999. The effective income tax rate exceeds statutory rates due primarily to non-deductible goodwill amortization resulting from acquisitions.

    Minority interest decreased $3.5 million, to $0.6 million during fiscal 1999 primarily as a result of the Green Spring minority stockholder conversion in fiscal 1998.

    Discontinued Operations.  The following tables summarize, for the periods indicated, income (loss) from discontinued operations, net of tax (in thousands):

Segment	1998	1999
Healthcare provider segment	$12,132	$32,883
Healthcare franchising segment	8,399	(3,238)
Specialty managed healthcare segment	457	(1,320)
Human services segment	6,108	8,633

	$27,096	$36,958

    Income from the healthcare provider segment increased 171.0%, or $20.8 million, to $32.9 million for fiscal 1999 compared to $12.1 million for fiscal 1998. The increase is primarily attributable to (i) the net effect of our sale of our three European hospitals in April 1999, which included a gain on sale of $14.4 million, net of tax, (ii) increases in income of $8.8 million, net of tax, from cost report settlements related primarily to the resolution of Medicare cost report matters in the fourth quarter of fiscal 1999 associated with our sale of the Psychiatric Hospital Facilities, and (iii) increases in income of $4.8 million, net of tax, related to adjustments to accounts receivable collection fee reserves recorded in connection with the Crescent Transactions, offset by reductions in adjustments to income of $2.5 million, net of tax, related to updated actuarial estimates of malpractice claims. In March 1998, we and certain of our subsidiaries entered into agreements with COI and CBHS to, among other things, sell our healthcare franchising operations, certain domestic provider operations and certain other assets and operations. In August 1998, we announced the termination of our discussions with COI for the sale, and in connection with the termination, we recorded a charge of approximately $3.5 million in fiscal 1998. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

    Income from the healthcare franchising segment decreased $11.6 million, net of tax, to a loss of $3.2 million, net of tax, for fiscal 1999 compared to income of $8.4 million, net of tax, for the same period in 1998. The decrease was primarily attributable to the declining operating performance of CBHS, which resulted in our recording and collecting no franchise fees from CBHS in fiscal 1999.

    Income from the specialty managed healthcare segment decreased $1.8 million, to a loss of $1.3 million, net of tax, for fiscal 1999 compared to income of $0.5 million, net of tax, for the same period in 1998. The decrease is primarily a result of a loss of a significant customer at the end of 1998 and increased administrative spending during 1999.

    Income from the human services segment increased $2.5 million, or 41.0%, to $8.6 million for fiscal 1999, compared to $6.1 million for fiscal 1998. The increase was primarily attributable to acquisitions consummated in fiscal 1998 and fiscal 1999 and internal growth, offset by reductions in revenue and profit at one acquired business in fiscal 1999 as a result of rate and placement reductions from a state agency.

    We recorded a loss on disposal of discontinued operations of approximately $47.4 million during fiscal 1999 as a result of the CBHS Transactions. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

    Extraordinary Item.  We recorded an extraordinary loss on early extinguishment of debt of approximately $33.0 million, net of tax, during fiscal 1998, related primarily to refinancing our long-term debt in connection with the Merit acquisition.

Liquidity and Capital Resources

    Operating Activities.  Net cash provided by our operating activities was $40.3 million and $25.7 million for the six months ended March 31, 2001 and 2000, respectively. During the six months ended March 31, 2001, operating cash flows: (i) were negatively impacted by approximately $18.7 million of cash outflows associated with the specialty managed healthcare and healthcare provider segments and severance and other exit costs accrued during the fourth quarter of fiscal 2000; (ii) benefited by approximately $30.0 million related to settlement of certain contract issues with a customer; and (iii) were unfavorably affected by increased medical claims payments resulting from the reduction of claims inventory in connection with improved customer service initiatives. During the six months ended March 31, 2000, non-recurring cash inflows of approximately $24.0 million related to healthcare provider cost report settlements and non-recurring cash payments totaling $38.1 million related to TRICARE Adjustments were incurred.

    Our net cash provided by (used in) operating activities was $(4.2) million, $41.9 million and $86.7 million for fiscal 1998, 1999 and 2000, respectively. The increase in cash provided by operating activities in fiscal 2000 compared to fiscal 1999 resulted primarily from (i) a $22.6 million reduction of liability related to the unpaid claims portfolio transfer consummated during fiscal 1999 (see Note 12 to the audited consolidated financial statements included elsewhere in this prospectus); (ii) improved collection of accounts receivable in fiscal 2000 including amounts in connection with Medicare cost reports related to the discontinued psychiatric hospital business; and (iii) increases in medical claims payables, and offset by (iv) non-recurring cash payments totaling $38.1 million related to TRICARE Adjustments incurred in fiscal 2000. The increase in cash provided by operating activities in fiscal 1999 compared to fiscal 1998 was primarily the result of reduction in income taxes paid, net of refunds received, of $10.8 million, and increases in cash flows from operations as a result of the HAI and Merit acquisitions, offset by reductions in healthcare franchise fees collected from CBHS of $40.6 million, changes in reserve for unpaid claims of $11.0 million and increases in interest paid of $6.9 million.

    Investing Activities.  Capital expenditures decreased 27.4%, or $4.2 million, to $11.1 million for the six-month period ended March 31, 2001, compared to $15.3 million in the six-month period ended March 31, 2000. The decrease was primarily a result of increased capital requirements in the six-month period ended March 31, 2000 related to integration and system enhancement activities and deferral of capital projects in the six-month period ended March 31, 2001. The increase in distributions from unconsolidated subsidiaries is a result of increased earnings of Choice. Additionally, we received distributions of approximately $25 million from Choice in the third quarter of fiscal 2001 related to the settlement of certain contract issues agreed to during the second quarter of fiscal 2001. During the six-month period ended March 31, 2001 we had net cash proceeds of: (i) $8.5 million related to the sale of our Canadian subsidiary; (ii) $91.9 million related to the sale of Mentor (net of $11.6 million in cash conveyed), and (iii) $2.5 million from the sale of other assets, including a hospital based joint venture.

    During both the six-month period ended March 31, 2000 and the six-month period ended March 31, 2001, we paid contingent purchase consideration to Aetna related to previously acquired businesses.

    We utilized $44.2 million, $48.1 million and $36.9 million during fiscal 1998, 1999 and 2000, respectively, for capital expenditures. The increase in fiscal 1999 was the result of our transition to the managed care business from the provider business.

    We used $1.05 billion, $69.5 million and $68.6 million during fiscal 1998, 1999 and 2000, respectively, net of cash acquired, for acquisitions and investments in businesses. This included primarily managed care acquisitions and human services acquisitions in fiscal 1998 and additional purchase price consideration of $60.0 million paid to Aetna in connection with the HAI acquisition in fiscal 1999 and 2000.

    We recorded a reduction in cash of $21.1 million in fiscal 1999 in connection with the adoption of new accounting pronouncements that required us to change to the equity method of accounting for certain hospital joint ventures that had previously been consolidated. See "Recent Accounting Pronouncements."

    We received distributions from unconsolidated subsidiaries of $11.4 million, $22.0 million and $14.3 million in fiscal 1998, 1999 and 2000, respectively. Distributions received from Choice were $11.4 million, $13.0 million and $14.1 million in fiscal 1998, 1999 and 2000 respectively, with the remaining distributions being received from other unconsolidated subsidiaries in fiscal 1999 and 2000.

    We received proceeds from the sale of assets of $11.9 million, $54.2 million and $3.3 million in fiscal 1998, 1999 and 2000, respectively. The sales proceeds were generated primarily from (i) the sale of hospital real estate related to closed hospitals retained by us in fiscal 1998, (ii) the sale of the European psychiatric provider operations in fiscal 1999, and (iii) sale of the corporate aircraft in fiscal 2000.

    Financing Activities.  We made net repayments of $93.6 million of indebtedness outstanding under the Revolving Facility and the Term Loan Facility during the six-month period ended March 31, 2001 including the application of proceeds from the sale of Mentor. We used approximately $100.3 million of the proceeds of the Mentor sale to reduce debt outstanding. As of March 31, 2001, we had $115.7 million of availability under the Revolving Facility, giving effect to the reduction of availability due to $34.3 million of outstanding stand-by letters of credit. We were in compliance with all debt covenants as of March 31, 2001.

    We completed the sale of 59,063 shares of Series A Redeemable Preferred Stock to TPG Partners II and its affiliates during fiscal 2000, for a total price of approximately $54.0 million, net of issuance costs. Approximately 50% of the net proceeds were used to reduce debt outstanding under the Term Loan Facility with the remaining 50% being used for general corporate purposes. See Note 7 to the audited consolidated financial statements and Note K to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

    We borrowed approximately $1.2 billion, $76.8 million and $59.6 million during fiscal 1998, 1999 and 2000, respectively. The fiscal 1998 borrowings primarily funded the Merit Acquisition with the remaining amounts representing borrowings under the Revolving Facility for short-term capital needs. The fiscal 1999 and 2000 borrowings were primarily draws under the Revolving Facility for short-term capital needs.

    We repaid approximately $438.6 million, $156.0 million and $110.3 million of debt and capital lease obligations during fiscal 1998, 1999 and 2000, respectively. The fiscal 1998 repayments related primarily to the extinguishment of our outstanding notes and Merit's outstanding notes as part of the Merit acquisition. The fiscal 1999 and 2000 payments were for Term Loan Facility principal amortization and required Term Loan Facility principal payments primarily with proceeds from the sale of the European hospitals and the TPG investment.

    On November 1, 1996, we announced that our board of directors had approved the repurchase of an additional 3.0 million shares of common stock from time to time subject to the terms of our then current credit agreements. During fiscal 1998, we repurchased approximately 0.7 million shares of our common stock for approximately $14.4 million.

    Debt Service Obligations.  The interest payments on the notes and our $625.0 million Subordinated Notes and interest and principal payments on indebtedness outstanding pursuant to our $700.0 million Credit Agreement represent significant liquidity requirements for us. Borrowings under the Credit Agreement bear interest at floating rates and require interest payments on varying dates depending on the interest rate option we select. As of March 31, 2001, our borrowings under the Credit Agreement included $370.0 million outstanding under the Term Loan Facility and $0 outstanding under the Revolving Facility. As of March 31, 2001, prior to the offering of the Initial Notes, we were required to repay the principal amount of borrowings outstanding under the Term Loan Facility and the principal amount of the Subordinated Notes in the years and amounts set forth in the following table (in millions):

Fiscal Year	Remaining Principal Amount
2001	$11.4
2002	42.0
2003	74.7
2004	119.9
2005	99.9
2006 and beyond	647.1

    For information on the payment schedule after giving effect to the offering of the Initial Notes see "Description of Other Indebtedness."

    In addition, any amounts outstanding under the Revolving Facility mature in February 2004. We had no outstanding borrowings and $34.3 million in letters of credit under the Revolving Facility as of March 31, 2001.

    Potential Purchase Price Adjustments.  In December 1997, we purchased HAI from Aetna for approximately $122.1 million, excluding transaction costs. In addition, we incurred the obligation to make contingent payments to Aetna which may total up to $60.0 million annually over the five-year period subsequent to closing. We may be obligated to make contingent payments under two separate calculations, which are primarily based upon membership levels during the "Contract Year" and are calculated at the end of the contractual year. "Contract Year" means each of the twelve-month periods ending on the last day of December in 1998, 1999, 2000, 2001, and 2002.

    We paid $60.0 million to Aetna for each of the Contract Years ended December 31, 1998, 1999 and 2000. The full $60.0 million payment related to the Contract Year ended December 31, 2000 was paid during the second quarter of fiscal 2001.

    By virtue of acquiring Merit, we are required to make certain payments to the former shareholders of CMG Health, Inc. ("CMG"), a managed behavioral healthcare company that was acquired by Merit in September 1997. Such contingent payments and other related contingencies amount to approximately $24.0 million, representing additional purchase price. We paid this amount during the third quarter of fiscal 2001.

    Revolving Facility and Liquidity.  The Revolving Facility provides us with revolving loans and letters of credit in an aggregate principal amount at any time not to exceed $150.0 million. At March 31, 2001, we had approximately $115.7 million of availability under the Revolving Facility. We have spent approximately $11.1 million for capital expenditures in the first two quarters of fiscal 2001. We estimate that we will spend approximately $21.7 million for capital expenditures in the remainder of fiscal 2001. We currently estimate that our capital expenditures in fiscal 2002 will be at levels similar to capital expenditures in fiscal 2001. The majority of our anticipated capital expenditures relate to management information systems and related equipment. In conjunction with our on-going integration plan and efforts to comply with HIPAA, we expect to incur expenditures to improve our computer systems. See "Business—Regulation." We expect to fund these expenditures from our regular capital expenditures budget. We believe that the cash flows generated from our operations, together with amounts available for borrowing under the Revolving Facility and proceeds from the sale of the Provider JVs, will be sufficient to fund our debt service requirements, anticipated capital expenditures, payments with respect to HAI, if any, payments under the settlement agreement with CBHS and other investing and financing activities over the next year.

    Our future operating performance and ability to service or refinance the notes and the Subordinated Notes or to extend or refinance the indebtedness outstanding pursuant to the Credit Agreement will be subject to future economic conditions and to financial, business, legal, regulatory and other factors, many of which are beyond our control. Our liquidity may also be impacted by certain contingencies. See Note 12 to the audited consolidated financial statements included elsewhere in this prospectus.

    Restrictive Financing Covenants.  The Credit Agreement imposes restrictions on our ability to make capital expenditures, and the Credit Agreement, the Subordinated Notes Indenture and the Indenture limit our ability to incur additional indebtedness. Such restrictions, together with our highly leveraged financial condition, may limit our ability to respond to market opportunities. The covenants contained in the Credit Agreement also, among other things, restrict our ability to dispose of assets, repay other indebtedness, amend other debt instruments (including the Subordinated Notes Indenture and the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, redeem or repurchase common stock, and make acquisitions.

    Strategic Alternatives to Reduce Long-Term Debt and Improve Liquidity.  We continually evaluate strategic alternatives to reduce debt and improve liquidity, including issuance of equity or debt, refinancing of existing debt and disposition of other assets.

    On December 15, 1999, we received approximately $54.0 million of net proceeds (after transaction costs) upon issuance of Series A Preferred Stock to TPG Partners II and its affiliates. Approximately 50% of the net proceeds received from the issuance of the Series A Preferred Stock was used to reduce debt outstanding under the Term Loan Facility with the remaining 50% of the proceeds being used for general corporate purposes. We are also reviewing additional strategic alternatives to improve our capital structure and liquidity. There can be no assurance that we will be able to consummate any transaction that will improve our capital structure and/or liquidity.

    On March 9, 2001, we consummated the sale of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. We received approximately $113 million in consideration, net of approximately $2 million in transaction costs. Our consideration consisted of approximately $103 million in cash and $10 million in the form of an interest-bearing note. We also assumed liabilities of approximately $3.0 million. Approximately $50 million of the proceeds were used to make required principal payments under the Term Loan Facility as required by the Credit Agreement, with the remainder used to reduce amounts outstanding under our Revolving Facility. There can be no assurance that we will be able to divest of any other business or that the divestiture of such businesses would result in significant reductions of long-term debt or improvements in liquidity.

    Net Operating Loss Carryforwards.  During fiscal year 2000, we reached an agreement with the IRS related to our federal income tax returns for the fiscal years ended September 30, 1992 and 1993. The IRS had originally proposed to disallow approximately $162 million of deductions related primarily to interest expense in fiscal year 1992. Under the agreement with the IRS, we paid approximately $1 million in taxes and interest to the IRS in the second quarter of fiscal 2001 to resolve the assessment relating to taxes due for these open years, although no concession was made by either party as to our ability to utilize these deductions through net operating loss carryforwards. As a result of the agreement, we recorded a reduction in deferred tax reserves of approximately $9.1 million as a change in estimate during the fourth quarter of fiscal 2000. While any IRS assessment related to these deductions is not expected to result in a material cash payment for income taxes related to prior years, our net operating loss carryforwards for federal income tax could be reduced if the IRS later successfully challenges these deductions.

Interest Rate Risk

    We had $466.6 million and $370.0 million of total debt outstanding under the Credit Agreement at September 30, 2000 and March 31, 2001, respectively. Debt under the Credit Agreement bears interest at variable rates. Historically, we had elected the interest rate option under the Credit Agreement that is an adjusted London inter-bank offer rate ("LIBOR") plus a borrowing margin. See Note 5 to the audited consolidated financial statements included elsewhere in this prospectus. Based on September 30, 2000 borrowing levels, a 25 basis point increase in interest rates would cost us approximately $1.2 million per year in additional interest expense. LIBOR-based Eurodollar borrowing rates increased during fiscal 2000. One month and six month LIBOR-based Eurodollar rates increased by approximately 120 basis points and 80 basis points, respectively, between September 1999 and September 2000. The weighted average interest rate for total debt outstanding was 9.09% and 10.27% for the fiscal year ended September 30, 2000 and the six months ended March 31, 2001, respectively. Our earnings could be adversely affected by any future increases in interest rates.

Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board ("FASB") finalized Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. With the adoption of SFAS No. 142, goodwill is no longer subject to amotization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Similarly, goodwill associated with equity-method investments is no longer amortized. Equity-method goodwill is not, however, subject to the new impairment rules; the impairment guidance in existing rules for equity-method investments continues to apply. Under the new rules, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. The new rules are effective for fiscal years beginning after December 15, 2001. The Company is assessing the effects, if any, of the new pronouncements on the Company's financial statements.

    In June 1998, Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or (c) a hedge of the foreign currency exposure of a net investment on a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133" was issued in June 1999 and deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was issued on June 2000 and also amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues causing implementation difficulties. We were required to implement SFAS No. 133 for all fiscal quarters for our current fiscal year. The adoption of this pronouncement did not have a material effect on our financial statements.

    Emerging Issues Task Force Issue 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but a Minority Shareholder or Shareholders Have Certain Approval or Veto Rights" ("EITF 96-16") supplements the guidance contained in AICPA Accounting Research Bulletin 51, "Consolidated Financial Statements," and in Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries" ("ARB 51/SFAS 94"), about the conditions under which our consolidated financial statements should include the financial position, results of operations and cash flows of subsidiaries which are less than wholly-owned along with those of the Company and our subsidiaries.

    In general, ARB 51/SFAS 94 requires consolidation of all majority-owned subsidiaries except those for which control is temporary or does not rest with the majority owner. Under the ARB 51/SFAS 94 approach, instances of control not resting with the majority owner were generally regarded to arise from such events as the legal reorganization or bankruptcy of the majority-owned subsidiary. EITF 96-16 expands the definition of instances in which control does not rest with the majority owner to include those where significant approval or veto rights, other than those which are merely protective of the minority shareholder's interest, are held by the minority shareholder or shareholders ("Substantive Participating Rights"). Substantive Participating Rights include, but are not limited to: (i) selecting, terminating and setting the compensation of management responsible for implementing the majority- owned subsidiary's policies and procedures; and (ii) establishing operating and capital decisions of the majority-owned subsidiary, including budgets, in the ordinary course of business.

    The provisions of EITF 96-16 apply to new investment agreements made after July 24, 1997, and to existing agreements which are modified after such date. We have made no new investments, and have modified no existing investments, to which the provisions of EITF 96-16 would have applied.

    In addition, the transition provisions of EITF 96-16 must be applied to majority-owned subsidiaries previously consolidated under ARB 51/SFAS 94 for which the underlying agreements have not been modified in financial statements issued for years ending after December 15, 1998 (our fiscal 1999). The adoption of the transition provisions of EITF 96-16 on October 1,1998 had the following effect on our consolidated financial position (in thousands):

October 1, 1998
Increase (decrease) in:
Cash and cash equivalents	$(21,092)
Other current assets	(9,538)
Long-term assets	(30,049)
Investment in unconsolidated subsidiaries	26,498

Total Assets	$(34,181)

Current liabilities	$(10,381)
Minority interest	(23,800)

Total Liabilities	$(34,181)

Industry

    According to the Healthcare Handbook, approximately 22% of American adults suffer from a diagnosable mental disorder in any given year. Applied to an estimate by the U.S. federal government of the population aged eighteen years or older as of November 1, 2000, this would translate to approximately 45 million individuals. According to the Healthcare Handbook, in the United States during 1996, approximately $69 billion, or more than 7% of total health spending, was spent on mental health services. In addition, according to the Healthcare Handbook, direct costs associated with substance abuse were nearly $13 billion in 1996. These direct costs have grown, in part, as society has begun to recognize and address behavioral health concerns and employers have realized that rehabilitation of employees suffering from substance abuse and relatively mild mental health problems can reduce losses due to absenteeism and decreased productivity. In addition, according to an estimate by the Healthcare Handbook, indirect costs associated with these issues approaches $79 billion annually, reflecting the fact that, according to the Surgeon General Report, four of the ten leading causes of disability for persons aged 5 and older in the United States are mental disorders.

    In response to these escalating costs, behavioral managed healthcare companies such as Green Spring, HAI and Merit were formed. Behavioral managed healthcare companies focus on matching an appropriate level of specialist and treatment setting with the patient to provide care in a cost-efficient manner while improving early access to care and utilizing the most modern and effective treatments. As the growth of behavioral managed healthcare has increased, there has been a significant decrease in occupancy rates and average lengths of stay for inpatient psychiatric facilities and an increase in outpatient treatment and alternative care services.

    According to Open Minds, the total number of covered beneficiaries has grown from approximately 86.3 million beneficiaries as of July 1993 to approximately 209.2 million as of July 2000, representing an approximate 13% compound annual growth rate since July 1993 and an approximate 15% growth rate in the year ended July 2000. In an effort to control costs, payors are increasingly utilizing risk-based products and, according to Open Minds, the number of risk-based covered lives has increased from approximately 13.6 million as of July 1993 to approximately 62.9 million as of July 2000, representing a compound annual growth rate of approximately 24% since July 1993 and growth of approximately 27% in the year ended July 2000.

    We believe that the growth of the behavioral managed healthcare industry will continue, as there is wider public acceptance of treatment, as the benefits of treatment become more widely known and as payors of behavioral healthcare benefits attempt to reduce the costs of behavioral healthcare while maintaining high quality care. We also believe that a number of opportunities exist in the behavioral managed healthcare industry for continued growth, primarily for risk-based products, including state and federal parity legislation.

    State and federal legislation that reduces or in some cases eliminates the difference in coverage limits for medical health coverage as compared to mental health coverage is referred to as parity legislation or anti-discrimination legislation. Historically, copayments and deductibles have been higher for mental health treatment than for traditional medical coverage. This has served as an artificial barrier to utilization in some cases. Currently, 33 states have passed parity legislation that reduces and in some cases eliminates the difference in coverage limits for mental health coverage as compared to medical health coverage. We believe that this trend will continue, and perhaps accelerate. All federal employees are covered by mental health parity effective January 1, 2001 due to an executive order signed by former President Clinton. The executive order resulted in the addition of approximately 600,000 lives to our accounts and in significant rate increases in already existing EAP accounts. Additional federal legislation is under consideration that could apply to all companies regardless of the exemptions provided under the ERISA. We believe parity and other legislation may result in additional demands for our products due to: (1) increased need for managed behavioral healthcare services to mitigate increased cost and (2) current customers of ASO products switching to risk arrangements due to the higher coverage requirements associated with parity. See "Risk Factors—Regulation."

    Open Minds divides the managed behavioral healthcare industry as of July 2000 into the following categories of care, based on services provided, extent of care management and level of risk assumption:

Category of Care	Beneficiaries (In millions)	Percent of total
Risk-Based Network Products	62.9	30.1%
EAPs	51.0	24.3
Integrated Products	15.5	7.4
Utilization Review/Care Management Products	37.4	17.9
Non-Risk-Based Network Products	42.4	20.3

Total	209.2	100.0%

    We believe the current trends in the behavioral healthcare industry include increased use of risk-based network managed care products and significant expansion of EAP services offered to employees. We believe that these trends have developed in response to the attempt by payors to reduce rapidly escalating behavioral healthcare costs and to limit their risk associated with such costs while continuing to provide access to high quality care. According to Open Minds, risk-based network products and EAPs are the most rapidly growing segments of the behavioral managed healthcare industry.

    The following is a summary of each of these categories of care.

    Risk-Based Network Products.  Under risk-based network products, the behavioral managed healthcare company assumes all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services (excluding at present the cost of medication). Most of these programs have payment arrangements in which the managed care company agrees to arrange for services in exchange for a fixed fee per member per month that varies depending on the profile of the beneficiary population or otherwise shares the responsibility for arranging for all or some portion of the treatment services at a specific cost per member. Under these products, the behavioral managed healthcare company not only reviews and monitors a course of treatment, but also arranges and pays for the provision of patient care. Therefore, the behavioral managed healthcare company must contract with, credential and manage a network of specialized providers and facilities that covers the complete continuum of care. The behavioral managed healthcare company must also see that the appropriate level of care is delivered in the appropriate setting. Given the ability of payors of behavioral healthcare benefits to reduce their risk with respect to the cost of treatment services through risk-based network products while continuing to provide access to high quality care, this market segment has grown rapidly in recent years. In addition to the expected growth in total beneficiaries covered under behavioral managed healthcare products, this shift of beneficiaries into risk-based network products should further contribute to revenue growth for the behavioral managed healthcare industry because such contracts generate significantly higher revenue than contracts in which the behavioral managed healthcare company does not assume responsibility for the cost of providing treatment. The higher revenue is intended to compensate the behavioral managed healthcare company for bearing the financial responsibility for the cost of delivering care. Our risk-based products are risk-based network products as defined by Open Minds.

    According to Open Minds, beneficiaries covered under risk-based programs have grown from approximately 13.6 million as of July 1993 to approximately 62.9 million as of July 2000, representing a compound annual growth rate of approximately 24% since July 1993 and growth of approximately 27% in the year ended July 2000. Despite this growth, according to Open Minds, only approximately 29% of total managed behavioral healthcare covered lives were enrolled in risk-based products as of July 2000.

We believe that the market for risk-based products has grown and will continue to grow as payors attempt to reduce their responsibility for the cost of providing behavioral healthcare while ensuring an appropriate level of access to care. See "Risk Factors—Risk-Related Products."

    Employee Assistance Programs.  An EAP is a worksite-based program designed to assist in the early identification and resolution of productivity problems associated with behavioral conditions or other personal concerns of employees and their dependents. Under an EAP, staff or network providers or other affiliated clinicians provide assessment and referral services to employee beneficiaries and their dependents. These services consist of evaluating a patient's needs and, if indicated, providing limited counseling and/or identifying an appropriate provider, treatment facility or other resource for more intensive treatment services. The EAP industry developed largely out of employers' efforts to combat alcoholism and substance abuse problems afflicting workers. Many businesses have implemented alcoholism and drug abuse treatment programs in the workplace, and in some cases have expanded those services to cover a wider spectrum of personal problems experienced by workers and their families. As a result, EAP products now typically include consultation services, evaluation and referral services, employee education and outreach services. We believe that federal and state "drug-free workplace" measures and Federal Occupational Safety and Health Act requirements, taken together with the growing public perception of increased violence in the workplace, have prompted many companies to implement EAPs. Although EAPs originated as a support tool to assist managers in dealing with troubled employees, payors increasingly regard EAPs as an important component in the continuum of behavioral healthcare services.

    Integrated EAP/Managed Behavioral Healthcare Products.  EAPs are utilized in a preventive role and in facilitating early intervention and brief treatment of behavioral healthcare problems before more extensive treatment is required. Consequently, EAPs often are marketed and sold in tandem with managed behavioral healthcare programs through "integrated" product offerings. Integrated products offer employers comprehensive management and treatment of all aspects of behavioral healthcare. In an effort to reduce costs, increase accessibility and ease of treatment, employers are increasingly attempting to consolidate EAP and managed behavioral healthcare services into a single product. Although integrated EAP/managed behavioral healthcare products are currently only a small component of the overall industry, we expect this market segment to grow.

    Utilization Review/Care Management Products.  Under utilization review/care management products, a managed behavioral healthcare company manages and often arranges for treatment, but does not maintain a network of providers or assume any of the responsibility for the cost of providing treatment services. We categorize our products within this segment of the managed behavioral healthcare industry (as it is defined by Open Minds) as ASO products. We do not expect this segment of the industry to experience significant growth.

    Non-Risk-Based Network Products.  Under non-risk-based network products, the behavioral managed healthcare company provides a full array of managed care services, including selecting, credentialing and managing a network of providers (such as psychiatrists, psychologists, social workers and hospitals), and performs utilization review, claims administration and care management functions. The third-party payor remains responsible for the cost of providing the treatment services rendered. We categorize our products within this segment of the behavioral managed healthcare industry (as it is defined by Open Minds) as ASO products.

Business

    We are the nation's largest provider of behavioral managed healthcare services according to enrollment data reported in Open Minds. As of March 31, 2001, we had approximately 69.7 million covered lives under behavioral managed healthcare contracts and managed behavioral healthcare programs for approximately 3,300 customers. Through our current network of approximately 40,000 providers and 5,000 treatment facilities, we manage behavioral healthcare programs for HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs. We believe we have the largest and most comprehensive behavioral healthcare provider network in the United States. Our common stock is publicly traded on the New York Stock Exchange under the symbol "MGL."

    Our professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through our network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by our behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and crisis intervention services. We provide these services under the following products: (i) risk-based products; (ii) EAPs; (iii) ASO products and (iv) products that combine features of some or all of these products. Under risk-based products, we arrange for the provision of a full range of behavioral healthcare services for beneficiaries of our customers' healthcare benefit plans through fee arrangements under which we assume all or a portion of the responsibility for the cost of providing such services (excluding at present the cost of medication) in exchange for a fixed per member per month fee. Under EAPs, we provide assessment services to employees and dependents of our customers and, if required, referral services to the appropriate behavioral healthcare service provider. For many EAP customers, we typically provide limited outpatient therapy (usually limited to eight or fewer sessions) to patients requiring such services. Under ASO products, we provide services such as utilization review, claims administration and provider network management. We do not assume the responsibility for the cost of providing behavioral healthcare services pursuant to our ASO products. Based on total covered lives, we are the industry leader with respect to risk-based, ASO, EAP and integrated products. For our fiscal year ended September 30, 2000, risk-related products and ASO products accounted for 87.7% and 12.3%, respectively, of our net revenues. For the six-month period ended March 31, 2001, risk-related products and ASO products accounted for 88.0% and 12.0%, respectively, of our net revenues.

Products and Services

    General.  The following table sets forth the approximate number of covered lives as of September 30, 1999 and 2000 and as of March 31, 2000 and 2001 and revenue for fiscal years 1999 and 2000 and the six-month periods ended March 31, 2000 and 2001 for the types of behavioral managed healthcare programs we offered:

Programs	Covered Lives	Percent	Revenue	Percent
	(in millions, except percentages)
Fiscal 1999
Risk-Related Products(1)	35.8	53.9%	$1,265.6	86.3%
ASO Products	30.6	46.1	200.3	13.7

Total	66.4	100.0%	$1,465.9	100.0%

Fiscal 2000
Risk-Related Products(1)	39.1	55.1%	$1,439.6	87.7%
ASO Products	31.9	44.9	201.3	12.3

Total	71.0	100.0%	$1,640.9	100.0%

Six Months Ended March 31, 2000
Risk-Related Products(1)	37.4	54.2%	$690.5	87.4%
ASO Products	31.6	45.8	99.4	12.6

Total	69.0	100.0%	$789.9	100.0%

Six Months Ended March 31, 2001
Risk-Related Products(1)(2)	37.1	53.2%	$782.9	88.0%
ASO Products	32.6	46.8	107.2	12.0

Total	69.7	100.0%	$890.1	100.0%

(1)
Includes risk-based products, EAPs and integrated products.

(2)
Excludes approximately 2.2 million covered lives that were associated with our Canadian subsidiary, which was sold, and GPA, our subsidiary which has ceased operations. See Note 10 to the consolidated financial statements included elsewhere in this prospectus. Revenues for these subsidiaries are included in the tables through the dates of final disposition.

    The number of covered lives fluctuates based on several factors, including the number of contracts entered into by us and changes in the number of employees, subscribers or enrollees of our customers covered by such contracts.

    Risk-Based Products.  Under our risk-based products, we typically arrange for the provision of a full range of outpatient, intermediate and inpatient treatment services to beneficiaries of our customers' healthcare benefit plans, primarily through arrangements in which we assume all of the responsibility for the cost of providing such services (excluding at present the cost of medication) in exchange for a per member per month fee. Our experience with risk-based contracts covering a large number of lives has given us a broad base of data from which to analyze utilization rates. We believe that this broad database permits us to estimate utilization trends and costs more accurately than many of our competitors, which allows us to bid effectively. We believe that our experience has also allowed us to develop effective measures for managing the cost of providing a unit of care to our covered lives. We have developed or acquired clinical protocols, which permit us to assist our network providers to administer effective treatment in a cost efficient manner, and claims management technology, which permits us to reduce the cost of processing claims. Our care managers are an essential element in our provision of cost-effective care. Care managers, in consultation with treating professionals, and using our clinical protocols, authorize an appropriate level and intensity of services that can be delivered in a cost-efficient manner.

    Employee Assistance Programs.  Our EAP products typically provide assessment and referral services to employees and dependents of our customers in an effort to assist in the early identification and resolution of productivity problems associated with employees who are impaired by behavioral conditions or other personal concerns. For many EAP customers, we also provide limited outpatient therapy (typically limited to eight or fewer sessions) to patients requiring such services. For these services, we typically are paid a fixed fee per member per month. However, we are usually not responsible for the cost of providing care beyond these services. If further services are necessary beyond limited outpatient therapy, we will refer the beneficiary to an appropriate provider or treatment facility.

    Integrated Products.  Under our integrated products, we typically establish an EAP to function as the "front end" of a managed care program that provides a full range of services, including more intensive treatment services not covered by the EAP. We typically manage the EAP and accept all or some of the responsibility for the cost of any additional treatment required upon referral out of the EAP, thus integrating the two products and using both our care management and clinical care techniques to manage the provision of care.

    ASO Products.   Under our ASO products, we provide services ranging from utilization review and claims administration to the arrangement for and management of a full range of patient treatment services, but do not assume any of the responsibility for the cost of providing treatment services. Services include member assistance, management reporting and claims processing in addition to utilization review and care management. We are paid a fee for such services.

Customers

    General.  The following table sets forth the approximate number of covered lives as of September 30, 1999 and 2000 and as of March 31, 2000 and 2001 and revenue for fiscal years 1999 and 2000 and the six-month periods ended March 31, 2000 and 2001 in each of our behavioral customer groups described below:

Market	Covered Lives	Percent	Revenue	Percent
	(in millions, except percentages)
Fiscal 1999
Workplace (Corporations and Labor Unions)	27.0	40.7%	$228.3	15.6%
Health Plans	36.5	54.9	832.0	56.7
Public Sector (Primarily Medicaid)	2.9	4.4	405.6	27.7

Total	66.4	100.0%	$1,465.9	100.0%

Fiscal 2000
Workplace (Corporations and Labor Unions)	27.9	39.3%	$232.6	14.2%
Health Plans	40.1	56.5	940.6	57.3
Public Sector (Primarily Medicaid)	3.0	4.2	467.7	28.5

Total	71.0	100.0%	$1,640.9	100.0%

Six Months Ended March 31, 2000
Workplace (Corporations and Labor Unions)	27.7	40.1%	$115.4	14.6%
Health Plans	38.3	55.6	448.7	56.8
Public Sector (Primarily Medicaid)	3.0	4.3	225.8	28.6

Total	69.0	100.0%	$789.9	100.0%

Six Months Ended March 31, 2001
Workplace (Corporations and Labor Unions)	27.3	39.2%	$115.5	13.0%
Health Plans	40.0	57.4	541.8	60.8
Public Sector (Primarily Medicaid)	2.4	3.4	232.8	26.2

Total	69.7	100.0%	$890.1	100.0%

    Corporations And Labor Unions.  Corporations and, to a lesser extent, labor unions account for a large number of our contracts to provide behavioral managed healthcare services and, in particular, EAP and integrated EAP/managed care services. We have structured a variety of fee arrangements with corporate customers to cover all or a portion of the responsibility of the cost of providing treatment services. In addition, we operate a number of programs for corporate customers on an ASO basis. We believe the corporate market is an area of potential growth for us, as corporations are anticipated to increase their utilization of behavioral managed healthcare services. In an effort to increase penetration of the corporate market, we intend to build upon our experience in managing programs for large corporate customers (such as IBM, Federal Express and AT&T) and to market integrated programs to existing EAP customers and other prospective corporate clients.

    Health Plans.  We are a leader in providing behavioral managed healthcare services to HMO beneficiaries. HMO contracts are risk-based or ASO contracts. Although certain large HMOs provide their own behavioral managed healthcare services, many HMOs "carve out" behavioral healthcare from their general healthcare services and subcontract such services to behavioral managed healthcare companies such as us. We anticipate that our business with HMOs will continue to grow. We believe that we are one of the nation's leading providers of behavioral managed healthcare services to Blue Cross/Blue Shield organizations, serving 34 such organizations as of March 31, 2001. We provide managed behavioral healthcare products to Aetna, including focused psychiatric review (a type of utilization review product), risk-related HMO products, administrative services for Aetna's "Managed Choice" product and provider network managed services. During fiscal year 2000 and the six-month period ended March 31, 2001, we derived approximately 17.2% and 17.8%, respectively, of our total net revenue from our contracts with Aetna. In addition, we currently manage contracts for beneficiaries of TRICARE and are actively pursuing new contracts and subcontracts under the TRICARE program. In this market, we often bid for such contracts together with HMOs to provide the behavioral healthcare services portion of the overall TRICARE healthcare contract. The fixed monthly amounts that we receive for medical costs under TRICARE contracts are subject to retroactive adjustment based upon actual healthcare utilization during the period known as the "data collection period". See "Risk Factors—Dependence on Government Spending for Managed Healthcare; Possible Impact of Healthcare Reform", "—Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    Public Sector.  We provide behavioral managed healthcare services to Medicaid recipients through both direct contracts with state and local governmental agencies and through subcontracts with HMOs focused on Medicaid beneficiary populations. In addition to the Medicaid population, other public entitlement programs, such as Medicare and state insurance programs for the uninsured, offer us areas of potential future growth. We provide behavioral managed healthcare services to the State of Tennessee's TennCare program, both through a direct contract and through our Premier joint venture. Our direct contract with TennCare represented approximately 13.8% and 13.6% of our net revenue in fiscal year 2000 and the six-month period ended March 31, 2001. We expect that governmental agencies will continue to implement a significant number of managed care Medicaid programs through contracts with HMOs and that many HMOs will subcontract with behavioral managed healthcare organizations, such as us, for behavioral healthcare services. We also expect that other states will continue the trend of "carving-out" behavioral healthcare services from their general healthcare benefit plans and contracting directly with behavioral managed healthcare companies such as us.

Customer Contracts

    Our contracts with customers typically have terms of one to three years, and in certain cases contain renewal provisions (at the customer's option) for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts may be immediately terminated with cause and many are terminable without cause by the customer or us either upon the giving of requisite notice and the passage of a specified period of time (typically between 60 and 180 days) or upon the occurrence of other specified events. In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements with HMOs, generally are conditioned on legislative appropriations. These contracts, notwithstanding terms to the contrary, generally can be terminated or modified by the customer if such appropriations are not made. See "Risk Factors—Risk-Based Products" and "—Reliance on Customer Contracts."

    The specific terms of our contracts are determined by whether the contracts are for risk-based, EAP, integrated or ASO products. Risk-based, EAP and ASO contracts generally provide for payment of a per member per month fee to us. Our billing arrangements for integrated products vary on a case by case basis.

Our Provider Network

    Our behavioral managed healthcare and EAP treatment services are provided by a network of third-party providers. The number and type of providers in a particular area depend upon customer preference, site, geographic concentration and demographic make-up of the beneficiary population in that area. Network providers include a variety of specialized behavioral healthcare personnel, such as psychiatrists, psychologists, licensed clinical social workers, substance abuse counselors and other professionals.

    As of March 31, 2001, we had contractual arrangements covering over 40,000 individual third-party network providers. Our network providers are independent contractors located throughout the local areas in which our customers' beneficiary populations reside. Network providers work out of their own offices, although our personnel are available to assist them with consultation and other needs. Network providers include both individual practitioners, as well as individuals who are members of group practices or other licensed centers or programs. Network providers typically execute standard contracts with us for which they are typically paid by us on a fee-for-service basis. In some cases, network providers are paid on a "case rate" basis, whereby the provider is paid a set rate for an entire course of treatment, or through other risk sharing arrangements.

    As of March 31, 2001, our behavioral managed healthcare network also included contractual arrangements with approximately 5,000 third-party treatment facilities, including inpatient psychiatric and substance abuse hospitals, intensive outpatient facilities, partial hospitalization facilities, community health centers and other community-based facilities, rehabilitative and support facilities, and other intermediate care and alternative care facilities or programs. This variety of facilities enables us to offer patients a full continuum of care and to refer patients to the most appropriate facility or program within that continuum. Typically, we contract with facilities on a per diem or fee-for-service basis and, in some cases, on a "case rate" or capitated basis. The contracts between us and inpatient and other facilities typically are for one year terms and, in some cases, are automatically renewable at our option. Facility contracts are usually terminable by us or the facility owner upon 30 to 120 days' notice.

Joint Ventures

    Through the acquisition of Merit, we became a 50% partner with Value Options, Inc. in Choice, a managed behavioral healthcare company. Choice derives all of its revenues from a contract with TRICARE. We account for our investment in Choice using the equity method of accounting with our share of net income or loss of Choice recognized in the statement of operations. Our investment in Choice at September 30, 2000 and March 31, 2001 was approximately $1.5 million and $21.0 million, respectively. Our equity in income of Choice for fiscal year 1999 and 2000 and for the six months ended March 31, 2001 was approximately $13.4 million, $12.1 million and $28.6 million, respectively. During the second quarter of fiscal 2001, Choice recognized income related to the settlement of certain issues under its TRICARE contract, some of which relates to prior periods. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," Note 2 to the audited consolidated financial statements and Note F to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

    We own a 50% interest in Premier. Premier was formed to manage behavioral healthcare benefits for the State of Tennessee's TennCare program. We account for our investment in Premier using the equity method of accounting. Our investment in Premier at September 30, 2000 and March 31, 2001 was $8.1 million and $6.4 million, respectively. Our equity in income (loss) of Premier for fiscal years 1999 and 2000 and the six months ended March 31, 2001 was $6.3 million, $(4.0) million and $(1.8) million, respectively. We have not received a partnership distribution from nor have we made any further investments in Premier during fiscal years 1998, 1999 and 2000. See Note 2 to the consolidated financial statements and Note F to the unaudited consolidated financial statements included elsewhere in this prospectus.

Competition

    Our business is highly competitive. We compete with large insurance companies, HMOs, PPOs, TPAs, IPAs, multi-disciplinary medical groups and other managed care companies. Many of our competitors are significantly larger and have greater financial, marketing and other resources than we do, and some of our competitors provide a broader range of services. We may also encounter substantial competition in the future from new market entrants. Many of our customers that are managed care companies may, in the future, seek to provide behavioral managed healthcare services directly to their employees or subscribers, rather than by contracting with us for such services. Because of competition, we do not expect to be able to rely solely on price increases to achieve revenue growth and expect to continue experiencing pressure on direct operating margins. See "Risk Factors—Highly Competitive Industry."

Insurance

    We maintain a general and professional liability insurance policy with an unaffiliated insurer. The policy is written on a "claims-made" basis, subject to a $250,000 per claim and $1.0 million annual aggregate self-insured retention for general and professional liability, and also subject to a $500,000 per claim and $2.5 million annual aggregate self-insured retention for managed care liability, for a two-year policy period ending June 17, 2002.

Regulation

    General.  The behavioral managed healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving state and federal regulation. We are subject to certain state laws and regulations, including those governing: (i) the licensing of insurance companies, HMOs, PPOs, TPAs and companies engaged in utilization review and (ii) the licensing of healthcare professionals, including restrictions on business corporations from providing, controlling or exercising excessive influence over behavioral healthcare services through the direct employment of psychiatrists or, in a few states, psychologists and other behavioral healthcare professionals. Other subjects of these regulations include accreditation, government healthcare program participation requirements and reimbursement for patient services. These laws and regulations vary considerably among states and we may be subject to different types of laws and regulations depending on the specific regulatory approach adopted by each state to regulate the managed care business and the provision of behavioral healthcare treatment services. In addition, we are subject to certain federal laws as a result of the role we assume in connection with managing our customers' employee benefit plans. The regulatory scheme generally applicable to our behavioral managed healthcare operations is described in this section. The subjects of these regulations include Medicare and Medicaid fraud and abuse.

    We believe our operations are structured to comply with applicable laws and regulations in all material respects and that we have received all licenses and approvals that are material to the operation of our business. However, regulation of the managed healthcare industry is evolving, with new legislative enactments and regulatory initiatives at the state and federal levels being implemented on a regular basis. Consequently, it is possible that a court or regulatory agency may take a position under existing or future laws or regulations, or as a result of a change in the interpretation thereof, that such laws or regulations apply to us in a different manner than we believe such laws or regulations apply. Moreover, any such position may require significant alterations to our business operations in order to comply with such laws or regulations, or interpretations thereof. Expansion of our business to cover additional geographic areas, to serve different types of customers, to provide new services or to commence new operations could also subject us to additional license requirements and/or regulation.

    Licenses.  Certain regulatory agencies having jurisdiction over us possess discretionary powers when issuing or renewing licenses or granting approval of proposed actions such as mergers, a change in ownership, transfer or assignment of licenses and certain intracorporate transactions. One or multiple agencies may require as a condition of such license or approval that we cease certain of our operations or modify the way we operate in order to comply with applicable regulatory requirements or policies. In addition, the time necessary to obtain a license or approval varies from state to state, and difficulties in obtaining a necessary license or approval may result in delays in our plans to expand operations in a particular state and, in some cases, lost business opportunities. In recent years, in response to governmental agency inquiries or discussions with regulators, we have determined to seek licensing as a single service HMO, TPA or utilization review agent in one or more jurisdictions. Compliance activities, mandated changes in our operations, delays in the expansion of our business or lost business opportunities as a result of regulatory requirements or policies could have a material adverse effect on us.

    Insurance, HMO and PPO Activities.  To the extent that we operate or are deemed to operate in one or more states as an insurance company, HMO, PPO or similar entity, we may be required to comply with certain laws and regulations that, among other things, may require us to maintain certain types of assets and minimum levels of deposits, capital, surplus, reserves or net worth. In many states, entities that assume risk under contracts with licensed insurance companies or HMOs have not been considered by state regulators to be conducting an insurance or HMO business. As a result, we have not sought licenses as either an insurer or HMO in certain states. The National Association of Insurance Commissioners (the "NAIC") has undertaken a comprehensive review of the regulatory status of entities arranging for the provision of healthcare services through a network of providers that, like us, may assume risk for the cost and quality of healthcare services, but that are not currently licensed as an HMO or similar entity. As a result of this review, the NAIC developed a "health organizations risk-based capital" formula, designed specifically for managed care organizations, that establishes a minimum amount of capital necessary for a managed care organization to support its overall operations, allowing consideration for the organization's size and risk profile. The NAIC initiative also may result in the adoption of a model NAIC regulation in the area of health plan standards, which could be adopted by individual states in whole or in part, and could result in our being required to meet additional or new standards in connection with our existing operations. Certain states, for example, have adopted regulations based on the NAIC initiative, and as a result we have been subject to certain minimum capital requirements in those states. Certain other states, such as Maryland and New Jersey, have also recently adopted their own regulatory initiatives that subject entities such as our subsidiaries to regulation under state insurance laws. This includes, but is not limited to, requiring adherence to specific financial solvency standards. State insurance laws and regulations may limit our ability to pay dividends, make certain investments and repay certain indebtedness. Being licensed as an insurance company, HMO or similar entity could also subject us to regulations governing reporting and disclosure, mandated benefits, rate setting, and other traditional insurance regulatory requirements. PPO regulations to which we may be subject may require us to register with a state authority and provide information concerning our operations, particularly relating to provider and payor contracting. The imposition of such requirements could increase our cost of doing business and could delay our conduct or expansion of our business in some areas. The licensing process under state insurance laws can be lengthy and, unless the applicable state regulatory agency allows us to continue to operate while the licensing process is ongoing, we could experience a material adverse effect on our operating results and financial condition while our license application is pending. In addition, failure to obtain and maintain required licenses typically also constitutes an event of default under our contracts with our customers. The loss of business from one or more of our major customers as a result of such an event of default or otherwise could have a material adverse effect on us.

    Utilization Review and Third-Party Administrator Activities.  Numerous states in which we do business have adopted, or are expected to adopt, regulations governing entities engaging in utilization review and TPA activities. Utilization review regulations typically impose requirements with respect to the qualifications of personnel reviewing proposed treatment, timeliness and notice of the review of proposed treatment, and other matters. TPA regulations typically impose requirements regarding claims processing and payments and the handling of customer funds. Utilization review and TPA regulations may increase our cost of doing business in the event that compliance requires us to retain additional personnel to meet the regulatory requirements and to take other required actions and make necessary filings. Although compliance with utilization review regulations has not had a material adverse effect on us, there can be no assurance that specific regulations adopted in the future would not have such a result, particularly since the nature, scope and specific requirements of such provisions vary considerably among states that have adopted regulations of this type.

    There is a trend among states to require licensing or certification of entities performing utilization review or TPA activities; however, certain federal courts have held that such licensing requirements are preempted by ERISA. ERISA preempts state laws that mandate employee benefit structures or their administration, as well as those that provide alternative enforcement mechanisms. We believe that our TPA activities performed for our self-insured employee benefit plan customers are exempt from otherwise applicable state licensing or registration requirements based upon federal preemption under ERISA and have relied on this general principle in determining not to seek licenses for certain of our activities in many states. Existing case law is not uniform on the applicability of ERISA preemption with respect to state regulation of utilization review or TPA activities. There can be no assurance that additional licenses will not be required with respect to utilization review or TPA activities in certain states.

    "Any Willing Provider" Laws.  Several states in which we do business have adopted "any willing provider" laws. Such laws typically impose upon insurance companies, PPOs, HMOs or other types of third-party payors an obligation to contract with, or pay for the services of, any healthcare provider willing to meet the terms of the payor's contracts with similar providers. Compliance with any willing provider laws could increase our costs of assembling and administering provider networks and could, therefore, have a material adverse effect on our operations.

    Licensing of Healthcare Professionals.  The provision of behavioral healthcare treatment services by psychiatrists, psychologists and other providers is subject to state regulation with respect to the licensing of healthcare professionals. We believe that the healthcare professionals who provide behavioral healthcare treatment on behalf of or under contracts with us and the case managers and other personnel of the health services business are in compliance with the applicable state licensing requirements and current interpretations thereof. However, there can be no assurance that changes in such state licensing requirements or interpretations thereof will not adversely affect our existing operations or limit expansion. With respect to our crisis intervention program, additional licensing of clinicians who provide telephonic assessment or stabilization services to individuals who are calling from out-of-state may be required if such assessment or stabilization services are deemed by regulatory agencies to be treatment provided in the state of such individual's residence. We believe that any such additional licenses could be obtained. However, there can be no assurance that such licensing requirements will not adversely affect our existing operations or limit expansion.

    Prohibition On Fee Splitting And Corporate Practice Of Professions.  The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists, or other behavioral healthcare professionals, who are providing direct clinical services. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or entities. These laws and their interpretations vary from state to state and enforcement by the courts and regulatory authorities may vary from state to state and may change over time. We believe that our operations as currently conducted are in material compliance with the applicable laws. However, there can be no assurance that our existing operations and our contractual arrangements with psychiatrists, psychologists and other healthcare professionals will not be successfully challenged under state laws prohibiting fee splitting or the practice of a profession by an unlicensed entity, or that the enforceability of such contractual arrangements will not be limited. We believe that we could, if necessary, restructure our operations to comply with changes in the interpretation or enforcement of such laws and regulations, and that such restructuring would not have a material adverse effect on our operations.

    Direct Contracting with Licensed Insurers.  Regulators in several states in which we do business have adopted policies that require HMOs or, in some instances, insurance companies, to contract directly with licensed healthcare providers, entities or provider groups, such as IPAs, for the provision of treatment services, rather than with unlicensed intermediary companies. In such states, our customary model of contracting directly with our customers may need to be modified so that, for example, the IPAs (rather than us) contract directly with the HMO or insurance company, as appropriate, for the provision of treatment services. We do not expect this method of contracting to have a material adverse effect on our operations.

    HIPAA.  Confidentiality and patient privacy requirements are particularly strict in the field of behavioral healthcare services, and additional legislative initiatives relating to confidentiality and privacy are expected. The HIPAA requires the Secretary of HHS to adopt standards relating to the transmission, privacy and security of health information by healthcare providers and healthcare plans. HIPAA calls for HHS to create regulations to address the following areas: electronic transactions and code sets, privacy, security, provider IDs, employer IDs, health plan IDs and individual IDs. At present, only the regulation relating to electronic transactions and code sets and the regulation relating to privacy have been released in final form.

    The electronic transactions and code sets regulation, which will come into effect on October 16, 2002, establishes standard data content and formats for the submission of electronic claims and other administrative and health transactions. This regulation applies only to electronic transactions, and healthcare providers will still be able to submit paper documents without being subject to this regulation. In addition, health plans must be prepared to receive these various transactions.

    The final regulation on privacy was published on December 28, 2000 and accepted by Congress on February 16, 2001. This regulation, which became effective on April 14, 2001 with a compliance date of April 14, 2003, requires patient consent and authorization to release healthcare information, creates rules about how much and when information may be released and creates rights for patients to review and amend their health records. This regulation applies to both electronic and paper transactions.

    The draft version of the regulation on security was published on August 12, 1998. The final version of this rule is expected to be released in the next few months. This regulation creates safeguards for physical and electronic storage of, maintenance and transmission of, and access to, individual health information.

    The proposed provider ID and employer ID regulations are similar in concept. The provider ID regulation was published in draft form on May 7, 1998 and would create a unique number for healthcare providers that will be used by all health plans. The employer ID regulation was published in draft form on June 16, 1998 and calls for using the Employer Identification Number (the taxpayer identifying number for employers that is assigned by the Internal Revenue Service) as the identifying number for employers that will be used by all health plans. It is expected that the final versions of these regulations will be released a few months after the regulation on security. The health plan ID and individual ID regulations have not been released in draft form.

    We are currently assessing and acting on the wide reaching implications of these regulations to ensure our compliance by the implementation dates. We have identified HIPAA as a major initiative impacting our systems, business processes and business relationships. This issue extends beyond our internal operations and requires active participation and coordination with our customers, providers and business partners. We have commissioned a dedicated HIPAA project team to develop, coordinate and implement our compliance plan. With respect to the proposed regulation on security and the final regulation on privacy, we have hired a chief security officer, appointed an official who will be responsible for privacy issues, commissioned separate security and privacy workgroups to identify and assess the potential impact of the regulations and reviewed current policies and drafted new policies to comply with the new requirements. We believe that significant resources will be required over the next 3 to 5 years to ensure compliance with the new requirements.

    Other Significant Privacy Regulation.  Another initiative impacting the privacy of healthcare information is the Gramm-Leach-Bliley Act of 1999 ("GLB"). This federal legislation calls on the departments of insurance in the various states to enact regulations relating to a number of issues, including the privacy of health information, with an implementation date of July 1, 2001. The privacy regulation under HIPAA does not preempt state law, unless the state law is in conflict with HIPAA, so in many states we will be addressing privacy issues under not only HIPAA, but under GLB as well. A few states have recognized this as an issue and have stated that entities that comply with HIPAA by the effective date under GLB will be considered to be in compliance with GLB even though the laws are different.

    Regulation of Customers.  Regulations imposed upon our customers include, among other things, benefits mandated by statute, exclusions from coverages prohibited by statute, procedures governing the payment and processing of claims, record keeping and reporting requirements, requirements for and payment rates applicable to coverage of Medicaid and Medicare beneficiaries, provider contracting and enrollee rights, and confidentiality requirements. Although we believe that such regulations do not at present materially impair our operations, there can be no assurance that such indirect regulation will not have a material adverse effect on us in the future.

    ERISA.  Certain of our services are subject to the provisions of ERISA. ERISA governs certain aspects of the relationship between employer-sponsored healthcare benefit plans and certain providers of services to such plans through a series of complex laws and regulations that are subject to periodic interpretation by the Internal Revenue Service and the Department of Labor. In some circumstances, and under certain customer contracts, we may be expressly named as a "fiduciary" under ERISA, or be deemed to have assumed duties that make us an ERISA fiduciary, and thus be required to carry out our operations in a manner that complies with ERISA requirements in all material respects. Although we believe that we are in material compliance with the applicable ERISA requirements and that such compliance does not currently have a material adverse effect on our operations, there can be no assurance that continuing ERISA compliance efforts or any future changes to the applicable ERISA requirements will not have a material adverse effect on us.

    Other Proposed Legislation.  In the last five years, legislation has periodically been introduced at the state and federal level providing for new healthcare regulatory programs and materially revising existing healthcare regulatory programs. Any such legislation, if enacted, could materially adversely affect our business, financial condition or results of operations. Such legislation could include both federal and state bills affecting the Medicaid programs which may be pending in, or recently passed by, state legislatures and which are not yet available for review and analysis. Such legislation could also include proposals for national health insurance and other forms of federal regulation of health insurance and healthcare delivery. It is not possible at this time to predict whether any such legislation will be adopted at the federal or state level, or the nature, scope or applicability to our business of any such legislation, or when any particular legislation might be implemented. No assurance can be given that any such federal or state legislation will not have a material adverse effect on us.

    Other Regulation Of Healthcare Providers.  Our business is affected indirectly by regulations imposed upon healthcare providers. Regulations imposed upon healthcare providers include provisions relating to the conduct of, and ethical considerations involved in, the practice of psychiatry, psychology, social work and related behavioral healthcare professions, accreditation, government healthcare program participation requirements, reimbursements for patient services, Medicare and Medicaid fraud and abuse, and, in certain cases, the common law duty to warn others of danger or to prevent patient self-injury.

Employees

    At March 31, 2001, we had approximately 6,100 full-time and part-time employees. We believe we have satisfactory relations with our employees.

Properties

    Our principal executive offices are located in Columbia, Maryland. The lease for the Company's headquarters expires in 2003. Additionally, we lease 142 offices with terms expiring through 2008.

Legal Proceedings

    The management and administration of the delivery of behavioral managed healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. From time to time, we are subject to various actions and claims of professional liability for alleged negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or other parties. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. As the number of lives covered by us grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories can be expected to increase. See "Risk Factors—Professional Liability; Insurance." We are also subject to claims for the costs of services for which the payment was denied. Many of these actions and claims we receive seek substantial damages and therefore require the defendant to incur significant fees and costs related to their defense. To date, claims and actions against us alleging professional negligence have not resulted in material liabilities and we do not believe that any pending action against us will have a material adverse effect on us. However, there can be no assurance that pending or future actions or claims for professional liability (including any judgments, settlements or costs associated therewith) will not have a material adverse effect on us. See "—Insurance" and "Risk Factors—Professional Liability; Insurance."

    To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. In addition, to the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by us, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies.

    From time to time, we receive notifications from and engage in discussions with various government agencies concerning our respective managed care businesses and operations. As a result of these contacts with regulators, we in many instances implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. In recent years, in response to governmental agency inquiries or discussions with regulators, we have determined to seek licensing as a single service HMO, TPA or utilization review agent in one or more jurisdictions.

    The healthcare industry is subject to numerous laws and regulations The subjects of such laws and regulations include, but are not limited to, matters such as licensing, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines and penalties or required to repay amounts received from the government for previously billed patient services. The Office of the Inspector General of the Department of Health and Human Services and the United States Department of Justice ("Department of Justice") and certain other governmental agencies are currently conducting inquiries and/or investigations regarding the compliance by us and certain of our subsidiaries with such laws and regulations. We are uncertain regarding the substance or scope of these inquiries and are therefore unable to ascertain the impact of these inquiries. Certain of the inquiries relate to the operations and business practices of Psychiatric Hospital Facilities prior to the consummation of the Crescent Transactions in June 1997. The Department of Justice has indicated that its inquiries are based on its belief that the federal government has certain civil and administrative causes of action under the Civil False Claims Act, the Civil Monetary Penalties Law, other federal statutes and the common law arising from the participation in federal health benefit programs of the Psychiatric Hospital Facilities nationwide. The Department of Justice inquiries relate to the following matters: (i) Medicare cost reports; (ii) Medicaid cost statements; (iii) supplemental applications to TRICARE based on Medicare cost reports; (iv) medical necessity of services to patients and admissions; (v) failure to provide medically necessary treatment or admissions; and (vi) submission of claims to government payors for inpatient and outpatient psychiatric services. No amounts related to such proposed causes of action have yet been specified. We cannot reasonably estimate the settlement amount, if any, associated with the Department of Justice inquiries. Accordingly, no reserves have been recorded related to the matters described above.

    Five affiliated outpatient clinic providers that are participating providers in the TennCare program asserted claims against Premier, the joint venture that contracts with the state of Tennessee to manage services under the TennCare program and in which we have a 50% interest, and Green Spring, alleging among other things that Premier and Green Spring failed to pay the providers in accordance with their contracts. The claims alleged losses in excess of $16.0 million in the aggregate and were being tried in five separate arbitration proceedings which were at various stages. Management has monitored these claims and recorded estimated reserves based on current facts and circumstances, including results of certain of the arbitration proceedings. In April 2001, Premier and Green Spring settled all of these outstanding claims.

    On or about August 4, 2000, we were served with a lawsuit filed by Wachovia Bank, N.A. ("Wachovia") in the Court of Common Pleas of Richland County, South Carolina seeking recovery under the indemnification provisions of an Engagement Letter between South Carolina National Bank

(now Wachovia) and us and the ESOP Trust Agreement between South Carolina National Bank (now Wachovia) and us for losses sustained in a settlement entered into by Wachovia with the United States Department of Labor in connection with the purchase by our employee stock ownership plan ("ESOP") of our stock in 1990 while Wachovia served as ESOP Trustee. Wachovia also alleges fraud, negligent misrepresentation and other claims and asserts its losses exceed $30 million. On February 1, 2001, the court entered an order dismissing all of the claims asserted by Wachovia with the exception of the contractual indemnification claim. While the claim is in discovery and an outcome cannot be determined, we believe the claim of Wachovia is without merit and we are defending the claim vigorously. We have not recorded any reserves related to this matter.

    On October 26, 2000, two class action complaints (the "Class Actions") were filed against the Company and Magellan Behavioral Health, Inc., one of our subsidiaries, (the "Defendants") in the United States District Court for the Eastern District of Missouri under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and ERISA. On May 1, 2001, the Missouri court granted our request to transfer the venue of the case to the United States District Court of the District Court of Maryland. The class representatives purport to bring the actions on behalf of a nationwide class of individuals whose behavioral health benefits have been provided, underwritten and/or arranged by the Defendants since 1994. The complaints allege violations of RICO and ERISA arising out of the Defendants' alleged misrepresentations with respect to and failure to disclose their claims practices, the extent of the benefits coverage and other matters that cause the value of benefits to be less than the amount of premiums paid. The complaints seek unspecified compensatory damages, treble damages under RICO, and an injunction barring the alleged improper practices, plus interest, costs and attorneys' fees. While the claims are in their initial stages and an outcome cannot be determined, we believe that the claims are without merit and intend to defend them vigorously.

    We are also subject to or party to other litigation, claims and civil suits, relating to our operations and business practices. Certain of our managed care litigation matters involve class action lawsuits, which allege that (i) we inappropriately denied and/or failed to authorize benefits for mental health treatment under insurance policies with one of our customers and (ii) a provider at one of our facilities violated privacy rights of certain patients. In the opinion of management, we have recorded reserves that are adequate to cover litigation, claims or assessments that have been or may be asserted against us, and for which the outcome is probable and reasonably estimable, arising out of such other litigation, claims and civil suits. Furthermore, management believes that the resolution of such litigation, claims and civil suits will not have a material adverse effect on our financial position or results of operations. However, there can be no assurance in this regard.

Management

    The members of the Board of Directors and all of the executive officers of the Company are:

Name	Age	Position with the Company
Henry T. Harbin, M.D	53	Chairman of the Board, Chief Executive Officer and Director
Daniel S. Messina	45	President and Director
Clarissa C. Marques, Ph.D.	49	Executive Vice President and Chief Administrative Officer
Dennis P. Moody	43	Executive Vice President of Business Operations
Mark S. Demilio	45	Executive Vice President, Finance and Legal
David Bonderman	58	Director
Jonathan J. Coslet	36	Director
G. Fred DiBona, Jr.	50	Director
Andre C. Dimitriadis	59	Director
A.D. Frazier, Jr.	56	Director
Gerald L. McManis	64	Director
Robert W. Miller	59	Director
Darla D. Moore	46	Director
Jeffrey A. Sonnenfeld	46	Director
James B. Williams	44	Director

    Henry T. Harbin, M.D. became Chairman of the Board in February 2001. He has been Chief Executive Officer and a Director of the Company since March 18, 1998. Dr. Harbin served as President and Chief Executive Officer of Green Spring from 1994 to 1998. Dr. Harbin served as Executive Vice President of the Company from 1995 until 1998 and as President of the Company from 1998 until February 2001.

    Daniel S. Messina became President in February 2001. Previously, he was Executive Vice President and Chief Operating Officer since September 2000. Prior to joining the Company, Mr. Messina was chief financial officer and head of business strategy for Aetna in Hartford, Connecticut from February 1990 to September 2000. Mr. Messina has also served on the Board of Directors of the Company since December 1997.

    Clarissa C. Marques, Ph.D. became Executive Vice President and Chief Administrative Officer in June 2000. Prior thereto, Dr. Marques served as the Executive Vice President, Clinical and Quality Management, since March 1998. Dr. Marques served as the Executive Vice President and Chief Clinical Officer of Green Spring during 1997 and 1998 and Senior Vice President of Green Spring from 1992 to 1997.

    Dennis P. Moody became Executive Vice President of Business Operations in October 2000. Prior thereto, Mr. Moody served as President and Chief Operating Officer of the Health Plan Solutions Group since February 1998. Mr. Moody previously held the following positions with Merit from 1991 through 1997: Executive Vice President, National Business (1997), Executive Vice President, National Services (1995 - 1996), Executive Vice President, Regional Operations (1994 - 1995), and Regional Vice President (1991 - 1994).

    Mark S. Demilio became Executive Vice President, Finance and Legal of the Company in December 2000. Mr. Demilio served as Executive Vice President, and General Counsel of the Company from July 1999. Prior thereto, Mr. Demilio was with Youth Services International, Inc., a publicly traded company that managed facilities for adjudicated youth, serving as Executive Vice President, Business Development and General Counsel from March 1997 and Chief Financial Officer from June 1998. Mr. Demilio was a partner with Miles & Stockbridge, a Baltimore, Maryland-based law firm, from 1994 to March 1997 and served as an associate with that firm from 1989.

    David Bonderman has been a Director since December 1999. He has been Managing Director/Founding Partner of Texas Pacific Group since 1993. He is also a director of Bell & Howell Company, CoStar Group, Inc. Continental Airlines, Inc., Denbury Resources, Inc., Ducati Motor Holding S.p.A., Oxford Health Plans, Inc., Paradyne Networks, Inc., Ryanair Ltd., Washington Mutual, Inc., J. Crew Group, Inc., Korea First Bank, ON Semiconductor Corporation, Urogenesys, Inc., Seagate Technology, Inc. and a number of private companies.

    Jonathan J. Coslet has been a Director since December 1999. He has been an Investment Professional and Senior Partner of TPG since 1993. He is also a director of Oxford Health Plans, Inc.

    G. Fred DiBona, Jr. has been a Director since January 1996. He has been Director, President and Chief Executive Officer of Independence Blue Cross, a health insurance company, since 1990. He is also a director of Philadelphia Suburban Corporation, Tasty Baking Company, PECO Energy Company and Eclipsys Corporation.

    Andre C. Dimitriadis has been a Director since July 1992. He has been Chairman and Chief Executive Officer of LTC Properties, Inc. a healthcare real estate investment trust, since 1992. He is also a director of LTC Properties, Inc. and LTC Healthcare, Inc.

    A.D. Frazier, Jr. has been a Director since May 1995. He has been President and Chief Executive Officer of the Chicago Stock Exchange since March 2001. Prior to this, he was a Global Partner of Amvescap PLC, a global investment services company, since January 2001. He has also held the following positions: President and Chief Executive Officer of Invesco Inc., an institutional asset management company (1996-2000); and Senior Executive Vice President and Chief Operating Officer for the Atlanta Committee for the Olympic Games (1991-1996). He is also a director of Amvescap PLC, Apache Corporation, R.J. Reynolds Tobacco Holdings, Inc. and RockTenn Corporation.

    Gerald L. McManis has been a Director since February 1994. He served as President of McManis Associates, Inc. and MMI Companies, Inc, a strategy development and management consulting firm for healthcare and healthcare-related companies, from 1963 until 2000.

    Robert W. Miller was Chairman of the Board of the Company from March 1998 until February 2001 and is now a Director. He was a Partner at the law firm of King & Spalding from 1985 though 1997. He is also a director of Paracelsus Healthcare Corporation and OrthAlliance, Inc.

    Darla D. Moore has been a Director since February 1996. She has been a private investor of Rainwater, Inc. since 1994, and from 1982 through 1994, she was a Managing Director of The Chase Manhattan Bank, N.A.

    Jeffrey A. Sonnenfeld, Ph.D. has been a Director since September 1997. He has been the Associate Dean for Executive Education at Yale University School of Management since April 2001. He also has been President and Chief Executive Officer of The Chief Executive Leadership Institute, an education institute, since April 2001. Prior to this, he had been the Chairman and President since January 1998. He was also Professor of Organization and Management and Director of the Center for Leadership and Career Studies of the Goizueta Business School at Emory University from 1989 though 1997 and is a director of U.S. Franchise Systems, Inc.

    James B. Williams has been a Director since December 1999. He has been a Partner in TPG, since 1999. He previously held the following other positions: President—Kaiser/Group Health; President, Kaiser Permanente International; and Senior Vice President—Operations and Strategic Development of Kaiser Permanente, a health maintenance organization (1994-1998).

Employment Agreements

    The Company entered into employment or severance agreements with each of Henry T. Harbin, M.D., Daniel S. Messina, John J. Wider, Jr., Clarissa C. Marques, Ph.D., Clifford W. Donnelly and Mark S. Demilio. The following summaries of the material provisions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to such agreements.

    Henry T. Harbin, M.D.  The Company has an employment agreement with Dr. Harbin for a two-year term beginning March 18, 2001, which replaced an earlier employment agreement, dated June 25, 1998, that expired on March 17, 2001. The agreement provides for a base annual salary of $800,000 so long as Dr. Harbin remains our Chief Executive Officer and $400,000 if he is no longer Chief Executive Officer. Dr. Harbin is also entitled to receive annual bonuses conditioned upon his and/or our meeting certain goals or objectives to be established by the Board of Directors or Compensation Committee. The annual bonus target for Dr. Harbin has been set at 60% of his base salary. In addition, if Dr. Harbin is our Chief Executive Officer on March 17, 2003, all of his options will immediately vest. The agreement also provides for severance payments to Dr. Harbin upon termination by us (including certain constructive termination events, such as a substantial change in Dr. Harbin's duties, but not including termination for cause), upon Dr. Harbin's resignation under certain circumstances, or after a change in control (as defined in the agreement). These severance payments would consist of an amount equal to two times Dr. Harbin's base salary for the duration of the contract if Dr. Harbin is the Chief Executive Officer at the time of his termination and $400,000 annual salary if he is no longer Chief Executive Officer at the time of his termination. In addition, the agreement provides that if Dr. Harbin resigns or is terminated due to a change of control, Dr. Harbin will receive a "gross-up" payment intended to compensate Dr. Harbin if certain excise taxes would be imposed in these cases. Subject to certain exceptions, we will be unable to deduct for federal income tax purposes the compensation or severance payments to Dr. Harbin to the extent that these payments exceed an aggregate annual amount of $1 million.

    Daniel S. Messina.  The Company has an employment agreement with Mr. Messina for a three-year term beginning April 1, 2001. The agreement provides for a base salary of $600,000. The agreement also provides for severance payments upon termination by the Company without cause. Under any such termination, Mr. Messina would receive two years of annual salary.

    John J. Wider, Jr.  The Company has a severance agreement with Mr. Wider that provides for continuation of his base salary of $400,000 through October 15, 2002. The agreement also provides for forfeiture of 150,000 options as of October 31, 2000, and the continued right to vest in 125,400 options through March 31, 2002.

    Clarissa C. Marques, Ph.D.  The Company has an employment agreement with Dr. Marques for an initial three-year term beginning January 1, 1999, with automatic renewals for additional one-year terms, unless either party gives notice of its intent not to renew the agreement. The agreement provides for a base annual salary of $270,000 and for bonuses and benefits commensurate with Dr. Marques's position. The agreement was amended to reflect the assumption of new responsibilities and Dr. Marques's current salary is $340,000. The agreement also provides for severance payments upon termination by the Company without cause, termination by Dr. Marques for "good reason" (as defined in the agreement), or resignation by Dr. Marques after a change of control (as defined in the agreement). Upon any such termination, Dr. Marques would receive base salary for the remaining term of the agreement or two years, whichever is greater, plus a portion of any bonus accrued through the date of termination. In the event the Company elects not to renew the agreement, Dr. Marques would receive severance payments for two years from the date of expiration of the agreement. The agreement supersedes all prior agreements between the Company and Dr. Marques related to her employment.

    Clifford W. Donnelly.  The Company has a severance agreement dated September 20, 2000 with Mr. Donnelly. The agreement provides for a lump sum severance payment of $500,000, which we have paid. The agreement also provides for the forfeiture of 75,000 options effective at termination, the continued right to vest in 112,200 options through March 31, 2002, and the forfeiture of all benefits under the Magellan Health Services, Inc. Supplemental Accumulation Plan ("SAP"), the Company's executive benefits plan.

    Mark S. Demilio.  The Company has an oral employment agreement with Mr. Demilio for a two-year term effective March 1, 2000, with automatic renewals for additional one-year terms, unless either party gives notice of its intent not to renew the agreement. The agreement provides for a base salary of $320,000 and for bonuses and benefits commensurate with Mr. Demilio's position. The agreement also provides for severance payments upon termination by the Company without cause, termination by Mr. Demilio for "good reason", or resignation by Mr. Demilio after a change of control. Upon any such termination, Mr. Demilio would receive base salary for two years. In the event the Company elects not to renew the agreement, Mr. Demilio would receive severance payments for two years from the date of expiration of the agreement. The agreement supersedes all prior agreements between the Company and Mr. Demilio related to his employment. We are currently finalizing a written employment agreement with Mr. Demilio.

    Executive Benefits Plan.  The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the Company (as defined in the SAP document).

Director Compensation

    During fiscal 2000, each non-employee director received a monthly retainer of $2,000 and a fee of $1,000 for each Board of Directors committee meeting attended. Mr. Miller received an additional monthly retainer of $5,000 for serving as Chairman of the Board. Dr. Harbin, an employee of the Company, received no additional compensation for serving as director. In accordance with Aetna's policy, Mr. Messina did not accept any compensation or option grants for serving as a director. Since becoming an employee, Mr. Messina received no additional compensation for serving as a director.

    Pursuant to the 1996 Directors Stock Option Plan, we granted to each of Messrs. Bonderman, Coslet and Williams, upon their joining the Board of Directors on December 15, 1999, options to purchase 25,000 shares of common stock at a purchase price of $6.3125 per share. The fair market value of the shares at the date of the grant was $3.8125 per share. We did not make any other stock option grants during fiscal 2000.

Compensation Committee Interlocks and Insider Participation

    At the end of fiscal 2000 and as of the date hereof, the Compensation Committee consists of Messrs. McManis, DiBona, Sonnenfeld and Williams, each a non-employee director. Mr. DiBona is a director and the President and Chief Executive Officer of Independence Blue Cross, with which we have entered into certain contracts. Mr. Williams is affiliated with TPG, which has engaged in certain transactions with us. Mr. McManis was the president of McManis Associates, Inc. ("MAI"), a healthcare development and management consulting firm which has provided certain consulting services to us. See "Certain Relationships and Related Transactions." Mr. Sonnenfeld has not engaged in related party transactions with us.

    Prior to becoming the Chief Operating Officer of the Company, effective September 18, 2000, Mr. Messina was the Chief Financial Officer of Aetna and was also a member of the Compensation Committee. During fiscal 2000, Aetna engaged in certain transactions with us. See "Certain Relationships and Related Transactions."

    None of our executive officers serve as members of a boards of directors or compensation committees of any entity that has one or more executive officers who serves on our Board of Directors or Compensation Committee.

Executive Compensation

    The following table sets forth, for the three fiscal years ended September 30, 2000, the compensation paid by us to our Chief Executive Officer, our four next most highly compensated executive officers serving at the end of fiscal 2000, and one additional executive officer who was not serving as such at the end of fiscal 2000 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options/SARs (#)(1)	All Other Compensation(2)
Henry T. Harbin M.D.(3) President and Chief Executive Officer	2000 1999 1998	$783,654 725,000 600,000	$470,813 350,000 463,184	— — —	90,000 150,000 275,000	$150,403 162,039 122,922
John J. Wider, Jr.(4) President and Chief Operating Officer of Magellan Behavioral Health, Inc.	2000 1999 1998	413,342 380,000 306,077	204,795 93,767 31,744	— — —	113,400 50,000 85,000	51,768 52,601 40,077
Daniel S. Messina(5) President	2000 1999 1998	20,833 — —	— — —	— — —	300,000 — —	18,334 — —
Clarissa C. Marques, Ph.D Executive Vice President and Chief Administrative Management Officer	2000 1999 1998	320,000 287,500 247,500	155,664 152,616 103,601	— — —	96,800 85,000 70,000	40,462 42,598 40,004
Clifford W. Donnelly(6) Executive Vice President and Chief Financial Officer	2000 1999 1998	350,000 175,000 —	74,000 — —	— — —	62,200 125,000 —	50,317 31,945 —
Mark S. Demilio(7) Executive Vice President, Finance and Legal	2000 1999 1998	245,000 76,667 —	30,000 — —	— — —	75,000 40,000 —	30,220 13,310 —

(1)
Represents the number of stock options granted under our stock option plans.

(2)
For fiscal 2000, includes (i) contributions to our 401(k) plans of $4,153, $8,296, $7,462, $10,717 and $2,720 for Dr. Harbin, Mr. Wider, Dr. Marques, Mr. Donnelly and Mr. Demilio, respectively, and (ii) contributions by us deposited in trust pursuant to our SAP of $146,250, $43,472, $18,334, $33,000, $39,600 and $27,500 for Dr. Harbin, Mr. Wider, Mr. Messina, Dr. Marques, Mr. Donnelly and Mr. Demilio, respectively, for the calendar year 2000. For fiscal 1999, includes (i) contributions to our 401(k) plans of $12,554, $11,400, $11,400 and $2,245 for Dr. Harbin, Mr. Wider, Dr. Marques and Mr. Donnelly, respectively, (ii) contributions by us deposited in trust pursuant to our Executive Benefit Plan ("EBP") of $149,485, $41,201, $31,198 and $13,310 for Dr. Harbin, Mr. Wider, Dr. Marques and Mr. Demilio, respectively, for calendar year 1999, and (iii) a contribution by us deposited in trust as a beginning balance in our SAP of $29,700 for Mr. Donnelly for calendar year 1999. For fiscal 1998, includes (i) contributions to the Green Spring Health Services, Inc. 401(k) Plan of $396, $3,255 and $3,604 for Dr. Harbin, Mr. Wider and Dr. Marques, respectively, (ii) contributions by us deposited in trust pursuant to our EBP of $121,129, $36,822 and $36,400 for Dr. Harbin, Mr. Wider and Dr. Marques, respectively, for calendar year 1998, and (iii) premiums of $1,397 paid on behalf of Dr. Harbin for life and disability insurance for calendar year 1998.

(3)
Dr. Harbin was President of the Company from March 1998 to February 2001. He became Chief Executive Officer of the Company in March 1998 and became Chairman of the Board in February 2001.

(4)
Mr. Wider resigned from the Company effective October 16, 2000.

(5)
Mr. Messina was named Executive Vice President and Chief Operating Officer of the Company on August 24, 2000, with an effective date of September 18, 2000 and was named President in February 2001.

(6)
Mr. Donnelly became an employee of the Company on March 31, 1999 and resigned from the Company effective September 30, 2000. Mr. Donnelly, pursuant to his severance agreement with the Company, forfeited all benefits under the SAP.

(7)
Mr. Demilio became an employee of the Company on July 1, 1999 and became Executive Vice President, Finance and Legal, on December 1, 2000.

Option Grants in Fiscal 2000

    The following table sets forth certain information with respect to grants of options to the Named Executive Officers who were granted options during fiscal 2000 and the potential realizable value of such options on September 30, 2000.

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(1)
	Number of Securities Underlying Options Granted (#)		Percentage of Total Options Granted to Employees in Fiscal 2000 (%)
Name				Exercise Price Per Share ($)	Expiration Date
							5%	10%
Henry T. Harbin, M.D.	30,800 19,200 20,000 20,000	(2) (3) (4) (4)	1.2 0.8 0.8 0.8	4.8400 4.8400 2.3750 2.1250	3/31/10 3/31/10 5/16/10 5/31/10		93,751 58,442 29,872 26,728	237,582 148,103 75,703 67,734
Daniel S. Messina	200,000 100,000	(2) (4)	7.9 3.9	2.6250 2.6250	8/24/10 8/24/10		330,170 165,085	836,715 418,357
John J. Wider, Jr.	35,000 8,400 20,000 30,000 20,000	(2)(5) (3) (4) (4) (4)	1.4 0.3 0.8 1.2 0.8	4.8400 4.8400 2.2500 2.2200 2.2500	3/31/10 3/31/10 5/16/10 5/18/10 6/08/10	(6) (6) (6) (6) (6)	106,535 25,568 28,300 41,884 28,300	269,980 64,795 71,718 106,143 71,718
Clarissa C. Marques, Ph.D	40,000 6,800 30,000 20,000	(2) (3) (4) (4)	1.6 0.3 1.2 0.8	4.8400 4.8400 2.2200 2.1875	3/31/10 3/31/10 5/18/10 6/08/10		121,754 20,698 41,884 27,514	308,549 52,453 106,143 69,726
Clifford W. Donnelly	7,200 15,000 40,000	(3) (4) (4)	0.3 0.6 1.6	4.8400 2.2200 2.3750	3/31/10 5/18/10 6/09/10	(6) (6) (6)	21,916 20,942 59,745	55,539 53,072 151,406
Mark S. Demilio	20,000 5,000 30,000 10,000 10,000	(2) (3) (4) (4) (4)	0.8 0.2 1.2 0.4 0.4	4.8400 4.8400 2.2200 2.0000 2.3750	3/31/10 3/31/10 5/18/10 6/05/10 6/09/10		60,877 15,219 41,884 12,578 14,936	154,274 38,569 106,143 31,875 37,851

(1)
We are required by the Commission to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent our estimate or projection of the future Common Stock price. If the Common Stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

(2)
Options become exercisable over three years at the rate of 33 1/3% of the total number of options per year.

(3)
Fifty percent of such options became exercisable on September 30, 2000, and the remaining 50% become exercisable on September 30, 2001.

(4)
Options become 100% exercisable one year from the date of grant.

(5)
Under the severance agreement between us and Mr. Wider, 23,333 of these options were cancelled.

(6)
These are the original expiration dates under the terms of the grants. However, under the terms of the severance agreements with Messrs. Wider and Donnelly, these options will expire if not exercised by March 31, 2002.

Aggregate Option Exercises in Fiscal 2000 and Option Values at September 30, 2000

    The following table sets forth certain information with respect to the number and value of options held by the Named Executive Officers on September 30, 2000:

	Number of Unexercised Options at September 30, 2000 (#)		Value of Unexercised In-The-Money Options at September 30, 2000 ($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Henry T. Harbin, M.D.	312,934	227,066	0	62,500
Daniel S. Messina	—	300,000	—	356,250
John J. Wider, Jr.(2)	105,369	170,031	0	110,275
Clarissa C. Marques, Ph.D	79,234	165,566	0	80,275
Clifford W. Donnelly(2)	45,267	141,933	0	81,388
Mark S. Demilio	15,834	99,166	0	80,275

(1)
The closing price for the common stock as reported on September 29, 2000 (the last trading day of the fiscal year) was $3.8125.

(2)
A portion of these options were canceled under the severance agreements with Messrs. Wider and Donnelly. In total, 150,000 of Mr. Wider's and 75,000 of Mr. Donnelly's options were canceled.

Certain Relationships and Related Transactions

    Gerald L. McManis, who became one of our directors in February 1994, was the president of MAI. During fiscal year 1998, MAI provided consulting services to us with respect to the development of strategic plans and a review of our business processes. We incurred approximately $85,000 in fees for such services and related expenses during fiscal year 1998.

    G. Fred DiBona, Jr., who became one of our directors on January 22, 1996, is a director and the President and Chief Executive Officer of Independent Blue Cross ("IBC"), a health insurance company. IBC owned a 16.67% interest in Green Spring prior to December 13, 1995. On December 13, 1995, IBC sold 4.42% of its ownership interest in Green Spring to us for $5,376,000 in cash. IBC had a cost basis of $3,288,000 in the 4.42% ownership interest sold to us. In addition, IBC had an option through December 13, 1998 to exchange its ownership interest in Green Spring for a maximum of 889,456 shares of our common stock or $20,460,000 in subordinated notes. IBC exercised its option in January 29, 1998 for our common stock valued at approximately $17.9 million. IBC and its affiliated entities have entered into contracts with us for provider network, care management and medical review services pursuant to contractual relationships. We recorded revenue of approximately $54.6 million, $59.1 million and $58.8 million from IBC during fiscal year 1998, 1999 and 2000, respectively, and $33.2 million during the six months ended March 31, 2001.

    Darla D. Moore, who became a director on February 22, 1996, is the spouse of Richard E. Rainwater. Mr. Rainwater is Chairman of the Board of Crescent and the beneficial owner of 2,484,935 shares of our common stock. Richard Rainwater is president of Rainwater, Inc., which is the general partner of Rainwater Magellan Holdings, L.P. ("Rainwater-Magellan"). On January 25, 1996, Rainwater-Magellan acquired a total of 4,000,000 shares our of common stock and warrants for an additional 2,000,000 shares of our common stock from us pursuant to a Stock and Warrant Purchase Agreement and certain related agreements (the "Rainwater-Magellan Private Placement Agreements"). The warrants expired on January 25, 2000. The Rainwater-Magellan Private Placement Agreements provide for certain preemptive rights of Rainwater-Magellan to acquire additional securities issued by us for cash in a private placement transaction, and standstill covenants restricting the purchase of additional shares of our common stock by Rainwater-Magellan and its affiliates in certain circumstances. During fiscal year 2000, we paid an aggregate of $75,000 for the annual monitoring fee and fees and expenses incurred in connection with Rainwater-Magellan's ownership of our common stock and the Rainwater-Magellan Warrant. Excluded from these amounts are directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director.

    David Bonderman, Jonathan J. Coslet and James B. Williams, who became directors on December 15, 1999, are affiliated with TPG. On December 15, 1999, affiliates of TPG purchased from us 59,063 shares of Series A Preferred Stock for $59,063,000 in cash and TPG Magellan received an option to purchase 21,000 additional shares of Series A Preferred Stock. We paid TPG Magellan a placement fee of $1,625,000 in connection with such issuance of Series A Preferred Stock. On February 29, 2000, Magellan Specialty Health, Inc., one of our subsidiaries, purchased the outstanding stock of Vivra Inc. ("Vivra"). The initial purchase price of Vivra was $10.25 million. Approximately 30% of the voting interest in Vivra was owned by TPG at the time of our acquisition. Messrs. Bonderman, Coslet and Williams did not participate in the Board's approval of the Vivra acquisition.

    Daniel S. Messina, who became our President in February 2001 and was our Chief Operating Officer since September 18, 2000 and a director since December 11, 1997, was the Chief Financial Officer of Aetna prior to joining us. On December 4, 1997, we completed the purchase of HAI, formerly a unit of Aetna, for approximately $122.1 million, plus additional contingent payments to Aetna of up to $60 million annually over the five-year period subsequent to closing. We made additional purchase price payments totaling $180 million through March 31, 2001. The consideration paid for HAI was determined through arm's length negotiations that considered, among other factors, the historical and projected income of HAI. The consideration we paid was determined by the Board with the advice of management and our investment bankers. Aetna and its affiliated entities contract with us for various behavioral managed care services. We recorded revenue of approximately $282.6 million and $158.3 million from Aetna and its affiliated entities during fiscal year 2000 and the six-month period ended March 31, 2001, respectively. As of September 30, 2000, Aetna and its affiliated entities owed us approximately $5.6 million.

Principal Shareholders

    The following table sets forth certain information as of December 15, 2000 (except as otherwise noted) with respect to any person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class(1)
TPG Advisors II, Inc.(2) 300 Commerce Street Suite 3300 Fort Worth, TX 76102	8,540,053	20.7%
BLUM Capital Partners, L.P.(3) 909 Montgomery Street San Francisco, CA 94133	4,806,800	12.3%
Richard E. Rainwater(4) 777 Main Street Suite 2700 Ft. Worth, TX 76102	2,484,935	6.4%
Dimensional Fund Advisors, Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,197,300	5.6%

(1)
The information regarding the beneficial ownership of common stock by such individual or entity is included herein in reliance on its report filed with the Commission, except that the percentage of common stock beneficially owned is based upon our calculations made in reliance upon the number of shares of common stock reported to be beneficially owned by such person or entity in such report and, with respect to entities and persons other than TPG Advisors II, Inc. ("TPG Advisors II"), 32,647,625 shares of common stock issued and outstanding as of December 15, 2000, plus 6,300,053 shares of common stock that TPG Advisors II has a right to vote, on a converted basis from its shares of Series A Preferred Stock, as a single class with holders of common stock. With respect to TPG Advisors II, the percentage of common stock beneficially owned also is based upon 2,240,000 shares of common stock that TPG Magellan has the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan has the right to acquire upon exercise of an option at any time until August 17, 2002.

(2)
Includes 6,300,053 shares that TPG Partners II and its affiliate have the right to acquire upon conversion of 59,063 shares of Series A Preferred Stock and 2,240,000 shares of common stock that TPG Magellan has the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan has the right to acquire upon exercise of an option at any time until August 17, 2002. Information concerning beneficial ownership of securities is based upon an Amendment No. 3 to Schedule 13D filed by TPG Advisors II on February 22, 2000.

(3)
Includes (i) 1,031,700 shares owed directly by limited partnerships for which BLUM Capital Partners, L.P. ("BLUM LP") serves as the general partner and BLUM LP's investment advisory client accounts; (ii) 3,616,800 shares owned directly by RCBA Strategic Partners, L.P. ("Strategic"), of which RCBA GP, L.L.C. ("RCBA GP") is general partner; and (iii) 158,300 shares owned by The Common Fund, an investment manager for educational institutions. As of September 30, 2000, BLUM LP and RCBA GP, had sole investment power and sole voting power as to 4,806,800 shares. Under the rules of the Commission, Richard C. Blum & Associates, Inc. ("RCBA, Inc."), the sole general partner of BLUM LP, and RCBA GP, the sole general partner of Strategic, are also deemed to be beneficial owners of the shares beneficially owned by BLUM LP and Strategic respectively. Richard C. Blum, chairman, director and a substantial shareholder of RCBA, Inc. also might be deemed a beneficial owner of shares owed by RCBA, Inc. Information concerning beneficial ownership of securities is based upon an Amendment No. 1 to Schedule 13D filed by BLUM LP on May 25, 2000.

(4)
Includes (i) 2,417,554 shares owned directly by Richard E. Rainwater; (ii) 27,657 shares owned directly by Rainwater-Magellan; and (iii) 39,724 shares owned by Rainwater, Inc., of which Mr. Rainwater is the sole shareholder. Does not include 11,250 shares that Darla D. Moore, who is one of our directors and the spouse of Richard E. Rainwater and President of Rainwater, Inc., has the right to acquire upon the exercise of options. Under the rules of the Commission, Rainwater, Inc., the sole general partner of Rainwater-Magellan, is also deemed to be beneficial owner of the shares beneficially owned by Rainwater-Magellan. Information concerning beneficial ownership of securities by Mr. Rainwater, Rainwater-Magellan and Rainwater, Inc. is based upon an Amendment No. 2 to Schedule 13D filed by Rainwater-Magellan and dated April 17, 1998.

(5)
Dimensional Fund Advisors, Inc. ("DFA") is an institutional investment manager. As of September 30, 2000, DFA had sole investment power and sole voting power as to 2,197,300 shares owned by its advisory clients. DFA asserts that none of its clients own more than 5% of our common stock. Information concerning beneficial ownership of securities is based upon a Schedule 13G filed by DFA on February 3, 2000 and a Schedule 13F filed by DFA on November 2, 2000.

Security Ownership of Management

    The following table sets forth certain information concerning the beneficial ownership of our common stock by (i) directors, (ii) Named Executive Officers and (iii) directors and executive officers as a group, as of December 15, 2000. Information with respect to certain significant stockholders of the Company is set forth in "Principal Shareholders."

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Henry T. Harbin M.D.	32,000	352,934	*
Daniel S. Messina	—	—
John J. Wider, Jr.	33,400	24,867	*
Clarissa C. Marques, Ph.D.	12,168	95,734	*
Clifford W. Donnelly(4)	30,000	28,600	*
Mark S. Demilio	10,000	15,834	*
David Bonderman(5)	6,300,053	2,246,250	21.9%
Jonathan J. Coslet(5)	—	6,250	*
Dennis P. Moody
G. Fred DiBona, Jr.(6)	949,456	15,000	2.5%
Andre C. Dimitriadis	2,500	30,000	*
A.D. Frazier, Jr.	2,500	30,000	*
Gerald L. McManis	42,000	30,000	*
Robert W. Miller	2,000	18,750	*
Darla D. Moore(7)	2,484,935	15,000	6.4%
Jeffrey A. Sonnenfeld Ph.D.	—	11,250	*
James B. Williams(5)	—	6,250	*
All directors and executive officers as a group (17 persons)(8)	9,901,012	2,926,719	32.9%

*
Less than 1% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by directors and executive officers.

(2)
Represents shares that can be acquired through stock option exercises on or prior to February 14, 2001.

(3)
Based on an aggregate of 32,647,625 shares of common stock issued and outstanding as of December 15, 2000, plus 6,300,053 shares of Common Stock that TPG Partners II and its affiliates have the right to vote, on a converted basis from its shares of Series A Preferred Stock, as a single class with the holders of the common stock. Assumes that all options exercisable at any time until August 17, 2002 owned by the person are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)
Includes 30,000 shares held by CNC Partners, a partnership of which Mr. Donnelly is the general partner.

(5)
Includes for Mr. Bonderman and excludes for Messrs. Coslet and Williams as "shares beneficially owned" the 6,300,053 shares of common stock that TPG Magellan has the right to acquire upon conversion of 59,063 shares of Series A Preferred Stock; and as "options exercisable within 60 days" the 2,240,000 shares of common stock that TPG Partners II and its affiliates have the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan has the right to acquire at any time until August 17, 2002 upon exercise of an option. Messrs. Bonderman, Coslet and Williams are affiliates of TPG Magellan and disclaim beneficial ownership of all such shares.

(6)
Includes 949,456 shares that IBC and its affiliates own. Mr. DiBona is a director and the President and Chief Executive Officer of IBC and disclaims beneficial ownership of all securities attributed to him because of his position with IBC.

(7)
Includes 2,417,554 shares owned by Richard E. Rainwater, 27,657 shares owned by Rainwater-Magellan and 39,724 shares owned by Rainwater, Inc. Ms. Moore is the spouse of Richard E. Rainwater and the sole stockholder and sole director of Rainwater, Inc., which is the sole general partner of Rainwater-Magellan.

(8)
Includes as "shares beneficially owned" 6,300,053 shares of common stock that TPG Partners II and its affiliates have the right to acquire upon conversion of 59,063 shares of Series A Preferred Stock; 2,484,935 shares owned in the aggregate by Richard E. Rainwater, Rainwater-Magellan and Rainwater, Inc.; and 949,456 shares owned by IBC and its affiliates. Includes as "options exercisable within 60 days" 2,240,000 shares that TPG Magellan has the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan has the right to acquire at any time until August 17, 2002 upon exercise of an option.

Description of Other Indebtedness

    As of March 31, 2001, the aggregate scheduled maturities of long-term debt and capital lease obligations during the remainder of fiscal year 2001 and the four fiscal years and beyond are set forth in the following table on an actual basis and pro forma basis after applying the gross proceeds of the offering of the Initial Notes to repay loans under the Senior Credit Facilities (in millions):

Year	Payment Amount	Pro Forma
2001	$11.9	$1.2
2002	43.0	2.5
2003	75.7	15.9
2004	120.4	49.3
2005	99.9	44.3
2006 and beyond	653.5	891.2

    The Subordinated Notes, which are carried at cost, had a fair value of approximately $534 million at September 30, 1999, $421 million at September 30, 2000 and $587 million at March 31, 2001 based on market quotes. Our remaining debt is also carried at cost, which approximates fair market value.

Senior Credit Facilities

    The Credit Agreement provides for a Term Loan Facility in an original aggregate principal amount of $550 million, consisting of an approximately $183.3 million Tranche A Term Loan (the "Tranche A Term Loan"), an approximately $183.3 million Tranche B Term Loan (the "Tranche B Term Loan") and an approximately $183.4 million Tranche C Term Loan (the "Tranche C Term Loan"), and a Revolving Facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the account of the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150.0 million. Letters of credit outstanding were $34.3 million at March 31, 2001.

    The Tranche A Term Loan and the Revolving Facility mature on February 12, 2004. The Tranche B Term Loan matures on February 12, 2005 and the Tranche C Term Loan matures on February 12, 2006. After giving effect to the issuance of the Initial Notes and the use of the gross proceeds to make prepayments of the Term Loan Facility in the aggregate amount of $250 million, the aggregate amount outstanding under the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan is $0, $60.0 million and $60.0 million, respectively. After giving effect to the issuance of the Initial Notes and such use of proceeds, the Tranche B Term Loan will amortize in quarterly installments aggregating to approximately $0.4 million for the last two quarters of 2001, approximately $0.7 million in 2002, approximately $14.1 million in 2003, approximately $34.8 million in 2004 and approximately $10.0 million in 2005, and the Tranche C Term Loan will amortize in quarterly installments in each fiscal year aggregating to approximately $0.4 million for the last two quarters of 2001, approximately $0.7 million in 2002, approximately $0.7 million in 2003, approximately $14.1 million in 2004, approximately $34.3 million in 2005 and approximately $9.8 million in 2006. In addition, the Revolving Facility and Term Loan Facility are subject to mandatory prepayment and reductions (to be applied first to the Term Loan Facility) in an amount equal to (a) between 25% and 75%, depending on our then-current leverage ratio, of the net proceeds of certain offerings of equity securities by us or any of our subsidiaries, (b) 50% for the sale of certain identified non-core assets and 100% of the net proceeds of certain other asset sales or other dispositions of our property and our subsidiaries, (c) between 25% and 75%, depending on our then-current leverage ratio, of our excess cash flow beginning September 30, 2001 and (d) 100% of the net proceeds of certain debt issues by us or any of our subsidiaries in each case subject to certain limited exceptions.

    The Credit Agreement contains a number of covenants that, among other things restrict our ability and our subsidiaries' ability to (i) dispose of assets, (ii) incur additional indebtedness, (iii) incur or guarantee obligations, (iv) prepay other indebtedness or amend other debt instruments (including the indenture for the Subordinated Notes (the "Subordinated Notes Indenture")), (v) pay dividends, (vi) create liens on assets, (vii) make investments, (viii) make loans or advances, (ix) redeem or repurchase common stock, (x) make acquisitions, (xi) engage in mergers or consolidations, (xii) change the business conducted by the Company and its subsidiaries, (xiii) enter into sale and leaseback transactions, (xiv) permit restrictions on the ability of the Company's subsidiaries to pay dividends to the Company, (xv) enter into transactions with affiliates and (xvi) make capital expenditures. In addition, the Credit Agreement requires us to comply with specified financial ratios and tests, including minimum interest expense coverage ratios, maximum leverage ratios and maximum senior debt ratios. As of March 31, 2001, we were in compliance with our debt covenants and expect to be in compliance for the remainder of fiscal year 2001. Pursuant to the amendment to the Credit Agreement that became effective upon the issuance of the notes, we no longer have to meet the minimum EBITDA (as defined in the Credit Agreement) levels or comply with the minimum net worth test.

    The interest rates per annum applicable to the loans under the Credit Agreement are fluctuating rates of interest measured by reference, at our election, to either (a) an adjusted London inter-bank offer rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the higher of the Chase Manhattan Bank's published prime rate or the Federal Funds effective rate plus 1/2 of 1%) plus a borrowing margin. The borrowing margins applicable to loans under the Revolving Facility are currently 2.50% for ABR loans and 3.50% for LIBOR loans. Following delivery to the administrative agent under the Senior Credit Facilities of our consolidated financial statements for the fiscal year ended September 30, 2001, the borrowing margins will be based on our leverage ratio, with maximum borrowing margins for ABR Loans and LIBOR Loans of 2.0% and 3.0%, respectively, and minimum borrowing margins for ABR Loans and LIBOR Loans of 0.75% and 1.75%, respectively. The borrowing margins applicable to the Tranche B Term Loan and the Tranche C Term Loan are currently 2.75% and 3.0%, respectively, for ABR loans and 3.75% and 4.0%, respectively, for LIBOR loans, and are not subject to increase or reduction. Amounts outstanding under the credit facilities not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to each of the loans under the Term Loan Facility and the Revolving Facility.

    The Company's obligations and the obligations of the Bank Guarantors under the Senior Credit Facilities and the related documents are unconditionally and irrevocably guaranteed by, subject to certain exceptions, each of our domestic wholly owned subsidiaries. In addition, the Company's obligations and the obligations of the Bank Guarantors under the Senior Credit Facilities and the related documents are secured by first priority security interests in and pledges of or liens on substantially all the tangible and intangible assets of the Company and the Bank Guarantors and a pledge of substantially all of the capital stock owned by the Company and the Bank Guarantors, subject to certain exceptions.

Subordinated Notes

    The Subordinated Notes are general unsecured senior subordinated obligations of the Company. The Subordinated Notes are limited in aggregate principal amount to $625.0 million and will mature on February 15, 2008. Interest on the Subordinated Notes accrues at the rate of 9.0% per annum and is payable semi-annually on each February 15 and August 15. The Subordinated Notes were originally issued pursuant to an exemption from the registration requirements of the Securities Act and later exchanged for securities which were registered under the Securities Act. Due to a delay in the registration of the Subordinated Notes to be exchanged, we were required to pay liquidated damages to each holder of Subordinated Notes at a rate of $0.192 per week per $1,000 principal amount of

Subordinated Notes held by such holder for the period from July 13, 1998 through November 9, 1998, the date of issuance of the Subordinated Notes to be exchanged.

    The Subordinated Notes may be redeemed at our option, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, during the twelve-month period beginning on February 15 of the years indicated below:

Year	Redemption Prices
2003	104.5%
2004	103.0%
2005	101.5%
2006 and thereafter	100.0%

    The Subordinated Notes Indenture limits, among other things: (i) the incurrence of additional indebtedness by us and our restricted subsidiaries; (ii) the payment of dividends on, and redemption or repurchase of, our capital stock and the capital stock of our restricted subsidiaries and the redemption of certain of our subordinated obligations; (iii) certain other restricted payments, including investments; (iv) sales of assets; (v) certain transactions with affiliates; (vi) the creation of liens; and (vii) consolidations, mergers and transfers of all or substantially all of our assets. The Subordinated Notes Indenture also prohibits certain restrictions on distributions from restricted subsidiaries. However, all such limitations and prohibitions are subject to certain qualifications and exceptions. For the purposes of the foregoing description of the Subordinated Notes Indenture only, "restricted subsidiaries" refers to each of our subsidiaries, other than any subsidiaries that have been designated as unrestricted subsidiaries under the Subordinated Notes Indenture.

Operating Leases

    We lease our operating facilities. The leases, which expire at various dates through 2008, generally require us to pay all maintenance, property and tax insurance costs.

    At September 30, 2000, aggregate amounts of future minimum payments under all operating leases for continuing operations including equipment leases are as set forth on the chart below:

Year	Payment Amount
2001	$28.8 million
2002	25.4 million
2003	16.5 million
2004	9.9 million
2005	6.7 million
2006 and beyond	7.9 million

    Rent expense for continuing operations was $22.6 million, $32.3 million and $34.0 million, respectively, for the fiscal years ended September 30, 1998, 1999 and 2000. Rent expense for discontinued operations was $8.0 million, $9.3 million and $9.2 million, respectively, for the fiscal years ended September 30, 1998, 1999 and 2000.

Redeemable Preferred Stock

    TPG Investment.  On December 14, 1999, we entered into an agreement with TPG Magellan pursuant to which TPG Magellan agreed to purchase 59,063 shares of our Series A Preferred Stock, and the Option to purchase an additional 21,000 shares of Series A Preferred Stock. TPG Magellan assigned its right to purchase the 59,063 shares of our Series A Preferred Stock to TPG Partners II and its affiliates, who purchased the Series A Preferred Stock on December 15, 1999. Net cash proceeds from the issuance of the Series A Preferred Stock were $54.0 million. Approximately 50% of the net proceeds received from the issuance of the Series A Preferred Stock was used to reduce debt outstanding under the Term Loan Facility, with the remaining 50% of the proceeds being used for general corporate purposes. The Series A Preferred Stock carries a dividend rate of 6.5% per annum, payable in quarterly installments in cash or common stock, subject to certain conditions. Dividends not paid in cash or common stock will accumulate. Dividends are currently accumulating. The Series A Preferred Stock is convertible at any time into our common stock at a conversion price of $9.375 per share, subject to customary antidilution provisions, (which would initially result in approximately 6.3 million shares of common stock if all of the currently issued Series A Preferred Stock were to convert) and carries "as converted" voting rights. We may, under certain circumstances, require the holders of the Series A Preferred Stock to convert such stock into common stock. The Series A Preferred Stock, plus accrued and unpaid dividends thereon, must be redeemed by us on December 15, 2009. Additionally, upon a change of control (as defined in the certificate of designations relating to the Series A Preferred Stock), the holders of the Series A Preferred Stock may require us to redeem their Series A Preferred Stock at a redemption price equal to the sum of (i) 101% of the stated value of the shares to be redeemed and (ii) all accumulated but unpaid dividends to the redemption date. The rights of holders of Series A Preferred Stock to receive the redemption price upon a change of control are subordinated to the prior payment in full of our obligations under the Senior Credit Facilities, the Subordinated Notes and the notes. The Option may be exercised in whole and not in part at any time on or prior to August 17, 2002. We may, under certain circumstances, require TPG Magellan to exercise the Option. Holders of the Series A Preferred Stock are entitled to vote on all matters voted on by holders of our common stock, with each share of Series A Preferred Stock entitling the holder thereof to a number of votes equal to the number of shares of our common stock that would be issued to such holder upon the conversion of a share of Series A Preferred Stock on the record date for such vote. The terms of the shares of Series A Preferred Stock issuable pursuant to the Options are identical to the terms of the shares of Series A Preferred Stock issued to TPG Magellan at the closing of the TPG investment. At any time after the Option has been exercised, has expired or is no longer exercisable, subject to certain conditions, we may require the holders of the Series A Preferred Stock to exchange their shares for unsecured Junior Subordinated Debentures in an aggregate principal amount of $1,000 per share of Series A Preferred Stock exchanged. The interest rate applicable to the Junior Subordinated Debentures would be the same as the dividend rate carried by the Series A Preferred Stock, and the other terms of the Junior Subordinated Debentures would be substantially identical to the terms of the Series A Preferred Stock.

    TPG Magellan has the right to appoint three representatives to our twelve-member Board of Directors.

    The TPG investment is reflected under the caption "Redeemable preferred stock" in our audited consolidated balance sheet as set forth in the following table:

September 30, 2000
(in thousands)
Redeemable convertible preferred stock (in thousands):
Series A — stated value $1, 87 shares authorized, 59 shares issued and outstanding	$59,063
Series B — stated value $1, 60 shares authorized, none issued and outstanding	—
Series C — stated value $1, 60 shares authorized, none issued and outstanding	—

59,063
Less: Fair value of Series A Option	(3,366)

Total redeemable convertible preferred stock	55,697
Accretion and accumulated unpaid dividends on Series A preferred Stock	3,401
Fair value of Series A Option	3,366
Issuance costs, net of amortization of $401	(4,630)

$57,834

Description of the Exchange Notes

    Definitions of certain terms used in this Description of the Exchange Notes may be found under the heading "Certain Definitions." For purposes of this section, the term "Company" refers only to Magellan Health Services, Inc. and not to any of its Subsidiaries and the Initial Notes and the Exchange Notes are collectively referred to as the "notes." The notes will not be guaranteed by any of the Subsidiaries of the Company.

    We issued the Initial Notes and will issue the Exchange Notes under an Indenture, dated as of May 31, 2001, between the Company and HSBC Bank USA, as trustee (the "Trustee"). The Indenture contains provisions which define your rights under the notes. In addition, the Indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture has been filed as an exhibit to the Exchange Offer Registration Statement of which this prospectus is a part and is available as set forth under the heading "Where You Can Find More Information."

    The following description is meant to be only a summary of certain provisions of the Indenture. It does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below and those terms made a part thereof by the Trust Indenture Act. We urge that you carefully read the Indenture as it, and not this description, will govern your rights as a holder of notes.

Overview of the Notes

    The notes:

  •
  will be general senior unsecured obligations of the Company;

  •
  will rank equally in right of payment with all existing and future Senior Indebtedness of the Company;

  •
  will be senior in right of payment to all existing and future Subordinated Obligations of the Company (including the Subordinated Notes);

  •
  will be effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such indebtedness; and

  •
  will be structurally subordinated to all indebtedness and other liabilities (including trade payables) and preferred stock of each Subsidiary of the Company.

Principal, Maturity and Interest

    The notes will be issued in an aggregate principal amount of $250 million. The notes will mature on November 15, 2007. We will issue the notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

    Each note will bear interest at a rate of 9 3/8% per annum beginning on May 31, 2001, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. We will begin paying interest to holders of notes on November 15, 2001. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

    We will also pay liquidated damages to holders of notes if we fail to file a registration statement relating to the notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These liquidated damage provisions are more fully explained under the heading "Exchange and Registration Rights Agreement."

Paying Agent and Registrar

    We will pay the principal of, premium, if any, interest and liquidated damages, if any, on the notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, the City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is Issuer Services, 452 Fifth Avenue, New York, New York, 10018. We, however, reserve the right to pay interest to holders of notes by check mailed directly to such holders at their registered addresses.

    Holders of notes may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require holders of notes to pay any transfer tax or other governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

    The notes are not redeemable at the option of the Company prior to November 15, 2005. The notes will be redeemable at the option of the Company on or after such date, in whole or in part, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Redemption Prices
2005	104.688%
2006	102.344%

    In addition, at any time and from time to time prior to November 15, 2004, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of notes at a redemption price (expressed as a percentage of the principal amount) of 109.375%, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of such original aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of any such Equity Offering.

Sinking Fund

    The notes are not subject to the benefit of any sinking fund.

Selection and Notice

    If less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, on a pro rata basis, provided that notes shall be redeemed in principal amounts of $1,000 or integral multiples thereof. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Change of Control

    Upon the occurrence of a Change of Control, each holder of notes shall have the right to require the repurchase of such holder's notes in whole or in part pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes under the terms of the section entitled "Optional Redemption." Within 10 days following any Change of Control, the Company shall mail a notice (along with any other instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its notes purchased) to the Trustee and to each holder stating:

  (i)
  that the Change of Control Offer is being made pursuant to the "Change of Control" provision of the Indenture and that all notes tendered and not subsequently withdrawn will be accepted for payment and paid for by the Company;

  (ii)
  the purchase price and the purchase date (which shall not be less than 30 days nor more than 60 days after the date such notice is mailed) (the "Change of Control Payment Date");

  (iii)
  that any note not tendered will continue to accrue interest and shall continue to be governed by the terms of the Indenture in all respects;

  (iv)
  that, unless the Company defaults in the payment thereof, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

  (v)
  that holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes to be purchased to the Paying Agent at the address specified in the notice prior to the close of business on the business day next preceding the Change of Control Payment Date;

  (vi)
  that holders will be entitled to withdraw their election on the terms and conditions set forth in such notice; and

  (vii)
  that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each such new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

    On (or, in the case of clause (ii) of this paragraph, at the Company's election, before) the Change of Control Payment Date, the Company shall:

  (i)
  accept for payment all notes or portions thereof tendered and not theretofore withdrawn, pursuant to the Change of Control Offer,

  (ii)
  deposit with the Paying Agent immediately available funds sufficient to pay the purchase price of all notes or portions thereof accepted for payment, and

  (iii)
  deliver or cause to be delivered to the Trustee all notes so tendered, together with an officers' certificate specifying the notes or portions thereof tendered to the Company. The Paying

    Agent shall promptly mail to each holder of notes so tendered payment in an amount equal to the purchase price for such notes, and the Trustee shall promptly authenticate and mail to such holder one or more certificates evidencing new notes equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    If at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the second preceding paragraph, the Company shall:

  (i)
  repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

  (ii)
  (x) obtain any requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of notes as provided for in this covenant or (y) deliver to the Trustee an officer's certificate signed by a responsible financial officer of the Company that no such consent is required.

    The Company will comply with the requirements of Regulation 14E and Rule 13e-4 (other than the filing requirements of such rule) under the Exchange Act, and any other securities laws and regulations thereunder that are applicable in connection with the repurchase of the notes resulting from a Change of Control.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Ranking

    The indebtedness evidenced by the notes will be unsecured Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The notes will also be effectively subordinated to any Secured Indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such Indebtedness.

    Currently, substantially all of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At March 31, 2001, on a pro forma basis (unaudited) after eliminating intercompany liabilities, the total liabilities (including indebtedness but excluding subsidiary guarantees of amounts outstanding under the Credit Agreement) of the Company's subsidiaries were approximately $386.3 million, including trade payables. Although the Indenture limits the incurrence of indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications.

    As of March 31, 2001, on a pro forma basis:

  •
  the aggregate amount of the Company's outstanding Senior Indebtedness (including the notes) would have been approximately $373.0 million (exclusive of $115.7 million of unused commitments and $34.3 million of outstanding but undrawn letters of credit under the Credit Agreement);

  •
  the Company would have had approximately $625.0 million of Indebtedness that is subordinate or junior in right of payment to the notes (consisting of the Subordinated Notes);

  •
  the outstanding indebtedness of the Company's Subsidiaries (excluding guarantees of the Company's indebtedness under the Credit Agreement) would have been approximately $6.4 million;

  •
  The Company and its Subsidiaries would have had approximately $129.4 million of Secured Indebtedness (excluding Guarantees of indebtedness under the Credit Agreement); and

  •
  the Company's Subsidiaries would have had no preferred stock outstanding.

Certain Covenants

    Limitation on Restricted Payments.  The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (i)
  declare or pay any dividend or make any distribution on or in respect of the Company's or any of its Restricted Subsidiaries' Capital Stock or other Equity Interests, including any such payment in connection with any merger or consolidation (other than dividends or distributions payable to the Company or any of its Restricted Subsidiaries or payable in shares of Capital Stock or other Equity Interests of the Company other than Redeemable Stock);

  (ii)
  purchase, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Subsidiaries from any Person (other than from the Company or any of its Restricted Subsidiaries);

  (iii)
  purchase, repurchase, redeem, prepay, defease, or otherwise acquire or retire for value (A) any Subordinated Obligations prior to scheduled maturity, repayment or sinking fund payment or (B) any Indebtedness of any Unrestricted Subsidiary; or

  (iv)
  make any Investment other than a Permitted Investment (the foregoing actions set forth in clauses (i) through (iv) being referred to as "Restricted Payments"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (a)
  a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

  (b)
  such Restricted Payment (the amount so expended, if other than in cash and if greater than $20 million, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of

      Directors), together with the aggregate of all other Restricted Payments made on or after the Subordinated Notes Closing Date, exceeds the sum of:

      (A)
      $15 million,

      (B)
      50% of the Consolidated Net Income of the Company accrued on a cumulative basis for the period beginning on the first day of the first month following the Subordinated Notes Closing Date and ending on the last day of the last month immediately preceding the month in which such Restricted Payment occurs (or, if aggregate cumulative Consolidated Net Income for such period is a deficit, minus 100% of such deficit),

      (C)
      100% of the aggregate net cash proceeds received by the Company after the Subordinated Notes Closing Date from the issuance or sale of Capital Stock or other Equity Interests of the Company (other than such Capital Stock or other Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust established by the Company or any of its Subsidiaries and other than Redeemable Stock),

      (D)
      the aggregate net cash proceeds received on or after the Subordinated Notes Closing Date by the Company from the issuance or sale of debt securities of the Company that have subsequently been converted into or exchanged for Capital Stock or other Equity Interests of the Company (other than Redeemable Stock) plus the aggregate net cash proceeds received by the Company at the time of such conversion or exchange less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange,

      (E)
      100% of the aggregate net cash proceeds received by the Company after the Subordinated Notes Closing Date upon the exercise of options, warrants or similar instruments or rights (whether issued prior to or after the Subordinated Notes Closing Date) to purchase the Company's Capital Stock (other than Redeemable Stock) and

      (F)
      100% of the aggregate net cash proceeds received by the Company or any Restricted Subsidiary after the Subordinated Notes Closing Date from (i) the sale or other disposition of Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries in an Unrestricted Subsidiary or (ii) a dividend from, or the sale of the stock of, an Unrestricted Subsidiary; or

    (c)
    the Company would not be permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "—Limitation on Additional Indebtedness" below.

    The foregoing provisions will not prohibit:

  (i)
  so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (ii)
  to the extent required under applicable law, rule, order or regulation or if the failure to do so would create a material risk of disqualification of the ESOP under the Internal Revenue Code, the acquisition by the Company of its common stock from the ESOP or from participants and beneficiaries of the ESOP;

  (iii)
  the acquisition or retirement of Capital Stock of the Company held by any future, present or former employee, director or consultant of the Company or any Subsidiary of the Company pursuant to any management or employee equity, stock option or other benefit plan or any other agreement in an amount not to exceed $5 million in any fiscal year;

  (iv)
  the acquisition by the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or such Restricted Subsidiary, if the exclusive consideration for such acquisition is the issuance by the Company or such Restricted Subsidiary of its Equity Interests (other than Redeemable Stock);

  (v)
  the purchase, redemption or acquisition by the Company of rights under the Rights Plan prior to such time as such rights have become exercisable not to exceed $2 million in the aggregate since the Subordinated Notes Closing Date;

  (vi)
  the redemption, repurchase, acquisition or retirement of Indebtedness of the Company or its Restricted Subsidiaries being concurrently refinanced by Refinancing Indebtedness permitted under "—Limitation on Additional Indebtedness" below;

  (vii)
  the purchase, repayment, redemption, prepayment, defeasance, acquisition or retirement of any Indebtedness, if the exclusive consideration therefor is the issuance by the Company of its Equity Interests (other than Redeemable Stock);

  (viii)
  the redemption, repurchase, acquisition or retirement of Equity Interests in a Permitted Joint Venture of the Company or of a Restricted Subsidiary, provided that:

  (A)
  if the Company or any of its Restricted Subsidiaries incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, after giving effect to such incurrence and such redemption, repurchase, acquisition or retirement, the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph of "—Limitation on Additional Indebtedness" below and

  (B)
  no Default or Event of Default has occurred and is continuing or would result therefrom;

  (ix)
  dividend payments to the holders of interests in Permitted Joint Ventures of the Company or of a Restricted Subsidiary, ratably in accordance with their respective Equity Interests or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, and agreements among holders of Equity Interests in, such Permitted Joint Ventures;

  (x)
  the acquisition or retirement of options, warrants and similar instruments and rights upon the exercise thereof;

  (xi)
  any purchase, redemption or other acquisition of Equity Interests of a Healthcare Service Business which is required by applicable law, regulation, rule, order, approval, license, permit or similar restriction (in each case issued by a governmental authority) to be purchased, redeemed or otherwise acquired by the Company or one of its Restricted Subsidiaries;

  (xii)
  the acquisition or retirement for value of any Equity Interests of the Company, or the making of any Investments in any Subsidiaries or joint ventures of the Company which previously constituted a part of the Company's provider and healthcare franchising segment, consisting of loans, advances or other extensions of credit, in any case as acquired, retired or made as part of the consideration for the sale by the Company of Equity Interests in any such Subsidiaries or joint ventures and related transactions, where the aggregate value of such Equity Interests of the Company and the aggregate amount of such Investments made after the Subordinated Notes Closing Date do not collectively exceed a total of $40 million; or

  (xiii)
  other Restricted Payments (excluding Investments that were Restricted Payments when made but are no longer outstanding at the time of determination of Restricted Payments permitted by this clause (xiii), but not excluding Investments made in accordance with this clause (xiii)

    that are subsequently sold or otherwise disposed of, to the extent such sale or other disposition increases the amount of Restricted Payments permitted to be made in accordance with clause (F) of paragraph (b) above) made after the Subordinated Notes Closing Date in an aggregate amount not to exceed $25 million.

    The Company shall deliver to the Trustee within 60 days after the end of each of the Company's first three fiscal quarters (and 120 days after the end of the Company's fiscal year) in which a Restricted Payment is made under the first paragraph of this covenant, an officers' certificate setting forth each Restricted Payment made in such fiscal quarter, stating that each such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the "Limitation on Restricted Payments" covenant were computed, which calculations may be based on the Company's financial statements included in filings required under the Exchange Act for such quarter or such year. For purposes of calculating the aggregate amount of Restricted Payments that are permitted under clause (b) of the first paragraph of "—Limitation on Restricted Payments," the amounts expended for Restricted Payments permitted under clauses (ii) through (xiii) above shall be excluded.

    Limitation on Payment Restrictions Affecting Restricted Subsidiaries.  The Indenture provides that the Company shall not and shall not permit any of its Restricted Subsidiaries to, from and after the Closing Date, directly or indirectly, create or otherwise cause or permit to exist or become effective or enter into any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (A)
  pay dividends or make any other distributions on its Equity Interests, the Equity Interests of any of its Restricted Subsidiaries or on any other interest or participation in, or measured by, its profits, which interest or participation is owned by the Company or any of its Restricted Subsidiaries;

  (B)
  pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (C)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (D)
  sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries except, in each case, for such encumbrances or restrictions existing under or by reason of:

  (1)
  applicable law, regulation, rule, order, approval, license, permit or similar restriction, in each case issued by a governmental authority;

  (2)
  the Indenture and the notes and the Subordinated Notes Indenture and the Subordinated Notes;

  (3)
  contractual encumbrances or restrictions in effect on the Subordinated Notes Closing Date, including, without limitation, pursuant to the Credit Agreement and any replacements, refundings, refinancings and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities thereof and their related documentation;

  (4)
  in the case of clause (D), by reason of customary non-assignment or subletting provisions in leases entered into in the ordinary course of business;

  (5)
  Prior Purchase Money Obligations;

    (6)
    Indebtedness or Capital Stock of Restricted Subsidiaries that have been or are acquired by or merged with or into the Company or any of its Restricted Subsidiaries after the Subordinated Notes Closing Date; provided that such Indebtedness or Capital Stock was or is in existence prior to the time of such acquisition or merger and was not incurred, assumed or issued by the Person so acquired or merged in contemplation of such acquisition or merger or to provide all or any portion of the funds or credit support utilized to consummate such acquisition or merger; provided further that such restrictions only apply to such Restricted Subsidiary and its Subsidiaries;

    (7)
    contracts for the sale of assets not otherwise prohibited by the Indenture, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

    (8)
    in the case of clause (D), secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Additional Indebtedness" and "—Limitation on Liens" that limit the right of the debtor to sell, lease, transfer or otherwise dispose of the assets securing such Indebtedness;

    (9)
    customary provisions contained in leases or other agreements entered into in the ordinary course of business or in Indebtedness permitted to be incurred pursuant to the provisions of the covenant described under "—Limitation on Additional Indebtedness", in each case which do not limit the ability of any Restricted Subsidiary to take any of the actions described in clauses (A) through (D) above with respect to a material amount of dividends, distributions, Indebtedness, loans, advances or sales, leases or transfers of properties or assets, as applicable;

    (10)
    provisions in joint venture agreements and other similar agreements in each case related to Permitted Joint Ventures of the Company or of a Restricted Subsidiary that are materially similar to customary provisions entered into by parties to joint ventures in the Healthcare Service Business at the time of such joint venture or similar agreement;

    (11)
    restrictions on cash or other deposits or net worth or similar type restrictions imposed by customers under contracts entered into in the ordinary course of business; and

    (12)
    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, in whole or in part, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    Limitation on Additional Indebtedness.  The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness; provided, however, the Company may incur Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness and the application of any of the proceeds therefrom to repay Indebtedness, the Consolidated Cash Interest Coverage Ratio of the Company for the four most recent consecutive fiscal quarters for which financial statements are available prior to the date such additional Indebtedness is incurred will be at least 2.25 to 1.00x. Any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary of the Company.

    Notwithstanding the foregoing paragraph, the Company and its Restricted Subsidiaries may incur the following Indebtedness:

  (i)
  Indebtedness (including Guarantees) under the Credit Agreement and any replacements, refundings, refinancings and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities; provided such Indebtedness shall not at any time exceed $700 million in aggregate outstanding principal amount (including the available undrawn amount of any letters of credit issued under the Credit Agreement and any such replacements, refundings, refinancings, and substitute and additional facility or facilities));

  (ii)
  Indebtedness of the Company and its Restricted Subsidiaries, which Indebtedness was in existence on the Subordinated Notes Closing Date (excluding Indebtedness permitted by clause (i) above) and Indebtedness incurred under Section 4.03(a) of the Subordinated Notes Indenture prior to the Closing Date;

  (iii)
  Indebtedness represented by the Subordinated Notes and the notes;

  (iv)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(iv) of the Subordinated Notes Indenture and (2) Indebtedness of the Company and its Restricted Subsidiaries incurred in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, in whole or in part, Indebtedness (subject to the following proviso, "Refinancing Indebtedness") permitted by clauses (ii) and (iii) of this covenant; provided, however, that:

  (A)
  the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded (plus costs of issuance),

  (B)
  such Refinancing Indebtedness ranks, relative to the notes, no more senior than the Indebtedness being refinanced thereby,

  (C)
  such Refinancing Indebtedness bears interest at a market rate,

  (D)
  such Refinancing Indebtedness:

  (1)
  shall have an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and

  (2)
  shall not have a Stated Maturity prior to the Stated Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded,

    (E)
    such Refinancing Indebtedness shall not include:

    (x)
    Indebtedness of a Restricted Subsidiary (other than Refinancing Indebtedness the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness that was Guaranteed by such Restricted Subsidiary) that refinances Indebtedness of the Company or

    (y)
    Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

  (v)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(v) of the Subordinated Notes Indenture and (2) Indebtedness of the Company or any Restricted Subsidiary to any Restricted Subsidiary or

    to the Company; provided, however, that, with the respect to both clauses (1) and (2), any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

  (vi)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(vi) of the Subordinated Notes Indenture and (2) Indebtedness arising from Guarantees, letters of credit, and bid, performance or surety bonds or similar bonds or instruments securing any obligations of the Company or any Restricted Subsidiary incurred in the ordinary course of business, which Guarantees, letters of credit, bonds or similar instruments do not secure other Indebtedness;

  (vii)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(vii) of the Subordinated Notes Indenture, (2) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) (whether through the direct purchase, lease or improvement of assets or purchase of the Equity Interests of any Person owning such assets), and (3) Attributable Debt of the Company or any of its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding under clauses (1), (2) and (3) does not exceed 5% of Total Assets of the Company at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto);

  (viii)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(viii) of the Subordinated Notes Indenture and (2) Non-Recourse Indebtedness incurred in connection with the acquisition of real and/or personal property by the Company or its Restricted Subsidiaries; provided that such Indebtedness was in existence prior to the time of such acquisition and was not incurred by the Person from whom such property was acquired in contemplation of such acquisition or in order to provide all or any portion of the funds or credit support utilized to consummate such acquisition;

  (ix)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(ix) of the Subordinated Notes Indenture and (2) Guarantees of any Indebtedness of a Restricted Subsidiary otherwise permitted under this covenant;

  (x)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(x) of the Subordinated Notes Indenture and (2) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company and not for speculative purposes; provided, however, that such Hedging Obligations do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates, as applicable, or by reason of fees, indemnities and compensation payable thereunder; and

  (xi)
  (1) Indebtedness incurred after the Subordinated Notes Closing Date and prior to the Closing Date pursuant to Section 4.03(b)(xi) of the Subordinated Notes Indenture and (2) Indebtedness other than that permitted pursuant to the foregoing clauses (i) through (x), provided that the aggregate outstanding amount of the Indebtedness permitted pursuant to the clauses (1) and (2) does not at any time exceed $50 million, all or any portion of which Indebtedness, notwithstanding clause (i) above, may be incurred pursuant to the Credit Agreement and any replacements, refinancings, refundings, and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities, including any Guarantees given under such Indebtedness incurred pursuant to the Credit Agreement and any replacements, refinancings, refundings, and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities.

    Limitation on Liens.  The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, on any of their respective assets, now owned or hereinafter acquired, securing any Indebtedness, unless the notes are equally and ratably secured; provided that, if the Indebtedness which is secured is by its terms expressly subordinate or junior in right of payment to the notes, the Lien securing such subordinate or junior Indebtedness shall be subordinate and junior to the Lien securing the notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the notes.

    Limitation on Use of Proceeds from Asset Sales.  The Indenture provides that the Company and its Restricted Subsidiaries shall not, directly or indirectly, consummate any Asset Sale with or to any Person other than the Company or a Restricted Subsidiary, unless:

  (i)
  the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of any such Asset Sale at least equal to the fair market value of the asset sold or otherwise disposed of,

  (ii)
  at least 70% of the net proceeds from such Asset Sale are received in Cash at closing (unless (A) such Asset Sale is a lease, or (B) such Asset Sale is in connection with the creation of, Investment in, or issuance or sale of Equity Interests by, a Permitted Joint Venture of the Company or of a Restricted Subsidiary or other Permitted Investment) and

  (iii)
  with respect to any Asset Sale involving the Equity Interest of any Restricted Subsidiary (unless such Restricted Subsidiary is, or as a result of such Asset Sale would be, a Permitted Joint Venture of the Company or of a Restricted Subsidiary or other Permitted Investment), the Company shall sell all of the Equity Interests of such Restricted Subsidiary it owns.

    Within 365 days after the receipt of Net Cash Proceeds in respect of any Asset Sale, the Company must use all such Net Cash Proceeds either to invest in properties and assets used in a Healthcare Service Business (including, without limitation, a capital investment in any Person which becomes a Restricted Subsidiary) or to reduce Bank Indebtedness or Indebtedness of a Restricted Subsidiary; provided, that when any non-Cash proceeds are liquidated, such proceeds (to the extent they are Net Cash Proceeds) will be deemed to be Net Cash Proceeds at that time. When the aggregate amount of Excess Proceeds (as defined below) exceeds $20 million, the Company shall make an offer (the "Excess Proceeds Offer") to apply the Excess Proceeds to repurchase the notes at a purchase price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to the date of purchase. If the Company is required to do so by the terms of any other Senior Indebtedness, the Excess Proceeds Offer may be made ratably to purchase the notes and other Senior Indebtedness of the Company on the terms contemplated by such other Senior Indebtedness. The Excess Proceeds Offer shall be made substantially in accordance with the procedures for a Change of Control Offer described under "—Change of Control" above. To the extent that the aggregate principal amount of the notes (plus accrued interest thereon) tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency, or a portion thereof, for general corporate purposes. If the aggregate principal amount of the notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Company shall select the notes to be purchased in accordance with the procedures described above under "—Selection and Notice." "Excess Proceeds" shall mean any Net Cash Proceeds from an Asset Sale that is not invested or used to reduce Bank Indebtedness or Indebtedness of a Restricted Subsidiary as provided in the second sentence of this paragraph. Notwithstanding; the foregoing, any Asset Sale which results in Net Cash Proceeds of less than $5 million and all Asset Sales (including any Asset Sale which results in Net Cash Proceeds of less than $5 million) in any twelve consecutive-month period which result in Net Cash Proceeds of less than $10 million in the aggregate shall not be subject to the requirement of clause (ii) of the first sentence of this paragraph.

    The Company will comply with the requirements of Regulation 14E and Rule 13e-4 (other than the filing requirements of such rule) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Excess Proceeds Offer.

    Limitation on Transactions with Affiliates.  (a) The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction"):

  (i)
  on terms that are materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arms-length dealings with a Person who is not such an Affiliate and

  (ii)
  that, in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, are not in writing and have not been approved by a majority of the Disinterested Directors. In addition, if such Affiliate Transaction involves an amount in excess of $30 million, a fairness opinion must be provided by a nationally recognized appraisal or investment banking firm.

(b)
The provisions of the foregoing paragraph (a) will not prohibit:

(i)
any Restricted Payment permitted to be paid pursuant to the covenant described under "—Limitation on Restricted Payments,"

(ii)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

(iii)
loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $7.5 million in the aggregate outstanding at any one time,

(iv)
the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries,

(v)
any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or

(vi)
arrangements in existence as of the date hereof with Persons that employ staff providers and which provide service exclusively on behalf of the Company and its Subsidiaries, which arrangements are not material to the Company and its Subsidiaries taken as a whole.

    Limitation on Sale/Leaseback Transactions.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any property unless:

  (i)
  the Company or such Restricted Subsidiary would be entitled to:

  (A)
  incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Additional Indebtedness" and

    (B)
    create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "—Limitation on Liens",

  (ii)
  the net proceeds received by the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value of such property and

  (iii)
  the transfer of such property is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under "—Limitation on Use of Proceeds from Asset Sales".

    Merger, Consolidation or Sale of Assets.  The Indenture provides that the Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (in one transaction or a series of related transactions) to, any Person or permit any party to merge with or into it unless:

  (i)
  the Company shall be the continuing Person, or the Person (if other than the Company) (the "Successor Company") formed by such consolidation or into or with which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the notes and the Indenture and the Indenture remains in full force and effect;

  (ii)
  immediately before and immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been incurred by the Company, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Event of Default or Default shall have occurred and be continuing;

  (iii)
  except in the case of a merger of the Company with a wholly-owned subsidiary (which does not have assets or liabilities in excess of $1 million) of a newly-formed holding company for the sole purpose of forming a holding company structure, the Company or the Successor Company, as applicable, could, after giving pro forma effects such transaction, incur $1.00 of Indebtedness pursuant to the first paragraph of "—Limitation on Additional Indebtedness" and

  (iv)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

    Notwithstanding the foregoing clauses (ii) and (iii), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will be released from all obligations under the Indenture, including, without limitation, any obligation to pay the principal of and interest on the notes.

    Payment for Consent.  The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to obtaining any consent, waiver or amendment of, or direction in respect of, any of the terms or provisions of the Indenture or the notes, unless such consideration is offered or agreed to be paid, and paid, to all holders of the notes which so consent, waive, agree or direct to amend in the time frame set forth in solicitation documents relating to such consent, waiver, agreement or direction.

    Provisions of Reports and Other Information.  The Indenture provides that at all times while any note is outstanding, the Company shall timely file with the Commission and furnish to each holder of notes all such reports and other information as required by Section 13 or 15(d) of the Exchange Act, including, without limitation, Forms 10-K, 10-Q and 8-K. At such time as the Company is not subject to the reporting requirements of the Exchange Act, promptly after the same would be required to be filed with the Commission if the Company then were subject to Section 13 or 15(d) of the Exchange Act, the Company will file with the Trustee and supply to each holder of the notes and, upon request, to any prospective purchaser of notes, without cost, copies of its financial statements and certain other reports or information comparable to that which the Company would have been required to report pursuant to Sections 13 and 15(d) of the Exchange Act, including, without limitation, the information that would be required by Forms 10-K, 10-Q and 8-K.

Events of Default and Remedies

    The Indenture provides that each of the following constitutes an Event of Default:

  (i)
  default for 30 days in payment of interest on the notes;

  (ii)
  default in payment when due of principal of or premium, if any, on the notes, whether at maturity, or upon acceleration, redemption or otherwise;

  (iii)
  failure by the Company to comply with its obligations under the covenant described under "Certain Covenants—Merger, Consolidation or Sale of Assets" above;

  (iv)
  failure by the Company to comply in any respect with any of its other agreements in the Indenture or the notes which failure continues for 30 days after receipt of a written notice from the Trustee or holders of at least 25% of the aggregate principal amount of the notes then outstanding, specifying such Default and requiring that it be remedied;

  (v)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness is now existing or hereafter created, which default results from the failure to pay any such Indebtedness at its stated final maturity or results in the acceleration of such Indebtedness prior to its stated final maturity and the principal amount of such Indebtedness is at least $20 million, or the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $35 million or more;

  (vi)
  failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $20 million which judgments are not paid, discharged or stayed within 60 days after their entry; and

  (vii)
  certain events of bankruptcy or insolvency with respect to the Company and its Restricted Subsidiaries.

    If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Event of Default within 90 days after it becomes known to the Trustee, unless such Event of Default has been cured or waived. Except in the case of an Event of Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the notes.

    If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by such holders) (the "Acceleration Notice"), may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on such notes to be due and payable immediately. Upon a declaration of acceleration, such principal, premium, if any and accrued interest shall be due and payable. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Company, the Trustee or any holder. The holders of a majority of the aggregate principal amount of the notes outstanding by notice to the Trustee may rescind an acceleration and its consequences, except an acceleration due to default in payment of principal or interest on the notes upon conditions provided in the Indenture. Subject to certain restrictions set forth in the Indenture, the holders of a majority of the aggregate principal amount of the outstanding notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on, such notes or a Default under a provision which requires consent of all holders to amend. When a Default or Event of Default is waived, it is cured and ceases to exist, but no waiver shall extend to any subsequent or other Default or impair any consequent right. A holder of notes may not pursue any remedy with respect to the Indenture or the notes unless:

  (i)
  the holder gives to the Trustee written notice of a continuing Event of Default;

  (ii)
  the holders of at least 25% in principal amount of such notes outstanding make a written request to the Trustee to pursue the remedy;

  (iii)
  such holder or holders offer to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

  (iv)
  the Trustee does not comply with the request within 30 days after receipt thereof and the offer of indemnity or security; and

  (v)
  during such 30-day period the holders of a majority of the aggregate principal amount of the outstanding notes do not give the Trustee a direction which is inconsistent with the request.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver a statement to the Trustee specifying such Default or Event of Default.

Defeasance and Discharge of the Indenture and the Notes

    The Indenture provides that the Company may, at its option and at any time, terminate all of its obligations under the notes and the Indenture ("legal defeasance"), except for:

  (i)
  the rights of holders of outstanding notes to receive solely out of the trust described below payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due,

  (ii)
  the obligations of the Company with respect to the notes concerning issuing temporary notes, registration of notes, replacing mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

  (iii)
  the rights, powers, trusts, duties and immunities of the Trustee, and

  (iv)
  the defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, terminate (i) its obligations under the covenants described under the provisions "Certain Covenants" and "Change of Control" and (ii) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "Events of Default and Remedies" above ("covenant defeasance").

    The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iii), (iv), (v), (vi) or (vii) (in the case of clause (vii), with respect only to Restricted Subsidiaries) under "Events of Default and Remedies" above.

    In order to exercise defeasance:

  (i)
  the Company must have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. Dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity of such principal (and premium, if any) or installment of interest or upon redemption;

  (ii)
  the Company shall have delivered to the Trustee an opinion of counsel stating that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, which such opinion, in the case of legal defeasance, will also state that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling to such effect or (B) since the Closing Date there has been a change in the applicable federal income tax laws or regulations to such effect or (C) there exists controlling precedent to such effect;

  (iii)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

  (iv)
  such defeasance shall not result in a breach or violation of or constitute a default under any material agreement or instrument to which the Company is a party or by which it is bound; and

  (v)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

    No director, officer, employee or stockholder of the Company shall have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Transfer and Exchange

    A holder may transfer or exchange notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to register a transfer or exchange of any note selected for redemption except for the unredeemed portion of any note being redeemed in part. Also, the Registrar is not required to register a transfer or exchange of any note for a period of 15 days before the mailing of a notice of redemption offer. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

    Subject to certain exceptions, the Indenture or the notes may be amended or supplemented with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding, and any existing Default or compliance with any provision may be waived (other than a continuing Default or Event of Default in the payment of principal or interest on any note) with the consent of the holders of a majority of the aggregate principal amount of the then outstanding notes.

    Without the consent of each holder affected, an amendment, supplement or waiver may not:

  (i)
  reduce the percentage of principal amount of the notes whose holders must consent to an amendment, supplement or waiver,

  (ii)
  change the stated maturity or the time or currency of payment of the principal of, premium, if any, or any interest on, or reduce the rate of interest on or principal of or premium payable on any note or alter the redemption provisions with respect thereto,

  (iii)
  impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder's notes,

  (iv)
  waive a default in the payment of the principal of, premium, if any, or interest on, any note,

  (v)
  make any change to the provisions of the Indenture relating to the Excess Proceeds Offer,

  (vi)
  make any change to the "—Payment for Consent" covenant of the Indenture, or

  (vii)
  make any change in the provision of the Indenture containing the terms described in this paragraph.

    Notwithstanding the foregoing, without the consent of any holder of the notes, the Company and the Trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for certificated or uncertificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code) to provide for the assumption of the Company's obligations to holders of the notes in the case of a merger or consolidation, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture or the Trustee under the Trust Indenture Act.

Concerning the Trustee

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.

    The holders of a majority of the aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

    The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another Person if the controlling Person:

  (a)
  possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise, or

  (b)
  owns, directly or indirectly, 10% or more of any class of the issued and outstanding equity securities of the controlled Person.

    "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-and-leaseback and including the sale or other transfer or any Equity Interests in any Restricted Subsidiary) which results in proceeds with a fair market value of $1 million or more. However, the following shall not constitute an Asset Sale:

  (i)
  unless part of a disposition including other assets or operations, (A) dispositions of Cash, Cash Equivalents and Investment Grade Securities, (B) payments on or in respect of non-Cash proceeds of Asset Sales, and (C) dispositions of Investments by foreign subsidiaries of the Company in Cash and instruments or securities or in certificates of deposit (or comparable instruments) with banks or similar institutions;

  (ii)
  the lease of space in the ordinary course of business and in a manner consistent with either past practices or the healthcare industry generally; or

  (iii)
  the issuance or sale by the Company of any Equity Interests in the Company.

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined without duplication in accordance with the definition of "Capital Lease Obligation".

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive schedule principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement (and any substitutes, refundings, refinancings and replacements thereof, in whole or in part) and all related documentation, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock (including, without limitation, common and preferred stock), excluding warrants, options or similar instruments or other rights to acquire Capital Stock.

    "Cash" means money or currency or a credit balance in a Deposit Account.

    "Cash Equivalents" means:

  (i)
  securities issued or directly and fully guaranteed or insured by the United States of America or any agency, instrumentality or sponsored corporation thereof which are rated at least A or the equivalent hereof by Standard and Poors Ratings Services ("S&P") or at least A-2 or the equivalent thereof by Moody's Investor Services, Inc. ("Moody's") (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), and in each case having maturities of not more than one year from the date of acquisition,

  (ii)
  time deposits, certificates of deposit, Eurodollar time deposits, and overnight bank deposits with any commercial bank of recognized standing, having capital and surplus in excess of $250 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating of at least A-2 or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

  (iii)
  repurchase obligations with a term of not more than ninety-two days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the qualifications specified in clause (ii) above,

  (iv)
  other investment instruments offered or sponsored by financial institutions having capital and surplus in excess of $250 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating of at least A-2 or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

  (v)
  readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency),

  (vi)
  commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition and

  (vii)
  other money market investments with a weighted average maturity of less than one year in an aggregate amount not to exceed $10 million at any time outstanding.

    "Change of Control" means:

  (a)
  the sale, lease, transfer or other disposition in one or more related transactions of all or substantially all of the Company's assets, or the sale of substantially all of the Capital Stock or assets of the Company's Subsidiaries that constitutes a sale of substantially all of the Company's assets, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act),

  (b)
  the merger or consolidation of the Company with or into another corporation, or the merger of another corporation into the Company or any other transaction, with the effect, in any such case, that the stockholders of the Company immediately prior to such transaction hold 50% or less of the total voting power entitled to vote in the election of directors, managers or trustees of the surviving corporation or, in the case of a triangular merger, the parent corporation of the surviving corporation resulting from such merger, consolidation or such other transaction,

  (c)
  any Person (except for the parent corporation of the surviving corporation in a triangular merger) or group acquires beneficial ownership of a majority in interest of the voting power or voting Capital Stock of the Company, or

  (d)
  the liquidation or dissolution of the Company.

    "Closing Date" means May 31, 2001.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Cash Interest Coverage Ratio" means the ratio of (i) Consolidated Net Income plus the sum of Consolidated Interest Expense, income tax expense, depreciation expense, amortization expense and other non-cash charges of the Company and its Restricted Subsidiaries (to the extent such items were deducted in computing Consolidated Net Income of the Company) (collectively, for purposes only of this section entitled "Description of the Exchange Notes", "EBITDA") for the preceding four fiscal quarters to (ii) the Consolidated Cash Interest Expense of the Company and its Restricted Subsidiaries for the preceding four fiscal quarters; provided that (without duplication):

  (A)
  if the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made or if the transaction giving rise to the need to calculate the Consolidated Cash Interest Coverage Ratio is an incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, then the Consolidated Cash Interest Coverage Ratio will be calculated giving pro forma effect to any such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable period,

  (B)
  if the Company or any Restricted Subsidiary shall have made any Material Asset Sale subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Material Asset Sale for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense for such period directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Material Asset Sale (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

  (C)
  if the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which Investment or acquisition of assets constitutes all or substantially all of an operating unit of a business subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence, assumption, Guarantee, repayment or redemption of any Indebtedness and any pro forma expense and cost reductions that are directly attributable to such transaction), as if such Investment or acquisition occurred at the beginning of the applicable period and

  (D)
  if subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made any Person (that subsequently became Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Material Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (B) or (C) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Material Asset Sale, Investment or acquisition of assets occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is given for a transaction, the pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

    "Consolidated Cash Interest Expense" of any Person means, for any period for which the determination thereof is to be made, the Consolidated Interest Expense of such Person less, to the extent incurred, assumed or Guaranteed by such Person and its Subsidiaries in such period and included in such Consolidated Interest Expense (i) deferred financing costs and (ii) other noncash interest expense; provided, however, that amortization of original issue discount shall be included in Consolidated Cash Interest Expense.

    "Consolidated Interest Expense" of any Person means, for any period for which the determination thereof is to be made, the total interest expense of such Person and its consolidated Restricted Subsidiaries, plus, without duplication, to the extent incurred, assumed or Guaranteed by such Person and its Subsidiaries in such period but not included in such interest expense,

  (A)
  (i)  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing,

  (ii)
  all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by such Person during such period,

  (iii)
  capitalized interest,

  (iv)
  amortization of original issue discount and deferred financing costs,

  (v)
  noncash interest expense,

  (vi)
  interest accruing on any Indebtedness of any other Person to the extent such indebtedness is Guaranteed by such Person or any of its Restricted Subsidiaries; provided that payment of such amounts by the Company or any Restricted Subsidiary is being made to, or is sought by, the holders of such Indebtedness pursuant to such guarantee,

  (vii)
  net costs (benefits) associated with Hedging Obligations relating to interest rate protection (including amortization of fees),

  (viii)
  Preferred Stock dividends in respect of all Preferred Stock of the Subsidiaries of such Person and Redeemable Stock of such Person held by Persons other than such Person or a Wholly-owned Subsidiary of such Person, and

  (ix)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person) in connection with Indebtedness incurred, assumed or Guaranteed by such plan or trust, all as determined in accordance with GAAP, less

  (B)
  interest expense of the type described in clause (A) above attributable to Unrestricted Subsidiaries of such Person to the extent the related indebtedness is not Guaranteed or paid by such Person or any Restricted Subsidiary of such Person.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus the sum of the amount allocated to excess reorganization value, employee stock ownership plan expense and consolidated stock option expense (to the extent such items were taken into account in computing the Net Income of such Person and its Subsidiaries); provided, however, that:

  (i)
  the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or its Restricted Subsidiaries,

  (ii)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

  (iii)
  the cumulative effect of a change in accounting principles shall be excluded and

  (iv)
  any net income (loss) of any Restricted Subsidiary of such Person if such Restricted Subsidiary of such Person is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person that violate the covenant described under "Certain Covenants—Limitation on Payment Restrictions Affecting Restricted Subsidiaries" (without giving effect to clause (6) thereof with respect to any Indebtedness) shall be excluded, except that

    (A)
    such Person's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or otherwise (subject, in the case of a dividend or distribution that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and

    (B)
    the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income.

    Notwithstanding the foregoing, for the purpose of the covenant described under "—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets or other amounts from or in respect of Unrestricted Subsidiaries to such Person or a Restricted Subsidiary of such Person to the extent such dividends, repayments or transfers or other amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (F) of paragraph (iv) (b) thereof.

    "Credit Agreement" means (a) the Credit Agreement, dated as of the Subordinated Notes Closing Date among the Company, the banks and other financial institutions named therein and The Chase Manhattan Bank, as Administrative Agent, and (b) each note, guaranty, mortgage, pledge agreement, security agreement, indemnity, subrogation and contribution agreement, and other instruments and documents from time to time entered into pursuant to or in respect of either such credit agreement or any such guaranty, as each such credit agreement and other documents may be amended, restated, supplemented, extended, renewed, increased, replaced, substituted, refunded, refinanced or otherwise modified from time to time, in whole or in part.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Deposit Account" means a demand, savings, passbook, money market or like account with or sponsored by a commercial bank, financial institution, investment bank or brokerage firm, savings and loan association or like organization or a government securities dealer, other than an account evidenced by a negotiable certificate of deposit.

    "Disinterested Director" means, with respect to any specific transaction, any director of the Company that does not have a direct or indirect interest (other than any interest resulting solely from such directors ownership of Equity Interests in the Company) in such transaction.

    "Domestic Subsidiary" means a Restricted Subsidiary of the Company incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

    "Equity Interests" means (a) Capital Stock, warrants, options or similar instruments, or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock), and (b) limited and general partnership interests, interests in limited liability companies, joint venture interests and other ownership interests in any Person.

    "Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act or a private primary offering of common stock of the Company.

    "ESOP" means the Employee Stock Ownership Plan of the Company as established on September 1, 1988, and effective as of January 1, 1988, as from time to time amended, and/or the trust created in accordance with such plan pursuant to the Trust Agreement between the Company and the trustee named therein, executed as of September 1, 1988, as amended, as the context in which the term "ESOP" is used permits.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Foreign Subsidiary" means a Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect on the Closing Date.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by arrangements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" use as a verb has a corresponding meaning.

    "Healthcare Service Business" means a business, the majority of whose revenues are derived from providing or arranging to provide or administering, managing or monitoring healthcare services or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "Indebtedness" of any Person means, without duplication at the date of determination thereof:

  (i)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money (including in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments) or for the deferred purchase price of property or services (other than (a) trade payables on terms of 365 days or less incurred in the ordinary course of business and (b) deferred earn-out and other performance-based payment obligations incurred in connection with acquisitions of Healthcare Service Businesses), all as determined in accordance with GAAP,

  (ii)
  all Capital Lease Obligations and Attributable Debt of such Person,

  (iii)
  all Guarantees of such Person in respect of Indebtedness of others,

  (iv)
  the aggregate amount of all unreimbursed drawings in respect of letters of credit or other similar instruments issued for the account of such Person (less the amount of Cash, Cash

    Equivalents or Investment Grade Securities on deposit securing reimbursement obligations in respect of such letters of credit or similar instruments),

  (v)
  all indebtedness, obligations or other liabilities of such person or of others for borrowed money secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person,

  (vi)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock and, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends); and

  (vii)
  to the extent not otherwise included in this definition actual (rather than notional) liabilities under Hedging Obligations of such Person; provided, however, that all or any portion of Indebtedness that becomes the subject of a defeasance (whether a "legal" defeasance or a "covenant" or "in substance" defeasance) shall, at all times that such defeasance remains in effect, cease to be treated as Indebtedness for purposes of the Indenture.

    "Insurance Subsidiary" means, with respect to the Company, (a) so long as they are Restricted Subsidiaries of the Company, Golden Isle Assurance Company and Plymouth Insurance Company, Ltd., each a corporation organized under the laws of Bermuda, and their respective successors and assigns, and (b) any other Restricted Subsidiaries of the Company that are authorized or admitted to carry on or transact one or more aspects of the business of selling, issuing or underwriting insurance in any jurisdiction and are regulated by the insurance departments or similar regulatory authorities of such jurisdiction or of the jurisdictions where they are domiciled or primarily doing business.

    "Investment" means, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of cash or property (other than Equity Interests in the Company) to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition by such Person of a beneficial interest in capital stock, bonds, notes, debentures or other securities issued by any other Person, or any Guarantee by such Person of the Indebtedness of any other Person (in which case such Guarantee shall be deemed an Investment in such other Person in an amount equal to the aggregate amount of Indebtedness so guaranteed). For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Limitation on Restricted Payments," (i)"Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in the case of property with a fair market value of up to $15 million, as determined in good faith by a responsible financial officer of the Company, and in the case of property with a fair market value in excess of $15 million, as determined in good faith by the Board of Directors.

    "Investment Grade Securities" means:

  (i)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

  (ii)
  debt securities or debt instruments with a rating of BBB- or higher by S&P, Baa3 or higher by Moody's or Class (2) or higher by NAIC or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody's or NAIC then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instrument, constituting loans or advances among the Company and its Subsidiaries, and

  (iii)
  investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of Cash or Cash Equivalents pending investment and/or distribution.

    "Lien" means any mortgage, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement, other than notice or precautionary filings not perfecting a security interest, under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign, in respect of any of the foregoing).

    "Material Asset Sale" means any Asset Sale exceeding $25 million of all or substantially all of an operating unit of a business.

    "NAIC" means National Association of Insurance Commissioners.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of Cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest, component thereof) when received in the form of Cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company), casualty loss insurance proceeds, condemnation awards and proceeds from the conversion of other property received when converted to Cash or Cash Equivalents, net of:

  (i)
  brokerage commissions and other fees and expenses related to such Asset Sale,

  (ii)
  provision for all taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole,

  (iii)
  payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either, (A) in the case of a sale of all of the Equity Interests in any Restricted Subsidiary, is a direct obligation of such Restricted Subsidiary or (B) is secured by the asset subject to such sale or was incurred to finance the acquisition or construction of, improvements on, or operations related to, the assets subject to such sale, and

  (iv)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions) not in the ordinary course of business, and excluding any extraordinary, unusual, non-recurring or similar type of gain or loss, together with any related provision for taxes.

    "Non-Recourse Indebtedness" shall mean any Indebtedness of the Company or any of its Restricted Subsidiaries if the holder of such Indebtedness has no recourse, direct or indirect, absolute or contingent, to the general assets of the Company or any of its Restricted Subsidiaries.

    "Permitted Asset Swap" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of Equity Interests in or assets of a Person engaged in a Healthcare Service Business or assets of a Person the Company or any of its Restricted Subsidiaries intends to use in a Healthcare Service Business, and, to the extent necessary to equalize the value of the assets being exchanged, cash; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Equity Interests or assets received or given by the Company and its Restricted Subsidiaries in such transaction.

    "Permitted Investments" means:

  (a)
  any Investment in the Company, any Restricted Subsidiary or any Permitted Joint Venture of the Company or of a Restricted Subsidiary that in each case is a Healthcare Service Business;

  (b)
  any Investment in Cash and Cash Equivalents or Investment Grade Securities;

  (c)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in the Healthcare Service Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or a Permitted Joint Venture of the Company or of a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary or a Permitted Joint Venture of the Company or of a Restricted Subsidiary;

  (d)
  any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Limitation on Use of Proceeds from Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (e)
  any Investment existing on the Closing Date;

  (f)
  any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of clause (ii) of paragraph (b) of the covenant described under "—Limitation on Transactions with Affiliates";

  (g)
  any investment in Healthcare Service Businesses having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (g) that are at that time outstanding (and not including any Investments outstanding on the Subordinated Notes Closing Date), not to exceed 5% of Total Assets of the Company at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (h)
  any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries of the Company that are not Restricted Subsidiaries in Subsidiaries of the Company that are not Restricted Subsidiaries;

  (i)
  advances to employees in the ordinary course of business not in excess of $7.5 million outstanding at any one time;

  (j)
  any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (k)
  Hedging Obligations;

  (l)
  Investments the payment for which consists exclusively of Equity Interests (other than Redeemable Stock) of the Company;

  (m)
  Investments made in connection with Permitted Asset Swaps; and

  (n)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding, not to exceed $30 million at the time of such Investment (with fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    "Permitted Joint Venture" means, with respect to any Person:

  (i)
  any corporation, association, limited liability company or other business entity (other than a partnership) (A) of which 50% or more of the total voting power of shares of Capital Stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (B) which is either managed or controlled by such Person or any of its Restricted Subsidiaries and

  (ii)
  any partnership of which (x) 50% or more of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (y) which is either managed or controlled by such Person or any of its Restricted Subsidiaries, and which in the case of each of clauses (i) and (ii) is engaged in a Healthcare Service Business.

    "Permitted Liens" means, with respect to the Company or any Restricted Subsidiary:

  (i)
  Liens on property or assets of the Company and its Restricted Subsidiaries existing on the Closing Date (excluding Liens permitted by clause (ii) below);

  (ii)
  any Lien created pursuant to any loan document under the Credit Agreement and Liens to secure any other Indebtedness permitted pursuant to clauses (i) and (xi) (to the extent incurred under the Credit Agreement), of the second paragraph of the covenant described under "Certain Covenants—Limitation on Additional Indebtedness" and, with respect to both such clauses (i) and (xi), replacements, refinancings, refundings, and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities;

  (iii)
  any Lien existing on any property or asset prior to the acquisition thereof by the Company or any of its Subsidiaries (including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries), provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply or extend to any other property or assets of the Company or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

  (iv)
  Liens for taxes not yet due or which are being contested in good faith or Liens for unpaid local or state taxes that are not in the aggregate material;

  (v)
  carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not in the aggregate material;

  (vi)
  pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance or other social security laws or regulations;

  (vii)
  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

  (viii)
  zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

  (ix)
  purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company or any of its Restricted Subsidiaries, provided that (i) such security interests secure Indebtedness permitted by the covenant described under "Certain Covenants—Limitations on Additional Indebtedness," (ii) such security interests and the Indebtedness secured thereby is created within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Company or any of its Subsidiaries;

  (x)
  Liens securing Indebtedness or other obligations of a Subsidiary of the Company owing to the Company or a Subsidiary of the Company;

  (xi)
  any Lien incurred in connection with any Indebtedness permitted to be incurred pursuant to clause (vii) of the second paragraph of the covenant described under "Certain Covenants—Limitation on Additional Indebtedness";

  (xii)
  Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii), (ix) and (xi); provided, however, that:

  (A)
  such new Lien shall be limited to all or part of the same property that secured the prior Lien (plus improvements or additions to or on such property) at the time of such Refinancing and

  (B)
  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

  (i)
  the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (i), (iii), (ix) or (xi) at the time the prior Lien became a Permitted Lien under the Indenture and

  (ii)
  an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

  (xiii)
  bankers' liens and Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business consistent with past practices in connection with title insurance, purchase agreements, judgment liens (if released, bonded or stayed within 60 days) and leases and subleases;

  (xiv)
  prejudgment liens in respect of property of a Foreign Subsidiary of the Company that are incurred in connection with a claim or action against such Foreign Subsidiary before a court or tribunal outside of the United States, provided that such liens do not, individually or in the aggregate, have a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole;

  (xv)
  Liens on the assets of the Insurance Subsidiaries securing self insurance and reinsurance obligations and letters of credit or bonds issued in support of such self insurance and reinsurance obligations, provided that the assets subject to such Liens shall only be assets of the Insurance Subsidiaries;

  (xvi)
  Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured;

  (xvii)
  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of its business;

  (xviii)
  Liens not otherwise permitted by the foregoing clauses (i) through (xvii) securing any Indebtedness or other obligations, provided that the aggregate principal amount of such Indebtedness and other obligations secured by Liens permitted by this clause (xviii) shall not exceed $35 million at any time outstanding.

    "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Prior Purchase Money Obligations" means purchase money obligations relating to property acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that existed prior to the acquisition of such property by the Company or any of its Restricted Subsidiaries and that impose restrictions of the nature described under "—Limitation on Payment Restrictions Affecting Restricted Subsidiaries" on the property so acquired.

    "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event:

  (i)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

  (ii)
  is convertible or exchangeable for Indebtedness or Redeemable Stock, or

  (iii)
  is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to four months after the stated maturity of the notes.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, substitute, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, in whole or in part, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Restricted Subsidiary" means each of the Subsidiaries of the Company that has not been designated an Unrestricted Subsidiary.

    "Rights Plan" means the Company's Share Purchase Rights Plan, dated July 21, 1992, as amended, restated, supplemented or otherwise modified from time to time.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-owned Subsidiary or between Wholly-owned Subsidiaries.

    "Secured Indebtedness" means any Indebtedness secured by a Lien.

    "Senior Indebtedness" means the principal of and premium, if any, and interest on (such interest on Senior Indebtedness, wherever referred to in the Indenture, is deemed to include interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in any document evidencing the Senior Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law) and other amounts (including, but not limited to, fees, expenses, reimbursement obligations in respect of letters of credit and indemnities) due or payable from time to time on or in connection with any Indebtedness of the Company unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be junior in right of payment to the notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (a) any Indebtedness or obligation that is contractually subordinated in right of payment to any other Indebtedness or obligation of the Company, (b) any obligations with respect to any Capital Stock, (c) any Indebtedness incurred, assumed or Guaranteed in violation of the Indenture, except where at the time of such incurrence, assumption or Guarantee, a responsible financial officer of the Company has delivered a certification as to its compliance at such time with the first paragraph of the covenant described under "—Limitation on Additional Indebtedness" above, and the holder of such Indebtedness or its trustee, agent or representative is not aware of facts or circumstances such that such Person could not rely in good faith on such certification, (d) any obligation of the Company to any Subsidiary, (e) any liability for Federal, state, local or other taxes owed or owing by the Company or (f) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities).

    "Stated Maturity" means, with respect to any Indebtedness, the date or dates specified in such Indebtedness as the fixed date or dates on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, it being understood that if an issue of Indebtedness has more than one fixed date on which the payment of principal is due and payable, each such fixed date shall be a separate Stated Maturity with respect to the principal amount of Indebtedness due on such date.

    "Subordinated Notes" means the Company's 9% Senior Subordinated Notes due 2008 issued under the Subordinated Notes Indenture and any of the Company's 9% Series A Senior Subordinated Notes due 2008 exchanged therefor.

    "Subordinated Notes Closing Date" means the date of issuance of the Subordinated Notes, February 12, 1998.

    "Subordinated Notes Indenture" means the Indenture dated as of the Subordinated Notes Closing Date, between the Company and Marine Midland Bank (now known as HSBC Bank USA), as trustee, as amended, under which the Subordinated Notes were issued.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter incurred, assumed or Guaranteed) that is subordinate or junior in right of payment to the notes pursuant to a written agreement, including the Subordinated Notes.

    "Subsidiary" means with respect to any Person:

  (i)
  any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof,

  (ii)
  any partnership of which more than 50% of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

  (iii)
  any Permitted Joint Venture of such Person.

    "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

    "Unrestricted Subsidiary" means:

  (i)
  any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and

  (ii)
  any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors of the Company may designate any Subsidiary of the Company (including any Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Equity Interests or Indebtedness (other than any Indebtedness incurred in connection with services performed in the ordinary course of business by such Subsidiary for the Company or any of its Restricted Subsidiaries) of, or owns, or holds any Lien on, any property of, the Company or any Restricted Subsidiary of the Company, provided that

  (a)
  any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

  (b)
  such designation complies with the covenants described under "—Limitation on Restricted Payments" and

  (c)
  each of (I) the Subsidiary to be designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "—Limitation on Additional Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means, with respect to any Person, any class or series of Capital Stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

    "Wholly-owned Subsidiary" of any Person means any Restricted Subsidiary of such Person of which 95% or more of the outstanding Equity Interests of such Restricted Subsidiary are owned by such Person (either directly or indirectly through Wholly-owned Subsidiaries).

Exchange and Registration Rights Agreement

    We and the Initial Purchasers entered into an exchange and registration rights agreement (the "Exchange and Registration Rights Agreement") concurrently with the issuance of the Initial Notes. Pursuant to the Exchange and Registration Rights Agreement, we are required (a) to file with the Commission on or prior to 90 days after the date of issuance of the notes (the "Issue Date") an Exchange Offer Registration Statement on Form S-1 or Form S-4, if the use of such form was then available, relating to the Exchange Offer for the Initial Notes under the Securities Act; (b) to use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date and the Exchange Offer to be consummated within 240 days after the Issue Date and (c) to keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Initial Notes.

    The Exchange Offer being made hereby, if commenced and consummated within the time periods described in the above paragraph, will satisfy those requirements under the Exchange and Registration Rights Agreement.

    If (a) because of any change in law or applicable interpretations thereof by the staff of the Commission, we are not permitted to effect the Exchange Offer as contemplated by the Exchange and Registration Rights Agreement, (b) any Initial Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 240 days after the Issue Date, (c) any initial purchaser so requests with respect to Initial Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by the initial purchaser following the consummation of the Exchange Offer, (d) any applicable law or interpretations do not permit any holder of Initial Notes to participate in the Exchange Offer, (e) any holder of Initial Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Initial Notes, or (f) we so elect, then we will use our reasonable best efforts to file as promptly as practicable following the occurrence of any of the foregoing events listed under (a) through (f) (but in no event more than 30 days after so required or requested) with the Commission the Shelf Registration Statement to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Initial Note until (a) the date on which such Initial Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (b) the date on which such Initial Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (c) the date on which such Initial Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

    We will use our reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after its filing. Unless the Exchange Offer would not be permitted by a policy of the Commission, we will commence the Exchange Offer and will use our reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 240 days after the Issue Date. If applicable, we will use our reasonable best efforts to keep the Shelf Registration Statement effective for a period ending on the earlier of (i) two years after the Issue Date or such shorter period that will terminate when all the Transfer Restricted Securities covered by the Shelf Registration Statement have been sold pursuant thereto and (ii) the date on which the notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act.

    If (a) the applicable Registration Statement is not filed with the Commission on or prior to 90 days after the Issue Date; (b) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 210 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or applicable interpretation of the Commission's staff, if later, within 30 days after publication of the change in law or interpretation); (c) the Exchange Offer is not consummated on or prior to 240 days after the Issue Date or (d) the Shelf Registration Statement is filed and declared effective within 240 days after the Issue Date (or in the case of a Shelf Registration Statement to be filed in response to a change in law or applicable interpretations thereof, within 30 days after the publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that we are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (a) through (d), a "Registration Default"), we will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    The Exchange and Registration Rights Agreement also provides that we (a) make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes for a period which is the lesser of 180 days after the consummation of the Exchange Offer and the date on which all such broker-dealers have sold all Exchange Securities held by them, and (b) pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the notes) and will jointly and severally indemnify certain holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

    Each holder of Initial Notes who wishes to exchange such Initial Notes for Exchange Notes in the Exchange Offer is required to make certain representations, including representations that (a) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (b) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Note, (c) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of ours, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and (d) if such holder is a broker-dealer, it will receive Exchange Notes for its own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

    If the holder is not a broker-dealer, it is required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes.

    Holders of the notes are required to make certain representations to us (as described above) in order to participate in the Exchange Offer and are required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Initial Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Initial Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and

Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

    For so long as the Initial Notes are outstanding, we will continue to provide to holders of the Initial Notes and to prospective purchasers of the Initial Notes the information required by Rule 144A(d)(4) under the Securities Act.

    The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.

U.S. Federal Income Tax Considerations

Initial Notes and Exchange Notes are referred to collectively herein as "note" and "notes."

    The following is a discussion of material United States federal income tax consequences and certain other tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes and who hold such notes as capital assets ("Holders"). This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the notes by any particular investor and does not address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenues Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

    Investors are urged to consult their tax advisors concerning the United States federal income tax consequences to them as a result of the exchange of the Initial Notes for the Exchange Notes and of the ownership and disposition of Exchange Notes received in the Exchange Offer, as well as the application of state, local and foreign income and other tax laws.

U.S. Federal Income Taxation of U.S. Holders

    The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder that is a citizen or individual resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the notes (a "U.S. Holder").

Payments of Interest

    Interest on a note will generally be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Disposition of Notes

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and (2) such beneficial owner's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such Holder, less any principal payments received by such Holder.

    Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than 12 months. The maximum federal long-term capital gain rate is 20% for noncorporate U.S. Holders and 35% for corporate U.S. Holders. The deductibility of capital losses by U.S. Holders is subject to limitations.

Exchange Offer

    The exchange pursuant to the Exchange Offer contemplated herein should not be a taxable event for U.S. federal income tax purposes. As a result, a U.S. Holder of Initial Notes should not recognize gain or loss on the exchange of such Initial Notes for Exchange Notes. A tendering Holder's tax basis in the Exchange Notes should be the same as such Holder's tax basis in the Initial Notes for which they are exchanged. A tendering Holder's holding period for the Exchange Notes received pursuant to the Exchange Offer should include its holding period for the Initial Notes surrendered therefor.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

    Subject to the discussion of backup withholding below, payments of principal and interest on the notes by us or any of our agents to a holder of the notes that is, with respect to the United States, a foreign corporation, non-resident alien individual or other Holder that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to withholding of United States federal income tax, provided that, (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) the beneficial owner (a) provides an Internal Revenue Service Form W-8BEN (or successor form) signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements, (b) holds its notes through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that such beneficial owner is not a U.S. Holder or (c) satisfies certain documentary evidence requirements. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the Internal Revenue Service providing that it will administer all or part of the U.S. withholding tax rules under specified procedures.

    If a Non-U.S. Holder does not satisfy the preceding requirements, such Non-U.S. Holder generally will be subject to withholding of United States federal income tax unless such Non-U.S. Holder holds its notes in connection with the conduct of a U.S. trade or business and provides an Internal Revenue Service Form W-8ECI (or successor form) or otherwise qualifies for an exemption.

    The rules regarding withholding are complex and vary depending on a Holder's individual situation. Each Non-U.S. Holder is urged to consult such Holder's tax advisor as to the specific procedures for establishing an exemption from withholding tax.

Disposition of Notes

    No withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of a note.

    A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) such gain or income is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Exchange Offer

    The exchange pursuant to the Exchange Offer contemplated herein should not be a taxable event for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

    We are required to file information returns with the Internal Revenue Service with respect to payments made to certain U.S. Holders of notes. In addition, certain U.S. Holders may be subject to a backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to us. Non-U.S. Holders of notes may be required to comply with applicable certification procedures to establish that they are not U.S. Holders or otherwise qualify for exemption in order to avoid the application of such information reporting requirements and backup withholding tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the person's U.S. federal income tax liability provided that required information is furnished to the Internal Revenue Service.

    Each Non-U.S. Holder is urged to consult such Holder's tax advisor as to the procedures for establishing an exemption from backup withholding.

Plan of Distribution

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of the lesser of 180 days after the Expiration Date and the date on which all exchanging dealers have sold all Exchange Notes held by them, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of the lesser of 180 days after the Expiration Date and the date on which all exchanging dealers have sold all Exchange Notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any exchanging dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Initial Notes) other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

    Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for us by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

Independent Public Accountants

    Our consolidated financial statements and schedule as of September 30, 1999 and 2000 and for each of the fiscal years ended September 30, 1998, 1999 and 2000 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The financial statements of Choice as of December 31, 1999 and 2000 and for each of the fiscal years ended December 31, 1998, 1999 and 2000 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

F–1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Magellan Health Services, Inc:

    We have audited the accompanying consolidated balance sheets of Magellan Health Services, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magellan Health Services, Inc. and subsidiaries as of September 30, 1999 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                      Arthur Andersen LLP

Baltimore, Maryland

April 6, 2001

F–2

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30,
	1999	2000
ASSETS
Current Assets:
Cash and cash equivalents	$37,440	$41,628
Accounts receivable, less allowance for doubtful accounts of $28,437 at September 30, 1999 and $11,592 at September 30, 2000	198,646	137,224
Restricted cash and investments	116,824	117,723
Refundable income taxes	3,452	4,416
Other current assets	18,565	18,662

Total Current Assets	374,927	319,653
Property and equipment, net	120,667	112,612
Deferred income taxes	91,657	121,782
Investments in unconsolidated subsidiaries	18,396	12,746
Other long-term assets	9,599	10,235
Goodwill, net of accumulated amortization of $60,869 at September 30, 1999 and $81,286 at September 30, 2000	1,108,086	1,074,753
Other intangible assets, net of accumulated amortization of $26,457 at September 30, 1999 and $40,789 at September 30, 2000	158,283	152,006

	$1,881,615	$1,803,787

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$44,425	$40,687
Accrued liabilities	209,796	175,698
Medical claims payable	189,928	219,375
Current maturities of long-term debt and capital lease obligations	30,119	34,119

Total Current Liabilities	474,268	469,879

Long-term debt and capital lease obligations	1,114,189	1,063,928

Deferred credits and other long-term liabilities	92,948	83,226

Minority interest	3,514	456

Commitments and Contingencies
Redeemable preferred stock	—	57,834

Stockholders' Equity:
Preferred stock, without par value Authorized — 10,000 shares at September 30, 1999 and 9,793 shares at September 30, 2000 Issued and outstanding—none	—	—
Common stock, par value $.25 per share Authorized—80,000 shares Issued 34,268 shares and outstanding 31,979 shares at September 30, 1999 and issued 34,936 shares and outstanding 32,647 shares at September 30, 2000	8,566	8,733
Other Stockholders' Equity:
Additional paid-in capital	352,030	349,541
Accumulated deficit	(144,550)	(210,358)
Warrants outstanding	25,050	25,050
Common stock in treasury, 2,289 shares at September 30, 1999 and September 30, 2000	(44,309)	(44,309)
Cumulative foreign currency adjustments included in other comprehensive income	(91)	(193)

Total Stockholders' Equity	196,696	128,464

	$1,881,615	$1,803,787

The accompanying Notes to Consolidated Financial Statements
are an integral part of these consolidated balance sheets.

F–3

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended September 30,
	1998	1999	2000
Net revenue	$1,017,002	$1,465,918	$1,640,933

Costs and expenses:
Salaries, cost of care and other operating expenses	908,471	1,282,046	1,442,082
Equity in earnings of unconsolidated subsidiaries	(12,795)	(20,442)	(9,792)
Depreciation and amortization	42,413	62,408	68,261
Interest, net	76,505	93,752	97,286
Stock option expense (credit)	(5,623)	18	—
Managed care integration costs	16,962	6,238	—
Special charges	—	4,441	25,398

	1,025,933	1,428,461	1,623,235
Income (loss) from continuing operations before income taxes, minority interest and extraordinary items	(8,931)	37,457	17,698
Provision for income taxes	339	21,674	8,994

Income (loss) from continuing operations before minority interest and extraordinary items	(9,270)	15,783	8,704
Minority interest	4,094	630	114

Income (loss) from continuing operations before extraordinary items	(13,364)	15,153	8,590

Discontinued operations:
Income (loss) from discontinued operations (1)	27,096	36,958	(56,736)
Loss on disposal of discontinued operations, net of income tax benefit of $31,616 in 1999 and $9,224 in 2000	—	(47,423)	(17,662)

	27,096	(10,465)	(74,398)

Income (loss) before extraordinary items	13,732	4,688	(65,808)
Extraordinary items—net losses on early extinguishments of debt (net of income tax benefit of $22,010 in 1998)	(33,015)	—	—

Net income (loss)	(19,283)	4,688	(65,808)
Preferred dividend requirement and amortization of redeemable preferred stock issuance costs	—	—	3,802

Income (loss) available to common stockholders	(19,283)	4,688	(69,610)
Other comprehensive income (loss)	675	1,106	(102)

Comprehensive income (loss)	$(18,608)	$5,794	$(69,712)

Weighted average number of common shares outstanding—basic	30,784	31,758	32,144

Weighted average number of common shares outstanding—diluted	30,784	31,916	32,386

Income (loss) per common share available to common stockholders—basic:
Income (loss) from continuing operations before extraordinary items	$(0.44)	$0.48	$0.15

Income (loss) from discontinued operations	$0.88	$(0.33)	$(2.32)

Extraordinary losses on early extinguishments of debt	$(1.07)	$—	$—

Net income (loss)	$(0.63)	$0.15	$(2.17)

Income (loss) per common share available to common stockholders—diluted:
Income (loss) from continuing operations before extraordinary items	$(0.44)	$0.48	$0.15

Income (loss) from discontinued operations	$0.88	$(0.33)	$(2.30)

Extraordinary losses on early extinguishments of debt	$(1.07)	$—	$—

Net income (loss)	$(0.63)	$0.15	$(2.15)

(1)
Net of income tax provision (benefit) of $18,586, $25,450 and $(27,577) for fiscal 1998, 1999 and 2000, respectively.

The accompanying Notes to Consolidated Financial Statements
are an integral part of these consolidated statements.

F–4

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)

	Fiscal Year Ended September 30,
	1998	1999	2000
Common Stock:
Balance, beginning of period	$8,361	$8,476	$8,566
Exercise of options	115	90	167

Balance, end of period	8,476	8,566	8,733

Additional paid-in capital:
Balance, beginning of period	340,645	349,651	352,030
Stock option expense (credit)	(5,623)	18	—
Exercise of options and warrants	3,867	2,542	1,313
Preferred dividend requirement and amortization of redeemable preferred stock issuance cost	—	—	(3,802)
Green Spring Minority Stockholder Conversion	10,722	—	—
Other	40	(181)	—

Balance, end of period	349,651	352,030	349,541

Accumulated deficit:
Balance, beginning of period	(129,955)	(149,238)	(144,550)
Net income (loss)	(19,283)	4,688	(65,808)

Balance, end of period	(149,238)	(144,550)	(210,358)

Warrants outstanding:
Balance, beginning and end of period	25,050	25,050	25,050

Common stock in treasury:
Balance, beginning of period	(82,731)	(44,309)	(44,309)
Purchases of treasury stock	(14,352)	—	—
Green Spring Minority Stockholder Conversion	52,774	—	—

Balance, end of period	(44,309)	(44,309)	(44,309)

Cumulative foreign currency adjustments included in other comprehensive income:
Balance, beginning of period	(1,872)	(1,197)	(91)
Components of other comprehensive income (loss):
Unrealized foreign currency translation gain (loss) (net of reclassification adjustment related to sale of European Hospitals of $1,678 in 1999)	1,125	(230)	(171)
Sale of European Hospitals	—	2,074	—

	1,125	1,844	(171)
Provision for (benefit from) income taxes	450	738	(69)

Other comprehensive income (loss)	675	1,106	(102)

Balance, end of period	(1,197)	(91)	(193)

Total Stockholders' Equity	$188,433	$196,696	$128,464

The accompanying Notes to Consolidated Financial Statements
are an integral part of these consolidated statements.

F–5

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended September 30,
	1998	1999	2000
Cash Flows From Operating Activities:
Net income (loss)	$(19,283)	$4,688	$(65,808)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of assets	(3,001)	(23,623)	(2,442)
Loss on CBHS Transactions	—	79,039	—
Depreciation and amortization	49,264	73,531	79,244
Impairment of long-lived assets	2,507	—	91,015
Other non-cash portion of special charges and discontinued operations	37,499	(422)
Equity in earnings of unconsolidated subsidiaries	(12,795)	(20,442)	(9,792)
Stock option expense (credit)	(5,623)	18	—
Non-cash interest expense	2,935	3,843	4,376
Extraordinary losses on early extinguishments of debt	55,025	—	—
Cash flows from changes in assets and liabilities, net of effects from sales and acquisitions of businesses:
Accounts receivable, net	(1,585)	(21,321)	63,057
Restricted cash and investments	(21,782)	(22,130)	(899)
Other assets	1,945	8,759	(8,246)
Accounts payable and accrued liabilities	(50,082)	(20,842)	(42,960)
Medical claims payable	6,358	(22,202)	19,767
Income taxes payable and deferred income taxes	(14,489)	14,143	(31,089)
Reserve for unpaid claims	(19,177)	(30,196)	(78)
Other liabilities	(9,290)	17,224	(8,361)
Minority interest, net of dividends paid	(929)	3,142	(1,010)
Other	(1,701)	(1,333)	(102)

Total adjustments	15,079	37,188	152,480

Net cash (used in) provided by operating activities	(4,204)	41,876	86,672

Cash Flows From Investing Activities:
Capital expenditures	(44,213)	(48,119)	(36,924)
Acquisitions and investments in businesses, net of cash acquired	(1,046,436)	(69,457)	(68,597)
Conversion of joint ventures from consolidation to equity method	—	(21,092)	—
Distributions received from unconsolidated subsidiaries	11,441	21,970	14,324
Decrease in assets restricted for settlement of unpaid claims and other long-term liabilities	51,006	42,570	(214)
Proceeds from sale of assets	11,875	54,196	3,300

Net cash used in investing activities	(1,016,327)	(19,932)	(88,111)

Cash Flows From Financing Activities:
Payments on debt and capital lease obligations	(438,633)	(156,004)	(110,260)
Proceeds from issuance of debt, net of issuance costs	1,188,706	76,818	59,642
Proceeds from issuance of redeemable preferred stock, net of issuance costs	—	—	54,765
Proceeds from exercise of stock options and warrants	3,982	2,632	1,480
Purchases of treasury stock	(14,352)	—	—

Net cash provided by (used in) financing activities	739,703	(76,554)	5,627

Net increase (decrease) in cash and cash equivalents	(280,828)	(54,610)	4,188
Cash and cash equivalents at beginning of period	372,878	92,050	37,440

Cash and cash equivalents at end of period	$92,050	$37,440	$41,628

The accompanying Notes to Consolidated Financial Statements
are an integral part of these consolidated statements

F–6

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2000

1.  Summary of Significant Accounting Policies

  Basis of Presentation

    The consolidated financial statements of Magellan Health Services, Inc., a Delaware corporation, ("Magellan" or the "Company") include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company operates only in the behavioral managed healthcare business.

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of National Mentor, Inc. ("Mentor"), which represents the business and interest that comprise the Company's human services business segment. On March 9, 2001, the Company consummated the sale of the stock of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. As discussed in Note 3—"Discontinued Operations", the Company's human services segment has been accounted for as discontinued operations and the accompanying consolidated financial statements presented herein has been restated to report separately the operating results of this discontinued operation.

    On September 2, 1999, the Company's Board of Directors approved a formal plan to dispose of the businesses and interests that comprise the Company's healthcare provider and healthcare franchising business segments (the "Disposal Plan"). On October 4, 2000, the Company adopted a formal plan to dispose of the business and interest that comprised the Company's specialty managed healthcare business segment. The results of operations of the healthcare provider, healthcare franchising and specialty managed healthcare business segments have been reported in the accompanying financial statements as discontinued operations for all periods presented. In reporting the specialty managed healthcare segment as discontinued operations, the Company has followed the provisions of Emerging Issues Task Force No. 95-18 ("EITF 95-18"), "Accounting and Reporting for a Discontinued Business Segment When the Measurement Date Occurs after the Balance Sheet Date but before the Issuance of Financial Statements."

  Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Managed Care Revenue

    Managed care revenue is recognized over the applicable coverage period on a per member basis for covered members and as earned and estimable for performance-based revenues. Deferred revenue is recorded when premium payments are received in advance of the applicable coverage period.

  Advertising Costs

    The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which are expensed as incurred, and printed

F–7

media services. Advertising expense for continuing operations was approximately $2.4 million, $2.1 million and $2.9 million for the fiscal years ended September 30, 1998, 1999 and 2000, respectively. Advertising expense for discontinued operations was approximately $2.5 million, $0.5 million and $0.1 million for the years ended September 30, 1998, 1999, and 2000, respectively.

  Interest, Net

    The Company records interest expense net of interest income. Interest income for the fiscal years ended September 30, 1998, 1999, and 2000 was approximately $10.8 million, $10.4 million and $9.4 million, respectively.

  Cash and Cash Equivalents

    Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

  Restricted Cash and Investments

    Restricted cash and investments at September 30, 1999 and 2000 include approximately $116.8 million and $117.7 million, respectively that is held for the payment of claims under the terms of certain behavioral managed care contracts and for regulatory purposes related to the payment of claims in certain jurisdictions.

  Concentration of Credit Risk

    Accounts receivable subject the Company to a concentration of credit risk with third party payors that include health insurance companies, managed healthcare organizations, healthcare providers and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

  Property and Equipment

    Property and equipment are stated at cost, except for assets that have been impaired, for which the carrying amount is reduced to estimated fair value. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Internal-use software is capitalized in accordance with AICPA Statement of Position 98-1, "Accounting for Cost of Computer Software Developed or Obtained for Internal Use." Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally two to ten years for buildings and improvements, three to ten years for equipment and three to five years for capitalized internal-use software. Depreciation expense for continuing operations was $16.7 million, $24.3 million and $29.8 million for the fiscal years ended September 30, 1998, 1999 and 2000, respectively. Depreciation expense for discontinued operations was $7.3 million, $8.0 million and $6.9 million for the fiscal years ended September 30, 1998, 1999 and 2000, respectively.

F–8

    Property and equipment, net, consisted of the following at September 30, 1999 and 2000 (in thousands):

	September 30,
	1999	2000
Land	$114	$114
Buildings and improvements	12,079	13,146
Equipment	119,518	130,953
Capitalized internal-use software	55,648	63,500

	187,359	207,713
Accumulated depreciation	(66,692)	(95,101)

Property and equipment, net	$120,667	$112,612

  Intangible Assets

    Intangible assets are composed principally of (i) goodwill, (ii) customer lists and relationships and (iii) deferred financing costs. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Customer lists and relationships and other intangible assets are amortized using the straight-line method over their estimated useful lives of 4 to 30 years. Deferred financing costs are amortized over the terms of the underlying agreements.

    The Company continually monitors events and changes in circumstances which could indicate that carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. In fiscal 2000, the Company recorded impairment losses on intangible assets and other long-lived assets of $15.8 million for continuing operations and $75.3 million for discontinued operations. See Note 3—"Discontinued Operations" and Note 10—"Managed Care Integration Costs and Special Charges".

  Medical Claims Payable

    Medical claims payable represent the liability for healthcare claims reported but not yet paid and claims incurred but not yet reported ("IBNR") related to the Company's managed healthcare businesses. The IBNR portion of medical claims payable is estimated based upon authorized healthcare services, past claim payment experience for member groups, adjudication decisions, enrollment data, utilization statistics and other factors. Although considerable variability is inherent in such estimates, management believes the liability for medical claims payable is adequate. Medical claims payable balances are continually monitored and reviewed. Changes in assumptions for care costs caused by changes in actual experience could cause these estimates to change in the near term.

F–9

  Foreign Currency

    Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

  Net Income (Loss) Per Common Share

    Net income (loss) per common share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. See Note 6.

  Stock-Based Compensation

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") which became effective for fiscal years beginning after December 15, 1995 (fiscal 1997 for the Company). SFAS 123 established new financial accounting and reporting standards for stock-based compensation plans. Entities are allowed to measure compensation cost for stock-based compensation under SFAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Entities electing to remain with the accounting in APB 25 are required to make pro forma disclosures of net income and income per common share as if the provisions of SFAS 123 had been applied. The Company has adopted SFAS 123 on a pro forma disclosure basis. The Company continues to account for stock-based compensation under APB 25. See Note 6, "Stockholders' Equity".

  Recent Accounting Pronouncements

    In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variability in cash flows attributable to a particular risk, or (c) a hedge of the foreign currency exposure of a net investment on a foreign operation, an unrecognized firm commitment, an available for sale security and a forecasted transaction. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133" was issued in June 1999 and deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS No. 138"), was issued on June 2000 and also amends SFAS No. 133. SFAS No. 138 addresses a limited number of issues causing implementation difficulties. Consequently, the Company will be required to implement SFAS No. 133 for all fiscal quarters for the fiscal year beginning October 1, 2000. The Company expects the adoption of this pronouncement will not have a material effect on the Company's financial statements.

F–10

    Emerging Issues Task Force Issue 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights" ("EITF 96-16") supplements the guidance contained in AICPA Accounting Research Bulletin 51, "Consolidated Financial Statements", and in Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority-Owned Subsidiaries" ("ARB 51/SFAS 94"), about the conditions under which the Company's consolidated financial statements should include the financial position, results of operations and cash flows of subsidiaries which are less than wholly-owned along with those of the Company's wholly-owned subsidiaries.

    In general, ARB 51/SFAS 94 requires consolidation of all majority-owned subsidiaries except those for which control is temporary or does not rest with the majority owner. Under the ARB 51/SFAS 94 approach, instances of control not resting with the majority owner were generally regarded to arise from such events as the legal reorganization or bankruptcy of the majority-owned subsidiary. EITF 96-16 expands the definition of instances in which control does not rest with the majority owner to include those where significant approval or veto rights, other than those which are merely protective of the minority shareholder's interest, are held by the minority shareholder or shareholders ("Substantive Participating Rights"). Substantive Participating Rights include, but are not limited to: i) selecting, terminating and setting the compensation of management responsible for implementing the majority-owned subsidiary's policies and procedures, and ii) establishing operating and capital decisions of the majority-owned subsidiary, including budgets, in the ordinary course of business.

    The provisions of EITF 96-16 apply to new investment agreements made after July 24, 1997, and to existing investment agreements which are modified after this date. The Company has made no new investments, and has modified no existing investments, to which the provisions of EITF 96-16 would have applied.

    In addition, the provisions of EITF 96-16 must be applied to majority-owned subsidiaries previously consolidated under ARB 51/SFAS 94 for which the underlying agreements have not been modified in financial statements issued for years ending after December 15, 1998 (fiscal 1999 for the Company). The adoption of the provisions of EITF 96-16 on October 1, 1998, had the following effects on the Company's consolidated financial position (in thousands):

October 1, 1998
Increase (decrease) in:
Cash and cash equivalents	$(21,092)
Other current assets	(9,538)
Long-term assets	(30,049)
Investment in unconsolidated subsidiaries	26,498

Total Assets	$(34,181)

Current liabilities	$(10,381)
Minority interest	(23,800)

Total Liabilities	$(34,181)

F–11

  Reclassifications

    Certain amounts have been reclassified from the Company's previously filed Form 10-K/A for the three years ended September 30, 2000 in order to conform to the Company's current presentation.

2.  Acquisitions and Joint Ventures

Acquisitions

    Merit Acquisition.  On February 12, 1998, the Company consummated the acquisition of Merit Behavioral Care Corporation ("Merit") for cash consideration of approximately $448.9 million plus the repayment of Merit's debt. Merit managed behavioral healthcare programs across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies and various state Medicaid programs. The Company accounted for the Merit acquisition using the purchase method of accounting. By virtue of acquiring Merit, the Company is required to make certain earn-out payments to the former shareholders of CMG Health, Inc. ("CMG") a managed behavioral healthcare company that was acquired by Merit in September 1997. Such contingent payments and other related contingencies amount to approximately $24.0 million. The Company will pay this amount during the third quarter of fiscal 2001.

    In connection with the acquisition of Merit, the Company (i) terminated its existing credit agreement; (ii) repaid all loans outstanding pursuant to Merit's existing credit agreement; (iii) completed a tender offer for its 11.25% Series A Senior Subordinated Notes due 2004 (the "Old Notes"); (iv) completed a tender offer for Merit's 11.50% Senior Subordinated notes due 2005 (the "Merit Outstanding Notes"); (v) entered into a new senior secured bank credit agreement (the "Credit Agreement") providing for a revolving credit facility (the "Revolving Facility") and a term loan facility (the "Term Loan Facility") of up to $700 million; and (vi) issued $625 million in 9.0% Senior Subordinated Notes due 2008 (the "Notes").

F–12

    The following table sets forth the sources and uses of funds for the Merit acquisition and related transactions (the "Transactions") at closing (in thousands):

Sources:
Cash and cash equivalents	$59,290
Credit Agreement:
Revolving Facility(1)	20,000
Term Loan Facility	550,000
The Notes	625,000

Total sources	$1,254,290

Uses:
Cash paid to Merit Shareholders	$448,867
Repayment of Merit existing credit agreement(2)	196,357
Purchase of the Old Notes(3)	432,102
Purchase of Merit Outstanding Notes(4)	121,651
Transaction costs(5)	55,313

Total uses	$1,254,290

(1)
The Revolving Facility provides for borrowings of up to $150.0 million.

(2)
Includes principal amount of $193.7 million and accrued interest of $2.8 million.

(3)
Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.

(4)
Includes principal amount of $100.0 million, tender premium of $18.8 million and accrued interest of $2.9 million.

(5)
Transaction costs include, among other things, expenses associated with the debt tender offers, the Notes offering, the Merit acquisition and the Credit Agreement.

    HAI Acquisition.  On December 4, 1997, the Company consummated the purchase of Human Affairs International, Incorporated ("HAI"), formerly a unit of Aetna, Inc. ("Aetna"), for approximately $122.1 million, which the Company funded from cash on hand. HAI managed behavioral healthcare programs, primarily through Employee Assistance Programs ("EAPs") and other behavioral managed healthcare plans. The Company may be obligated to make contingent payments totaling $60 million annually, under two separate calculations, which are primarily based upon membership levels during the contract year (as defined) and are calculated at the end of the contract year. "Contract Year" means each of the twelve-month periods ending on the last day of December in 1998, 1999, 2000, 2001 and 2002. The Company accounted for the HAI acquisition using the purchase method of accounting.

    The Company paid $60.0 million to Aetna for both the Contract Years ended December 31, 1998 and 1999. Also, based upon the most recent membership enrollment data related to the Contract Year to end December 31, 2000 ("Contract Year 3"), the Company believed beyond a reasonable doubt that

F–13

it would be required to make the full $60 million payment related to Contract Year 3 and included this amount in goodwill. The Company recorded $120.0 million of goodwill and other intangible assets related to the purchase of HAI during fiscal 1999, related to Contract Years 1 and 2. The Contract Year 3 liability of $60.0 million is included in "Deferred credits and other long-term liabilities" in the Company's consolidated balance sheet as of September 30, 2000. The Company paid this obligation during the second quarter of fiscal 2001. The Company would record additional contingent consideration payable, if any, as goodwill and identifiable intangible assets.

    Green Spring Acquisition.  On December 13, 1995, the Company acquired a 51% ownership interest in Green Spring Health Services, Inc. ("Green Spring") for approximately $68.9 million in cash, the issuance of 215,458 shares of common stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, Inc. ("GPA"), a wholly-owned subsidiary of the Company, which became a wholly-owned subsidiary of Green Spring. In addition, the minority stockholders of Green Spring were issued an option agreement whereby they could exchange their interests in Green Spring for an equivalent of the Company's common stock or subordinated notes (the "Exchange Option"). On December 20, 1995, the Company acquired an additional 10% ownership interest in Green Spring for approximately $16.7 million in cash as a result of an exercise by a minority stockholder of its Exchange Option. In January 1998, the minority stockholders of Green Spring converted their collective 39% interest in Green Spring into an aggregate of 2,831,516 shares of the Company's common stock through exercise of the Exchange Option (the "Green Spring Minority Stockholder Conversion"). As a result of the Green Spring Minority Stockholder Conversion, the Company owns 100% of Green Spring. The Company issued shares from treasury to effect the Green Spring Minority Stockholder Conversion and accounted for it as a purchase of minority interest at a fair value of consideration paid of approximately $63.5 million.

    The Company accounted for the Green Spring acquisition using the purchase method of accounting. Green Spring's results of operations have been included in the Company's consolidated financial statements since the acquisition date, less minority interest through January, 1998, at which time the Company became the sole owner of Green Spring.

    The following unaudited pro forma information for the fiscal year ended September 30, 1998 has been prepared assuming the HAI acquisition, Merit acquisition and the Green Spring Minority Stockholder Conversion (as defined) were consummated on October 1, 1997. The unaudited pro forma information does not purport to be indicative of the results that would have actually been obtained had

F–14

such transactions been consummated on October 1, 1997 or which may be attained in future periods (in thousands, except per share data):

September 30, 1998
Net revenue	$1,296,541
Loss from continuing operations before extraordinary item(1)(2)	(7,808)
Loss per common share—basic:
Loss from continuing operations before extraordinary item	(0.25)
Loss per common share—diluted:
Loss from continuing operations before extraordinary item	(0.25)

(1)
Excludes expected unrealized cost savings related to the Integration Plan (as defined) and managed care integration costs (See Note 10).

(2)
Excludes the extraordinary losses on early extinguishment of debt for the year ended September 30, 1998.

  Joint Ventures

    Through its acquisition of Merit, the Company became a 50% partner with Value Options, Inc. in Choice Behavioral Health Partnership ("Choice"), a general partnership. Choice is a managed behavioral healthcare company which derives all of its revenues from a contract with TRICARE, the successor to the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"). The Company accounts for its investment in Choice using the equity method.

F–15

    A summary of unaudited financial information for the Company's investment in Choice is as follows (in thousands):

	September 30, 1999	September 30, 2000
Current assets	$19,572	$19,144
Property and equipment, net	228	132

Total assets	$19,800	$19,276

Current liabilities	$12,673	$16,212
Partners' capital	7,127	3,064

Total liabilities and partners' capital	$19,800	$19,276

Magellan investment in Choice	$3,563	$1,532

	For the 231 days Ended September 30, 1998	Fiscal Year Ended September 30, 1999	Fiscal Year Ended September 30, 2000
Net revenue	$38,676	$54,880	$56,349
Operating expenses	22,914	28,124	32,141

Net income	$15,762	$26,756	$24,208

Magellan equity income	$7,881	$13,378	$12,104

Cash distributions from Choice	$13,039	$13,047	$14,137

    The Company owns a 50% interest in Premier Behavioral Systems of Tennessee, LLC ("Premier"). Premier was formed to manage behavioral healthcare benefits for the State of Tennessee's TennCare program. The Company accounts for its investment in Premier using the equity method. The Company's investment in Premier at September 30, 1998, 1999 and 2000 was $5.8 million, $12.1 million and $8.1 million, respectively. The Company's equity in income (loss) of Premier for fiscal 1998, 1999 and 2000 was $(4.7) million, $6.3 million and $(4.0) million, respectively. The Company has not received a partnership distribution from Premier in fiscal year 1998, 1999 and 2000.

3.  Discontinued Operations

Healthcare Provider and Franchising Segments

    During fiscal 1997, the Company sold substantially all of its domestic acute-care psychiatric hospitals and residential treatment facilities (collectively, the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities ("Crescent") for $417.2 million in cash (before costs of approximately $16.0 million) and certain other consideration (the "Crescent Transactions"). Simultaneously with the sale of the Psychiatric Hospital Facilities, the Company and Crescent Operating, Inc. ("COI"), an affiliate of Crescent, formed Charter Behavioral Health Systems, LLC ("CBHS") to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company obtained a 50% ownership of CBHS; the other 50% of the ownership interest of CBHS was owned by COI.

F–16

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2000

3.  Discontinued Operations (Continued)

    The Company initially used approximately $200 million of the proceeds from the Crescent Transactions to reduce its long-term debt, including borrowings under its then existing credit agreement. In December 1997, the Company used the remaining proceeds from the Crescent Transactions to acquire additional managed healthcare businesses. See Note 2, "Acquisitions and Joint Ventures."

    On September 10, 1999, the Company consummated the transfer of assets and other interests pursuant to a Letter Agreement dated August 10, 1999 with Crescent, COI and CBHS that effects the Company's exit from its healthcare provider and healthcare franchising businesses (the "CBHS Transactions"). The terms of the CBHS Transactions are summarized as follows:

Healthcare Provider Interests

  •
  The Company redeemed 80% of its CBHS common interest and all of its CBHS preferred interest, leaving it with a 10% non-voting common interest in CBHS.

  •
  The Company agreed to transfer to CBHS its interests in five of its six hospital-based joint ventures ("Provider JVs") and related real estate as soon as practicable.

  •
  The Company transferred to CBHS the right to receive approximately $7.1 million from Crescent for the sale of two psychiatric hospitals that were acquired by the Company (and leased to CBHS) in connection with CBHS' acquisition of certain businesses from Ramsay Healthcare, Inc. in fiscal 1998.

  •
  The Company forgave receivables due from CBHS of approximately $3.3 million for payments received by CBHS for patient services prior to the formation of CBHS on June 17, 1997. The receivables related primarily to patient stays that "straddled" the formation date of CBHS.

  •
  The Company became obligated to pay $2.0 million to CBHS in 12 equal monthly installments beginning on the first anniversary of the closing date (the "CBHS Note").

  •
  CBHS became obligated to indemnify the Company for 20% of up to the first $50 million (i.e., $10 million) for expenses, liabilities and settlements, if any, related to government investigations for events that occurred prior to June 17, 1997 (the "CBHS Indemnification"). CBHS would be required to pay the Company a maximum of $500,000 per year under the CBHS Indemnification.

  •
  Crescent, COI, CBHS and Magellan have provided each other with mutual releases of claims among all of the parties with respect to the original transactions that effected the formation of CBHS and the operation of CBHS since June 17, 1997 with certain specified exceptions.

  •
  The Company transferred certain other real estate and interests related to the healthcare provider business to CBHS.

Healthcare Franchising Interests

  •
  The Company transferred its healthcare franchising interests to CBHS, which included Charter Advantage, LLC, the Charter call center operation, the Charter name and related intellectual

F–17

    property. The Company was released from performing any further franchise services or incurring future franchising expenses.

  •
  The Company forgave prepaid call center management fees of approximately $2.7 million.

  •
  The Company forgave unpaid franchise fees of approximately $115 million.

    The CBHS Transactions, together with the formal plan of disposal authorized by the Company's Board of Directors on September 2, 1999, represented the disposal of the Company's healthcare provider and healthcare franchising business segments.

    On February 16, 2000, CBHS filed a voluntary petition for relief of indebtedness under Chapter 11 of the United States Bankruptcy Code. In connection with the bankruptcy proceedings, CBHS indicated that it believed that it had certain claims against the Company regarding certain previous transactions. During April of 2001, the Company entered into an agreement with CBHS that would provide the Company with a full release of all claims. The agreement was approved by the bankruptcy court in April 2001. Under the agreement, (i) the Company is released of all obligations to CBHS; (ii) the Company obtained the economic value of the five Provider JVs that was previously conveyed to CBHS; and (iii) the Company is to pay CBHS approximately $26 million over the next 9 months. The amounts due under the agreement are anticipated to be funded primarily through proceeds from the sale of the Company's interest in the Provider JVs, and from amounts previously withheld from CBHS for services provided.

    The Company's original plan of disposal contemplated that the disposition of all provider joint venture interests would take place within twelve months of September 2, 1999. The Company, with the cooperation of its joint venture partners and CBHS, has closed two of the five hospital-based joint ventures, sold the assets and operations of one of the joint ventures during the second quarter of fiscal 2001 and is currently negotiating to sell its interest in the remaining two joint ventures.

  Specialty Managed Healthcare Segment

    On December 5, 1997, the Company purchased the assets of Allied Health Group, Inc. and certain affiliates ("Allied"). Allied provided specialty managed care services, including risk-based products and administrative services to a variety of insurance companies and other customers. Allied's products included, among other things, claims authorization, analysis, adjudication and payment, comprising multiple clinical specialties. The Company paid approximately $50.0 million for Allied, with cash on hand. During the quarter ended December 31, 1998, the Company and the former owners of Allied amended the Allied purchase agreement (the "Allied Amendments"). The Allied Amendments resulted in the Company paying the former owners of Allied $4.5 million additional consideration, which was recorded as goodwill. On February 29, 2000, the Company consummated the purchase of the outstanding stock of Vivra, Inc. ("Vivra"), which also provided specialty managed care services. The initial purchase price of Vivra was $10.25 million, excluding transaction costs. Allied and Vivra, as well as certain other related assets, comprised the Company's specialty managed healthcare segment. The Company accounted for the Allied and Vivra acquisitions using the purchase method of accounting.

    On October 4, 2000, the Company adopted a formal plan to dispose of the business and interest that comprise the company's specialty managed healthcare segment. The Company is exiting the

F–18

specialty managed healthcare business via sale and/or abandonment of businesses and related assets, certain of which activities had already occurred in the normal course prior to October 4, 2000. The Company does not expect to receive significant proceeds from the sale of these assets. Further, the Company is actively exiting all significant contracts entered into by Allied and Vivra. This effort is expected to be completed by September 30, 2001.

  Human Services Segment

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of Mentor, which represents the business and interest that comprise the Company's human services business segment. On March 9, 2001, the Company consummated the sale of the stock of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. The Company received approximately $113 million in consideration, net of approximately $2 million of transaction costs. The Company's consideration consisted of approximately $103 million in cash and $10 million in the form of an interest-bearing note. The Company also retained certain liabilities approximating $3 million.

Accounting for Discontinued Operations

    The Company has accounted for the disposal of the discontinued segments under Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). APB 30 requires that the results of continuing operations be reported separately from those of discontinued operations for all periods presented and that any gain or loss from disposal of a segment of a business be reported in conjunction with the related results of discontinued operations. Further, although the company adopted its formal plan on October 4, 2000, related to the specialty segment EITF 95-18 provides that the estimated loss from disposal and segment operating results should be presented as discontinued operations in the yet to be issued financial statements, if those statement are filed subsequent to the measurement date. Accordingly, the Company has restated its results of operations for all prior periods. The Company recorded an after-tax loss on disposal of its healthcare provider and healthcare franchising business segments of approximately $47.4 million, (primarily non-cash) in the fourth quarter of fiscal 1999 and an after-tax loss of $17.7 million related to the disposal of the specialty managed healthcare segment in the fourth quarter of fiscal 2000. The Company incurred an after-tax loss related to the discontinuance of Mentor of approximately $12.1 million during the first half of fiscal 2001. This loss was recorded subsequent to September 30, 2000, as the measurement date occurred after the date in which the September 30, 2000, financial statements were originally filed with the Securities and Exchange Commission on Form 10-K/A.

F–19

    The summarized results of the discontinued operations segments are as follows (in thousands):

	Fiscal Years Ended September 30,
	1998	1999	2000
Healthcare Provider
Net revenue(1)	$133,256	$74,860	$—

Salaries, cost of care and other operating expenses	106,760	53,952	—
Equity in losses of unconsolidated subsidiaries	—	(2,901)	—
Depreciation and amortization	5,266	2,141	—
Interest income(2)	(1,130)	(76)	—
Special charges (income), net	135	(33,046)	—
Other expenses(3)	10,093	21,907	—

Income (loss) from discontinued operations	$12,132	$32,883	$—

Healthcare Franchising Interests
Net revenue	$55,625	$563	$—

Salaries, cost of care and other operating expenses	9,072	5,623	—
Equity in earnings of unconsolidated subsidiaries	31,878	—	—
Depreciation and amortization	355	337	—
Special charges	323	—	—
Other expenses(3)	5,598	(2,159)	—

Income (loss) from discontinued operations	$8,399	$(3,238)	$—

Specialty Managed Healthcare
Net revenue	$143,504	$197,157	$128,229

Salaries, cost of care and other operating expenses	140,375	194,747	165,505
Depreciation and amortization	2,366	4,610	3,831
Special charges	—	—	58,173
Other expenses(3)	306	(880)	(34,059)

Income (loss) from discontinued operations	$457	$(1,320)	$(65,221)

F–20

Human Services
Net revenue	$141,031	$191,277	$218,453

Salaries, cost of care and other operating expenses	125,539	169,549	196,334
Equity in earnings of unconsolidated subsidiaries	—	—	—
Depreciation and amortization	4,485	6,513	7,152
Special charges	—	—	—
Other expenses(3)	4,899	6,582	6,482

Income (loss) from discontinued operations	$6,108	$8,633	$8,485

Discontinued Operations—Combined
Net revenue(1)	$473,416	$463,857	$346,682

Salaries, cost of care and other operating expenses	381,746	423,871	361,839
Equity in (earnings) losses of unconsolidated subsidiaries	31,878	(2,901)	—
Depreciation and amortization	12,472	13,601	10,983
Interest income(2)	(1,130)	(76)	—
Special charges (income), net	458	(33,046)	58,173
Other expenses(3)	20,896	25,450	(27,577)

Income (loss) from discontinued operations	$27,096	$36,958	$(56,736)

(1)
Includes $7.0 million and $21.6 million in fiscal 1998 and 1999, respectively, related to the settlement and adjustment of reimbursement issues related to prior periods ("Cost Report Settlements").

(2)
Interest expense has not been allocated to discontinued operations.

(3)
Includes income taxes and minority interest.

Loss on Disposal of Healthcare Provider and Franchising Segments

    The summary of the loss on disposal recorded in fiscal 1999 related to the healthcare provider and healthcare franchising segments is as follows (in thousands):

Basis in Provider JV's	$44,598
Basis in Real Estate transferred to CBHS	13,969
Basis in Franchise and other operations	7,285
Working capital forgiveness	5,565
Transaction costs and legal fees	7,622

Loss before income taxes	79,039
Income tax benefit	(31,616)

$47,423

F–21

    Remaining assets and liabilities of the provider business at September 30, 2000 include, among other things, (i) hospital-based real estate of $6.0 million, (ii) long-term debt of $6.4 million related to the hospital-based real estate; (iii) reserve for discontinued operations of $5.8 million and (iv) accrued liabilities of $12 million. The Company is also subject to inquiries and investigations from governmental agencies related to its operating and business practices prior to June 17, 1997. See Note 12—"Commitments and Contingencies".

    The following table provides a rollforward of liabilities resulting from the CBHS Transactions (in thousands):

Type of Cost	Balance September 30, 1998	Additions	Receipts (Payments)	Other	Balance September 30, 1999
Transaction costs and legal fees	$—	$7,622	$(69)	$—	$7,553
Provider JV working capital	—	2,931	—	185	3,116
Other	—	755	—	—	755

	$—	$11,308	$(69)	$185	$11,424

Type of Cost	Balance September 30, 1999	Additions	Receipts (Payments)	Other	Balance September 30, 2000
Transaction costs and legal fees	$7,553	$—	$(5,804)	$—	$1,749
Provider JV working capital	3,116	—	—	—	3,116
Other	755	—	150	—	905

	$11,424	$—	$(5,654)	$—	$5,770

Loss on Disposal of Specialty Managed Healthcare Segments

    The summary of the loss on disposal recorded during fiscal 2000 related to the disposal of the Company's specialty managed healthcare segment is as follows (in thousands):

Estimated leasehold obligations	$5,051
Change in recovery of long-lived assets	17,058
Other Cost of Disposal	4,777

Loss Before Income Taxes	26,886
Income Tax Benefit	(9,224)

$17,662

    The remaining assets and liabilities of the specialty managed healthcare segment at September 30, 2000 include, among other things, (i) cash and accounts receivable of $9.5 million, (ii) property and equipment, net of $2.0 million, (iii) medical claims payable of $9.3 million, (iv) reserve for discontinued operations of $8.6 million and (v) accounts payable and accrued liabilities of $27.1 million. The reserve

F–22

for discontinued operations is comprised of $5.1 million of estimated leasehold termination costs and $3.5 million of estimated operating losses from the measurement date to the date of disposal.

Assets and Liabilities of Human Services Segment

    The remaining assets and liabilities of the human services segment at September 30, 2000, include, among other things, (i) cash and accounts receivable of $42.6 million, (ii) property and equipment, net of $16.6 million, (iii) goodwill and other intangible assets of $74.6 million, and (iv) accounts payable and accrued liabilities of $20.7 million.

Special Charges (income) recorded in Discontinued Operations

  General

    The following table summarizes special charges (income) recorded during the three years in the period ended September 30, 2000 in the Company's healthcare provider, healthcare franchising and specialty managed healthcare segments (in thousands):

	Fiscal Year Ended September 30,
	1998	1999	2000
Gains on the sale of psychiatric hospitals, net	$(3,000)	$(24,974)	$—
Collection fee reserves	—	(8,072)	—
Termination of CBHS sale transaction	3,458	—	—
Impairment of long-lived assets—Allied	—	—	58,173

	$458	$(33,046)	$58,173

  Gains on sale of psychiatric facilities, net

    During fiscal 1998 and 1999, the Company recorded gains of approximately $3.0 million and $1.1 million, respectively, related to the sales of psychiatric hospitals and other real estate.

    On April 9, 1999, the Company sold its European psychiatric provider operations to Investment AB Bure of Sweden for approximately $57.0 million (before transaction costs of approximately $2.5 million) (the "Europe Sale"). The Europe Sale resulted in a non-recurring gain of approximately $23.9 million before provision for income taxes which is included in gain of sale of psychiatric hospitals.

    The Company used approximately $38.2 million of the net proceeds from the Europe Sale to make mandatory unscheduled principal payments on indebtedness outstanding under the Term Loan Facility (as defined). The remaining proceeds were used to reduce borrowings outstanding under the Revolving Facility (as defined).

  Collection Fee Reserves

    The Company reduced certain accounts receivable collection fee reserves by $8.1 million during the fourth quarter of fiscal 1999 as substantially all hospital-based receivables subject to the collection fees had been collected at September 30, 1999.

F–23

  Termination of CBHS sale transaction

    On March 3, 1998, the Company and certain of its wholly owned subsidiaries entered into definitive agreements with COI and CBHS pursuant to which the Company would have, among other things, sold the Company's franchise operations, certain domestic provider operations and certain other assets and operations. On August 19, 1998, the Company announced that it had terminated discussions with COI for the sale of its interest in CBHS.

    In connection with the termination of the CBHS sale transaction, the Company recorded a charge of approximately $3.5 million as follows (in thousands):

Severance(1)	$488
Lease termination(1)	1,067
Impairment of long-lived assets	153
Transaction costs and other	1,750

$3,458

(1)
Relates to staffing reductions and lease terminations incurred in the Company's franchising and outcomes monitoring subsidiaries.

  Impairment of Long-Lived Assets—Allied

    The Company recorded a charge of approximately $58.2 million in the quarter ended March 31, 2000, related to the impairment of certain of Allied's long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). This amount included certain goodwill, certain property and equipment and identifiable intangible assets of Allied which, prior to the Vivra acquisition, was the principal component of the Company's specialty managed healthcare business segment. During the six months ended March 31, 2000, Allied recorded significant losses associated primarily with the termination or restructuring of various customer contracts. These events and the resulting expectation of lower future earnings and cash flows from Allied represented a change in circumstances with respect to the business of Allied. At that time the Company estimated that the future undiscounted cash flows expected to be generated by Allied were insufficient to fully recover the recorded cost of the long-lived assets. The Company recorded the impairment charge to write these assets down to their estimated fair value.

F–24

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2000

4.  Benefit Plans

    The Company currently has a defined contribution retirement plan (the "401(k) Plan"), which is in the form of an amendment and restatement of the Green Spring 401(k) Plan. Certain other 401(k) plans and assets, including the Magellan 401(k) Plan, were merged into the Green Spring Plan effective January 1, 1999. Employee participants can elect to voluntarily contribute up to 15% of their compensation to the 401(k) Plan. The Company makes contributions to the 401(k) Plan based on employee compensation and contributions. Additionally, the Company can make a discretionary contribution of up to 2% of each eligible employee's compensation. The Company matches 50% of each employee's contribution up to 3% of their compensation. The Company recognized $3.0 million and $7.4 million of expense for the years ended September 30, 1999 and 2000, respectively, for the matching contribution to the 401(k) Plan.

    Prior to January 1, 1999, the Company maintained a separate defined contribution plan (the "Magellan 401-K Plan"). Participants could contribute up to 15% of their compensation to the Magellan 401-K Plan. The Company made discretionary contributions of 2% of each employee's compensation and matched 50% of each employee's contribution up to 3% of their compensation. During the fiscal years ended September 30, 1998 and 1999 the Company expensed approximately $3.2 million and $1.2 million, respectively, to the Magellan 401-K Plan.

    Prior to January 1, 1999, Green Spring maintained a separate defined contribution plan (the "Green Spring 401-K Plan"). Employee participants could elect to voluntarily contribute up to 6% or 12% of their compensation, depending upon each employee's compensation level, to the Green Spring 401-K Plan. Green Spring matched up to 3% of each employee's compensation. Employees vested in employer contributions over five years. During the fiscal years ended September 30, 1998 and 1999 the Company expensed approximately $1.2 million and $2.9 million, respectively, to the Green Spring 401-K Plan.

5.  Long-Term Debt, Capital Lease Obligations and Operating Leases

    Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1999 and 2000 is as follows (in thousands):

	September 30, 1999	September 30, 2000
Credit Agreement:
Revolving Facility (10.125% at September 30, 2000) due through 2004	$20,000	$30,000
Term Loan Facility (10.31% to 10.81% at September 30, 2000) due through 2006	492,873	436,612
9.0% Senior Subordinated Notes due 2008	625,000	625,000
11.5% other notes payable through 2005	35	35
5.65% capital lease obligations due through 2014	6,400	6,400

	1,144,308	1,098,047
Less amounts due within one year	30,119	34,119

	$1,114,189	$1,063,928

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    The aggregate scheduled maturities of long-term debt and capital lease obligations during the five fiscal years and beyond subsequent to September 30, 2000 are as follows (in thousands): 2001—$34,119; 2002—$43,328; 2003—$80,692, 2004—$167,336, 2005—$115,585 and 2006 and beyond—$656,987.

    The 9% Senior Subordinated Notes (the "Notes"), which are carried at cost, had a fair value of approximately $534 million and $421 million at September 30, 1999 and 2000, respectively, based on market quotes. The Company's remaining debt is also carried at cost, which approximates fair market value.

    The Company recognized a net extraordinary loss from the early extinguishment of debt of approximately $33.0 million, net of income tax benefit, during fiscal 1998, to write off unamortized deferred financing costs related to terminating the previous credit agreement and extinguishing the Old Notes, to record the tender premium and related costs of extinguishing the Old Notes and to record the gain on extinguishment of the Company's 7.5% Swiss bonds. The Credit Agreement provides for a Term Loan Facility in an original aggregate principal amount of $550 million, consisting of an approximately $183.3 million Tranche A Term Loan (the "Tranche A Term Loan"), an approximately $183.3 million Tranche B Term Loan (the "Tranche B Term Loan") and an approximately $183.4 million Tranche C Term Loan (the "Tranche C Term Loan"), and a Revolving Facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150.0 million. Letters of credit outstanding were $29.6 million at September 30, 2000.

    The Tranche A Term Loan and the Revolving Facility mature on February 12, 2004. The Tranche B Term Loan matures on February 12, 2005 and the Tranche C Term Loan matures on February 12, 2006. The Tranche A Term Loan amortizes in installments in each fiscal year in amounts equal to $30.3 million in 2001, $39.5 million in 2002, $42.1 million in 2003 and $9.9 million in 2004. The Tranche B Term Loan amortizes in installments in amounts equal to $1.9 million in each of 2001 and 2002, $36.7 million in 2003, $90.7 million in 2004 and $26.2 million in 2005. The Tranche C Term Loan amortizes in installments in each fiscal year in amounts equal to $1.9 million in each of 2001 through 2003, $36.7 million in 2004, $89.4 million in 2005 and $25.6 million in 2006. In addition, the Revolving Facility and Term Loan Facility are subject to mandatory prepayment and reductions (to be applied first to the Term Loan Facility) in an amount equal to (a) 75% of the net proceeds of certain offerings of equity securities by the Company or any of its subsidiaries, (b) 50% for the sale of Mentor and certain identified non-core assets and 100% of the net proceeds of certain debt issues of the Company or any of its subsidiaries, (c) 75% of the Company's excess cash flow beginning September 30, 2001, upon the sale of Mentor, otherwise September 30, 2002, as defined, and (d) 100% of the net proceeds of certain other asset sales or other dispositions of property of the Company and its subsidiaries, in each case subject to certain limited exceptions.

    The Credit Agreement contains a number of covenants that, among other things restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments (including the indenture for the Notes (the "Indenture")), pay dividends, create liens on assets, make investments, make loans or advances, redeem or repurchase common stock, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries and make capital

F–26

expenditures. In addition, the Credit Agreement requires the Company to comply with specified financial ratios and tests, including minimum coverage ratios, maximum leverage ratios, maximum senior debt ratios and minimum "EBITDA" (as defined in the Credit Agreement) and minimum net worth tests. As of September 30, 2000, the Company was in compliance with its debt covenants.

    At the Company's election, the interest rates per annum applicable to the loans under the Credit Agreement are a fluctuating rate of interest measured by reference to either (a) an adjusted London inter-bank offer rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the higher of the Chase Manhattan Bank's published prime rate or the Federal Funds effective rate plus 1/2 of 1%) plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loan and loans under the Revolving Facility are currently 2.50% for ABR loans and 3.50% for LIBOR loans, and are subject to reduction after December 2001 if the Company's financial results satisfy certain leverage tests. The borrowing margins applicable to the Tranche B Term Loan and the Tranche C Term Loan are currently 2.75% and 3.0%, respectively, for ABR loans and 3.75% and 4.0%, respectively, for LIBOR loans, and are not subject to reduction. Amounts outstanding under the credit facilities not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to each of the loans under the Term Loan Facility and the Revolving Facility.

    The obligations of the Company and the Subsidiary Borrowers under the Credit Agreement are unconditionally and irrevocably guaranteed by, subject to certain exceptions, each wholly owned subsidiary of the Company. In addition, the Revolving Facility, the Term Loan Facility and the guarantees are secured by security interests in and pledges of or liens on substantially all the material tangible and intangible assets of the guarantors, subject to certain exceptions.

    The Notes are general unsecured senior subordinated obligations of the Company. The Notes are limited in aggregate principal amount to $625.0 million and will mature on February 15, 2008. Interest on the Notes accrues at the rate of 9.0% per annum and is payable semi-annually on each February 15 and August 15. The Notes were originally issued as unregistered securities and later exchanged for securities which were registered with the Securities and Exchange Commission. Due to a delay in the registration of the Notes to be exchanged, the Company was required to increase the interest rate on the Notes by 100 basis points per annum for the period from July 13, 1998 through November 9, 1998, the date of issuance of the Notes to be exchanged.

    The Notes are redeemable at the option of the Company. The Notes may be redeemed at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, during the twelve-month period beginning on February 15 of the years indicated below:

Year	Redemption Prices
2003	104.5%
2004	103.0%
2005	101.5%
2006 and thereafter	100.0%

F–27

    In addition, at any time and from time to time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price (expressed as a percentage of the principal amount) of 109%, plus accrued and unpaid interest with the net cash proceeds of one or more equity offerings; provided that at least 65% of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 60 days of the date of the closing of any such equity offering.

    The Indenture limits, among other things: (i) the incurrence of additional indebtedness by the Company and its restricted subsidiaries; (ii) the payment of dividends on, and redemption or repurchase of, capital stock of the Company and its restricted subsidiaries and the redemption of certain subordinated obligations of the Company; (iii) certain other restricted payments, including investments; (iv) sales of assets; (v) certain transactions with affiliates; (vi) the creation of liens; and (vii) consolidations, mergers and transfers of all or substantially all the Company's assets. The Indenture also prohibits certain restrictions on distributions from restricted subsidiaries. However, all such limitations and prohibitions are subject to certain qualifications and exceptions.

    The Company leases certain of its operating facilities. The leases, which expire at various dates through 2008, generally require the Company to pay all maintenance, property and tax insurance costs.

    At September 30, 2000, aggregate amounts of future minimum payments under operating leases for continuing operations were as follows: 2001—$28.8 million; 2002—$25.4 million; 2003—$16.5 million; 2004—$9.9 million; 2005—$6.7 million; 2006 and beyond—$7.9 million.

    Rent expense for continuing operations was $22.6 million, $32.3 million and $34.0 million, respectively, for the fiscal years ended September 30, 1998, 1999 and 2000. Rent expense for discontinued operations was $8.0 million, $9.3 million and $9.2 million, respectively, for the fiscal years ended September 30, 1998, 1999 and 2000.

6.  Stockholders' Equity

  Common Stock

    The Company is prohibited from paying dividends on its common stock under the terms of the Indenture and the Credit Agreement except under very limited circumstances.

  Stock Option Plans

    The Company has stock option plans under which employees and non-employee directors may be granted options to purchase shares of Company common stock at the fair market value at the time of grant. Options generally vest over a period of three to four years and expire 10 years from the date of grant. The Company's stock option plan for employees also provides for the granting of performance based stock awards.

F–28

    Summarized information relative to the Company's stock option plans is as follows:

	Fiscal Year Ended September 30,
	1998		1999		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Balance, beginning of period	4,122,109	$20.13	3,835,912	$22.23	4,406,882	$10.15
Granted	1,386,500	24.22	1,669,303	5.73	2,309,742	3.77
Canceled	(1,082,331)	23.66	(1,050,067)	19.97	(1,336,719)	16.32
Exercised	(590,366)	9.90	(48,266)	7.99	(800)	4.19

Balance, end of period	3,835,912	$22.23	4,406,882	$10.15	5,379,105	$5.57

Exercisable, end of period	2,375,919	$20.89	2,190,538	$13.74	2,020,049	$7.37

    At September 30, 2000, 1,159,150 shares were available for future grants under the terms of these plans.

  Stock Option Repricing

    On November 17, 1998, the Company's Board of Directors approved the repricing of stock options outstanding under the Company's existing stock option plans (the "Stock Option Repricing"). Each holder of 10,000 or more stock options that was eligible to participate in the Stock Option Repricing was required to forfeit a percentage of outstanding stock options as follows:

• Directors, including the Chief Executive Officer	40%
• Named Executive Officers	30%
• Other holders of 50,000 or more stock options	25%
• Other holders of 10,000-49,999 stock options	15%

    The Stock Option Repricing was consummated on December 8, 1998 based on the fair value of the Company's common stock on such date. Approximately 2.0 million outstanding stock options were repriced to $8.406 and approximately 0.7 million outstanding stock options were cancelled as a result of the Stock Option Repricing. Each participant in the Stock Option Repricing was precluded from exercising vested repriced stock options until June 8, 1999.

F–29

Stock Options Outstanding

    Summarized information relative to the Company's stock options outstanding on September 30, 2000 is as follows:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Range of Exercise Price	Options		Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$1.310 — $8.188	3,816,376	7.17	$4.40	741,524	$5.57
$8.406	1,517,729	6.29	8.41	1,263,524	8.41
$9.210 — $9.719	45,000	6.47	9.66	15,001	9.66

	5,379,105	6.92	$5.57	2,020,049	$7.37

  Employee Stock Purchase Plans

    The 1997 Employee Stock Purchase Plan (the "1997 ESPP") covered shares of common stock that could be purchased by eligible employees of the Company. The 1997 ESPP offering periods had a term not less than three months and not more than 12 months. The first offering period under the 1997 ESPP began January 1, 1997 and the last offering period ended on or before December 31, 1999. The option price of each offering period was the lesser of (I) 85% of the fair value of a share of common stock on the first day of the offering period or (ii) 85% of the fair value of a share of common stock on the last day of the offering period.

    A summary of the 1997 ESPP is as follows:

Offering Period	Began	Ended	Shares Purchased	Purchase Price
1	January 2, 1997	June 30, 1997	73,410	$19.125
2	August 1, 1997	December 31, 1997	26,774	$19.125
3	January 1, 1998	June 30, 1998	43,800	$18.4875
4	July 1, 1998	December 31, 1998	163,234	$7.0125
5	January 1, 1999	June 30, 1999	152,570	$7.0125
6	July 1, 1999	December 31, 1999	185,079	$5.1531

    The 2000 Employee Stock Purchase Plan (the "2000 ESPP") covers 1.2 million shares of common stock that can be purchased by eligible employees of the Company. The 2000 ESPP offering periods will have a term not less than three months and not more than 12 months. The first offering period under the 2000 ESPP began January 1, 2000 and the last offering period will end on or before December 31, 2003. The option price of each offering period will be the lesser of (I) 85% of the fair value of a share of common stock on the first day of the offering period or (ii) 85% of the fair value of a share of common stock on the last day of the offering period.

F–30

    A summary of the 2000 ESPP is as follows:

Offering Period	Began	Ended	Shares Purchased	Purchase Price
1	January 1, 2000	June 30, 2000	481,922	$1.0625
2	July 1, 2000	December 31, 2000	—	—

    The number of options granted and the option price for the most recent offering period will be determined on December 31, 2000 when the option price is known.

  Rights Plan

    The Company adopted a share purchase rights plan in fiscal 1992 (the "Rights Plan"). Pursuant to the Rights Plan, each share of common stock also represents one share purchase right (collectively, the "Rights"). The Rights trade automatically with the underlying shares of common stock. Upon becoming exercisable, but prior to the occurrence of certain events, each Right initially entitles its holder to buy one share of common stock from the Company at an exercise price of $60.00. The Rights will be distributed and become exercisable only if a person or group acquires, or announces its intention to acquire, common stock exceeding certain levels, as specified in the Rights Plan. Upon the occurrence of such events, the exercise price of each Right reduces to one-half of the then current market price. The Rights also give the holder certain rights in an acquiring company's common stock. The Company is entitled to redeem the Rights at a price of $.01 per Right at any time prior to the distribution of the Rights. The Rights have no voting power until exercised.

  Common Stock Warrants

    The Company issued 114,690 warrants in fiscal 1992 which expire on June 30, 2002 (the "2002 Warrants") to purchase one share each of the Company's common stock. The 2002 Warrants have an exercise price of $5.24 per share. During fiscal 1998, 1,553 shares were issued upon the exercise of 2002 Warrants. At September 30, 2000, 18,920 of the 2002 Warrants were outstanding.

    The Company also has 146,791 warrants outstanding with an exercise price of $38.70 per share which expire on September 1, 2006.

    Crescent and COI each have the right to purchase 1,283,311 shares of common stock 2,566,622 shares in aggregate; collectively the "Crescent Warrants") at a warrant exercise price of $30.00 per

F–31

share (subject to adjustment pursuant to antidilution provisions). The Crescent Warrants are exercisable at the following times and in the following amounts:

Date First Exercisable June 17,	Number of Shares of Common Stock Issuable Upon Exercise of Warrants	End of Exercise Period June 17,
1998	30,000	2001
1999	62,325	2002
2000	97,114	2003
2001	134,513	2004
2002	174,678	2005
2003	217,770	2006
2004	263,961	2007
2005	313,433	2008
2006	366,376	2009
2007	422,961	2009
2008	483,491	2009

    Crescent's and COI's rights with respect to the Crescent Warrants are not contingent on or subject to the satisfaction or completion of any obligation that Crescent or COI may have to CBHS, or that CBHS may have to the Company, or by any subordination of fees otherwise payable to the Company by CBHS.

    The Crescent Warrants contain provisions relating to adjustments in the number of shares covered by the Crescent Warrants and the warrant exercise price in the event of stock splits, stock dividends, mergers, reorganizations and similar transactions.

    The Crescent Warrants were recorded at $25.0 million upon issuance, which was their approximate fair value upon execution of the Warrant Purchase Agreement in January 1997.

  Treasury Stock Transactions

    During fiscal 1998, the Company repurchased an aggregate of 696,600 shares of its common stock in the open market for approximately $14.4 million. Those transactions were funded with cash on hand.

    In January 1998, the Company issued an aggregate of 2,831,516 shares of treasury stock to the then existing minority stockholders of Green Spring to effect the Green Spring Minority Stockholder Conversion. See Note 2, "Acquisitions and Joint Ventures."

F–32

Income (loss) per Common Share

    The following table presents the components of weighted average common shares outstanding and income (loss) per share from continuing operations (in thousands, except per share data):

	Year Ended September 30,
	1998	1999	2000
Numerator:
Income (loss) from continuing operations before extraordinary items	$(13,364)	$15,153	$8,590
Less: preferred dividend requirement and amortization of redeemable preferred stock issuance costs	—	—	3,802

Income (loss) from continuing operations available to common stockholders—basic	(13,364)	15,153	4,788
Add: presumed conversion of redeemable preferred stock	—	—	—

Income (loss) from continuing operations available to common stockholders—diluted	$(13,364)	$15,153	$4,788

Denominator:
Weighted average common shares outstanding—basic	30,784	31,758	32,144
Common stock equivalents—stock options	—	151	242
Common stock equivalents—warrants	—	7	—
Common stock equivalents—redeemable preferred stock	—	—	—

Weighted average common shares outstanding—diluted	30,784	31,916	32,386

Income (loss) from continuing operations available to common stockholders per common share:
Basic (basic numerator/basic denominator)	$(0.44)	$0.48	$0.15

Diluted (diluted numerator/diluted denominator)	$(0.44)	$0.48	$0.15

    Conversion of redeemable preferred stock and the redemption of the TPG series "A" option (see Note 7—"Redeemable Preferred Stock") was not presumed for fiscal 2000 due to the anti-dilutive effect.

    Certain stock options and warrants which were outstanding during fiscal 2000 were not included in the computation of diluted earnings per share because of the anti-dilutive effect.

  Stock-Based Compensation

    The Company discloses stock-based compensation under the requirements of SFAS 123. SFAS 123 requires disclosure of pro forma net income and pro forma net income per share as if the fair value-based method of accounting for stock options had been applied in measuring compensation cost for stock-based awards.

F–33

    Reported and pro forma net income and net income per share amounts are set forth below (in thousands, except per share data):

	Fiscal Year Ended September 30,
	1998	1999	2000
Reported:
Income (loss) from continuing operations before extraordinary items	$(13,364)	$15,153	$8,590
Net income (loss)	(19,283)	4,688	(65,808)
Income (loss) per common share—basic:
Income (loss) from continuing operations before extraordinary items	(0.44)	0.48	0.15
Net income (loss)	(0.63)	0.15	(2.17)
Income (loss) per common share—diluted:
Income (loss) from continuing operations before extraordinary items	(0.44)	0.48	0.15
Net income (loss)	(0.63)	0.15	(2.15)
Pro Forma:
Income (loss) from continuing operations before extraordinary items	$(17,309)	$8,130	$5,179
Net loss	(23,228)	(2,335)	(69,219)
Income (loss) per common share—basic:
Income (loss) from continuing operations before extraordinary items	(0.56)	0.26	0.04
Net loss	(0.75)	(0.07)	(2.15)
Income (loss) per common share—diluted:
Income (loss) from continuing operations before extraordinary items	(0.56)	0.25	0.04
Net loss	(0.75)	(0.07)	(2.14)

    The fair values of the stock options and ESPP options granted were estimated on the date of their grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

	1998	1999	2000
Risk-free interest rate	4.5%	5.8%	6.3%
Expected life	4 years	3.8 years	3 years
Expected volatility	50%	50%	85%
Expected dividend yield	0%	0%	0%

    The weighted average fair value of options granted during fiscal 1998, 1999 and 2000 was $9.53, $2.21 and $1.83, respectively.

7.  Redeemable Preferred Stock

    TPG Investment.  On December 5, 1999, the Company entered into a definitive agreement to issue approximately $59.1 million of cumulative convertible preferred stock to TPG Magellan, LLC, an affiliate of the investment firm Texas Pacific Group ("TPG") (the "TPG Investment").

F–34

    Pursuant to the agreement, TPG purchased approximately $59.1 million of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and an Option (the "Option") to purchase approximately $21.0 million of additional Series A Preferred Stock. Net proceeds from issuance of the Series A Preferred Stock were $54.0 million. Approximately 50% of the net proceeds received from the issuance of the Series A Preferred Stock was used to reduce debt outstanding under the Term Loan Facility with the remaining 50% of the proceeds being used for general corporate purposes. The Series A Preferred Stock carries a dividend of 6.5% per annum, payable in quarterly installments in cash or common stock, subject to certain conditions. Dividends not paid in cash or common stock will accumulate. The Series A Preferred Stock is convertible at any time into the Company's common stock at a conversion price of $9.375 per share (which would result in approximately 6.3 million shares of common stock if all of the currently issued Series A Preferred Stock were to convert) and carries "as converted" voting rights. The Company may, under certain circumstances, require the holders of the Series A Preferred Stock to convert such stock into common stock. The Series A Preferred Stock, plus accrued and unpaid dividends thereon, must be redeemed by the Company on December 15, 2009. The Option may be exercised in whole or in part at any time on or prior to June 15, 2002. The Company may, under certain circumstances, require TPG to exercise the Option. The terms of the shares of Series A Preferred Stock issuable pursuant to the Options are identical to the terms of the shares of Series A Preferred Stock issued to TPG at the closing of the TPG Investment.

    TPG has three representatives on the Company's twelve-member Board of Directors.

    The TPG Investment is reflected under the caption "redeemable preferred stock" in the Company's consolidated balance sheet as follows (in thousands):

September 30, 2000
Redeemable convertible preferred stock:
Series A—stated value $1, 87 shares authorized, 59 shares issued and outstanding	$59,063
Series B—stated value $1, 60 shares authorized, none issued and outstanding	—
Series C—stated value $1, 60 shares authorized, none issued and outstanding	—

59,063
Less: Fair value of Series A Option at issuance	(3,366)

Total redeemable convertible preferred stock	55,697
Accretion and accumulated unpaid dividends on Series A Preferred Stock	3,401
Fair value of Series A Option at issuance	3,366
Issuance costs, net of amortization of $401	(4,630)

$57,834

F–35

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2000

8.  Income Taxes

    The provision for income taxes related to continuing operations consisted of the following (in thousands):

	Fiscal Year Ended September 30,
	1998	1999	2000
Income taxes currently payable:
Federal	$3,462	$555	$1,000
State	289	2,500	1,000
Foreign	—	500	500
Deferred income taxes:
Federal	(2,376)	17,835	3,694
State	(1,036)	284	2,800
Foreign	—	—	—

	$339	$21,674	$8,994

    A reconciliation of the Company's income tax provision (benefit) for continuing operations to that computed by applying the statutory federal income tax rate is as follows (in thousands):

	Fiscal Year Ended September 30,
	1998	1999	2000
Income tax provision at federal statutory income tax rate	$(3,125)	$13,110	$6,194
State income taxes, net of federal income tax benefit	(443)	1,779	1,080
Non-deductible goodwill amortization	5,184	8,887	8,387
IRS settlement-change in estimate	—	—	(9,091)
Other—net	(1,277)	(2,102)	2,424

Income tax provision	$339	$21,674	$8,994

    As of September 30, 2000, the Company has estimated tax net operating loss ("NOL") carryforwards of approximately $537 million available to reduce future federal taxable income. These NOL carryforwards expire in 2006 through 2020 and are subject to examination by the Internal Revenue Service. In addition, the Company also has estimated tax NOL carryforwards of approximately $125 million available to reduce the federal taxable income of Merit and its subsidiaries. These NOL carryforwards expire in 2009 through 2018 and are subject to examination by the Internal Revenue Service. Further, these NOL carryforwards are subject to limitations on the taxable income of Merit and its subsidiaries. The Company has recorded a valuation allowance against the portion of the total NOL deferred tax asset and certain other deferred tax assets, that in management's opinion, are not likely to be recovered.

F–36

    Components of the net deferred income tax (assets) liabilities at September 30, 1999 and 2000 are as follows (in thousands):

	September 30,
	1999	2000
Deferred tax liabilities:
Property and depreciation	$(2,060)	$(18,081)
Long-term debt and interest	(19,735)	(8,476)
ESOP	(12,968)	(15,005)
Intangible assets	(11,332)	—
Other	(15,209)	(17,069)

Total deferred tax liabilities	(61,304)	(58,631)

Deferred tax assets:
Intangible assets	—	19,764
Operating loss carryforwards	254,696	264,627
Self-insurance reserves	2,220	—
Discontinued operations liabilities	9,552	21,985
Other	51,953	18,995

Total deferred tax assets	318,421	325,371

Valuation allowance	(165,460)	(144,958)

Deferred tax assets after valuation allowance	152,961	180,413

Net deferred tax assets	$91,657	$121,782

    During fiscal 2000, the Company reached an agreement (the "IRS Agreement") with the Internal Revenue Service ("IRS") related to its federal income tax returns for the fiscal years ended September 30, 1992 and 1993. The IRS had originally proposed to disallow approximately $162 million of deductions related primarily to interest expense in fiscal 1992. Under the IRS Agreement, the Company paid approximately $1 million in taxes and interest to the IRS in the second quarter of fiscal 2001 to resolve the assessment relating to taxes due for these open years, although no concession was made by either party as to the Company's ability to utilize these deductions through NOL carryforwards. As a result of the IRS Agreement, the Company recorded a reduction in deferred tax reserves of approximately $9.1 million, as a change in estimate during the current year.

    The Internal Revenue Service is currently examining Merit's income tax returns for pre-acquisition periods. In management's opinion, adequate provisions have been made for any adjustments which may result from these examinations, including a potential reduction in the amount of NOL carryforwards. The Company believes the examinations could result in a reduction in NOL carryforwards available to offset future taxable income.

F–37

9.  Accrued Liabilities

    Accrued liabilities consist of the following (in thousands):

	September 30,
	1999	2000
Salaries, wages and other benefits	$22,318	$21,411
TRICARE Adjustments	51,784	22,603
Due to Providers	35,918	7,711
Other	99,776	123,973

	$209,796	$175,698

10.  Managed Care Integration Costs and Special Charges

  Integration Plan

    During fiscal 1998, management committed the Company to a plan to combine and integrate the operations of its behavioral managed care organizations (BMCOs) and specialty managed care organizations (the "Integration Plan") that resulted in the elimination of duplicative functions and standardized business practices and information technology platforms. The Integration Plan resulted in the elimination of approximately 1,000 positions during fiscal 1998 and fiscal 1999. Approximately 510 employees were involuntarily terminated pursuant to the Integration Plan.

    The employee groups of the BMCOs that were primarily affected include executive management, finance, human resources, information systems and legal personnel at the various BMCOs corporate headquarters and regional offices and credentialing, claims processing, contracting and marketing personnel at various operating locations.

    The Integration Plan resulted in the closure of approximately 20 leased facilities during fiscal 1998 and 1999.

    The Company initially recorded approximately $21.3 million of liabilities related to the Integration Plan, of which $12.4 million was recorded as part of the Merit purchase price allocation and $8.9 million was recorded in the statement of operations under "Managed care integration costs" in fiscal 1998.

    During fiscal 1999, the Company recorded adjustments of approximately $(0.3) million, net, to such liabilities, of which $(0.8) million was recorded as part of the Merit purchase price allocation and $0.5 million was recorded in the statement of operations under "Managed care integration costs." The Company may record additional adjustments to such liabilities during the future periods depending on changes in its ability to sublease closed offices.

F–38

    The following table provides a rollforward of liabilities resulting from the Integration Plan (in thousands):

Type of Cost	Balance September 30, 1998	Adjustments	Payments	Balance September 30, 1999
Employee termination benefits	$6,190	$1,959	$(7,380)	$769
Facility closing costs	7,475	(2,071)	(2,310)	3,094
Other	169	(169)	—	—

	$13,834	$(281)	$(9,690)	$3,863

Type of Cost	Balance September 30, 1999	Adjustments	Payments	Balance September 30, 2000
Employee termination benefits	$769	$151	$(735)	$185
Facility closing costs	3,094	(151)	(1,312)	1,631

	$3,863	$—	$(2,047)	$1,816

  Other Integration Costs

    The Integration Plan resulted in additional incremental costs that were expensed as incurred in accordance with Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" that are not described above and certain other charges. Other integration costs include, but are not limited to, outside consultants, costs to relocate closed office contents and long- lived asset impairments. Other integration costs are reflected in the statement of operations under "Managed care integration costs".

    During fiscal 1998, the Company incurred approximately $8.1 million, in other integration costs, including long-lived asset impairments of approximately $2.4 million, and outside consulting costs of approximately $4.1 million. The asset impairments relate primarily to identifiable intangible assets and leasehold improvements that no longer have value and have been written off as a result of the Integration Plan.

    During fiscal 1999, the Company incurred approximately $5.7 million in other integration costs, primarily for outside consulting costs and employee and office relocation costs.

  Special Charges.

    During fiscal 1999, the Company recorded special charges of approximately $4.4 million related primarily to the loss on disposal of an office building, executive severance and relocation of its corporate headquarters from Atlanta, Georgia to Columbia, Maryland. In addition, during fiscal 2000 the Company incurred special charges of $9.6 million, net of the $1.9 million non-recurring gain on the sale of the corporate aircraft, related to the closure of certain provider offices and restructuring of the corporate function and certain behavioral managed healthcare office sites. These charges resulted in

F–39

$5.9 million of accrued severance; $4.7 million of accrued lease termination costs and $0.9 million of other exit costs at September 30, 2000.

    The Company recorded a charge of approximately $15.8 million during fiscal 2000 related to the impairment of certain long-lived assets in accordance with FAS 121. This amount is included in "Special charges" in the Company's consolidated statements of operations for such periods and is related to the goodwill, property and equipment and identifiable intangible assets of Group Practice Affiliate ("GPA"), which is a component of the Company's behavioral managed healthcare segment.

    During the quarter ended September 30, 2000, GPA recorded operating losses of $2.0 million associated primarily with the termination or restructuring of various customer contracts. These events and the resulting expectation of lower future earnings and cash flows from GPA represent a change in circumstances with respect to the business of GPA. The Company estimates that the future undiscounted cash flows expected to be generated by GPA are insufficient to fully recover the recorded cost of the GPA assets.

    Accordingly, the Company adjusted the GPA assets to their estimated fair value as of September 30, 2000. Based upon the circumstances described above, the Company estimated that the fair value of the GPA assets was approximately $2.1 million at September 30, 2000. This value reflects the Company's estimate of the recoverable fair value of GPA's property and equipment through sale or continued use.

11.  Supplemental Cash Flow Information

    Supplemental cash flow information is as follows (in thousands):

	Year Ended September 30,
	1998	1999	2000
Income taxes paid, net of refunds received	$11,116	$347	$3,208
Interest paid, net of amounts capitalized	95,153	102,094	102,236
Non-cash Transactions:
Common Stock in Treasury issued in connection with the purchase of the remaining 39% interest in Green Spring Health Services, Inc.	63,496	—	—

12.  Commitments and Contingencies

    The Company is self-insured for a portion of its general and professional liability risks. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, were included in reserve for unpaid claims in the Company's consolidated balance sheet and were based on actuarial estimates that were discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. These reserves related primarily to the professional liability risks of the Company's healthcare provider segment prior to the Crescent Transactions. The undiscounted amount of the reserve for unpaid claims at September 30, 1998 was approximately $34.6 million. The carrying amount of accrued medical malpractice claims was $26.2 million at September 30, 1998. The reserve for unpaid claims was adjusted periodically as such claims matured, to reflect changes in actuarial estimates based on actual experience. During fiscal 1998, the Company recorded reductions in malpractice claim reserves of approximately $4.1 million,

F–40

respectively, as a result of updated actuarial estimates which is included in discontinued operations. This reduction resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. This revision was based on changes in expected values of ultimate losses resulting from the Company's claim experience, and increased reliance on such claim experience. On July 2, 1999, the Company transferred its remaining medical malpractice claims portfolio (the "Loss Portfolio Transfer") to a third-party insurer for approximately $22.3 million. The Loss Portfolio Transfer was funded from assets restricted for settlement of unpaid claims. The insurance limit obtained through the Loss Portfolio Transfer for future medical malpractice claims is $26.3 million. The Company continually evaluates the adequacy of these insured limits and Management believes these amounts are sufficient.

    The healthcare industry is subject to numerous laws and regulations. The subjects of such laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. The Office of the Inspector General of the Department of Health and Human Services and the United States Department of Justice ("Department of Justice") and certain other governmental agencies are currently conducting inquiries and/or investigations regarding the compliance by the Company and certain of its subsidiaries with such laws and regulations. Certain of the inquiries relate to the operations and business practices of the Psychiatric Hospital Facilities prior to the consummation of the Crescent Transactions in June 1997. We are uncertain regarding the substance or scope of these inquiries and are therefore unable to ascertain the impact of these inquiries. The Department of Justice has indicated that its inquiries are based on its belief that the federal government has certain civil and administrative causes of action under the Civil False Claims Act, the Civil Monetary Penalties Law, other federal statutes and the common law arising from the participation in federal health benefit programs of CBHS psychiatric facilities nationwide. The Department of Justice inquiries relate to the following matters: (i) Medicare cost reports; (ii) Medicaid cost statements; (iii) supplemental applications to CHAMPUS/TRICARE based on Medicare cost reports; (iv) medical necessity of services to patients and admissions; (v) failure to provide medically necessary treatment or admissions; and (vi) submission of claims to government payors for inpatient and outpatient psychiatric services. No amounts related to such proposed causes of action have yet been specified. The Company cannot reasonably estimate the settlement amount, if any, associated with the Department of Justice inquiries. Accordingly, no reserve has been recorded related to this matter.

    Five affiliated outpatient clinic providers (the "Providers") that are participating providers in the TennCare program asserted claims against Green Spring Health Services, Inc., a wholly-owned subsidiary of the Company ("Green Spring") and Premier Behavioral Systems of Tennessee, LLC, ("Premier") the joint venture that contracts with the State of Tennessee to manage services under the TennCare program and in which the Company holds a 50% interests alleging, that Premier and Green Spring failed to pay the providers in accordance with their contracts. The claims alleged losses in excess of $16 million in the aggregate and were subject to five separate arbitration proceedings which were at

F–41

various stages. Management has monitored these claims and recorded estimated reserves based on current facts and circumstances, including results of certain of the arbitration proceedings. In April 2001, Premier and Green Spring settled all outstanding claims with the Providers.

    On or about August 4, 2000, the Company was served with a lawsuit filed by Wachovia Bank, N.A. ("Wachovia") in the Court of Common Pleas of Richland County, South Carolina, seeking recovery under the indemnification provisions of an Engagement Letter between South Carolina National Bank (now Wachovia) and the Company and the ESOP Trust Agreement between South Carolina National Bank (now Wachovia) and the Company for losses sustained in a settlement entered into by Wachovia with the United States Department of Labor in connection with the ESOP's purchase of stock of the Company in 1990 while Wachovia served as ESOP Trustee. Wachovia also alleges fraud, negligent misrepresentation and other claims and asserts its losses exceed $30 million. During the second quarter of fiscal 2001, the court entered an order dismissing all of the claims asserted by Wachovia, with the exception of the contractual indemnification portion of the claim. While the claim is in discovery and an outcome cannot be determined, the Company believes the claim of Wachovia is without merit and is defending it vigorously.

    On October 26, 2000, two class action complaints (the "Class Actions") were filed against Magellan Health Services, Inc. and Magellan Behavioral Health, Inc. (the "Defendants") in the United States District Court for the Eastern District of Missouri under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the Employment Retirement Income Security Act of 1974 ("ERISA"). The class representatives purport to bring the actions on behalf of a nationwide class of individuals whose behavioral health benefits have been provided, underwritten and/or arranged by the Defendants since 1994. The complaints allege violations of RICO and ERISA arising out of the Defendants' alleged misrepresentations with respect to and failure to disclose its claims practices, the extent of the benefits coverage and other matters that cause the value of benefits to be less than the amount of premiums paid. The complaints seek unspecified compensatory damages, treble damages under RICO, and an injunction barring the alleged improper practices, plus interest, costs and attorneys' fees. While the claim is in the initial stages and an outcome cannot be determined, the Company believes that the claims are without merit and intends to defend them vigorously.

    The Company is also subject to or party to other litigation, claims and civil suits, relating to its operations and business practices. Certain of the Company's managed care litigation matters involve class action lawsuits, which allege (i) the Company inappropriately denied and/or failed to authorize benefits for mental health treatment under insurance policies with a customer of the Company and (ii) a provider at a Company facility violated privacy rights of certain patients. The Company is also subject to certain contingencies in connection with the CBHS bankruptcy as discussed in Note 3. In the opinion of management, the Company has recorded reserves that are adequate to cover litigation, claims or assessments that have been or may be asserted against the Company, and for which the outcome is probable and reasonably estimable, arising out of such other litigation, claims and civil suits. Furthermore, management believes that the resolution of such litigation, claims and civil suits will not have a material adverse effect on the Company's financial position or results of operations; however, there can be no assurance in this regard.

    The Company provides mental health and substance abuse services, as a subcontractor, to beneficiaries of TRICARE (formerly CHAMPUS) under two separate contracts. The fixed monthly amounts that the Company receives for medical costs under TRICARE contracts are subject to

F–42

retroactive adjustment ("TRICARE Adjustments") based upon actual healthcare utilization during the period known as the "data collection period". The Company recorded reserves of approximately $51.8 million and $22.6 million as of September 30, 1999 and 2000, respectively, for repayments, if any, with respect to TRICARE Adjustments. During the first quarter of fiscal 2000, the Company reached a settlement agreement with a contractor under one of its TRICARE contracts whereby the Company agreed to pay approximately $38.1 million to the contractor during the quarter ended December 31, 1999. During the first two quarters of fiscal 2001, the Company and the contractors under its TRICARE contracts agreed to settlements of their joint appeals of the Department of Defense's retroactive adjustments and other contractual issues, resulting in the Company receiving approximately $30.3 million. While management believes that the present reserve for TRICARE adjustments is reasonable, ultimate settlement resulting from adjustments and available appeal processes may vary from the amounts provided. Choice, one of the Company's 50% joint ventures (see Note 2), also participates as a subcontractor to TRICARE. During the second quarter of fiscal 2001, Choice and its contractor also agreed to a settlement of a joint appeal to the Department of Defense's retroactive adjustment, resulting in Choice receiving approximately $50 million.

13.  Certain Relationships and Related Transactions

    Gerald L. McManis, a director of the Company, is the President of McManis Associates, Inc. ("MAI"), a healthcare development and management consulting firm. During fiscal 1998, MAI provided consulting services to the Company with respect to the development of strategic plans and a review of the Company's business processes. The Company incurred approximately $85,000 in fees for such services and related expenses during fiscal 1998.

    G. Fred DiBona, Jr., a director of the Company, is a Director and the President and Chief Executive Officer of Independence Blue Cross ("IBC"), a health insurance company. IBC owned 16.67% of Green Spring prior to December 13, 1995. On December 13, 1995, IBC sold 4.42% of its ownership interest in Green Spring to the Company for $5,376,000 in cash. IBC had a cost basis of $3,288,000 in the 4.42% ownership interest sold to the Company. IBC had the option to exchange its ownership interest in Green Spring for a maximum of 889,456 shares of Common Stock or $20,460,000 in subordinated notes through December 13, 1998. IBC exercised its option on January 29, 1998 for Magellan common stock valued at approximately $17.9 million.

    IBC and its affiliated entities contract with the Company for provider network, care management and medical review services pursuant to contractual relationships. The Company recorded revenue of approximately $54.6 million, $59.1 million and $58.8 million from IBC during fiscal 1998, 1999 and 2000, respectively.

    Darla D. Moore, a director of the Company since February 1996, is the spouse of Richard E. Rainwater, Chairman of the Board of Crescent and one of the largest stockholders of the Company. Because of her relationship to Mr. Rainwater, Ms. Moore did not participate in any Board action taken with respect to the Crescent Transactions.

    Approximately 30% of the voting interest in Vivra was owned by TPG at the time of the Company's acquisition of Vivra.

F–43

14.  Business Segment Information

    The Company operates in the behavioral managed healthcare business. The Company provides behavioral managed healthcare services to health plans, insurance companies, corporations, labor unions and various governmental agencies. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The Company evaluates performance of its segments based on profit or loss from continuing operations before depreciation, amortization, interest, net, stock option expense (credit), managed care integration costs, special charges, net, income taxes and minority interest ("Segment Profit"). Intersegment sales and transfers are not significant. In conjunction with the discontinuance of its other segments, the Company is evaluating its remaining business to determine if additional segment disclosure is warranted. The Company anticipates completion of the evaluation during fiscal 2001.

    The following tables summarize, for the periods indicated, operating results and other financial information, by business segment (in thousands):

	Behavioral Managed Healthcare	Corporate Overhead and Other		Consolidated
1998
Net revenue	$1,017,002	$—		$1,017,002
Segment profit (loss)	137,192	(15,866)		121,326
Equity in earnings of unconsolidated subsidiaries	12,795	—		12,795
Investment in unconsolidated subsidiaries	10,125	941		11,066
Capital expenditures	27,535	16,678	(1)	44,213
Total assets	$1,356,259	$560,829	(1)	$1,917,088
1999
Net revenue	$1,465,918	$—		$1,465,918
Segment Profit (loss)	218,253	(13,939)		204,314
Equity in earnings of unconsolidated subsidiaries	20,442	—		20,442
Investment in unconsolidated subsidiaries	18,396	—		18,396
Capital expenditures	37,487	10,632	(1)	48,119
Total assets	$1,472,539	$409,076	(1)	$1,881,615
2000
Net revenue	$1,640,933	$—		$1,640,933
Segment Profit (loss)	221,929	(13,286)		208,643
Equity in earnings of unconsolidated subsidiaries	9,792	—		9,792
Investment in unconsolidated subsidiaries	12,746	—		12,746
Capital expenditures	26,550	10,374	(1)	36,924
Total assets	$1,471,937	$331,850	(1)	$1,803,787

(1)
Includes assets of discontinued operations.

F–44

    The following tables reconcile segment profit to consolidated income from continuing operations before income taxes, minority interest and extraordinary items:

1998
Segment profit	$121,326
Depreciation and amortization	(42,413)
Interest, net	(76,505)
Stock option credit	5,623
Managed care integration costs	(16,962)

Income (loss) from continuing operations before income taxes, minority interest and extraordinary items	$(8,931)

1999
Segment Profit	$204,314
Depreciation and amortization	(62,408)
Interest, net	(93,752)
Stock option expense	(18)
Managed care integration costs	(6,238)
Special charges	(4,441)

Income from continuing operations before income taxes, minority interest and extraordinary items	$37,457

2000
Segment Profit	$208,643
Depreciation and amortization	(68,261)
Interest, net	(97,286)
Special charges	(25,398)

Income from continuing operations before income taxes, minority interest and extraordinary items	$17,698

    Revenue generated and long-lived assets located in foreign countries are not material. Revenues from two customers of the Company's behavioral managed healthcare segment each represented approximately $283 million and $227 million of the Company's consolidated revenues for fiscal 2000 and $235 million and $214 million of the Company's consolidated revenues for fiscal 1999. In fiscal 1998, approximately $154 million in revenues were derived from one contract.

F–45

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2000

15.  Selected Quarterly Financial Data (Unaudited)

    The following is a summary of the unaudited quarterly results of operations for the years ended September 30, 1999 and 2000.

	For the Quarter Ended
	December 31, 1999	March 31, 2000	June 30, 2000	September 30, 2000
	(in thousands, except per share amounts)
Fiscal 2000
Net Revenue	$381,722	$408,159	$418,683	$432,369

Cost and expenses:
Salaries, cost of care and other operating expenses	333,715	361,694	368,167	378,506
Equity in earnings of unconsolidated subsidiaries	(3,474)	(2,908)	(2,465)	(945)
Depreciation and amortization	16,680	16,823	17,387	17,371
Interest, net	23,991	24,254	23,956	25,085
Special charges, net	—	—	—	25,398

	370,912	399,863	407,045	445,415

Income (loss) from continuing operations before income taxes and minority interest	10,810	8,296	11,638	(13,046)
Provision for (benefit from) income taxes	5,780	6,505	7,842	(11,133)

Income (loss) from continuing operations before minority interest	5,030	1,791	3,796	(1,913)
Minority interest	142	(111)	74	9

Income (loss) from continuing operations	4,888	1,902	3,722	(1,922)

Discontinued operations:
Income (loss) from discontinued operations	(2,222)	(47,438)	1,236	(8,312)
Loss on disposal of discontinued operations	—	—	—	(17,662)

	(2,222)	(47,438)	1,236	(25,974)

Net income (loss)	2,666	(45,536)	4,958	(27,896)
Preferred dividend requirement and amortization of redeemable preferred stock issuance costs	216	1,088	1,195	1,303

Income (loss) available to common stockholders	$2,450	$(46,624)	$3,763	$(29,199)

Weighted average number of shares outstanding—basic	31,980	32,058	32,166	32,368

Weighted average number of shares outstanding—diluted	32,160	32,289	32,578	32,368

Income (loss) per share available to common stockholders—basic:
Income (loss) from continuing operations	$0.15	$0.03	$0.08	$(0.10)
Income (loss) from discontinued operations	$(0.07)	$(1.48)	$0.04	$(0.80)

Net income (loss)	$0.08	$(1.45)	$0.12	$(0.90)

Income (loss) per common share available to common stockholders—diluted:
Income (loss) from continuing operations	$0.15	$0.03	$0.08	$(0.10)
Income (loss) from discontinued operations	$(0.07)	$(1.47)	$0.04	$(0.80)

Net income (loss)	$0.08	$(1.44)	$0.12	$(0.90)

F–46

	For the Quarter Ended
	December 31, 1998	March 31, 1999	June 30, 1999	September 30, 1999
	(in thousands, except per share amounts)
Fiscal 1999
Net Revenue	$353,966	$379,232	$365,361	$367,359

Cost and expenses:
Salaries, cost of care and other operating expenses	308,651	335,625	321,088	316,682
Equity in earnings of unconsolidated subsidiaries	(3,783)	(6,262)	(8,196)	(2,201)
Depreciation and amortization	14,921	15,725	16,831	14,931
Interest, net	24,122	24,229	22,662	22,739
Stock option expense	12	6	—	—
Managed care integration costs	1,750	2,119	522	1,847
Special charges, net	1,084	2,252	—	1,105

	346,757	373,694	352,907	355,103

Income from continuing operations before income taxes and minority interest	7,209	5,538	12,454	12,256
Provision for income taxes	4,547	3,898	6,654	6,575

Income from continuing operations before minority interest	2,662	1,640	5,800	5,681
Minority interest	410	(34)	189	65

Income from continuing operations	2,252	1,674	5,611	5,616

Discontinued operations:
Income from discontinued operations	1,929	2,283	15,888	16,858
Loss on disposal of discontinued operations	—	—	—	(47,423)

	1,929	2,283	15,888	(30,565)

Net income (loss)	4,181	3,957	21,499	(24,949)
Preferred dividend requirement and amortization of redeemable preferred stock issuance costs	—	—	—	—

Income (loss) available to common stockholders	$4,181	$3,957	$21,499	$(24,949)

Weighted average number of shares outstanding-basic	31,613	31,741	31,778	31,850

Weighted average number of shares outstanding—diluted	31,660	31,751	32,041	32,200

Income (loss) per common share available to common stockholders—basic:
Income from continuing operations	$0.07	$0.05	$0.18	$0.18
Income (loss) from discontinued operations	$0.06	$0.07	$0.50	$(0.96)

Net income (loss)	$0.13	$0.12	$0.68	$(0.78)

Income (loss) per common share available to common stockholders—diluted:
Income from continuing operations	$0.07	$0.05	$0.17	$0.17
Income (loss) from discontinued operations	$0.06	$0.07	$0.50	$(0.95)

Net income (loss)	$0.13	$0.12	$0.67	$(0.78)

F–47

MAGELLAN HEALTH SERVICES, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

Classification	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts		Deduction		Balance at End of Period
Fiscal year ended September 30, 1998:
Allowance for doubtful accounts	$40,311	$4,977	(D)	$15,031 4,376	(A) (C)	$24,440 5,388	(B) (F)	$34,867

	$40,311	$4,977		$19,407		$29,828		$34,867

Fiscal year ended September 30, 1999:
Allowance for doubtful accounts	$34,867	$3,277 (8,072	(D) )(E)	$2,362 604	(A) (C)	$1,280 672 2,649	(B) (F) (H)	$28,437

	$34,867	$(4,795)		$2,966		$4,601		$28,437

Fiscal year ended September 30, 2000:
Allowance for doubtful accounts	$28,437	$8,651	(D)	$494	(A)	$3,355 22,635	(B) (C)	$11,592

	$28,437	$8,651		$494		$25,990		$11,592

(A)
Recoveries of accounts receivable previously written off.

(B)
Accounts written off.

(C)
Allowance for doubtful accounts (net) assumed or disposed of in acquisitions or dispositions.

(D)
Bad debt expense.

(E)
Accounts receivable collection fees included in loss on Crescent Transactions.

(F)
Accounts receivable collection fees payable to CBHS and outside vendors.

(G)
Amounts reclassified to contractual allowances.

(H)
Conversion of Provider JVs from consolidation to equity method.

F–48

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 30, 2000	March 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$41,628	$31,081
Accounts receivable, net	137,224	108,461
Restricted cash and investments	117,723	88,305
Refundable income taxes	4,416	4,742
Other current assets	18,662	14,632

Total current assets	319,653	247,221
Property and equipment, net of accumulated depreciation of $95,101 at September 30, 2000 and $85,591 at March 31, 2001	112,612	91,474
Deferred income taxes	121,782	85,181
Investments in unconsolidated subsidiaries	12,746	31,442
Other long-term assets	10,235	21,558
Goodwill, net	1,074,753	1,000,396
Other intangible assets, net	152,006	143,853

	$1,803,787	$1,621,125

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,687	$27,104
Accrued liabilities	175,698	137,015
Medical claims payable	219,375	226,495
Current maturities of long-term debt and capital lease obligations	34,119	32,176

Total current liabilities	469,879	422,790

Long-term debt and capital lease obligations	1,063,928	972,231

Deferred credits and other long-term liabilities	83,226	19,465

Minority interest	456	518

Commitments and contingencies:
Redeemable preferred stock	57,834	60,315

Stockholders' equity:
Preferred stock, without par value
Authorized—9,793 shares at September 30, 2000 and March 31, 2001
Issued and outstanding—none	—	—
Common stock, par value $0.25 per share
Authorized—80,000 shares
Issued 34,936 shares and outstanding 32,647 shares as of September 30, 2000 and issued 35,534 shares and outstanding 33,245 shares as of March 31, 2001	8,733	8,883
Other stockholders' equity
Additional paid-in capital	349,541	348,413
Accumulated deficit	(210,358)	(191,970)
Warrants outstanding	25,050	25,050
Common stock in treasury, 2,289 shares at September 30, 2000 and March 31, 2001	(44,309)	(44,309)
Cumulative foreign currency adjustments included in other comprehensive income	(193)	(261)

Total stockholders' equity	128,464	145,806

	$1,803,787	$1,621,125

The accompanying Notes to Unaudited Condensed Consolidated Interim Financial Statements
are an integral part of these statements.

F–49

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2000	2001	2000	2001
Net revenue	$408,159	$444,149	$789,881	$890,075

Cost and expenses:
Salaries, cost of care and other operating expenses	361,694	408,308	695,409	783,120
Equity in earnings of unconsolidated subsidiaries	(2,908)	(27,992)	(6,382)	(28,223)
Depreciation and amortization	16,823	15,885	33,503	33,188
Interest, net	24,254	25,315	48,245	48,897
Special charges	—	—	—	3,340

	399,863	421,516	770,775	840,322

Income from continuing operations before income taxes and minority interest	8,296	22,633	19,106	49,753
Provision for income taxes	6,505	11,117	12,285	24,377

Income from continuing operations before minority interest	1,791	11,516	6,821	25,376
Minority interest	(111)	53	31	52

Income from continuing operations	1,902	11,463	6,790	25,324
Discontinued operations:
Income (loss) from discontinued operations(1)	(47,438)	146	(49,660)	5,167
Loss on disposal of discontinued operations, including income tax provision of $(242) and $9,303	—	(363)	—	(12,103)

	(47,438)	(217)	(49,660)	(6,936)

Net income (loss)	(45,536)	11,246	(42,870)	18,388
Preferred dividend requirement and amortization of redeemable preferred stock issuance costs	1,088	1,249	1,304	2,481

Income (loss) available to common stockholders	(46,624)	9,997	(44,174)	15,907
Other comprehensive income (loss)	7	90	(25)	(68)

Comprehensive income (loss)	$(46,617)	$10,087	$(44,199)	$15,839

Weighted average number of common shares outstanding—basic	32,058	32,897	32,019	32,774

Weighted average number of common shares outstanding—diluted	32,289	41,141	32,225	40,586

Income (loss) per common share available to common stockholders—basic:
Income from continuing operations	$0.03	$0.31	$0.17	$0.70

Loss from discontinued operations	$(1.48)	$(0.01)	$(1.55)	$(0.21)

Net income (loss)	$(1.45)	$0.30	$(1.38)	$0.49

Income (loss) per common share available to common stockholders—diluted:
Income from continuing operations	$0.03	$0.28	$0.17	$0.62

Loss from discontinued operations	$(1.47)	$(0.01)	$(1.54)	$(0.17)

Net income (loss)	$(1.44)	$0.27	$(1.37)	$0.45

(1)
Net of income tax provision (benefit) of $(31,604) and $97 for the three months ended March 31, 2000, and 2001, respectively, and $(32,519) and $3,246 for the six months ended March 31, 2000, and 2001, respectively.

The accompanying Notes to Unaudited Condensed Consolidated Interim Financial Statements
are an integral part of these statements.

F–50

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Six Months Ended March 31,
	2000	2001
Cash flows from operating activities:
Net income (loss)	$(42,870)	$18,388
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (gain) on sale of assets	(610)	6,139
Depreciation and amortization	39,143	35,171
Impairment of long-lived assets	58,783	—
Equity in earnings of unconsolidated subsidiaries	(6,382)	(28,223)
Non-cash interest expense	2,194	2,611
Cash flows from changes in assets and liabilities, net of effects from sales and acquisitions of businesses:
Accounts receivable, net	20,603	(10,900)
Restricted cash and investments	7,367	29,418
Other assets	(4,455)	1,657
Accounts payable and other accrued liabilities	(53,740)	(54,492)
Medical claims payable	27,821	5,763
Income taxes payable and deferred income taxes	(21,943)	36,275
Reserve for unpaid claims	(78)	—
Other liabilities	(292)	(2,631)
Minority interest, net of dividends paid	239	85
Other	(42)	1,011

Total adjustments	68,608	21,884

Net cash provided by operating activities	25,738	40,272

Cash flows from investing activities:
Capital expenditures	(15,303)	(11,116)
Acquisitions and investments in businesses, net of cash acquired	(63,464)	(60,000)
Distributions received from unconsolidated subsidiaries	6,200	9,468
Decrease in assets restricted for settlement of unpaid claims	469	—
Proceeds from sale of assets, net of transaction costs	(777)	102,966

Net cash (used in) provided by investing activities	(72,875)	41,318

Cash flows from financing activities:
Payments on debt and capital lease obligations	(69,370)	(176,586)
Proceeds from issuance of debt, net of issuance costs	59,643	82,946
Proceeds from issuance of redeemable preferred stock, net of issuance costs	54,813	—
Proceeds from exercise of stock options and warrants	968	1,503

Net cash provided by (used in) financing activities	46,054	(92,137)

Net decrease in cash and cash equivalents	(1,083)	(10,547)
Cash and cash equivalents at beginning of period	37,440	41,628

Cash and cash equivalents at end of period	$36,357	$31,081

The accompanying Notes to Unaudited Condensed Consolidated Interim Financial Statements
are an integral part of these statements.

F–51

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2001
(Unaudited)

NOTE A—Basis of Presentation

    The accompanying unaudited condensed consolidated interim financial statements of Magellan Health Services, Inc. and Subsidiaries ("Magellan" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    The Company previously operated four business segments, three of which have been discontinued. Since March 2001, the Company operates only in the behavioral managed healthcare business.

    On September 2, 1999, the Company's Board of Directors approved a formal plan to dispose of the businesses and interests that comprised the Company's healthcare provider and healthcare franchising business segments (the "Disposal Plan"). On October 4, 2000, the Company adopted a formal plan to dispose of the business and interest that comprised the Company's specialty managed healthcare business segment. On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of National Mentor, Inc. ("Mentor"), which represented the business and interest that comprised the Company's human services business segment. On March 9, 2001, the Company consummated the sale of the stock of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. Accordingly, the results of operations of the healthcare provider, healthcare franchising, specialty managed healthcare and human services business segments have been reported in the unaudited condensed consolidated interim financial statements as discontinued operations for all periods presented.

    All references to fiscal years contained herein refer to periods of twelve consecutive months ending on September 30. Certain reclassifications have been made to fiscal 2000 amounts to conform to fiscal 2001 presentation.

    These financial statements should be read in conjunction with the Company's audited consolidated interim financial statements for the fiscal year ended September 30, 2000 and the notes thereto, which are included in the Company's Annual Report on Form 10-K/A.

F–52

NOTE B—Supplemental Cash Flow Information

    Below is supplemental cash flow information related to the six months ended March 31, 2000 and 2001 (in thousands):

	Six Months Ended March 31,
	2000	2001
Income taxes paid, net of refunds received	$1,689	$616

Interest paid	$49,528	$53,078

NOTE C—Long-Term Debt and Leases

    Information with regard to the Company's long-term debt and capital lease obligations at September 30, 2000 and March 31, 2001 is as follows (in thousands):

	September 30, 2000	March 31, 2001
Credit Agreement:
Revolving Facility due through 2004	$30,000	$—
Term Loan Facility (8.5625% to 9.0625% at March 31, 2001) due through 2006	436,612	370,026
9.0% Senior Subordinated Notes due 2008	625,000	625,000
11.5% notes payable through 2005	35	35
Capital lease obligations due through 2014 (3.50% to 9.27% at March 31, 2001)	6,400	9,346

	1,098,047	1,004,407
Less amounts due within one year	34,119	32,176

	$1,063,928	$972,231

NOTE D—Accrued Liabilities

    Accrued liabilities consist of the following (in thousands):

	September 30, 2000	March 31, 2001
Salaries, wages and other benefits	$21,411	$13,655
TRICARE adjustments	22,603	2,703
Contingent purchase price	—	23,327
Other	131,684	97,330

	$175,698	$137,015

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NOTE E—Income per Common Share

    The following tables reconcile income (numerator) and shares (denominator) used in the Company's computations of income from continuing operations per common share (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2000	2001	2000	2001
Numerator:
Income from continuing operations	$1,902	$11,463	$6,790	$25,324
Less: preferred dividend requirement and amortization of redeemable preferred stock issuance costs	(1,088)	(1,249)	(1,304)	(2,481)

Income from continuing operations—basic	814	10,214	5,486	22,843
Add: presumed conversion of redeemable preferred stock	—	1,249	—	2,481

Income from continuing operations—diluted	$814	$11,463	$5,486	$25,324

Denominator:
Average number of common shares outstanding—basic	32,058	32,897	32,019	32,774
Common stock equivalents—stock options	196	1,362	187	865
Common stock equivalents—warrants	3	6	3	1
Common stock equivalents—redeemable preferred stock	32	6,876	16	6,946

Average number of common shares outstanding—diluted	32,289	41,141	32,225	40,586

Income from continuing operations per common share:
Basic (basic numerator/basic denominator)	$0.03	$0.31	$0.17	$0.70

Diluted (diluted numerator/diluted denominator)	$0.03	$0.28	$0.17	$0.62

    Conversion of the redeemable preferred stock (see Note K "Redeemable Preferred Stock") was presumed for the three months and six months ended March 31, 2001. Conversion of the redeemable preferred stock was not presumed for the three months and six months ended March 31, 2000 due to the anti-dilutive effect. Certain stock options and warrants which were outstanding during the three months and six months ended March 31, 2000 and 2001 were not included in the computation of diluted earnings per share because of their anti-dilutive effect.

NOTE F—Investments in Unconsolidated Subsidiaries

    Choice Behavioral Health Partnership.  The Company is a 50% partner with Value Options, Inc. in Choice Behavioral Health Partnership ("Choice"), a general partnership. Choice is a managed behavioral healthcare company which derives all of its revenues from a contract with TRICARE, the successor to the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"). The Company accounts for its investment in Choice using the equity method.

F–54

    A summary of financial information for the Company's investment in Choice is as follows
(in thousands):

	September 30, 2000	March 31, 2001
Current assets	$19,144	$71,895
Property and equipment, net	132	189

Total assets	$19,276	$72,084

Current liabilities	$16,212	$26,618
Long-term liabilities	—	3,455
Partners' capital	3,064	42,011

Total liabilities and partners' capital	$19,276	$72,084

Company investment in Choice	$1,532	$21,006

	Three Months Ended March 31,		Six Months Ended March 31,
	2000	2001	2000	2001
Net revenue	$14,027	$57,317	$28,074	$72,346
Operating expenses	(8,219)	(8,676)	(15,641)	(15,213)

Net income	$5,808	$48,641	$12,433	$57,133

Company equity income	$2,904	$24,321	$6,217	$28,569

Cash distribution from Choice	$3,060	$5,993	$6,200	$9,093

    During the three months ended March 31, 2001, Choice recognized income related to the settlement of certain issues under its TRICARE contract some of which relate to prior periods. See Note H—"Commitments and Contingencies".

    Premier Behavioral Systems, LLC.  The Company owns a 50% interest in Premier Behavioral Systems of Tennessee, LLC ("Premier"). Premier was formed to manage behavioral healthcare benefits for the State of Tennessee's TennCare program. The Company accounts for its investment in Premier using the equity method. The Company's investment in Premier at September 30, 2000 and March 31, 2001 was $8.1 million and $6.4 million, respectively. The Company's equity in earnings (losses) of Premier for the three months ended March 31, 2000 and 2001 was $(0.1) million and $3.0 million, respectively, and for the six months ended March 31, 2000 and 2001 was $(0.2) million and $(1.8) million, respectively. The Company has not received a partnership distribution from Premier in fiscal years 2000 and 2001.

NOTE G—Discontinued Operations

Healthcare Provider and Franchising Segments

    During fiscal 1997, the Company sold substantially all of its domestic acute-care psychiatric hospitals and residential treatment facilities (collectively, the "Psychiatric Hospital Facilities") to Crescent Real Estate Equities ("Crescent") for $417.2 million in cash and certain other consideration (the "Crescent Transactions"). Simultaneously with the sale of the Psychiatric Hospital Facilities, the Company and Crescent Operating, Inc. ("COI"), an affiliate of Crescent, formed Charter Behavioral Health Systems, LLC ("CBHS") to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company obtained a 50% ownership of CBHS; the other 50% ownership interest of CBHS was owned by COI.

    On September 10, 1999, the Company consummated the transfer of assets and other interests pursuant to a Letter Agreement dated August 10, 1999 with Crescent, COI and CBHS that effects the Company's exit from its healthcare provider and healthcare franchising businesses (the "CBHS

F–55

Transactions"). As part of this transaction, the Company agreed to provide CBHS with the net economic value of five hospital-based joint ventures ("Provider JVs") and agreed to transfer to CBHS its interests in the Provider JVs and related real estate as soon as practicable. In addition, the Company became obligated to pay $2.0 million to CBHS in 12 equal monthly installments beginning on the first anniversary of the closing date (the "CBHS Note").

    The CBHS Transactions, together with the formal plan of disposal authorized by the Company's Board of Directors on September 2, 1999, represented the disposal of the Company's healthcare provider and healthcare franchising business segments.

    The Company's original plan of disposal contemplated that the disposition of all provider joint venture interests would take place within twelve months of the measurement date. The Company, with the cooperation of its joint venture partners and CBHS, has closed two of the five hospital-based joint ventures, sold the assets and operations of one of the joint ventures during the second quarter of fiscal 2001 and is currently negotiating to sell its interest in the remaining joint ventures.

    On February 16, 2000, CBHS filed a voluntary petition for relief of indebtedness under Chapter 11 of the United States Bankruptcy Code. In connection with the bankruptcy proceedings, CBHS indicated that it believed that it had certain claims against the Company regarding certain previous transactions. During April of 2001, the Company entered into an agreement with CBHS that would provide the Company with a full release of all claims. The agreement was approved by the bankruptcy court in April 2001. Under the agreement, (i) the Company is released of all obligations to CBHS; (ii) the Company obtained the economic value of the five Provider JVs that was previously conveyed to CBHS; and (iii) the Company is to pay CBHS approximately $26 million over the next 9 months. The amounts due under the agreement are anticipated to be funded primarily through proceeds from the sale of the Company's interest in the Provider JVs, and from amounts previously withheld from CBHS for services provided.

Specialty Managed Healthcare Segment

    On December 5, 1997, the Company purchased the assets of Allied Health Group, Inc. and certain affiliates ("Allied"). Allied provided specialty managed care services, including risk-based products and administrative services to a variety of insurance companies and other customers. Allied's products included, among other things, claims authorization, analysis, adjudication and payment, comprised of multiple clinical specialties. The Company paid approximately $50.0 million for Allied, with cash on hand. During the quarter ended December 31, 1998, the Company and the former owners of Allied amended the Allied purchase agreement (the "Allied Amendments"). The Allied Amendments resulted in the Company paying the former owners of Allied $4.5 million additional consideration, which was recorded as goodwill. On February 29, 2000, the Company consummated the purchase of the outstanding stock of Vivra, Inc. ("Vivra"), which also provided specialty managed care services. The initial purchase price of Vivra was $10.25 million, excluding transaction costs. Allied and Vivra, as well as certain other related assets, comprised the Company's specialty managed healthcare segment. The Company accounted for the Allied and Vivra acquisitions using the purchase method of accounting.

    On October 4, 2000, the Company adopted a formal plan to dispose of the business and interests that comprise the Company's specialty managed healthcare segment. The Company is exiting the specialty managed healthcare business via sale and/or abandonment of businesses and related assets, certain of which activities had already occurred in the normal course prior to October 4, 2000. The Company does not expect to receive significant proceeds from the sale of these assets. Further, the Company is actively exiting all significant contracts entered into by Allied and Vivra. This effort is expected to be completed by September 30, 2001.

Human Services Segment

    On January 18, 2001, the Company's Board of Directors approved and the Company entered into a definitive agreement for the sale of Mentor, which represents the business and interest that comprise

F–56

the Company's human services business segment. On March 9, 2001, the Company consummated the sale of the stock of Mentor to an entity formed by the management of Mentor and Madison Dearborn Partners, a private equity investment firm. The Company received approximately $113 million in consideration, net of approximately $2 million of transaction costs. The Company's consideration consisted of approximately $103 million of cash and $10 million in the form of an interest-bearing note. The Company also retained certain liabilities approximating $3 million.

Accounting for Discontinued Operations

    The Company has accounted for the disposal of the discontinued segments under Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). APB 30 requires that the results of continuing operations be reported separately from those of discontinued operations for all periods presented and that any gain or loss from disposal of a segment of a business be reported in conjunction with the related results of discontinued operations. Accordingly, the Company has restated its results of operations for all prior periods.

    The summarized results of discontinued operations segments are as follows (in thousands):

	Three Months Ended March 31, 2000	Three Months Ended March 31, 2001	Six Months Ended March 31, 2000	Six Months Ended March 31, 2001
Healthcare Provider and Healthcare Franchising Segments
Net revenue(1)	$—	$1,145	$—	$4,264

Salaries, cost of care and other operating expenses(1)	—	902	—	3,838
Depreciation and amortization	—	—	—	—
Other expenses(2)(3)	—	97	—	170

Net income	$—	$146	$—	$256

Speciality Managed Healthcare Segment
Net revenue	$35,956	$5,136	$80,812	$15,399

Salaries, cost of care and other operating expenses(4)	59,993	5,136	110,540	10,537
Impairment of Long-Lived Assets	58,173	—	58,173	—
Depreciation and amortization	1,270	—	2,366	—
Other expenses (income)(2)(3)	(33,545)	—	(35,920)	1,702

Net income (loss)(5)	$(49,935)	$—	$(54,347)	$3,160

Human Services Segment
Net revenue	$54,399	$38,184	$105,663	$91,654

Salaries, cost of care and other operating expenses	48,275	38,184	94,301	86,546
Depreciation and amortization	1,686	—	3,274	1,983
Other expenses(2)(3)(6)	1,941	—	3,401	1,374

Net income (loss)(7)	$2,497	$—	$4,687	$1,751

F–57

Discontinued Operations—Combined
Net revenue	$90,355	$44,465	$186,475	$111,317

Salaries, cost of care and other operating expenses	108,268	44,222	204,841	100,921
Impairment of Long-Lived Assets	58,173	—	58,173	—
Depreciation and amortization	2,956	—	5,640	1,983
Other expenses (income)	(31,604)	97	(32,519)	3,246

Net loss	$(47,438)	$146	$(49,660)	$5,167

(1)
Fiscal 2001 amounts reflect settlements of certain outstanding Medicare and Medicaid cost reports, collection of certain receivables previously written off, cost of collection and settlement of other liabilities.

(2)
Interest expense has not been allocated to discontinued operations.

(3)
Includes provision (benefit) for income taxes and minority interest.

(4)
The six months ended March 31, 2001 amounts include a $4.9 million favorable change in estimate regarding settlement of an obligation.

(5)
Fiscal 2001 amounts exclude losses of $3.7 million from the operations of the specialty managed healthcare segments that were provided for during the fourth quarter of fiscal 2000. See "Remaining Assets and Liabilities—Specialty Managed Healthcare Segment" elsewhere herein.

(6)
Fiscal 2001 amounts exclude an estimated loss on disposal of approximately $12.1 million. See "Loss on Disposal of Human Services Segment" below.

(7)
Fiscal 2001 amounts exclude income of $1.9 million from the operations of the human services segment provided for in the estimated loss on sale during the first quarter of fiscal 2001.

Loss on Disposal of Human Services Segment

    The summary of the estimated loss on disposal recorded during fiscal 2001 related to the disposal of the Company's human services segment is as follows (in thousands):

Estimated net proceeds from sale(1)	$110,469
Less: Estimated net book value of assets	113,269

Estimated loss before taxes	(2,800)
Income tax provision(2)	(9,303)

Total estimated loss(3)	$(12,103)

(1)
Net of certain assumed liabilities.

(2)
Amount includes provision for income taxes related to $26.1 million of goodwill which has no tax basis.

(3)
The estimated loss may change based upon a working capital settlement provided for in the sale agreement.

F–58

Remaining Assets and Liabilities

  Healthcare Provider and Healthcare Franchising Segments

    The remaining assets and liabilities of the healthcare provider business at March 31, 2001 include, among other things, (i) hospital-based real estate of $5.4 million, (ii) long-term debt of $6.4 million related to the hospital-based real estate, (iii) reserve for discontinued operations of $4.8 million and (iv) accrued liabilities of $20.4 million. The Company is also subject to inquiries and investigations from governmental agencies related to its operating and business practices prior to consummation of the Crescent Transactions (as defined) on June 17, 1997. See Note H—"Commitments and Contingencies."

    The following table provides a roll-forward of the reserves related to the discontinuance of the healthcare provider and healthcare franchising segments (in thousands):

Type of Cost	Balance September 30, 2000	Additions	Payments	Balance March 31, 2001
Transaction costs and legal fees	$1,749	$—	$(1,008)	$741
Provider JV working capital	3,116	—	—	3,116
Other	905	—	—	905

	$5,770	$—	$(1,008)	$4,762

  Specialty Managed Healthcare Segment

    The remaining assets and liabilities of the specialty managed healthcare segment at March 31, 2001 include, among other things, (i) cash and accounts receivable of $6.7 million, (ii) property and equipment of $1.6 million, (iii) medical claims payable of $5.4 million, (iv) reserve for discontinued operations of $4.8 million and (v) accounts payable and accrued liabilities of $7.8 million.

    The following table provides a roll-forward of reserves related to the discontinuance of the specialty managed healthcare segment (in thousands):

Type of Cost	Balance September 30, 2000	Additions	Payments	Balance March 31, 2001
Accrued losses	$3,531	$—	$(3,072)	$459
Lease exit costs	5,051	—	(658)	4,393

	$8,582	$—	$(3,730)	$4,852

Impairment of Long-Lived Assets—Allied

    The Company recorded a charge of approximately $58.2 million in the quarter ended March 31, 2000, related to the impairment of certain of Allied's long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"). This amount included certain goodwill, certain property and equipment and identifiable intangible assets of Allied which, prior to the Vivra acquisition, was the principal component of the Company's specialty managed healthcare business segment. During the six months ended March 31, 2000, Allied recorded significant losses associated primarily with the termination or restructuring of various customer contracts. These events and the resulting expectation of lower future earnings and cash flows from Allied represented a change in circumstances with respect to the business of Allied. At that time the Company estimated that the future undiscounted cash flows expected to be generated by Allied were insufficient to fully recover the

F–59

recorded cost of the long-lived assets. The Company recorded the impairment charge to write these assets down to their estimated fair value.

NOTE H—Commitments and Contingencies

    The Company is self-insured for a portion of its general and professional liability risks. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, were included in reserve for unpaid claims in the Company's consolidated balance sheet and were based on actuarial estimates that were discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. These reserves related primarily to the professional liability risks of the Company's healthcare provider segment prior to the Crescent Transactions. On July 2, 1999, the Company transferred its remaining medical malpractice claims portfolio (the "Loss Portfolio Transfer") to a third-party insurer for approximately $22.3 million. The Loss Portfolio Transfer was funded from assets restricted for settlement of unpaid claims. The insurance limit obtained through the Loss Portfolio Transfer for future medical malpractice claims is $26.3 million. The Company continually evaluates the adequacy of these insured limits and Management believes that these amounts are sufficient.

    The healthcare industry is subject to numerous laws and regulations. The subjects of such laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and/or allegations concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare providers. Entities that are found to have violated these laws and regulations may be excluded from participating in government healthcare programs, subjected to fines or penalties or required to repay amounts received from the government for previously billed patient services. The Office of the Inspector General of the Department of Health and Human Services and the United States Department of Justice ("Department of Justice") and certain other governmental agencies are currently conducting inquiries and/or investigations regarding the compliance by the Company and certain of its subsidiaries with such laws and regulations. Certain of the inquiries relate to the operations and business practices of the Psychiatric Hospital Facilities prior to the consummation of the Crescent Transactions in June 1997. The Department of Justice has indicated that its inquiries are based on its belief that the federal government has certain civil and administrative causes of action under the Civil False Claims Act, the Civil Monetary Penalties Law, other federal statutes and the common law arising from the participation in federal health benefit programs of CBHS psychiatric facilities nationwide. The Department of Justice inquiries relate to the following matters: (i) Medicare cost reports; (ii) Medicaid cost statements; (iii) supplemental applications to CHAMPUS/TRICARE based on Medicare cost reports; (iv) medical necessity of services to patients and admissions; (v) failure to provide medically necessary treatment or admissions; and (vi) submission of claims to government payors for inpatient and outpatient psychiatric services. No amounts related to such proposed causes of action have yet been specified. The Company cannot reasonably estimate the settlement amount, if any, associated with the Department of Justice inquiries. Accordingly, no reserve has been recorded related to this matter.

    Five affiliated outpatient clinic providers (the "Providers") that are participating providers in the TennCare program asserted claims against Green Spring Health Services, Inc., a wholly-owned subsidiary of the Company ("Green Spring") and Premier Behavioral Systems of Tennessee, LLC ("Premier"), the joint venture that contracts with the State of Tennessee to manage services under the TennCare program and in which the Company holds a 50% interest, alleging that Premier and Green Spring failed to pay the providers in accordance with their contracts. In April 2001, Premier and Green Spring settled all outstanding claims with the Providers.

F–60

    On or about August 4, 2000, the Company was served with a lawsuit filed by Wachovia Bank, N.A. ("Wachovia") in the Court of Common Pleas of Richland County, South Carolina, seeking recovery under the indemnification provisions of an Engagement Letter between South Carolina National Bank (now Wachovia) and the Company and the ESOP Trust Agreement between South Carolina National Bank (now Wachovia) and the Company for losses sustained in a settlement entered into by Wachovia with the United States Department of Labor in connection with the ESOP's purchase of stock of the Company in 1991 while Wachovia served as ESOP Trustee. Wachovia also alleged fraud, negligent misrepresentation and other claims and asserts its losses exceed $30 million. During the second quarter of fiscal 2001, the court entered an order dismissing all of the claims asserted by Wachovia, with the exception of the contractual indemnification portion of the claim. While the claim is in its initial stage and an outcome cannot be determined, the Company believes the claim of Wachovia is without merit and is defending it vigorously.

    On October 26, 2000, two class action complaints (the "Class Actions") were filed against Magellan Health Services, Inc. and Magellan Behavioral Health, Inc. (the "Defendants") in the United States District Court for the Eastern District of Missouri under the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the Employment Retirement Income Security Act of 1974 ("ERISA"). On May 1, 2001, the Missouri court granted the Company's request to transfer the venue of the case to the United States District Court for the District Court of Maryland. The class representatives purport to bring the actions on behalf of a nationwide class of individuals whose behavioral health benefits have been provided, underwritten and/or arranged by the Defendants since 1996. The complaints allege violations of RICO and ERISA arising out of the Defendants' alleged misrepresentations with respect to and failure to disclose its claims practices, the extent of the benefits coverage and other matters that cause the value of benefits to be less than the amount of premium paid. The complaints seek unspecified compensatory damages, treble damages under RICO, and an injunction barring the alleged improper practices, plus interest, costs and attorneys' fees. While the claim is in the initial stages and an outcome cannot be determined, the Company believes that the claims are without merit and intends to defend them vigorously.

    The Company is also subject to or party to other litigation, claims and civil suits, relating to its operations and business practices. Certain of the Company's managed care litigation matters involve class action lawsuits, which allege (i) the Company inappropriately denied and/or failed to authorize benefits for mental health treatment under insurance policies with a customer of the Company and (ii) a provider at a Company facility violated privacy rights of certain patients. In the opinion of management, the Company has recorded reserves that are adequate to cover litigation, claims or assessments that have been or may be asserted against the Company, and for which the outcome is probable and reasonably estimable, arising out of such other litigation, claims and civil suits. Furthermore, management believes that the resolution of such litigation, claims and civil suits will not have a material adverse effect on the Company's financial position or results of operations; however, there can be no assurance in this regard.

    The Company provides mental health and substance abuse services, as a subcontractor, to beneficiaries of TRICARE (formerly CHAMPUS) under two separate contracts. The fixed monthly amounts that the Company receives for medical costs under TRICARE contracts are subject to retroactive adjustment ("TRICARE Adjustments") based upon actual healthcare utilization during the period known as the "data collection period". The Company recorded reserves of approximately $22.6 million and $2.7 million as of September 30, 2000 and March 31, 2001, respectively, for TRICARE Adjustments. During the first quarter of fiscal 2000, the Company reached a settlement agreement with a contractor under one of its TRICARE contracts whereby the Company agreed to pay approximately $38.1 million to the contractor during the quarter ended December 31, 1999. During the first two quarters of fiscal 2001, the Company and the contractors under its TRICARE contracts agreed to settlements of their joint appeals of the Department of Defense's retroactive adjustments and

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other contractual issues in the amount of approximately $30.3 million. While management believes that the present reserve for TRICARE adjustments is reasonable, ultimate settlement resulting from adjustments and available appeal processes may vary from the amounts provided. Choice, one of the Company's 50% joint ventures, also participates as a subcontractor to TRICARE. During the second quarter of fiscal 2001, Choice and its contractor also agreed to a settlement of a joint appeal to the Department of Defense's retroactive adjustment, in the amount of approximately $50 million, of which $8.6 million relates to future periods.

NOTE I—Special Charges

    In December 2000, the Company sold its Canadian behavioral managed care operations to Family Guidance Group, Inc. for approximately $9.7 million net of transaction costs of $0.3 million. The sale of the Canadian operations resulted in a non-recurring loss of approximately $3.3 million before provision for income taxes. The Company received net proceeds of approximately $8.5 million and will receive an additional $1.3 million in two installments payable in December 2001 and 2002. Proceeds received from the sale were used to reduce debt.

    During the fourth quarter of fiscal 2000, the Company incurred special charges of $9.6 million, net of the $1.9 million non-recurring gain on the sale of the corporate aircraft, related to the closure of certain provider offices and restructuring of the corporate function and certain behavioral managed healthcare office sites. The following table provides a roll-forward of liabilities resulting from these special charges (in thousands):

Type of Cost	Balance September 30, 2000	Payments	Balance March 31, 2001
Employee severance and termination benefits	$5,866	$(4,622)	$1,244
Lease termination costs	4,710	(595)	4,115
Other	868	(838)	30

	$11,444	$(6,055)	$5,389

NOTE J—Business Segment Information

    As of March 2001, the Company is operating only in the behavioral managed healthcare business. The Company provides behavioral managed healthcare services to health plans, insurance companies, corporations, labor unions and various governmental agencies. The Company evaluates performance of its business based on profit or loss from continuing operations before depreciation, amortization, interest, net, special charges, net, income taxes and minority interest ("Segment profit"). In conjunction with the discontinuance of its other segments, the Company is evaluating its remaining business to determine if additional segment disclosure is warranted. The Company anticipates completion of the evaluation during fiscal 2001.

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    The following tables summarize, for the periods indicated, operating results and other financial information, by business segment (in thousands):

	Behavioral Managed Healthcare	Corporate Overhead and Other	Consolidated
Three Months ended March 31, 2000
Net revenue	$408,159	$—	$408,159

Segment profit	$52,939	$(3,566)	$49,373

Three Months ended March 31, 2001
Net revenue	$444,149	$—	$444,149

Segment profit	$66,930	$(3,097)	$63,833

Six Months ended March 31, 2000
Net revenue	$789,881	$—	$789,881

Segment profit	$107,860	$(7,006)	$100,854

Six Months ended March 31, 2001
Net revenue	$890,075	$—	$890,075

Segment profit	$141,561	$(6,383)	$135,178

Total assets, September 30, 2000(1)	$1,471,937	$331,850	$1,803,787

Total assets, March 31, 2001(1)	$1,446,220	$174,905	$1,621,125

(1)
Total assets for "Corporate Overhead and Other" include assets of the discontinued segments. See Note G—"Discontinued Operations."

    The following tables reconcile Segment profit to consolidated income from continuing operations before provision for income taxes and minority interest (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2000	2001	2000	2001
Segment profit	$49,373	$63,833	$100,854	$135,178
Depreciation and amortization	(16,823)	(15,885)	(33,503)	(33,188)
Interest, net	(24,254)	(25,315)	(48,245)	(48,897)
Special charges	—	—	—	(3,340)

Income from continuing operations before income taxes and minority interest	$8,296	$22,633	$19,106	$49,753

NOTE K—Redeemable Preferred Stock

    TPG Investment.  On December 5, 1999, the Company entered into a definitive agreement to issue approximately $59.1 million of cumulative convertible preferred stock to TPG Magellan, LLC, an affiliate of the investment firm Texas Pacific Group ("TPG") (the "TPG Investment").

    Pursuant to the agreement, TPG purchased approximately $59.1 million of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and an Option (the

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"Option") to purchase approximately $21.0 million of additional Series A Preferred Stock. Net proceeds from issuance of the Series A Preferred Stock were $54.0 million. Approximately 50% of the net proceeds received from the issuance of the Series A Preferred Stock was used to reduce debt outstanding under the Term Loan Facility with the remaining 50% of the proceeds being used for general corporate purposes. The Series A Preferred Stock carries a dividend of 6.5% per annum, payable in quarterly installments in cash or common stock, subject to certain conditions. Dividends not paid in cash or common stock will accumulate. The Series A Preferred Stock is convertible at any time into the Company's common stock at a conversion price of $9.375 per share (which would result in approximately 6.3 million shares of common stock if all of the currently issued Series A Preferred Stock were to convert) and carries "as converted" voting rights. The Company may, under certain circumstances, require the holders of the Series A Preferred Stock to convert such stock into common stock. The Series A Preferred Stock, plus accrued and unpaid dividends thereon, must be redeemed by the Company on December 15, 2009. The Option may be exercised in whole or in part at any time on or prior to June 15, 2002. The Company may, under certain circumstances, require TPG to exercise the Option. The terms of the shares of Series A Preferred Stock issuable pursuant to the Options are identical to the terms of the shares of Series A Preferred Stock issued to TPG at the closing of the TPG Investment.

    TPG has three representatives on the Company's twelve-member Board of Directors.

    The TPG Investment is reflected under the caption "redeemable preferred stock" in the Company's condensed consolidated balance sheet as follows (in thousands):

March 31, 2001
Redeemable convertible preferred stock:
Series A—stated value $1, 87 shares authorized, 59 shares issued and outstanding	$59,063
Series B—stated value $1, 60 shares authorized, none issued and outstanding	—
Series C—stated value $1, 60 shares authorized, none issued and outstanding	—

59,063
Less: Fair value of Series A Option at issuance	(3,366)

Total redeemable convertible preferred stock	55,697
Accretion and accumulated unpaid dividends on Series A Preferred Stock	5,631
Fair value of Series A Option at issuance	3,366
Issuance costs, net of amortization of $652	(4,379)

$60,315

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REPORT OF INDEPENDENT AUDITORS

     Executive Board

Choice Behavioral Health Partnership

    We have audited the accompanying balance sheets of Choice Behavioral Health Partnership as of December 31, 1999 and 2000, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Choice Behavioral Health Partnership at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                      Ernst & Young LLP

February 22, 2001

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CHOICE BEHAVIORAL HEALTH PARTNERSHIP

BALANCE SHEETS

	December 31,
	1999	2000
Assets
Current assets:
Cash and cash equivalents	$8,498,857	$13,563,764
Restricted cash and cash equivalents	6,741,533	5,505,235
Receivable from Humana	4,917,887	5,529,317
Other current assets	291,690	555,655

Total current assets	20,449,967	25,153,971
Property and equipment, net	202,879	205,657

Total assets	$20,652,846	$25,359,628

Liabilities and partners' capital
Current liabilities:
Claims payable	$6,741,533	$5,505,235
Accounts payable and accrued expenses	909,539	1,127,141
Due to related parties	64,003	113,066
Contract settlement reserve	5,464,927	13,258,654

Total current liabilities	13,180,002	20,004,096
Partners' capital:
CMG Health, Inc.	3,736,422	2,677,766
ValueOptions, Inc.	3,736,422	2,677,766

Total partners' capital	7,472,844	5,355,532

Total liabilities and partners' capital	$20,652,846	$25,359,628

The accompanying notes to financial statements are an integral part of this balance sheet.

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CHOICE BEHAVIORAL HEALTH PARTNERSHIP

STATEMENTS OF INCOME

	Year Ended December 31,
	1998	1999	2000
Provider contract revenue	$70,351,009	$54,353,683	$57,331,573
Clinical expenses	25,751,921	21,404,979	22,597,626

Gross margin	44,599,088	32,948,704	34,733,947
Administrative expenses	8,779,783	8,659,500	9,801,997

Income from operations	35,819,305	24,289,204	24,931,950
Other income:
Investment income	1,037,021	860,762	1,144,738

Net income	$36,856,326	$25,149,966	$26,076,688

The accompanying notes to financial statements are an integral part of this statement.

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CHOICE BEHAVIORAL HEALTH PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL

	CMG Health, Inc.	ValueOptions, Inc.	Total
Balance at December 31, 1997	$1,454,361	$1,454,361	$2,908,722
Partner distributions	(16,506,085)	(16,506,085)	(33,012,170)
Net income	18,428,163	18,428,163	36,856,326

Balance at December 31, 1998	3,376,439	3,376,439	6,752,878
Partner distributions	(12,215,000)	(12,215,000)	(24,430,000)
Net income	12,574,983	12,574,983	25,149,966

Balance at December 31, 1999	3,736,422	3,736,422	7,472,844
Partner distributions	(14,097,000)	(14,097,000)	(28,194,000)
Net income	13,038,344	13,038,344	26,076,688

Balance at December 31, 2000	$2,677,766	$2,677,766	$5,355,532

The accompanying notes to financial statements are an integral part of this statement.

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CHOICE BEHAVIORAL HEALTH PARTNERSHIP

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	1998	1999	2000
Cash flows from operating activities
Net income	$36,856,326	$25,149,966	$26,076,688
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	188,904	183,488	148,385
Loss (gain) on disposal of equipment	7,460	2,072	(450)
Changes in operating assets and liabilities:
Decrease in restricted cash and cash equivalents	5,134,237	4,849,552	1,236,298
Increase in receivable from Humana	(4,883,700)	(34,187)	(611,430)
(Increase) decrease in other current assets	(147,459)	186,254	(263,965)
Increase (decrease) in accounts payable and accrued expenses	188,000	(523)	217,602
Decrease in medical claims payable	(5,134,237)	(4,849,552)	(1,236,298)
(Decrease) increase in contract settlement reserve	(4,040,844)	3,522,366	7,793,727
(Decrease) increase in due to related parties	(88,356)	2,528	49,063

Net cash provided by operating activities	28,080,331	29,011,964	33,409,620
Cash flows from investing activities
Purchases of property and equipment	(91,327)	(78,214)	(150,713)

Net cash used in investing activities	(91,327)	(78,214)	(150,713)
Cash flows from financing activities
Distributions to partners	(33,012,170)	(24,430,000)	(28,194,000)

Net cash used in financing activities	(33,012,170)	(24,430,000)	(28,194,000)

(Decrease) increase in cash and cash equivalents	(5,023,166)	4,503,750	5,064,907
Cash and cash equivalents, beginning of year	9,018,273	3,995,107	8,498,857

Cash and cash equivalents, end of year	$3,995,107	$8,498,857	$13,563,764

The accompanying notes to financial statements are an integral part of this statement.

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CHOICE BEHAVIORAL HEALTH PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000

1.  Business and Basis of Presentation

    Choice Behavioral Health Partnership (Choice) is engaged in the business of managing mental health and substance abuse services under a subcontract (the Subcontract) with Humana Military Healthcare Services (Humana), a subsidiary of Humana, Inc. Humana is the prime contractor awarded the managed care support contract for Civilian Health and Medical Program of the Uniformed Services (CHAMPUS) beneficiaries in the Department of Defense Regions 3 and 4 (the Contract). Under the Subcontract, Choice is responsible for the management of mental health and substance abuse services for these regions, which are comprised of Florida, Alabama, Georgia, South Carolina, Mississippi, Tennessee, and portions of Louisiana and Arkansas. Choice receives a fixed fee for the management of mental health and substance abuse services provided under the Subcontract and assumes full risk for both inpatient and outpatient services (subject to certain limitations) for all beneficiaries in the defined service area.

    Choice was formed as a general partnership on January 1, 1996, organized under the laws of the Commonwealth of Virginia, between CMG Health, Inc. (CMG), a Maryland corporation and ValueOptions, Inc. (Options), a Virginia corporation. CMG became a wholly owned subsidiary of Magellan Health Services, Inc. (Magellan), a Delaware corporation, by virtue of Magellan's acquisition of Merit Behavioral Care Corporation, CMG's parent company, on February 12, 1998.

    The original term of the Contract was for the twelve-month option period ended June 30, 1997, with four additional one-year option periods available for contract extensions at the discretion of CHAMPUS. The fifth option period extends through June 30, 2001; however, during 2000, Choice received notification that two additional option periods were added to the contract, extending it to June 30, 2003.

    If the Contract is extended for an option period, the Subcontract is automatically extended as well. Choice's management of mental health services under the Subcontract commenced on July 1, 1996.

2.  Summary of Significant Accounting Policies

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally excepted in the United States, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash equivalents

    Cash equivalents are short-term, highly liquid, interest bearing investments with an original maturity of three months or less.

Restricted Cash and Cash Equivalents

    The Contract with Humana requires that Choice maintain cash balances sufficient to pay claims payable.

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Concentrations of Credit Risk

    Choice was formed to provide, and currently exclusively provides, services under the Subcontract. The reliance on Humana, which is Choice's sole customer and the holder of the Contract, and on CHAMPUS, which has sole discretion in extending the Contract under which the Subcontract automatically renews, subjects Choice to a concentration of credit risk with respect to the Subcontract. Receivable from Humana represents amounts owed to Choice for services provided under the Subcontract for the month of December.

Property and Equipment

    Property and equipment is carried at cost and is depreciated over the shorter of estimated useful life of the asset or the maximum remaining life of the Subcontract using the straight-line method. Leasehold improvements are amortized on the straight-line method over the shorter of the useful life or the remaining lease term. Amortization of leasehold improvements is included in depreciation expense.

    Property and equipment is comprised of the following:

	December 31, 1999	December 31, 2000
Leasehold improvements	$5,996	$5,996
Furniture and fixtures	355,913	351,056
Computer equipment	413,055	535,641
Computer software	41,998	62,619

	816,962	955,312
Less: accumulated depreciation	614,083	749,655

	$202,879	$205,657

    Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was approximately $189,000, $183,000 and $148,000, respectively.

Clinical Expenses and Claims Payable

    Choice contracts with various mental health providers for the provision of mental health services to its beneficiaries. Licensed psychiatrists, licensed psychologists and licensed masters-level clinicians are generally compensated on a discounted fee for service basis. Institutional providers are generally compensated on a per diem basis for acute, partial hospitalization, and residential treatment center services.

    Claims payable includes the cost of services for which providers have submitted claims as well as management's estimate of the cost of claims that have been incurred, but not yet reported. The cost of claims that have been incurred but not yet reported has been estimated by management based on relevant industry data and historical trends adjusted for management's estimate of the cost efficiencies to be derived from the management of care. Management believes that methodologies employed to estimate the claim liability are reasonable and the claim liability recorded at December 31, 2000 of

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approximately $5,505,000 is appropriate. Adjustments to estimates of claims payable to reflect actual experience are reflected in the statements of income in the period in which such adjustments become known to management. During 1998, 1999 and 2000, clinical expenses were decreased by approximately $5,576,000, $5,439,000 and $2,306,000, respectively, due to revisions to estimated claims payable to reflect more accurate data which became available as a result of several factors, including more timely access to authorization and claims payment information, recovery of overpaid claims, and increased experience in managing care related to the Subcontract. Due to uncertainties inherent in the claims estimation process, it is at least reasonably possible that the claims paid in the near term could differ materially from estimated amounts.

Provider Contract Revenue

    All revenue recorded by Choice is attributable to the Subcontract.

Income Taxes

    As a partnership, Choice's income is included in the income tax returns of its partners. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

Reclassifications

    Certain amounts in the 1998 and 1999 financial statements were reclassified to be consistent with the presentation in 2000. These reclassifications had no impact on net income.

3.  Fair Value of Financial Instruments

    The carrying amount of current assets and current liabilities in the accompanying balance sheets approximates their fair value.

4.  Related Party Transactions

    Magellan, Options and Humana provide certain services to Choice and pay certain expenses on behalf of Choice. Choice is billed the actual cost for all services provided and expenses paid on its behalf. Choice paid the following amounts to these related parties:

Services provided by Magellan

	Year ended December 31,
	1998	1999	2000
Employee business expenses	$45,617	$3,439	$35,460
Salaries, benefits and payroll taxes of Magellan employees providing services to Choice	24,393	—	—
Supplies and utilities	5,658	—	—

	$75,668	$3,439	$35,460

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Services provided by Options

	1998	1999	2000
Salaries, benefits and payroll taxes of Options employees providing services to Choice	$24,393	$2,036	$2,666
Computer Support	—	22,440	—
Employee business expenses	36,693	4,311	3,202
Supplies and utilities	5,101	462	—
Miscellaneous	—	—	703

	$66,187	$29,249	$6,571

Services Provided by Humana

	1998	1999	2000
Telephone services	$250,703	$234,590	$182,315
Field office facility space	44,697	43,884	35,404
Software	—	—	71,021
Computer equipment	—	—	20,334
Legal	—	—	65,662
Miscellaneous	22,732	10,120	6,203

	$318,132	$288,594	$380,939

    The amounts due to related parties is comprised of the following:

	1998	1999	2000
Magellan	$—	$4,135	$2,000
Options	2,666	1,896	2,080
Humana	58,809	57,972	108,986

Total due to related parties	$61,475	$64,003	$113,066

5.  Employee benefit Plans

    Choice has a 401(k) savings plan covering all of its employees who meet certain eligibility requirements. Under this plan, employees are allowed to contribute up to 15% of their pre-tax compensation subject to aggregate maximum limits under current tax law. Choice has the right to make a discretionary contribution as determined by the Board of Directors. Contributions of $250,000, $276,000 and $295,000 were made during 1998, 1999 and 2000, respectively. Choice paid approximately $4,500, $1,625 and $1,775 in administration costs for the plan during 1998, 1999 and 2000, respectively.

6.  Commitments and Contingencies

    Choice is subject to potential claims arising from the conduct of its business and maintains a general and professional liability insurance policy with a per claim limit of $10,000,000 and aggregate limits of $10,000,000. Choice also maintains excess liability coverage of $15,000,000 per occurrence and $15,000,000 in aggregate, and commercial general liability coverage of $1,000,000 per occurence and

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$1,000,000 in aggregate. Management is unaware of any significant claims, which may have been asserted against Choice. In the opinion of management, Choice maintains adequate insurance coverage to contain any claims, which may eventually be asserted.

    Choice receives payments in fixed monthly amounts for the management of mental health and substance abuse care. These amounts are subject to retroactive CHAMPUS adjustments, referred to as bid-price adjustments (BPA). There are seven scheduled BPAs which occur over the course of the five-year contract and which measure a variety of factors, including changes in covered lives; estimates of actual costs for the data collection period (DCP); shifts in workload between military-provided services and contractor-provided services (the O-factor); changes in acuity of services; and CHAMPUS inflation relative to projections (CPIRI). The DCP is the 12-month period ended June 30, 1996 (12-month period immediately preceding healthcare delivery). The BPAs are estimated and reflected as an adjustment to provider contract revenue during the applicable period. Estimated amounts payable to Humana, if any, are included in the contract settlement reserve.

    In 1998, BPA2 was finalized and settled resulting in a net underpayment to Choice, based on remeasurement of covered lines, estimated DCP utilization and consideration of changes in workload. During 1998, management increased provider contract revenue by approximately $14,366,000 due to the settlement of BPA2.

    In late 1999, BPA3 was finalized, but not settled, with results indicating a net overpayment to Choice of approximately $4,240,000 for option period one through the first half of option period four. This amount is included in the contract settlement reserve at December 31, 1999. The determination of the BPA3 settlement did not include the impact of changes in the acuity of services (case mix) for which consideration has been postponed to BPA4. Management estimated the impact of changes in the acuity of services on the BPA3 settlement to be approximately $1,225,000 at December 31, 1999. This amount is included in the contract settlement reserve at December 31, 1999.

    During 2000, BPA3 was settled and BPA4 and BPA4a were finalized and settled for a net underpayment to Choice of approximately $3,382,000, which resulted in an increase in provider contract revenue. At December 31, 2000, management estimated that contract reserves of approximately $6,600,000 were needed for adjustments as due to the CPIRI and case mix and approximately $6,700,000 were needed for overpayments due to variances in the O-factor related to BPA5, BPA6 and BPA7. These amounts reduced provider contract revenue and are included in the contract settlement reserve at December 31, 2000.

    While management believes that the contract settlement reserve of approximately $13.3 million is reasonable, because of the inherent uncertainty surrounding the factors included in the determination of the final BPA for each option period, it is at least reasonably possible that the estimated amounts may differ materially from the amounts that would have been recorded had the actual factors been known.

7.  Subsequent Event (Unaudited)

    In April 2001, Choice received $50,000,000 in connection with a settlement executed with Humana. The settlement agreement resolved Choice's pending litigation challenging issues with the DCP data, as well as agreeing to factors affecting the BPAs, both retrospectively and prospectively. As a result of this settlement, Choice recognized net income of $41,400,000 and deferred revenue of $8,600,000, which will be recognized in income through June 2003.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    We are a Delaware corporation. Article VII of our By-laws provides in substance that we shall indemnify directors and officers against all liability and related expenses incurred in connection with the affairs of the Company if: (a) in the case of action not by us or in our right, the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and (with respect to a criminal proceeding) had no reasonable cause to believe his or her conduct was unlawful; and (b) in the case of actions by us or in our right, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, provided that no indemnification shall be made for a claim as to which the director or officer is adjudged liable for negligence or misconduct unless (and only to the extent that) an appropriate court determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances, as follows:

145 Indemnification of Officers, Directors, Employees and Agents; Insurance

    (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person

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reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

    * * *

    In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit. Article Twelfth of our Certificate of Incorporation sets forth such a provision.

    We also maintain liability insurance covering officers and directors.

Item 21. Exhibits and Financial Statement Schedules.

    (a) Exhibits. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

    (b) Financial Statement Schedules. Financial statement schedules are not submitted because they are not applicable or because the required information is included in the consolidated financial statements or notes thereto.

Item 22. Undertakings.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant

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will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Signatures

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on            .

MAGELLAN HEALTH SERVICES, INC.
Date: July 27, 2001	By:	/s/ MARK S. DEMILIO Mark S. Demilio Executive Vice President, Finance and Legal

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel S. Messina and Mark S. Demilio and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ HENRY T. HARBIN Henry T. Harbin	Chairman of the Board, Chief Executive Officer and Director	July 27, 2001
/s/ DANIEL S. MESSINA Daniel S. Messina	President, Chief Operating Officer and Director	July 27, 2001
/s/ MARK S. DEMILIO Mark S. Demilio	Executive Vice President, Finance and Legal	July 27, 2001
/s/ THOMAS C. HOFMEISTER Thomas C. Hofmeister	Senior Vice President and Chief Accounting Officer	July 27, 2001
/s/ DAVID BONDERMAN David Bonderman	Director	July 27, 2001

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Jonathan J. Coslet	Director
/s/ G. FRED DIBONA, JR. G. Fred DiBona, Jr.	Director	July 27, 2001
/s/ ANDRE C. DIMITRIADIS Andre C. Dimitriadis	Director	July 27, 2001
/s/ A.D. FRAZIER, JR. A.D. Frazier, Jr.	Director	July 27, 2001
/s/ GERALD L. MCMANIS Gerald L. McManis	Director	July 27, 2001
/s/ ROBERT W. MILLER Robert W. Miller	Director	July 27, 2001
/s/ DARLA D. MOORE Darla D. Moore	Director	July 27, 2001
/s/ JEFFREY A. SONNENFELD Jeffrey A. Sonnenfeld	Director	July 27, 2001
/s/ JAMES B. WILLIAMS James B. Williams	Director	July 27, 2001

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Exhibit Index

Exhibit Number	Description of the Exhibit
2(a)	Share Purchase Agreement, dated December 4, 2000 among Green Spring Health Services of Canada Co., Green Spring Canadian Holding, Inc., Green Spring Health Services, Inc. and Family Guidance Group, Inc., which was filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 and is incorporated herein by reference.
2(b)
Stock Purchase Agreement, dated as of January 15, 2001, by and among National Mentor, Inc., Magellan Public Network, Inc., Magellan Health Services, Inc. and National Mentor Holdings, Inc., which was filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 and is incorporated herein by reference.
2(c)
Master Service Agreement, dated August 5, 1997, between the Company, Aetna U.S. Healthcare, Inc. and Human Affairs International, Incorporated, which was filed as Exhibit 2(b) to the Company's current report on Form 8-K, which was filed on December 17, 1997 and is incorporated herein by reference.
2(d)
First Amendment to Master Services Agreement, dated December 4, 1997, between the Company, Aetna U.S. Healthcare, Inc. and Human Affairs International, Incorporated, which was filed as Exhibit 2(d) to the Company's current report on Form 8-K, which was filed on December 17, 1997 and is incorporated herein by reference.
2(e)
Asset Purchase Agreement, dated October 16, 1997, among the Company; Allied Health Group, Inc.; Gut Management, Inc.; Sky Management Co,; Florida Specialty Network, LTD; Surgical Associates of South Florida, Inc.; Surginet, Inc.; Jacob Nudel, M.D.; David Russin, M.D. and Lawrence Schimmel, M.D., which was filed as Exhibit 2(e) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997 and is incorporated herein by reference.
2(f)
First Amendment to Asset Purchase Agreement, dated December 5, 1997, among the Company; Allied Health Group, Inc.; Gut Management, Inc.; Sky Management Co.; Florida Specialty Network, LTD; Surgical Associates of South Florida, Inc.; Surginet, Inc.; Jacob Nudel, M.D.; David Russin M.D.; and Lawrence Schimmel, M.D., which was filed as Exhibit 2(f) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997 and is incorporated herein by reference.
2(g)
Second Amendment to Asset Purchase Agreement, dated November 18, 1998, among the Company; Allied Health Group, Inc.; Gut Management, Inc.; Sky Management Co.; Florida Specialty Network, LTD; Surgical Associates of South Florida, Inc.; Surginet, Inc.; Jacob Nudel, M.D.; David Russin M.D.; and Lawrence Schimmel, M.D., which was filed as Exhibit 2(m) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and is incorporated herein by reference.
2(h)
Third Amendment to Asset Purchase agreement, dated December 31, 1998, among the Company; Allied Health Group, Inc.; Gut Management, Inc.; Sky Management Co.; Florida Specialty Network, LTD; Surgical Associates of South Florida, Inc.; Surginet, Inc.; Jacob Nudel, M.D.; David Russin, M.D.; and Lawrence Schimmel, M.D., which was filed as Exhibit 2(b) to the Company's Quarterly on Form 10-Q for the quarterly period ended December 31, 1998 and is incorporated herein by reference.

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2(i)
Agreement and Plan of Merger, dated October 24, 1997, among the Company, Merit Behavioral Care Corporation and MBC Merger Corporation which was filed as Exhibit 2(g) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1997 and is incorporated herein by reference.
2(j)
Share Purchase Agreement, dated April 2, 1999, by and among the Company, Charter Medical International, S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB Bure, and CMEL Holding Limited (a wholly owned subsidiary of Investment AB Bure), filed as Exhibit 2(a) to the Company's current report on Form 8-K, which was filed on April 12, 1999 and is incorporated herein by reference.
2(k)
Stock Purchase Agreement, dated April 2, 1999, by and among the Company, Charter Medical International S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB Bure and Grodrunden 515 AB (a wholly owned subsidiary of Investment AB Bure), filed as Exhibit 2(b) to the Company's current report on Form 8-K, which was filed on April 12, 1999 and is incorporated herein by reference.
2(l)
First Amendment to Share Purchase Agreement, dated April 8, 1999, by and among the Company, Charter Medical International S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB Bure, and CMEL Holding Limited (a wholly owned subsidiary of Investment AB Bure), filed as Exhibit 2(c) to the Company's current report on Form 8-K, which was filed on April 12, 1999 and is incorporated herein by reference.
2(m)
First Amendment to Stock Purchase Agreement, dated April 8, 1999, among the Company, Charter Medical International S.A., Inc. (a wholly owned subsidiary of the Company), Investment AB Bure, and CMEL Holding Limited (a wholly owned subsidiary of Investment AB Bure), filed as Exhibit 2(d) to the Company's current report on Form 8-K, which was filed on April 12, 1999 and is incorporated herein by reference.
2(n)
Letter Agreement dated August 10, 1999 by and among the Company, Charter Behavioral Health Systems, LLC, Crescent Real Estate Equities Limited Partnership and Crescent Operating, Inc., which was filed as Exhibit 2(a) to the Company's current report on Form 8-K, which was filed on September 24, 1999 and is incorporated herein by reference.
3(a)
Restated Certificate of Incorporation of the Company, as filed in Delaware on October 16, 1992, which was filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended September 30, 1992 and is incorporated herein by reference.
3(b)	Bylaws of the Company, which were filed as Exhibit 3(b) to the Corporation's Annual Report on Form 10-K for the year ended September 30, 1999 and are incorporated herein by reference.
3(c)
Certificate of Ownership and Merger merging Magellan Health Services, Inc. (a Delaware corporation) into Charter Medical Corporation (a Delaware corporation), as filed in Delaware on December 21, 1995, which was filed as Exhibit 3(c) to the Company's Annual Report on Form 10-K for the year ended September 30, 1995 and is incorporated herein by reference.
4(a)
Stock and Warrant Purchase Agreement, dated December 22, 1995, between the Company and Richard E. Rainwater, which was filed as Exhibit 4(f) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995 and is incorporated herein by reference.

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4(b)
Amendment No. 1 to Stock and Warrant Purchase Agreement, dated January 25, 1996, between the Company and Rainwater-Magellan Holdings, L.P., which was filed as Exhibit 4.7 to the Company's Registration Statement on Form S-3 (No. 333-01217) filed February 26, 1996, and is incorporated herein by reference.
4(c)
Warrant Purchase Agreement, dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited Partnership which was filed as Exhibit 4(a) to the Company's current report on Form 8-K, which was filed on April 23, 1997 and is incorporated herein by reference.
4(d)
Amendment No. 1, dated June 17, 1997, to the Warrant Purchase Agreement, dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited Partnership, which was filed as Exhibit 4(b) to the Company's current report on Form 8-K, which was filed on June 30, 1997 and is incorporated herein by reference.
4(e)
Indenture, dated as of February 12, 1998, between the Company and Marine Midland Bank, as trustee, relating to the 9% Senior Subordinated Notes due February 15, 2008 of the Company, which was filed as Exhibit 4(a) to the Company's Current Report on Form 8-K, which was filed April 3, 1998 and is incorporated herein by reference.
4(f)
Purchase Agreement, dated February 5, 1998, between the Company and Chase Securities Inc., which was filed as Exhibit 4(b) to the Company's Current Report on Form 8-K, which was filed April 3, 1998 and is incorporated herein by reference.
4(g)
Exchange and Registration Rights Agreement, dated February 12, 1998, between the Company and Chase Securities Inc., which was filed as Exhibit 4(c) to the Company's Current Report on Form 8-K, which was filed on April 3, 1998 and is incorporated herein by reference.
4(h)
Credit Agreement, dated February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(d) to the Company's Current Report on Form 8-K, which was filed April 3, 1998 and is incorporated herein by reference.
4(i)
Amendment No. 1, dated as of September 30, 1998, to the Credit Agreement, dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(e) to the Company's Registration Statement Form S-4/A (No. 333-49335) filed October 5, 1998, and is incorporated herein by reference.
4(j)
Amendment No. 2, dated as of April 30, 1999, to the Credit Agreement dated as of February 12, 1998, among the Company certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent which was filed as Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 and is incorporated herein by reference.
4(k)
Amendment No. 3, dated as of July 29, 1999, to the Credit Agreement dated as of February 12, 1998, among the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(n) to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and is incorporated herein by reference.

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4(l)
Amendment No. 4, dated as of September 8, 1999, to the Credit Agreement dated as of February 12, 1998, among the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(o) to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and is incorporated herein by reference.
4(m)
Amendment No. 5, dated as of January 12, 2000, to the Credit Agreement dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999, and is incorporated herein by reference.
4(n)
Registration Rights Agreement, dated as of July 19, 1999, between the Company and TPG Magellan LLC, filed as Exhibit 4.2 to the Company's current report on Form 8-K, which was filed on July 21, 1999 and is incorporated herein by reference.
4(o)
Amended and Restated Investment Agreement, dated December 14, 1999, between the Company and TPG Magellan LLC together with the following exhibits: (i) form of Certificate of Designations of Series A Cumulative Convertible Preferred Stock; (ii) form of Certificate of Designation of Series B Cumulative Convertible Preferred Stock; (iii) form of Certificate of Designations of Series C Junior Participating Preferred Stock, which was filed as Exhibit 4(r) to the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and is incorporated herein by reference.
4(p)
Amendment Number One to Registration Rights Agreement, dated as of October 15, 1999, between the Company and TPG Magellan LLC, which was filed as Exhibit 4(d) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999 and is incorporated herein by reference.
4(q)
Amendment No. 6, dated as of August 10, 2000, to the Credit Agreement dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and is incorporated herein by reference.
4(r)
Amendment No. 7, dated as of September 19, 2000, to the Credit Agreement dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as exhibit 4(r) to the Company's Annual Report on Form 10-K for the year ended September 30, 2000, and is incorporated herein by reference.
4(s)
Amendment No. 8, dated as of November 21, 2000, to the Credit Agreement dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as exhibit 4(s) to the Company's Annual Report on Form 10-K for the year ended September 30, 2000 and is incorporated herein by reference.
4(t)
Amendment No. 9, dated as of April 25, 2001, to the Credit Agreement dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as exhibit 4(o) to the Company's Registration Statement on Form S-3 (No. 333-64178) filed June 29, 2001, and is incorporated herein by reference.

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4(u)
Indenture, dated as of May 31, 2001, between the Company and HSBC Bank USA, as Trustee, relating to the 9 3/8% Senior Notes due 2007, which was filed as exhibit 4(p) to the Company's Registration Statement on Form S-3 (No. 333-64178) filed June 29, 2001, and is incorporated herein by reference.
+4(v)	Exchange and Registration Rights Agreement, dated as of May 31, 2001, among the Company, J.P. Morgan Securities Inc., Credit Suisse First Boston and UBS Warburg LLC.
+5	Opinion of Cleary, Gottlieb, Steen & Hamilton as to the legality of the securities being registered.
*10(a)
1992 Stock Option Plan of the Company, as amended, which was filed as Exhibit 10(c) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and is incorporated herein by reference.
*10(b)
1992 Directors' Stock Option Plan of the Company, as amended, which was filed as Exhibit 10(d) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and is incorporated herein by reference.
*10(c)
1994 Stock Option Plan of the Company, as amended, which was filed as Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and is incorporated herein by reference.
*10(d)
Directors' Unit Award Plan of the Company, which was filed as Exhibit 10(i) to the Company's Registration Statement on Form S-4 (No. 333-53701) filed May 18, 1994, and is incorporated herein by reference.
*10(e)
1996 Stock Option Plan of the Company, which was filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 and is incorporated herein by reference.
*10(f)
1996 Directors' Stock Option Plan of the Company, which was filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 and is incorporated herein by reference.
*10(g)
1997 Stock Option Plan of the Company, which was filed as Exhibit 10(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and is incorporated herein by reference.
*10(h)
Amendment to the Company's 1992 Directors' Stock Option Plan, which was filed as Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(i)
Amendment to the Company's Directors' 1996 Directors Stock Option Plan, which was filed as Exhibit 10(e) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(j)
Amendment to the Company's 1994 Stock Option Plan, which was filed as Exhibit 10(f) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(k)
Amendment to the Company's 1996 Stock Option Plan, which was filed as Exhibit 10(g) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.

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*10(l)
Amendment to the Company's 1997 Stock Option Plan, which was filed as Exhibit 10(h) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(m)
Amended 1998 Stock Option Plan of the Company, which was filed as Exhibit 10(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(n)
Third Amendment to the Company's 1998 Stock Option Plan, which was filed as Exhibit 10(j) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(o)
Written description of the Green Spring Health Services, Inc. Annual Incentive Plan for the period ended September 30, 1998, which was filed as Exhibit 10(s) to the Company's Annual Report on Form 10-K for the year ended September 30, 1998 and is incorporated herein by reference.
*10(p)
Magellan Corporate Short-Term Incentive Plan for the fiscal year ended September 30, 1999, which was filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(q)
Magellan Behavioral Health Short-Term Incentive Plan for the fiscal year ended September 30, 1999, which was filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.
*10(r)
Letter Agreement, dated March 2, 1999, between the Company and Clifford W. Donnelly, Executive Vice President of the Company, which was filed as Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999 and is incorporated herein by reference.
*10(s)
Letter Agreement, dated June 4, 1999, between the Company and Mark S. Demilio, Executive Vice President of the Company, which was filed as Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999 and is incorporated herein by reference.
10(t)
Warrant Purchase Agreement, dated June 16, 1997, between the Company and Crescent Operating, Inc., which was filed as Exhibit 99(g) to the Company's current report on Form 8-K, which was filed on June 30, 1997 and is incorporated herein by reference.
*10(u)
1998 Stock Option Plan of the Company which was filed as Exhibit 10(ay) to the Company's Registration Statement on Form S-4 (No. 333-49335) filed April 3, 1998, and is incorporated herein by reference.
*10(v)
Employment Agreement, dated December 9, 1998, between Magellan Behavioral Health, Inc. and John Wider, President and Chief Operating Officer of Magellan Behavioral Health, Inc., which was filed as Exhibit 10 to the Company's Form 10-Q for the quarterly period ended December 31, 1998 and is incorporated herein by reference.
*10(w)
Employment Agreement, dated February 11, 1999, between the Company and Clarissa C. Marques, Ph.D., Executive Vice President of the Company, which was filed as Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and is incorporated herein by reference.

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10(x)
Offer to Purchase and Consent Solicitation Statement, dated January 12, 1998, by the Company for all of its 11 1/4% Series A Senior Subordinated Notes due 2008, which was filed as Exhibit 10(ad) to the Company's Registration Statement on Form S-4 (No. 333-49335) filed April 3, 1998, and is incorporated herein by reference.
10(y)
Offer to Purchase and Consent Solicitation Statement, dated January 12, 1998, by Merit Behavioral Care Corporation for all of its 11 1/2% Senior Subordinated Notes due 2005, which was filed as Exhibit 10(ae) to the Company's Registration Statement on Form S-4 (No. 333-49335) filed April 3, 1998, and is incorporated herein by reference.
10(z)
Agreement and Plan of Merger by and among Merit Behavioral Care Corporation, Merit Merger Corp., and CMG Health, Inc. dated as of July 14, 1997, which was filed as Exhibit 10(ah) to the Company's Annual Report on Form 10-K for the year ended September 30, 1998 and is incorporated herein by reference.
10(aa)
Stock Purchase Agreement, dated as of January 28, 2000, by and among Magellan Health Services, Inc.; Allied Specialty Care Services, Inc. and Vivra Holdings, Inc., which was filed as Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and is incorporated herein by reference.
10(ab)
Magellan Corporate Short-Term Incentive Plan for the fiscal year ended September 30, 2000, which was filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and is incorporated herein by reference.
10(ac)
Magellan Behavioral Health Short-Term Incentive Plan for the fiscal year ended September 30, 2000, which was filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and is incorporated herein by reference.
10(ad)
Magellan Health Services, Inc. — 2000 Employee Stock Purchase Plan, which was filed as Exhibit 10(ae) to the Company's Annual Report on Form 10-K for the year ended September 30, 2000 and is incorporated herein by reference.
10(ae)
Magellan Health Services, Inc. — 2000 Long-Term Incentive Compensation Plan, which was filed as Exhibit 10(af) to the Company's Annual Report on Form 10-K for the year ended September 30, 2000 and is incorporated herein by reference.
+*10(af)	Employment Agreement, dated June 18, 2001 between the Company and Daniel S. Messina, President, Chief Operating Officer and Director of the Company.
+*10(ag)	Employment Agreement, dated March 2, 2001 between the Company and Henry T. Harbin, M.D., Chairman of the Board, Chief Executive Officer and Director of the Company.
12
Statement regarding computation of ratio of earnings to combined fixed charges and preference dividends which was filed as Exhibit 12 to the Company's Registration Statement on Form S-3 (No. 333-64178) filed June 29, 2001, and is incorporated herein by reference.
21	List of subsidiaries of the Registrant, which was filed as Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended September 30, 2000 and is incorporated herein by reference.
+23(a)	Consent of Arthur Andersen LLP.
+23(b)	Consent of Ernst & Young LLP.

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+23(c)	Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion filed as Exhibit 5).
+24	Powers of Attorney (see signature pages).
+25	Statement of Eligibility and Qualification on Form T-1 of HSBC Bank USA, as Trustee, under the Indenture.
+99(a)	Form of Letter of Transmittal (Proof of July 27, 2001).
+99(b)	Form of Notice of Guaranteed Delivery (Proof of July 27, 2001).
+99(c)	Form of Letter to Clients (Proof of July 27, 2001).
+99(d)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Proof of July 27, 2001).
+99(e)	Form of Exchange Agent Agreement between the Company and HSBC Bank USA (Proof of July 27, 2001).

*
Constitutes a management contract of compensatory plan arrangement.

+
Filed herewith.

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QuickLinks

Terms of the Exchange Offer
TABLE OF CONTENTS
NOTICE TO NEW HAMPSHIRE RESIDENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY DATA
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Texas Pacific Group
The Exchange Offer
Summary Description of the Exchange Notes
Risk Factors
Summary Historical Financial Information
Risk Factors
The Exchange Offer
Use of Proceeds
Capitalization
Selected Historical Financial Information
Management's Discussion and Analysis of Financial Condition and Results of Operations
Industry
Business
Management
Summary Compensation Table
Option Grants in Fiscal 2000
Aggregate Option Exercises in Fiscal 2000 and Option Values at September 30, 2000
Certain Relationships and Related Transactions
Principal Shareholders
Description of Other Indebtedness
Description of the Exchange Notes
Exchange and Registration Rights Agreement
U.S. Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Independent Public Accountants
Index to Financial Statements
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except per share amounts)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (In thousands)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2000
MAGELLAN HEALTH SERVICES, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (In Thousands)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except per share amounts)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001 (Unaudited)
REPORT OF INDEPENDENT AUDITORS
CHOICE BEHAVIORAL HEALTH PARTNERSHIP BALANCE SHEETS
CHOICE BEHAVIORAL HEALTH PARTNERSHIP STATEMENTS OF INCOME
CHOICE BEHAVIORAL HEALTH PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL
CHOICE BEHAVIORAL HEALTH PARTNERSHIP STATEMENTS OF CASH FLOWS
CHOICE BEHAVIORAL HEALTH PARTNERSHIP NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2000
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Signatures
Exhibit Index